AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION VIA EDGAR ON JULY 20, 2001
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 LUMINENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           3674                          95-4798130
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION NUMBER)           IDENTIFICATION NUMBER)

                             20550 NORDHOFF STREET
                          CHATSWORTH, CALIFORNIA 91311
                                 (818) 773-9044
                              (818) 576-9456 (FAX)
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               WILLIAM R. SPIVEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             20550 NORDHOFF STREET
                          CHATSWORTH, CALIFORNIA 91311
                                 (818) 773-9044
                              (818) 576-9456 (FAX)
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENTS FOR SERVICE)

                                   COPIES TO
                              MARK A. KLEIN, ESQ.
                                 PETER V. HOGAN
                           KIRKPATRICK & LOCKHART LLP
                       10100 SANTA MONICA BLVD. SUITE 700
                         LOS ANGELES, CALIFORNIA 90067
                            TELEPHONE (310) 552-5000
                            FACSIMILE (310) 552-5001

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
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 TITLE OF EACH CLASS OF                                                       PROPOSED MAXIMUM
    SECURITIES TO BE            AMOUNT TO BE          PROPOSED MAXIMUM           AGGREGATE               AMOUNT OF
       REGISTERED                REGISTERED          PRICE PER UNIT(1)       OFFERING PRICE(1)        REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par
  value per share(2).....    18,720,000 shares             $3.28                $61,308,000               $15,327
-------------------------------------------------------------------------------------------------------------------------
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

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average between the high and low prices on The Nasdaq National Market on July 17, 2001.

(2) The shares of common stock being registered hereunder are being registered for resale by the selling stockholder named in the prospectus (the "selling stockholder").

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND NEITHER THE SELLING STOCKHOLDER NOR WE ARE SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION -- DATED JULY 20, 2001

                               18,720,000 Shares

                                [LUMINENT LOGO]

                                  Common Stock

     MRV Communications, Inc., the selling stockholder, is offering and selling up to 18,720,000 shares of the Common Stock of Luminent, Inc. The selling stockholder may offer its Luminent shares through public or private transactions, in or off the over-the-counter market in the United States, at prevailing market prices, or at privately negotiated prices. For details of how the selling stockholder may offer its Luminent shares, please see the section of this prospectus called "Plan of Distribution."

     Prior to this offering, the selling stockholder owned approximately 92% of our outstanding common stock. If the selling stockholder sells all of the Luminent shares offered by this prospectus, it will beneficially own 80.3% of our outstanding shares. We will not receive any proceeds from the sales of shares by the selling stockholder.

     Our shares are quoted on the Nasdaq National Market under the symbol
"LMNE." On             , 2001 the closing price of our shares on the Nasdaq
National Market was $     per share.

     YOUR PURCHASE OF THE SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 2.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE LUMINENT SHARES OFFERED OR SOLD UNDER THIS PROSPECTUS, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

               The date of this prospectus is             , 2001

                               TABLE OF CONTENTS

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
                                         PAGE
                                         ----
About Luminent.........................    1
Recent Developments....................    2
Forward-Looking Statements.............    2
Risk Factors...........................    2
Proceeds...............................   18
Dividend Policy........................   18
Price Ranges of Our Common Stock.......   18
Selected Financial Data................   19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   21
Business...............................   35

                                         PAGE
                                         ----
Management.............................   47
Certain Relationships and Related
  Transactions.........................   57
Principal Stockholders and Selling
  Stockholder..........................   65
Description of Capital Stock...........   67
Plan of Distribution...................   68
Legal Matters..........................   69
Experts................................   70
Where You Can Find More Information....   70
Index to Financial Statements..........  F-1

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                 ABOUT LUMINENT

     We design, manufacture and sell a comprehensive line of fiber optic components that enable communications equipment manufacturers to provide optical networking equipment for the rapidly growing metropolitan and access segments of communications networks. Our products are designed to meet the increasing bandwidth requirements between long-haul telecommunication networks and end users. We specialize in singlemode fiber optic components and subsystems for high-capacity data transmission for long-reach applications in the metropolitan and access markets. We provide a broad product line of high performance fiber optic components, the technical depth to offer next generation optical components, a quick response to new requirements and volume manufacturing for these components. Our direct sales customers include communications equipment manufacturers, such as Cisco Systems, General Instrument, Marconi Communications and Pandacom. In addition, we sell our products to distributors who, in turn sell to such customers as Cabletron Systems, Extreme Networks and Foundry Networks.

     We were incorporated in Delaware in March 2000 and we completed an initial public offering of 12,000,000 shares on November 9, 2000. Our fiber optic components business was the original business of MRV Communications, Inc. when MRV began operations in July 1988. From inception in 1988 until our separation from MRV on September 8, 2000, when MRV completed the contribution and transfer to us of our business, we operated as a division of MRV and conducted business using MRV's trade name. In April 2000, we began operating under the Luminent trade name.

     Prior to our initial public offering, we were a wholly owned subsidiary of MRV and before this offering, MRV owned approximately 92% of our outstanding common stock. If MRV sells all 18,720,000 shares offered by this prospectus, it will own approximately 80.3% of our outstanding common stock. MRV has announced its intention to divest its equity interest in us through its distribution of all of its remaining shares of our common stock to the holders of MRV's common stock by November 8, 2001, although it is not obligated to do so.

     During the year ended December 31, 2000, we benefited from three acquisitions by MRV of manufacturers of active and passive fiber optic components. On April 24, 2000, MRV acquired 97% of the outstanding capital stock of Fiber Optic Communications, Inc., a Taiwanese manufacturer of passive fiber optic components for approximately $310.4 million in cash, common stock and options to purchase common stock of MRV. On July 12, 2000, MRV acquired all of the outstanding capital stock of Quantum Optech Inc., a Taiwanese manufacturer of active and passive fiber optic components for approximately $36.2 million in common stock and options to purchase common stock of MRV. On July 21, 2000, MRV acquired 99% of the outstanding capital stock of Optronics International Corp., a Taiwanese manufacturer of active fiber optic components for approximately $124.3 million in common stock and options to purchase common stock of MRV. MRV contributed the capital stock of each of these acquired corporations to us prior to our IPO. Prior to the acquisition of Fiber Optic Communications, our business consisted entirely of active fiber optic components. The acquisitions of Fiber Optic Communications and Quantum added passive components to our product line.

     Our principal executive offices are located at 20550 Nordhoff Street, Chatsworth, California 91311. Our telephone number is (818) 773-9044 and our fax number is (818) 576-9456.
                           -------------------------

     In this prospectus, the terms "company," "Luminent," "we," "us," and "our" refer to Luminent, Inc., a Delaware corporation, and, unless the context otherwise requires; "common stock" refers to the common stock, par value $0.001 per share, of Luminent, Inc.; IPO refers to our initial public offering of 12,000,000 shares of our common stock on November 9, 2000; and "MRV" refers to MRV Communications, Inc. Further, statements regarding the approximate percentage of our outstanding shares that MRV will own if it sells all shares being offered by this prospectus assume that none of our outstanding options is exercised.

     We own or have rights to trademarks that we use in conjunction with the sale of our products, and we intend to apply for the registration of other trademarks. All other trade names and trademarks used in this prospectus are the property of their respective owners.

                              RECENT DEVELOPMENTS

     On July 5, 2001, we announced preliminary estimates of our financial results for the quarter ended June 30, 2001, indicating that we expected revenues for the quarter to be approximate $41 million and pro forma net income per share to be $0.02. Pro forma net income, as used in this paragraph, excludes recurring non-cash charges for goodwill amortization and deferred compensation, as well as non-recurring items included in the one-time charge, which we announced that we expect to record for the second quarter. This one-time charge is the result of the lower demand for our products and pricing pressures stemming from the continuing downturn in the communications equipment industry generally and the optical components sector in particular. This charge will include reserves are for inventory, purchase commitments, asset impairment, workforce reduction, restructuring costs and other non-recurring items and will result in our recording a one-time charge for the second quarter which we have estimated at between $30 million to $35 million but could be greater based on our final review of the situation. Additionally, we announced that during the quarter ended June 30, 2001, we began to reduce our workforce, which we expect will result in layoffs of approximately 600 people, bringing our total workforce to approximately 1,200 employees.

     We also announced that we would be releasing our financial results for the quarter and six months ended June 30, 2001 on July 23, 2001.

                           FORWARD-LOOKING STATEMENTS

WE MAKE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS THAT MAY NOT PROVE TO BE ACCURATE.

     This prospectus contains forward-looking statements including statements regarding, among other items, our business strategy, growth strategy and anticipated trends in our business. We may make additional written or oral forward-looking statements from time to time in filings with the Securities and Exchange Commission or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. These forward-looking statements are largely based on our expectations. They are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, including those set forth below in "Risk Factors," describe factors, among others, that could contribute to or cause these differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

                                  RISK FACTORS

     Set forth below and elsewhere in this prospectus and in other documents we file with the SEC are risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements contained in this prospectus and in public statements and press releases we make from time to time.

WE CURRENTLY DERIVE A SIGNIFICANT PORTION OF OUR NET SALES FROM TWO CUSTOMERS, AND OUR NET SALES MAY DECLINE SIGNIFICANTLY IF EITHER OF THESE CUSTOMERS CANCELS, REDUCES OR DELAYS PURCHASES OF OUR PRODUCTS.

     Our future success depends on our ability to develop and manage relationships with significant customers. For the year ended December 31, 2000, our two largest customers, Marconi Communications and Cisco Systems, accounted for approximately 29% of our net sales, with Marconi accounting for 18% and Cisco accounting for 11% of our net sales. For the quarter ended March 31, 2001, Marconi and Cisco, together accounted for approximately 25% of our net sales, with Marconi accounting for 13% and Cisco accounting for 12% of our net sales. We rely on one-time purchase orders rather than long-term contracts with both Cisco and Marconi, and, as a result, we cannot predict the size, timing or terms of their incoming orders. We have experienced variations in the purchase patterns of Marconi and Cisco in the past, and we may experience continued variation in the future. Material reasons for historic variations in the purchase patterns of these customers, particularly by Marconi, have included weather patterns that have delayed field installations of systems that incorporate our products and delays by our customers in qualifying our products that employ new components or features to assure compatibility with the components of other suppliers that our customers integrate with our products into our customers' systems. The timing of this qualification process is totally within the control of these customers. Thus, even when our products prove compatible with the components of other suppliers, as has typically been the case in the past, delays by our customers in completing the qualification process has resulted in corresponding delays in our receipt of orders for them. Both Cisco and Marconi have recently announced that they expect declining revenues and profitability in the near term due to softening demand for telecommunications and networking equipment. This has resulted in reductions and rescheduling by Cisco and Marconi in purchases from their suppliers such as us as they seek to reduce their existing inventories and adjust to reduced demand in the market. This will likely result in lower sales to Cisco and Marconi, and could result in lower revenues overall. Our sales may decline significantly with resulting fluctuations or harm to our operating results and financial condition if either Cisco or Marconi cancels, reduces or delays purchases of our products or unduly delays qualifying them.

WE INCURRED A NET LOSS IN THE YEAR ENDED DECEMBER 31, 2000 AND THE QUARTER ENDED MARCH 31, 2001 AS A RESULT OF THE AMORTIZATION OF GOODWILL AND DEFERRED STOCK COMPENSATION FROM RECENT ACQUISITIONS AND EXECUTIVE EMPLOYMENT ARRANGEMENTS. WE EXPECT TO CONTINUE TO INCUR NET LOSSES FOR THE FORESEEABLE FUTURE.

     Although we reported net income of $3.5 million and $4.2 million for the years ended December 31, 1998 and 1999, respectively, we reported a net loss of $65.0 million for the year ended December 31, 2000 and a net loss of $22.3 million for the quarter ended March 31, 2001. The net losses are due to amortization of goodwill and deferred stock compensation related to the acquisitions of Fiber Optic Communications, Optronics International and Quantum Optech and our employment arrangements with our President and Chief Executive Officer and Vice President of Finance and Chief Financial Officer. We will record amortization of intangibles, such as goodwill, and deferred stock compensation expenses relating to our acquisitions of Fiber Optic Communications, Optronics and Quantum going forward. As a consequence of these intangibles amortization charges and compensation expenses, we do not expect to report net income in the foreseeable future.

     In connection with the acquisitions of Fiber Optic Communications, Optronics and Quantum, we recorded a significant amount of goodwill, the amortization of which has significantly and adversely affected our operating results, which is being amortized over a five-year period. To the extent that we cannot generate sufficient cash flow to recover the amount of the investment recorded, the investment may be considered impaired and could be subject to an immediate write-down of up to the full amount of the investment. In this event, our net loss in any given period could be greater than anticipated and the market price of our stock could be adversely affected.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, AND YOU SHOULD NOT RELY ON THEM AS AN INDICATION OF OUR FUTURE PERFORMANCE.

     Our net sales and operating results have fluctuated significantly from quarter-to-quarter in the past and may fluctuate significantly in the future as a result of several factors, some of which are outside of our control. These factors include:

     - changes in our product mix, such as resulting from sales of passive components which typically have lower margins than active components; and

     - seasonality of customer demand typically resulting in lower demand in winter months and the observance of the Chinese New Year.

     Because of these and other factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results of operations may be below the expectations of public market analysts and investors. This failure to meet expectations could cause the trading price of our common stock to decline. Similarly, the failure by our competitors or customers to meet or exceed the results expected by their analysts or investors could have a ripple effect on us and cause our stock price to decline.

THE LONG SALES CYCLES FOR OUR PRODUCTS MAY CAUSE NET SALES AND OPERATING RESULTS TO VARY FROM QUARTER TO QUARTER, WHICH COULD CAUSE VOLATILITY IN OUR STOCK PRICE.

     The timing of our revenue is difficult to predict because of the length and variability of the sales and implementation cycles for our products. We do not recognize revenue until a product has been shipped to a customer, all significant vendor obligations have been performed and collection is considered probable. Customers often view the purchase of our products as a significant and strategic decision. As a result, customers typically expend significant effort in evaluating, testing and qualifying our products and our manufacturing process. This customer evaluation and qualification process frequently results in a lengthy initial sales cycle of up to one year or more. In addition, some of our customers require that our products be subjected to life-time and reliability testing, which can take up to nine months or more. While our customers are evaluating our products and before they place an order with us, we may incur substantial sales and marketing and research and development expenses to customize our products to the customer's needs. We may also expend significant management efforts, increase manufacturing capacity and order long lead-time components or materials prior to receiving an order. Even after this evaluation process, a potential customer may not purchase our products. Even after acceptance of orders, our customers often change the scheduled delivery dates of their orders or even cancel them. Because of the evolving nature of the optical networking market, we cannot predict the length of these sales, development or delivery cycles. As a result, these long sales cycles may cause our net sales and operating results to vary significantly and unexpectedly from quarter-to-quarter, which could cause volatility in our stock price.

WE FACE RISKS ASSOCIATED WITH OUR INTERNATIONAL SALES AND OPERATIONS THAT COULD HARM OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     For the year ended December 31, 2000 and quarter ended March 31, 2001, sales to customers located outside of the North America were 38% and 36%, respectfully, of our net sales. We expect that sales to customers located outside of the United States will increase in the future. Our international sales will be limited if we cannot establish relationships with international distributors, establish additional foreign operations, expand international sales channels, hire additional personnel and develop relationships with international service providers. Even if we are able to successfully continue international operations, we may not be able to maintain or increase international market demand for our products.

     In addition, the recent acquisition of our operations in Taiwan and People's Republic of China has increased both the administrative complications we must manage and our exposure to political, economic and other conditions affecting Taiwan and People's Republic of China. There has been significant political tension between Taiwan and People's Republic of China, which, if exacerbated, could lead to hostilities.

     Risks we face due to international sales and the use of overseas manufacturing include:

     - greater difficulty in accounts receivable collection and longer collection periods;

     - the impact of recessions in economies outside the United States;

     - unexpected changes in regulatory requirements;

     - seasonal reductions in business activities in some parts of the world, such as during the summer months in Europe or in the winter months in Asia when the Chinese New Year is celebrated;

     - certification requirements;

     - potentially adverse tax consequences;

     - unanticipated cost increases;

     - unavailability or late delivery of equipment;

     - trade restrictions;

     - limited protection of intellectual property rights;

     - unforeseen environmental or engineering problems; and

     - personnel recruitment delays.

     In addition, a portion of our international sales and expenses may be denominated in foreign currencies in the future. Accordingly, we could experience the risks of fluctuating currencies and may choose to engage in hedging activities to reduce these risks.

WE HAVE ONLY BEEN AN INDEPENDENT COMPANY FOR A SHORT WHILE AND HAVE A LIMITED HISTORY IN THE PASSIVE OPTICAL COMPONENTS MARKETS. THESE FACTORS MAY MAKE OUR BUSINESS MORE DIFFICULT TO EVALUATE AND HINDER OUR ABILITY TO IMPLEMENT OUR BUSINESS PLAN SUCCESSFULLY.

     From 1988 until our separation from MRV in September 2000, we operated as a division of MRV and conducted business using MRV's trade name. In March 2000, we were incorporated in Delaware as a wholly owned subsidiary of MRV. We formally separated from MRV in September 2000 and as a result of our IPO in November 2000, we became a public company. Our entire line of passive optical components was obtained through our acquisitions of Fiber Optic Communications and Quantum in April and July 2000. We expect sales of our passive optical components will constitute a significant part of our future business. We have no history as an independent company or in operating in the passive components markets. Our lack of independence and our limited operating history in the passive optical components markets may limit your ability to evaluate our prospects due to:

     - our lack of historical financial data; and

     - our limited experience in addressing emerging trends that may affect our business.

     As a newly independent company with new product lines, we face risks and uncertainties relating to our ability to implement our business plan successfully.

IF THE OPTICAL NETWORKING MARKET DOES NOT DEVELOP AND EXPAND AS WE ANTICIPATE, DEMAND FOR OUR PRODUCTS MAY DECLINE, WHICH WOULD NEGATIVELY IMPACT OUR NET SALES.

     Our business is completely dependent on the deployment of our optical component products. Our future success depends on the continued deployment of the optical networks in the metropolitan and access markets, the continuing increase in the amount of data transmitted over communications networks, or bandwidth, and the growth of optical networks to meet the increased demand for bandwidth. If the deployment of optical networks in the metropolitan and access markets does not continue to expand, the market for optical networking products may not continue to develop. Future demand for our products is uncertain and will depend to a great degree on the speed of the widespread adoption and upgrading of optical networks. If the transition to optical networks occurs too slowly, the market for our products and the growth of our business will be significantly limited.

     The optical networking market is new and characterized by rapid technological change, frequent new product introductions, changes in customer requirements, unpredictable rates of product deployment and evolving industry standards. Because this market is new, it is difficult to predict its potential size or future growth rate. Widespread adoption of optical networks is critical to our future success. Potential end-user customers who have invested substantial resources in their existing copper lines or other systems may be reluctant or slow to adopt a new approach, like optical networks. Our success in generating net sales in this emerging market will depend on:

     - maintaining and enhancing our relationships with our customers;

     - the awareness of potential end-user customers and network service providers about the benefits of optical networks; and

     - our ability to accurately predict and develop our products to meet industry standards.

     If we fail to address changing market conditions, the sales of our products may decline, which would harm our net sales and operating results.

MACROECONOMIC FACTORS COULD AND HAVE NEGATIVELY IMPACTED OUR GROWTH PLAN.

     Macroeconomic factors, such as an economic slowdown in the U.S. and abroad, have detrimentally impacted demand for communication products, thereby resulting in reduced demand for optical components in general. If recent trends continue, these factors could negatively affect our ability to execute our growth plan.

     The unfavorable economic conditions and reduced capital spending detrimentally affected sales to service providers, network equipment companies, e-commerce and Internet businesses, and the manufacturing industry in the United States, during the last six months, and appear to continue to affect these industries in the third quarter of 2001 and may affect them beyond the third quarter. Announcements by industry participants and observers indicate there is a slowdown in industry spending and participants are seeking to reduce existing inventories and we are experiencing such reductions in our business. This has resulted in lower demand for our products and pressures to reduce prices. As a result of these factors, we have announced that we expect to record for the second quarter ended June 30, 2001 an earnings charge which we have estimated at between $30 million to $35 million. This could be greater based on our final review of the situation. This one-time charge is the result of the lower demand for our products and pricing pressures stemming from the continuing downturn in the communications equipment industry generally and the optical components sector in particular. This charge includes additional reserves for inventory, purchase commitments, asset impairment, workforce reduction, restructuring costs and other non-recurring items. See "Recent Developments".

     If the economic conditions in the United States continue to worsen generally or in the fiber optics equipment business particularly, or if a wider or global economic slowdown occurs, we may experience a longer-term material adverse impact on our business, operating results, and financial condition.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO SUCCESSFULLY DEVELOP AND INTRODUCE NEW AND ENHANCED PRODUCTS THAT MEET THE NEEDS OF OUR CUSTOMERS.

     Our future success depends on our ability to anticipate our customers' needs and develop products that address those needs. Introduction of new products and product enhancements will require that we effectively transfer production processes from research and development to manufacturing and coordinate our efforts with those of our suppliers to rapidly achieve volume production. If we fail to effectively transfer production processes, develop product enhancements or introduce new products that meet the needs of our customers as scheduled, our net sales may decline.

COMPETITION IN THE OPTICAL NETWORKING MARKET MAY INCREASE, WHICH COULD REDUCE OUR NET SALES AND GROSS MARGINS OR CAUSE US TO LOSE MARKET SHARE.

     Competition in the optical networking market in which we compete is intense. We face competition from several companies, including Agilent Technologies, Corning Incorporated, Finisar Corporation, Fujitsu, Infineon AG, International Business Machines Corporation, JDS Uniphase Corporation, Lucent Technologies, Inc., Sumitomo and Tyco International, Ltd. Many of our competitors are larger than we are and have longer operating histories and significantly greater financial, technical, marketing and other resources than we have. As a result, these competitors are able to devote greater resources than we can to

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

the development, promotion, sale and support of their products. In addition, several of our competitors have large market capitalizations or cash reserves, and are much better positioned than we are to acquire other companies in order to gain new technologies or products that may displace our product lines. Any of these acquisitions could give our competitors a strategic advantage. Virtually all of our competitors have significantly more established sales and customer support organizations than we do. In addition, many of our competitors have much greater name recognition, more extensive customer bases, better-developed distribution channels and broader product offerings than we have. These companies can leverage their customer bases and broader product offerings and adopt aggressive pricing policies to gain market share. Additional competitors may enter the market, and we are likely to compete with new companies in the future. We expect to encounter potential customers that, due to existing relationships with our competitors, are committed to the products offered by these competitors. As a result of the foregoing factors, as well as weakening demand, we expect that competitive pressures may result in price reductions, reduced margins and loss of market share.

     In addition, the fiber optics networking industry is dominated by a small number of large companies and is currently consolidating. Consolidation reduces the number of potential customers in the industry, and may increase our dependence on a small number of customers.

WE MUST CONTINUE TO GROW AND MAINTAIN OUR SALES ORGANIZATION IN ORDER TO INCREASE MARKET AWARENESS AND SALES OF OUR PRODUCTS OR OUR NET SALES MAY NOT INCREASE.

     The sale of our products requires long and involved efforts targeted at several key departments within our prospective customers' organizations. Sales of our products require the prolonged efforts of executive personnel and specialized systems and applications engineers working together with a small number of dedicated salespersons. Currently, our sales organization is limited. We will need to grow our sales force in order to increase market awareness and sales of our products, although we have no plans to do so in the short term. Competition for these individuals is intense, and we might not be able to hire the kind and number of sales personnel and applications engineers we need. If we are unable to expand our sales operations in the mid-to-long term, we may not be able to increase market awareness or sales of our products, which would prevent us from increasing our net sales.

OUR PRODUCTS ARE DEPLOYED IN LARGE AND COMPLEX SYSTEMS AND MAY CONTAIN DEFECTS THAT ARE NOT DETECTED UNTIL AFTER OUR PRODUCTS HAVE BEEN INSTALLED, WHICH COULD DAMAGE OUR REPUTATION AND CAUSE US TO LOSE CUSTOMERS.

     We design some of our products for deployment in large and complex optical networks. Because of the nature of these products, they can only be fully tested for reliability when deployed in networks for long periods of time. Our fiber optic products may contain undetected defects when first introduced or as new versions are released, and our customers may discover defects in our products only after they have been fully deployed and operated under peak stress conditions. In addition, our products are combined with products from other vendors. As a result, should problems occur, it may be difficult to identify the source of the problem. If we are unable to fix defects or other problems, we could experience, among other things:

     - loss of customers;

     - damage to our brand reputation;

     - failure to attract new customers or achieve market acceptance;

     - diversion of development and engineering resources; and

     - legal actions by our customers.

The occurrence of any one or more of the foregoing factors could cause our net sales to decline.

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

BECAUSE WE DO NOT HAVE LONG-TERM CONTRACTS WITH OUR CUSTOMERS, OUR CUSTOMERS MAY CEASE PURCHASING OUR PRODUCTS AT ANY TIME.

     We sell our products based on individual purchase orders, rather than long-term contracts. Our customers can generally cancel or reschedule orders on short or no notice and discontinue purchasing our products at any time. In addition, a number of our current customers were acquired through the acquisitions of Fiber Optic Communications, Optronics and Quantum, and we have only a limited history with these new customers. We cannot assure you that these customers will continue to purchase optical components from us. Because we cannot predict the size, timing or terms of incoming purchase orders, decreases in orders or failure to fulfill orders may cause our operating results to suffer.

IF OUR SENIOR MANAGEMENT TEAM IS UNABLE TO WORK TOGETHER EFFECTIVELY, OUR BUSINESS MAY BE SERIOUSLY HARMED.

     Some of our senior management personnel, including Dr. William R. Spivey, our President and Chief Executive Officer and Eric Blachno, our Vice President of Finance and Chief Financial Officer, only recently joined us in the third quarter of 2000. As a result, our senior management team has had limited time to work together. If they are unable to work together effectively to manage our organization as a public company, our business may be seriously harmed.

WE DEPEND ON KEY PERSONNEL TO MANAGE OUR BUSINESS EFFECTIVELY IN A RAPIDLY CHANGING MARKET, AND IF WE ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL OR RETAIN EXISTING PERSONNEL, OUR ABILITY TO SELL OUR PRODUCTS COULD BE HARMED.

     Our future success depends upon the continued services of our executive officers and other key engineering, sales, marketing, manufacturing and support personnel. Any of our key employees, including our President and Chief Executive Officer and our Vice President of Finance and Chief Financial Officer may terminate his or her employment at any time. In addition, we do not have key person life insurance policies covering any of our employees.

FUTURE ACQUISITIONS MAY HAVE AN ADVERSE EFFECT ON OUR FINANCIAL RESULTS SIMILAR TO THE EFFECTS OF THE ACQUISITIONS OF FIBER OPTIC COMMUNICATIONS, OPTRONICS AND QUANTUM OR COULD OTHERWISE HARM OUR BUSINESS.

     Our business has grown because of acquisitions of fiber optic components manufacturers Fiber Optic Communications in April 2000 and Optronics and Quantum in July 2000. In the event we make future acquisitions, we could:

     - issue stock that would dilute our current stockholders' percentage ownership;

     - incur debt such as the $12.6 million of consolidated debt incurred in connection with the acquisitions of Fiber Optic Communications, Optronics and Quantum;

     - incur additional liabilities such as the $21.2 million of additional consolidated liabilities incurred in connection with the acquisitions of Fiber Optic Communications, Optronics and Quantum; or

     - incur expenses related to the amortization of intangible assets and deferred compensation, like the expenses related to goodwill and other intangible assets aggregating $389.0 million and deferred compensation charges aggregating $30.2 million incurred in connection with the acquisitions of Fiber Optic Communications, Optronics and Quantum.

     Future acquisitions also involve numerous risks that could adversely affect our business, including:

     - problems integrating the acquired operations, technologies or products;

     - unanticipated costs, capital expenditures or liabilities or changes related to in process research and development;

     - diversion of management's attention from our core business;
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

     - harm to our existing business relationships with suppliers and customers;

     - risks associated with entering markets in which we have no or limited prior experience; and

     - potential loss of key employees, particularly those of the acquired organizations.

     We face all of the above-mentioned risks related to the acquisitions of Fiber Optic Components, Optronics and Quantum. In particular, these acquisitions have brought large new manufacturing facilities and we face significant challenges in integrating these facilities before we can realize benefits from these acquisitions. Our entire line of passive optical components was established through our recent acquisitions of Fiber Optic Communications and Quantum and successful integration of that product line and the associated manufacturing facilities is essential to our business. We cannot assure you that we will be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future, and failure to successfully integrate them may harm our business.

IF WE ARE UNABLE TO EXPAND OUR MANUFACTURING CAPACITY, EXPERIENCE DIFFICULTIES AND DISRUPTIONS IN THE MANUFACTURE OF OUR PRODUCTS, ARE UNABLE TO OBTAIN NEEDED CAPITAL EQUIPMENT, EXPERIENCE SHORTAGES IN RAW MATERIALS OR MANUFACTURING PERSONNEL OR FACE OTHER PROBLEMS OR DELAYS IN MANUFACTURING, WE MAY NOT BE ABLE TO MEET ORDERS TIMELY WHICH COULD ADVERSELY AFFECT SALES, GROSS MARGINS AND THE RESULTS OF OUR OPERATIONS.

     We currently manufacture a significant portion of our products in our facilities located in Chatsworth, California. We also conduct manufacturing at our facilities in Hsinchu, Taiwan and Shanghai, People's Republic of China. We could experience difficulties and disruptions in the manufacture of our products, which could prevent us from achieving timely delivery of products and could result in lost sales. We could also face the inability to procure and install additional capital equipment, a shortage of raw materials we use in our products, a lack of availability of manufacturing personnel to work in our facilities, difficulties in achieving adequate yields from new manufacturing lines and an inability to predict future order volumes. We may experience delays, disruptions, capacity constraints or quality control problems in our manufacturing operations, and, as a result, product shipments to our customers could be delayed, which would negatively impact our net sales, competitive position and reputation. If we experience disruptions in the future, it may result in lower yields or delays of our product shipments, which could adversely affect our sales, gross margins and results of operations. If we are unable to expand our manufacturing capacity in a timely manner, we will have insufficient capacity, which could seriously harm our results of operations.

THE LOCATION OF OUR MANUFACTURING FACILITIES IN SOUTHERN CALIFORNIA AND TAIWAN SUBJECTS US TO INCREASED RISK THAT A NATURAL DISASTER COULD DISRUPT OUR OPERATIONS.

     Substantially all of our products are manufactured at our facilities in Chatsworth, California and Hsinchu, Taiwan. The risk of earthquakes in Southern California and Taiwan is significant due to the proximity of major earthquake fault lines to these manufacturing facilities. In January 1994 and September 1999, major earthquakes near Chatsworth and in Taiwan, respectively, affected the facilities of manufacturers in these areas including ours, causing power and communications outages and disruptions that impaired production capacity. While our facilities did not suffer material damage and these earthquakes did not materially disrupt our business, the occurrence of an earthquake or other natural disaster could result in the disruption of our manufacturing facilities. Any disruption in our manufacturing facilities arising from such events could cause significant delays in the production or shipment of our products until we are able to shift production to different facilities or arrange for third parties to manufacture our products. We may not be able to obtain alternate capacity on favorable terms or at all.

ENVIRONMENTAL REGULATIONS APPLICABLE TO OUR MANUFACTURING OPERATIONS COULD LIMIT OUR ABILITY TO EXPAND OR SUBJECT US TO SUBSTANTIAL COSTS.

     We are subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during our manufacturing processes. Further, we are subject to other safety, labeling and training regulations as required by local, state and federal law. Any failure by us to
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

comply with present and future regulations could subject us to future liabilities or the suspension of production. In addition, such regulations could restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. We cannot assure you that these legal requirements will not impose on us the need for additional capital expenditures or other requirements. If we fail to obtain required permits or otherwise fail to operate within these or future legal requirements, we may be required to pay substantial penalties, suspend our operations or make costly changes to our manufacturing processes or facilities.

IF WE FAIL TO ACCURATELY FORECAST COMPONENT AND MATERIAL REQUIREMENTS FOR OUR MANUFACTURING FACILITIES, WE COULD INCUR ADDITIONAL COSTS OR EXPERIENCE MANUFACTURING DELAYS.

     We use rolling forecasts based on anticipated product orders to determine our component requirements. It is very important that we accurately predict both the demand for our products and the lead times required to obtain the necessary components and materials. Lead times for components and materials that we order vary significantly and depend on factors such as specific supplier requirements, the size of the order, contract terms and current market demand for the components. For substantial increases in production levels, some suppliers may need six months or more lead time. If we overestimate our component and material requirements, we may have excess inventory, which would increase our costs. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Any of these occurrences would negatively impact our net sales.

     Current softness in demand and pricing in the communications market have necessitated a review of our inventory, facilities and headcount. As a result, we anticipate recording in the second quarter of 2001 a one-time charge for additional reserves for inventory and inventory purchase commitments, among other things, of be between $30 million to $35 million.

IF WE CANNOT INCREASE OUR SALES VOLUMES, REDUCE OUR COSTS OR INTRODUCE HIGHER MARGIN PRODUCTS TO OFFSET ANTICIPATED REDUCTIONS IN THE AVERAGE SELLING PRICE OF OUR PRODUCTS, OUR OPERATING RESULTS WILL SUFFER.

     We have experienced decreases in the average selling prices of some of our products. We anticipate that as products in the optical networking market become more of a commodity, the average selling price of our products may decrease in response to competitive pricing pressures, new product introductions by us or our competitors or other factors. In addition, the current softness in the market could detrimentally affect our selling prices. If we are unable to offset the anticipated decrease in our average selling prices by increasing our sales volumes or product mix, our net sales and gross margins will decline. In addition, to maintain our gross margins, we must continue to reduce the manufacturing cost of our products and we must develop and introduce new products and product enhancements with higher margins. If we cannot maintain our gross margins, our financial position may be harmed and our stock price may decline.

WE DEPEND ON SINGLE OR LIMITED SOURCE SUPPLIERS FOR SOME OF THE KEY COMPONENTS AND MATERIALS IN OUR PRODUCTS, WHICH MAKES US SUSCEPTIBLE TO SUPPLY SHORTAGES OR PRICE FLUCTUATIONS THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     We typically purchase our components and materials through purchase orders, and in general we have no guaranteed supply arrangements with any of our suppliers. We currently purchase several key components and materials used in the manufacture of our products from single or limited source suppliers, including Corning Incorporated, Mitsubishi Electric, Nippon Sheet Glass, Phillips Semiconductor and Sumitomo. If our relationship with any of these key suppliers terminates, we may not be able to find another manufacturer that can meet our specifications and anticipated supply requirements. We may fail to obtain required components in a timely manner in the future. We may experience difficulty identifying alternative sources of supply for certain components used in our products. We would experience further delays from evaluating and testing the products of these potential alternative suppliers. Furthermore, financial or other difficulties faced by these suppliers or significant changes in demand for these components or materials could limit the availability of these components. Any interruption or delay in the
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

supply of any of these components or materials, or the inability to obtain these components and materials from alternate sources at acceptable prices and within a reasonable amount of time, would impair our ability to meet scheduled product deliveries to our customers and could cause customers to cancel orders.

IF WE DO NOT ACHIEVE ACCEPTABLE MANUFACTURING YIELDS OR SUFFICIENT PRODUCT RELIABILITY, OUR ABILITY TO SHIP PRODUCTS TO OUR CUSTOMERS COULD BE AFFECTED AND OUR NET SALES MAY SUFFER.

     The manufacture of our products involves complex and precise processes. Changes in our manufacturing processes or those of our suppliers, or the use of defective components or materials, could significantly reduce our manufacturing yields and product reliability. Our manufacturing costs are relatively fixed, and, thus, manufacturing yields are critical to our results of operations. We may experience manufacturing problems in the future, which could result in lower than expected production yields, delayed product shipments and impaired gross margins. In some cases, existing manufacturing techniques involve substantial manual labor. In addition, we may experience manufacturing delays and reduced manufacturing yields upon introducing new products to our manufacturing lines. In order to improve our gross margins, we may need to develop new, more cost-effective manufacturing processes and techniques, and if we fail to do so, our gross margins may be adversely affected.

IF OUR CUSTOMERS DO NOT QUALIFY OUR MANUFACTURING LINES FOR VOLUME SHIPMENTS, OUR OPERATING RESULTS COULD SUFFER.

     Generally, customers do not purchase our products, other than limited numbers of evaluation units, prior to qualification of the manufacturing line for volume production. Our existing manufacturing lines, as well as each new manufacturing line, must pass through varying levels of qualification with our customers. This customer qualification process determines whether our manufacturing lines meet the customers' quality, performance and reliability standards. If there are delays in qualification of our products, our customers may drop the product from a long-term supply program, which would result in significant lost revenue opportunity over the term of that program. Moreover, customers may require that we be registered under international quality standards, such as ISO 9000. Our Taiwan facilities have received ISO 9001 certification and our facilities in the People's Republic of China are certified ISO 9002. Our Chatsworth facilities have no ISO certification and we do not expect to receive ISO 9000 certification until sometime in 2002, at the earliest.

WE WILL LOSE SIGNIFICANT CUSTOMER SALES AND OPPORTUNITIES AND MAY NOT BE SUCCESSFUL IF OUR CUSTOMERS DO NOT QUALIFY OUR PRODUCTS TO BE DESIGNED INTO THEIR PRODUCTS AND SYSTEMS.

     In the communications industry, service providers and communications equipment manufacturers often undertake extensive qualification processes prior to placing orders for large quantities of products such as ours, because these products must function as part of a larger system or network. Once they decide to use a particular supplier's product or component, these potential customers design the product into their system, which is known as a design-in win. Suppliers whose products or components are not designed in are unlikely to make sales to that company until at least the adoption of a future redesigned system. Even then, many companies may be reluctant to design entirely new products into their new systems, as it could involve significant additional redesign efforts. If we fail to achieve design-in wins in our potential customer's qualification process, we will lose the opportunity for significant sales to that customer for a lengthy period of time.

THE ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS MAY BE EXPENSIVE AND COULD DIVERT VALUABLE RESOURCES.

     We rely on a combination of trade secret laws and restrictions on disclosure and patents, copyrights and trademarks to protect our intellectual property rights. We may need to engage in litigation to enforce our intellectual property rights, protect our trade secrets and determine the validity and scope of proprietary rights of others. Any such litigation, regardless of outcome, could be expensive and time consuming, and adverse determinations in any such litigation could seriously harm our business.

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

WE COULD BECOME SUBJECT TO LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS, WHICH COULD BE COSTLY AND SUBJECT US TO SIGNIFICANT LIABILITY.

     From time to time, third parties, including our competitors, may assert patent, copyright and other intellectual property rights to technologies that are important to us. We expect we will increasingly be subject to infringement claims as the number of products and competitors in our market grows and the functioning of products overlaps. In this regard, in early 1999, we received a written notice from Rockwell Corporation in which Rockwell claimed to have patent rights in certain technology related to our metal organic chemical vapor deposition processes. Rockwell requested that we review our processes in light of one of Rockwell's issued patents, which we have done and determined that the cited patent has expired. We believe that none of our product sales relates to the Rockwell claim. In October 1999, we received a written notice from Ortel Corporation, which has since been acquired by Lucent Technologies, Inc., in which Ortel claimed to have patent rights in certain technology related to our triplexer and duplexer products. Ortel requested that we review our products in connection with one of Ortel's issued patents. We are evaluating the information provided to us thus far by Ortel and are also evaluating the validity of Ortel's patent noted in Ortel's letter. In January 2001, we were advised that Lucent had assigned certain of its rights and claims to Agere Systems, Inc., including the claim made on the Ortel patent. To date, we have not been contacted by Agere regarding this patent claim. We are presently seeking to determine whether we may have violated and the extent of our usage of, and related revenues from, technology covered by this patent. Based on our evaluation to date, we have concluded that the Ortel claim (evidently now the property of Agere) relates to an aspect of our triplexers. Net sales of our triplexers accounted for approximately 5% of total net sales during the year ended December 31, 2000. In May 2001, we received written notice from IBM, which claims that several of our optical components make use of inventions covered by certain patents claimed by IBM. We are presently seeking to determine whether we may have violated and the extent of our usage of, and related revenues from, technology covered by the IBM patents. Based on our evaluation to date, we have concluded that the IBM claim relates to certain of our transceivers. Net sales of the transceivers in question accounted for approximately 25% of total net sales during the year ended December 31, 2000. The patents of Ortel and IBM and other patents of which we are not presently aware that may relate to our products may be determined to be valid, or some of our products may ultimately be determined to infringe these patent, or those of other companies. Agere, IBM or other companies may pursue litigation with respect to these or other claims. The results of any litigation are inherently uncertain. In the event of an adverse result in any litigation with respect to intellectual property rights relevant to our products that could arise in the future, to pay substantial damages under applicable law, to cease the manufacture, use and sale of infringing products or to expend significant resources to develop non-infringing technology. In addition, litigation frequently involves substantial expenditures and can require significant management attention, even if we ultimately prevail. Accordingly, any infringement claim or litigation against us could significantly harm our business, operating results and financial condition.

     In the future, we may initiate claims or litigation against third parties for infringement of our proprietary rights to protect these rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of our technical and management personnel.

NECESSARY LICENSES OF THIRD-PARTY TECHNOLOGY MAY NOT BE AVAILABLE TO US OR MAY BE VERY EXPENSIVE, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO MANUFACTURE AND SELL OUR PRODUCTS.

     From time to time we may be required to license technology from third parties to develop new products or product enhancements or to resolve infringement claims with respect to intellectual property rights in our existing products. We cannot assure you that third-party licenses such as from Rockwell, Agere or IBM will be available to us on commercially reasonable terms, if at all. The inability to obtain any third-party license required to develop new products and product enhancements or to resolve infringement claims on our existing products could require us to obtain substitute technology of lower

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

quality or performance standards or at greater cost, either of which could seriously harm our ability to manufacture and sell our products.

WE ARE NO LONGER ABLE TO RELY ON MRV TO FUND OUR FUTURE CAPITAL REQUIREMENTS, AND FINANCINGS FROM OTHER SOURCES MAY NOT BE AVAILABLE ON FAVORABLE TERMS OR AT ALL.

     In the past, our capital needs were satisfied by MRV. However, as a result of our separation, MRV no longer provides funds to finance our working capital or other cash requirements. We cannot assure you that financing from other sources, if needed, will be available on favorable terms or at all.

     We believe our capital requirements will vary greatly from quarter to quarter, depending on, among other things, capital expenditures, fluctuations in our operating results, financing activities, acquisitions and investments and inventory and receivables management. We believe that the net proceeds from our initial public offering, along with cash flow from operations, will be sufficient to satisfy our working capital, capital expenditure and research and development requirements for at least the next 12 months. However, we may require or choose to obtain additional debt or equity financing in order to finance acquisitions or other investments in our business. Future equity financings would be dilutive to the existing holders of our common stock. Future debt financings could involve restrictive covenants. It is not likely that we will be able to obtain financing with interest rates as favorable as those that MRV could obtain.

LUMINENT IS NOT YET RECOGNIZED IN THE MARKETPLACE AS A BRAND FOR OUR PRODUCTS, AND AS A RESULT OUR PRODUCT SALES COULD SUFFER. IN ADDITION, OTHER COMPANIES WITH SIMILAR NAMES OR TRADEMARKS COULD CHALLENGE OUR USE OF LUMINENT.

     The loss of our ability to use the MRV Communications brand name may hinder our ability to establish new relationships. In connection with our separation from MRV, we changed our brand name and most of the trademarks and trade names under which we conduct our business. We believe that sales of our products have benefited from the use of the MRV brand name. In addition, there are numerous companies, which have names or trademarks of varying degrees of similarity to Luminent. Although we believe we have all necessary rights to use the new brand name, our rights to use it may be challenged by others who have names or trademarks similar to our name. Challenges resulting in litigation, regardless of outcome, could be expensive to defend and time consuming and adverse determinations could harm our business.

OUR BUSINESS MAY SUFFER IF MRV DOES NOT COMPLETE ITS DISTRIBUTION OF OUR COMMON STOCK.

     MRV has advised us that it intends to distribute to its stockholders all Luminent common stock it owns by November 8, 2001, although MRV is not obligated to do so. In May 2001, MRV received a private letter ruling from the Internal Revenue Service that MRV's distribution of their shares of Luminent common stock to the holders of MRV common stock will be tax-free to its stockholders and MRV for United States federal income tax purposes if the distribution occurs within one year of the IPO, i.e., by November 8, 2001. There are various conditions to the completion of the distribution, including various conditions that must be satisfied or waived by MRV, in its sole discretion, and we cannot assure you as to whether or when the distribution will occur. As described in MRV's public disclosures, these conditions include, among other things:

     - all required government approvals must be in effect;

     - MRV's redemption or repayment of its outstanding convertible subordinated notes;

     - no legal restraints must exist preventing this distribution; and

     - nothing must have happened in the intervening time between the time our IPO and the distribution, including changes in market or economic conditions or in our or MRV's business and financial condition, that causes MRV's board of directors to conclude that the distribution is not in MRV's best interest or the best interest of MRV's stockholders.

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

     The exact distribution formula and record date to qualify for any distribution will be determined at a future date.

     If the distribution does occur, we may not obtain the benefits we expect as a result of this distribution, including direct access to capital markets, better incentives for employees, greater strategic focus, facilitated customer relationships and future partnerships and increased speed and responsiveness. In addition, until this distribution occurs, the risks discussed below relating to MRV's control of us and the potential business conflicts of interest between MRV and us will continue to be relevant to our stockholders.

     We will be controlled by MRV as long as it owns a majority of our common stock, and our other stockholders will be unable to affect the outcome of stockholder voting during such time.

     As a result of our IPO, MRV ownership of our shares was reduced to approximately 92% of our outstanding common stock. If MRV sells all of the shares of Luminent common stock offered by this prospectus, MRV will own approximately 80.3% of our outstanding shares. As long as MRV owns a majority of our outstanding common stock, MRV will continue to be able to elect our entire board of directors and to remove any director, with or without cause, without calling a special meeting. Investors will not be able to affect the outcome of any stockholder vote prior to the planned distribution of our stock to the MRV stockholders. As a result, MRV will control all matters affecting us, including:

     - the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers;

     - the allocation of business opportunities that may be suitable for us and MRV;

     - any determinations with respect to mergers or other business combinations;

     - our acquisition or disposition of assets;

     - our financing;

     - changes to the agreements providing for our separation from MRV;

     - the payment of dividends on our common stock; and

     - determinations with respect to our tax returns.

SALES OF A CONTROLLING INTEREST IN US BY MRV, OR SALES OF OUR SHARES BY MRV WHICH REDUCES ITS OWNERSHIP INTEREST IN US TO BELOW 80%, WOULD PREVENT THE PLANNED DISTRIBUTION OF OUR COMMON STOCK.

     As this offering illustrates, MRV is not prohibited from selling any or a controlling interest in us to a third party. A sale of a controlling interest in us by MRV or sales of our shares by MRV or us which reduces MRV's ownership interest in us to below 80% (the minimum threshold to effect a tax free distribution) would prevent the distribution of our shares to MRV's shareholders as announced. Any such sales could have a depressive effect of the market price of our common stock. Moreover, because MRV can dispose of all or a portion of its ownership of our common stock at some future date, it may transfer a controlling interest in us without allowing you to participate or realize a premium.

SALES OF SUBSTANTIAL AMOUNTS OF OUR SHARES BY MRV, OR EVEN THE AVAILABILITY OF SUCH SHARES FOR SALE, COULD CAUSE THE MARKET PRICE OF OUR SHARES TO DECLINE.

     MRV is offering for resale under this prospectus 18,720,000 of our common shares. This represents approximately 12% of our outstanding shares as of the date of this prospectus. Sales of substantial amounts of these shares at any one time or from time to time, or even the availability of these shares for sale, could adversely affect the market price of our shares.

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

SO LONG AS MRV CONTINUES TO OWN MORE THAN 90 PERCENT OF OUR OUTSTANDING CAPITAL STOCK, IT MAY MERGE US INTO MRV AT ANY TIME.

     Because MRV may offer all or some of the shares pursuant to this prospectus, and, to our knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares offered by this prospectus, we can provide no estimate as to the amount of shares that will be held by MRV after completion of this offering and MRV may continue to hold over 90 percent of our outstanding shares. Although MRV has announced plans to distribute our common stock that it owns to the holders of MRV common stock, it is not obligated to do so. It is possible that MRV may decide not to complete the distribution. Further, MRV may not sell sufficient shares pursuant to this prospectus to reduce its ownership to below 90 percent of our outstanding shares. Under Delaware law, a parent corporation that owns at least 90 percent of the outstanding capital stock of a subsidiary corporation may merge the subsidiary into the parent without the vote of the subsidiary's stockholders. Therefore, in the event MRV elects not to complete the distribution, it may merge us into itself without the vote of our stockholders. In such event, our outstanding shares of common stock would be converted into shares of common stock of MRV at an exchange ratio to be determined at the time of the transaction. Our stockholders would be entitled to appraisal rights under Delaware law, but these rights may not entitle our stockholders to receive consideration equivalent to the price they paid for our common stock.

SUBSTANTIAL SALES OF COMMON STOCK MAY OCCUR IN CONNECTION WITH THE DISTRIBUTION OR OTHERWISE, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

     MRV has announced plans to distribute to its stockholders all of the shares of our common stock it owns by November 8, 2001, although it is not obligated to do so. If MRV completes the distribution, all of these shares would be eligible for immediate resale in the public market. Any sales of substantial amounts of common stock in the public market, or the perception that such sales might occur, whether as a result of this distribution or otherwise, could harm the market price of our common stock. We are unable to predict whether significant amounts of common stock will be sold in the open market in anticipation of, or following, this distribution or whether a sufficient number of buyers will be in the market at that time.

AT THE TIME OF THE DISTRIBUTION BY MRV OF ITS LUMINENT COMMON STOCK, WE PLAN TO GRANT TO MRV OPTION HOLDERS OPTIONS TO PURCHASE A SUBSTANTIAL AMOUNT OF LUMINENT COMMON STOCK, WHICH WILL CAUSE DILUTION TO THE INTERESTS OF EXISTING LUMINENT STOCKHOLDERS AND MAY HAVE A DEPRESSIVE EFFECT ON THE MARKET PRICE OF LUMINENT'S COMMON STOCK.

     Concurrently with MRV's distribution of shares of our common stock to its stockholders, we intend to grant stock options to substantially all of the eligible employees, directors, or consultants of Luminent or MRV who hold an option to purchase MRV common stock granted prior to September 8, 2000 by MRV. We understand that MRV intends to simultaneously adjust options to purchase MRV stock to these same individuals. The MRV adjustment and our grant are intended, in the aggregate, to be in a number and at prices that will preserve the pre-distribution economic position of the options to purchase MRV stock held by these individuals on September 8, 2000.

     The number and exercise price of the new Luminent options to be issued will depend on the market prices of MRV's and our shares at the time of the distribution. The full exercise of these new Luminent options will dilute equity ownership of Luminent's stockholders. Further, the exercise, and even the existence of these options, could have an adverse effect on the market price of our shares.

OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY.

     The historical financial information we have included in this prospectus for periods prior to January 1, 2001 has been carved out from MRV's consolidated financial statements and may not accurately reflect what our financial position, results of operations and cash flows would have been, had we been a separate, stand-alone entity during the periods presented. MRV did not account for us as, and we were not operated as, a single stand-alone entity for the periods presented prior to January 1, 2001. In addition, the historical information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. We have not made adjustments to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our separation from MRV, including changes in our employee base, changes in our tax structure, increased costs associated with reduced economies of scale, increased marketing expenses related to establishing a new brand identity and increased costs associated with being a public, stand-alone company.

WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH MRV WITH RESPECT TO OUR PAST AND ONGOING RELATIONSHIPS THAT COULD HARM OUR BUSINESS OPERATIONS.

     Conflicts of interest may arise between MRV and us in a number of areas relating to our past and ongoing relationships, including:

     - labor, tax, employee benefit, indemnification and other matters arising from our separation from MRV;

     - intellectual property matters;

     - employee retention and recruiting;

     - major business combinations involving us;

     - sales or distributions by MRV of all or any portion of its ownership interest in us;

     - the nature, quality and pricing of transitional services MRV has agreed to provide us; and

     - business opportunities that may be attractive to both MRV and us.

     In addition to the conflicts of interests relating to the separation of our operations from MRV as described above, we also may face business conflicts of interest with MRV because MRV and certain of its other subsidiaries are our customers. Like other customers, we do not have long-term contracts with MRV or its other subsidiaries for the purchase of our components. Because MRV controls all matters relating to us, MRV may be able to require us to enter into customer relationships with it or its other subsidiaries on terms that are less favorable to us than those we could negotiate with an unrelated customer. Nothing restricts MRV from competing with us.

     We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party. The agreements we have entered into with MRV may be amended upon agreement between the parties. While we are controlled by MRV, MRV may be able to require us to agree to amendments to these agreements that may be less favorable to us than the current terms of the agreement.

OUR DIRECTORS AND EXECUTIVE OFFICERS MAY HAVE CONFLICTS OF INTEREST BECAUSE OF THEIR OWNERSHIP OF MRV COMMON STOCK.

     Some of our directors and executive officers have a substantial amount of their personal financial portfolios in MRV common stock and options to purchase MRV common stock. Ownership of MRV common stock by our directors and officers after our separation from MRV could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for MRV and us.

IF MRV'S PROPOSED DISTRIBUTION OF OUR COMMON STOCK IS NOT TAX-FREE, WE COULD BE LIABLE TO MRV FOR THE RESULTING TAXES, WHICH WOULD SIGNIFICANTLY HARM OUR BUSINESS.

     MRV currently plans to distribute to its stockholders the shares of our common stock that it owns by November 8, 2001. We have agreed to indemnify MRV in the event the distribution is not tax-free to MRV or its stockholders because of actions taken by us or our failure to take various actions, all as set forth in our tax sharing agreement with MRV. We may not be able to control some of the events that could trigger this liability. In particular, certain acquisitions of us by a third party within two years of the distribution could result in the distribution not being tax-free and therefore give rise to our obligation to indemnify MRV for any resulting tax or other liability. If we were to become obligated to indemnify MRV for this liability, our financial condition and business would be significantly harmed.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION THAT COULD RESULT IN SUBSTANTIAL COSTS AND DIVERT MANAGEMENT'S ATTENTION AND RESOURCES.

     In the past, securities class action litigation has been brought against a company following periods of volatility in the market price of its securities. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources.

DELAWARE LAW AND OUR ABILITY TO ISSUE PREFERRED STOCK MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN CONTROL, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

     We are authorized to issue up to 30,000,000 shares of preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by stockholders. The terms of any such series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. No preferred stock is currently outstanding. The issuance of any such preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the present management.

     Certain provisions of Delaware law also may discourage, delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

                                    PROCEEDS

     We will not receive any proceeds from the sale of our shares by MRV.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future.

                        PRICE RANGES OF OUR COMMON STOCK

     Our common stock has traded on the Nasdaq National Market since our initial public offering of 12,000,000 shares of common stock on November 9, 2000. Our common stock trades under the symbol "LMNE." The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported on The Nasdaq Stock Market:

                                                            HIGH        LOW
                                                          --------    -------
YEAR ENDED DECEMBER 31, 2000:
Fourth Quarter (from November 9, 2000)..................  $13.1250    $3.8750
YEAR ENDING DECEMBER 31, 2001:
First Quarter...........................................  $10.8125    $2.0938
Second Quarter..........................................  $ 6.6500    $2.3125
Third Quarter (through July 19, 2001)...................  $ 4.2500    $3.0000

     As of June 30, 2001, there were 156,000,000 shares of our common stock outstanding and we had 23 stockholders of record, as indicated on the records of our transfer agent, who held, management believes, for over 6,000 beneficial holders.

     On July 19, 2001, the last reported sales price of the Common Stock was $3.34 per share as reported by the Nasdaq National Market.

                            SELECTED FINANCIAL DATA

     The following selected statement of operations data for the three years ended December 31, 2000 and the balance sheet data as of December 31, 1999 and 2000 are derived from our consolidated financial statements and notes thereto included later in this prospectus, which have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report included with such financial statements appearing in this prospectus. The selected statement of operations data for the year ended December 31, 1997 and the balance data at December 31, 1998 were derived from our audited financial statements which are not included in this prospectus. The selected statement of operations data for the year ended December 31, 1996 and the balance sheet data as of December 31, 1996 and 1997 were derived from our unaudited financial statements, which are not included in this prospectus. The unaudited pro forma selected statement of operations data for the year ended December 31, 2000 were derived from the unaudited pro forma financial statements of Luminent, which are included later in this prospectus. The selected statement of operations data for the three months ended March 31, 2000 and 2001 were derived from our unaudited consolidated condensed financial statements, which are included later in this prospectus. In our opinion, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the financial position and results of operations for each of the periods presented in our unaudited financial statements. Historical results are not necessarily indicative of results that may be expected for any future period. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the Unaudited Pro Forma Condensed Consolidated Financial Statements of Luminent, including the related footnotes.

                                                           YEAR ENDED DECEMBER 31,                          THREE MONTHS ENDED
                                      ------------------------------------------------------------------        MARCH 31,
                                                                                              PRO FORMA    --------------------
                                        1996       1997       1998       1999       2000        2000         2000       2001
                                      --------   --------   --------   --------   --------   -----------   --------   ---------
                                                                                             (UNAUDITED)       (UNAUDITED)
                                                                (IN THOUSANDS EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Net sales...........................  $ 24,034   $ 35,081   $ 38,596   $ 65,264   $124,193    $ 137,317    $ 14,899   $  48,241
Cost of sales(2)....................    13,970     21,659     24,289     43,078     84,384       94,754       9,654      32,212
                                      --------   --------   --------   --------   --------    ---------    --------   ---------
    Gross profit....................    10,064     13,422     14,307     22,186     39,809       42,563       5,245      16,029
Operating costs and expenses:
  Selling, general and
    administrative(2)...............     1,160      2,102      2,642      5,675     38,768       44,653       1,985      15,372
  Research and development(2).......     2,179      3,520      4,974      8,693     18,204       21,185       2,449       5,196
  Parent company allocations........       787        797        808        885        588          588         193          --
  Amortization of goodwill..........        --         --         --         --     47,421       77,744          --      19,488
                                      --------   --------   --------   --------   --------    ---------    --------   ---------
                                         4,126      6,419      8,424     15,253    104,981      144,170       4,627      40,056
                                      --------   --------   --------   --------   --------    ---------    --------   ---------
  Operating income (loss)...........     5,938      7,003      5,883      6,933    (65,172)    (101,607)        618     (24,027)
Other income (loss), net............        --         --         --          6      2,246        2,008          --       1,850
                                      --------   --------   --------   --------   --------    ---------    --------   ---------
  Income (loss) before provision for
    income taxes and minority
    interests.......................     5,938      7,003      5,883      6,939    (62,926)     (99,599)        618     (22,177)
Provision for income taxes..........     2,297      2,789      2,343      2,764      2,766        2,491         246         100
Minority interest...................        --         --         --         --       (707)        (738)        190          21
                                      --------   --------   --------   --------   --------    ---------    --------   ---------
    Net income (loss)...............  $  3,641   $  4,214   $  3,540   $  4,175   $(64,985)   $(101,352)   $    182   $ (22,298)
                                      ========   ========   ========   ========   ========    =========    ========   =========
Earnings (loss) per share(3):
  Basic and diluted income (loss)
    per share.......................  $   0.03   $   0.03   $   0.02   $   0.03   $  (0.45)   $   (0.72)   $   0.00   $   (0.14)
  Basic and diluted income average
    shares..........................   144,000    144,000    144,000    144,000    145,677      145,677     144,000     156,000
                                      ========   ========   ========   ========   ========    =========    ========   =========

                                                                              AT DECEMBER 31,                       AT
                                                              ------------------------------------------------   MARCH 31,
                                                               1996      1997      1998      1999       2000       2001
                                                              -------   -------   -------   -------   --------   ---------
CONSOLIDATED BALANCE SHEET DATA:
Cash and short-term investments.............................  $    --   $    --   $    --   $   220   $132,860   $107,049
Working capital.............................................    5,387     4,694     7,453    12,561    161,671    160,616
Total assets................................................   11,779    13,305    14,742    23,127    605,380    598,625
Long-term debt net of current portion.......................       --        --        --        --      9,550      9,285

-------------------------
(1) The unaudited pro forma selected statement of operation data for the year ended December 31, 2000 were derived from the unaudited pro forma financial statements of Luminent included later in this prospectus. The unaudited pro forma condensed consolidated statement of operations assumes that the Fiber Optic Communications, Optronics and Quantum acquisitions occurred on January 1, 2000 and consolidates our consolidated statement of operations for the year ended December 31, 2000 with the statements of operations for that year of Fiber Optic Communications, Optronics and Quantum. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" included herein.

(2) Includes amounts related to deferred stock compensation of: $2.8 million and $683,000 in "costs of sales"; $21.7 million and $8.7 million in "selling, general and administrative" expenses; and $4.3 and $1.1 million in "research and development" expenses for the year ended December 31, 2000 and the three months ended March 31, 2001, respectively.

(3) See note 2 of notes to our audited consolidated financial statements at December 31, 2000 and for each of the three years in the period then ended and note 1 to our unaudited consolidated financial statements at March 31, 2001 and for the three months ended March 31, 2000 and 2001 for an explanation of how the number of shares used in calculating this per share data was determined. These financial statements are included later in this prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this prospectus. The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

MARKET CONDITIONS AND CURRENT OUTLOOK

     Macroeconomic factors, such as an economic slowdown in the U.S. and abroad, have detrimentally impacted demand for communication products, thereby resulting in reduced demand for optical components in general. The unfavorable economic conditions and reduced capital spending detrimentally affected sales to service providers, network equipment companies, e-commerce and Internet businesses, and the manufacturing industry in the United States, during the last six months, and appear to continue to affect these industries in the second quarter of 2001 and may affect them beyond the second quarter. Announcements by industry participants and observers indicate there is a slowdown in industry spending and participants are seeking to reduce existing inventories.

     Our two largest customers, Cisco and Marconi, have recently announced that they expect declining revenues and profitability in the near term due to softening demand for telecommunications and networking equipment. This has resulted in reductions and rescheduling by Cisco and Marconi in purchases from their suppliers such as us as they seek to reduce their existing inventories and adjust to reduced demand in the market. This will likely result in lower sales to Cisco and Marconi, and could result in lower revenues overall. Our sales may decline significantly with resulting fluctuations or harm to our operating results and financial condition if either Cisco or Marconi cancels, reduces or delays purchases of our products or unduly delays qualifying them.

     As a result of the current slowdown in the communication industry we expect to record in the second quarter of 2001 a one-time charge for additional reserves for inventory, purchase commitments, asset impairment, workforce reduction, restructuring costs and other non-recurring items. Following the reduction in force of approximately 600 people, which began in the second quarter, the company will have approximately 1,200 employees. The aggregate one-time charge is expected to be between $30 million to $35 million. This could be greater based on our final review of the situation.

     We expect second quarter 2001 revenues to approximate $41 million, and pro forma earnings per share to be $0.02. Pro forma results, as used in this paragraph, exclude recurring non-cash charges for goodwill amortization and deferred compensation, as well as non-recurring items included in the one-time charge anticipated to be recorded, as described above.

OVERVIEW

     We design, manufacture and sell a comprehensive line of fiber optic components that enable communications equipment manufacturers to provide optical networking equipment for the rapidly growing metropolitan and access segments of the communications network. Directly and through its subsidiaries, MRV designs, manufactures and sells data networking products, including networking and Internet infrastructure products such as switching and router management systems, and through Luminent, MRV was engaged in the fiber optics components business. Our fiber optic components business was the original business of MRV when MRV began operations in July 1988. From inception in 1988 until our separation on September 8, 2000, when MRV completed the contribution and transfer to us of our business, we operated as a division of MRV and conducted business using MRV's trade name. In March 2000, we were incorporated in Delaware as a wholly owned subsidiary of MRV. In April 2000, we began operating under the Luminent trade name. As of the date of this prospectus, MRV owned approximately 92% of the outstanding shares of our common stock. MRV has announced its intention to divest its remaining equity interest in us by November 8, 2001 by distributing all of its shares of our common stock to the holders of MRV's common stock, although it is not obligated to do so.

     On April 24, 2000, MRV acquired approximately 97% of the outstanding capital stock of Fiber Optic Communications, a Taiwanese manufacturer of passive fiber optic components with facilities in both Taiwan and the People's Republic of China. The purchase price paid was approximately $310.4 million in cash, common stock and options to purchase common stock of MRV, including amounts recorded as deferred stock compensation. On July 12, 2000, MRV acquired all of the outstanding capital stock of Quantum, a Taiwanese manufacturer of active and passive fiber optic components. The purchase price paid was approximately $36.2 million in common stock and options to purchase common stock of MRV, including amounts recorded as deferred stock compensation. On July 21, 2000, MRV acquired approximately 99% of the outstanding capital stock of Optronics, a Taiwanese manufacturer of active fiber optic components. The purchase price paid was approximately $124.3 million in common stock and options to purchase common stock of MRV, including amounts recorded as deferred stock compensation. The acquisitions were made to expand our product offerings, enhance our technology expertise and expand our manufacturing capabilities.

     These acquisitions were accounted for using the purchase method and the outstanding capital stock purchased by MRV in each of the acquisitions has been contributed to us as of the dates of acquisition. Therefore, the results of operations of Fiber Optic Communications, Optronics and Quantum have been included in our consolidated financial statements from April 25, 2000, July 13, 2000 and July 22, 2000, respectively.

     In connection with the acquisitions of Fiber Optic Communications, Optronics and Quantum, a portion of the purchase prices paid represented deferred stock compensation relating to options to purchase the common stock of MRV. These options had fair values of approximately $14.1 million, $13.4 million and $2.7 million for Fiber Optic Communications, Optronics and Quantum, respectively. Deferred stock compensation amortization expense for the year ended December 31, 2000 and the three months ended March 31, 2001 relating to these stock options were approximately $12.5 million and $3.3 million, respectively. In connection with these acquisitions, we expect to incur approximately $14.4 million of additional deferred stock compensation until it is fully amortized in 2004. Deferred stock compensation is amortized using the graded method over a four-year period.

     Goodwill resulting from the Fiber Optic Communications, Optronics and Quantum acquisitions totaled $261.6 million, $99.5 million and $27.9 million, respectively. For the year ended December 31, 2000, we recorded amortization of goodwill of $35.9 million relating to the acquisition of Fiber Optic Communications, $8.9 million relating to the acquisition of Optronics and $2.6 million relating to the acquisition of Quantum and during the three months ended March 31, 2001 we recorded total amortization of goodwill of $19.5 million relating to these acquisition. We expect to continue record amortization of goodwill for Fiber Optic Communications, Optronics and Quantum of approximately $19.5 million per quarter until December 31, 2001. Fiber Optic Communications was the largest and most significant of the acquisitions. Fiber Optic Communications produces margins similar to us; however, it has not experienced the growth in net sales or operating income that we have experienced during the last three fiscal years. We are not aware of any unusual trends specific to the businesses of our acquired companies, except that they are experiencing the same softness in demand and pricing that we and the rest of our industry are experiencing.

     In July 2000, MRV and we entered into four-year employment agreements with our President and Chief Executive Officer and Vice President of Finance and Chief Financial Officer. The agreements provide for annual salaries, performance bonuses and combinations of stock options to purchase shares of MRV's common stock and Luminent's common stock. The options to purchase MRV's common stock are immediately exercisable. The options to purchase Luminent's common stock vest over four years. These options were granted to our President and Chief Executive Officer and Vice President of Finance and Chief Financial Officer at exercise prices below market value, resulting in deferred stock compensation. Deferred stock compensation related to these individuals reported for the year ended December 31, 2000 was $16.3 million and we will incur additional deferred stock compensation of approximately $37.9 million through 2004.

     Although we reported net income of $3.5 million and $4.2 million for the years ended December 31, 1998 and 1999, respectively, we reported net losses of $65.0 million for the year ended December 31, 2000 and $22.3 million for the quarter ended March 31, 2001. These net losses were primarily due to amortization of goodwill and deferred stock compensation related to the acquisitions of Fiber Optic Communications, Optronics and Quantum and our employment arrangements with our President and Chief Executive Officer and Vice President of Finance and Chief Financial Officer. In addition, we will record amortization of intangible assets and deferred stock compensation relating to our acquisitions of Fiber Optic Communications, Optronics and Quantum and our employment arrangements with our President and Chief Executive Officer and Vice President of Finance and Chief Financial Officer going forward. As a consequence of these amortization of goodwill charges and deferred stock compensation charges, we do not expect to report net income in the foreseeable future.

     We have entered into various agreements related to interim and ongoing relationships with MRV. These agreements provide for transitional services and support in the areas of data processing and telecommunications services (such as voice telecommunications and data transmission and information technology support services) for functions including accounting, financial management, tax, payroll, stockholder and public relations, legal, procurement and other administrative functions. Services are generally cost plus 5%, but may increase to cost plus 10% if the services extend beyond a one year period. The transition period varies depending on the agreement but is generally one year. Although the fees provided for in the agreements are intended to represent the fair market value of these services, we cannot assure you that these fees necessarily reflect the costs of obtaining the services from unrelated third parties or of our providing these services internally. However, we believe that purchasing these services from MRV provides an efficient means of obtaining these services during the transition period. We must also negotiate new or revised agreements with various third parties as a separate, stand-alone entity. We cannot assure you that the terms we will be able to negotiate will be as favorable as those that we enjoyed as part of MRV. In addition, as part of MRV, we benefited from various economies of scale including shared global administrative functions, facilities and volume purchase discounts. We expect our costs will increase as a result of the loss or renegotiation of these arrangements, although the amount of the cost increase is not determinable at this time.

BASIS OF PRESENTATION

     Our consolidated financial statements have been carved out from the consolidated financial statements of MRV using the historical results of operations and historical bases of the assets and liabilities of the MRV businesses that our company comprises. The consolidated condensed financial statements also include allocations to us of certain MRV corporate assets, liabilities and expenses, including centralized legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other MRV corporate and infrastructure costs. The expense allocations have been determined on bases that MRV and we considered to be a reasonable reflection of the utilization of the services provided to us or the benefit received by us. The expense allocation methods included relative sales, headcount, square footage and transaction processing costs and adjusted operating expenses. No intercompany interest income or expense has been allocated to, or included in, our consolidated financial statements.

     The financial information presented in this prospectus is not indicative of our financial position, results of operations or cash flows in the future nor is it necessarily indicative of what our financial position, results of operations or cash flows would have been had we been a separate, stand-alone entity for the periods presented. The financial information presented in this prospectus does not reflect many of the significant changes that will occur in our funding and operations as a result of our becoming a stand-alone entity and the distribution.

RESULTS OF OPERATIONS

     The following table sets forth selected consolidated historical financial data for the years and periods indicated, expressed as a percentage of net sales.

                                                                                     THREE MONTHS
                                                     YEAR ENDED DECEMBER 31,            ENDED
                                                ---------------------------------     MARCH 31,
                                                                        PRO FORMA    ------------
                                                1998    1999    2000      2000       2000    2001
                                                ----    ----    ----    ---------    ----    ----
Net sales.....................................  100%    100%    100%       100%      100%    100%
Cost of sales.................................   63      66      68         69        65      67
                                                ---     ---     ---        ---       ---     ---
     Gross profit.............................   37      34      32         31        35      33
Operating costs and expenses:
  Selling, general and administrative.........    7       9      31         33        13      32
  Research and development....................   13      13      15         15        16      11
  Parent company allocations..................    2       1      --         --         1      --
  Amortization of goodwill....................   --      --      38         57        --      40
                                                ---     ---     ---        ---       ---     ---
                                                 22      23      85        105        31      83
                                                ---     ---     ---        ---       ---     ---
  Operating income (loss).....................   15      11     (52)       (74)        4     (50)
Other income (loss), net......................   --      --       2          1        --       4
                                                ---     ---     ---        ---       ---     ---
  Income (loss) before pro-vision for income
     taxes and minority interests.............   15      11     (51)       (73)        4     (46)
Provision for income taxes....................    6       4       2          2         2      --
Minority interest.............................   --      --      (1)        (1)        1      --
                                                ---     ---     ---        ---       ---     ---
     Net income (loss)........................    9%      6%    (52)%      (74)%       1%    (46)%
                                                ===     ===     ===        ===       ===     ===

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000

     Net Sales. We recognize revenue upon shipment of our products, at which time, customer acceptance of the products have been attained and collection is considered probable. Net sales for the quarter ended March 31, 2001 increased 224%, to $48.2 million from $14.9 million for the quarter ended March 31, 2000. Our growth is a result of the growth of the Internet and e-commerce and the corresponding increased bandwidth requirements. We also experienced growth and increased acceptance in our transceiver business for the data networking market. We experienced improvement in customer diversification for the three months ended March 31, 2001 and 2000.

     Sales during the three months ended March 31, 2000 and 2001 to our customers accounting for 10% or more of our total net sales and to our other customers as a group during these periods are set forth below.

                                                              THREE MONTHS
                                                                 ENDED
                                                               MARCH 31,
                                                              ------------
                                                              2000    2001
                                                              ----    ----
Marconi Communications......................................   11%     13%
Cisco Systems...............................................   14%     12%
Other.......................................................   75%     75%
                                                              ---     ---
Net sales...................................................  100%    100%
                                                              ===     ===

     We rely on one-time purchase orders rather than long-term contracts with both Cisco and Marconi, and, as a result, we cannot predict the size, timing or terms of their incoming orders. We have experienced variations in the purchase patterns of Marconi and Cisco in the past, and we may experience continued variation in the future. Material reasons for historic variations in the purchase patterns of these customers, particularly Marconi, have included weather patterns that have delayed field installations of systems that incorporate our products and delays by our customers in qualifying our products that employ new components or features to assure compatibility with the components of other suppliers that are integrated with our products into our customers' systems. The timing of this qualification process is totally within the control of these customers. Thus, even when our products prove compatible with the components of other suppliers, as has typically been the case in the past, delays by our customers in completing the qualification process has resulted in corresponding delays in our receipt of orders for them.

     Cisco and Marconi have recently announced that they expect declining revenues and profitability in the near term due to softening demand for telecommunications and networking equipment. This has resulted in reductions and rescheduling by Cisco and Marconi in purchases from their suppliers such as us as they seek to reduce their existing inventories and adjust to reduced demand in the market. This will likely result in lower sales to Cisco and Marconi, and could result in lower revenues overall. Our sales may decline significantly with resulting fluctuations or harm to our operating results and financial condition if either Cisco or Marconi cancels, reduces or delays purchases of our products or unduly delays qualifying them.

     Gross Profit. Gross profit is equal to our net sales less our cost of sales. Our cost of sales includes materials, direct labor and overhead. Cost of inventory is determined by the first-in, first-out method. Gross profit for the quarter ended March 31, 2001, increased 206%, to $16.0 million from $5.2 million for the quarter ended March 31, 2000. Gross profit for the quarter ended March 31, 2001, before deferred compensation amortization expense of $683,000, would have increased 219%, to $16.7 million.

     Our gross margin decreased to 33% for the quarter ended March 31, 2001, from 35% for the quarter ended March 31, 2000. Gross margin would have been 35% for the quarter ended March 31, 2001, before deferred compensation amortization expense of $683,000. Our gross margins (defined as gross profit as a percentage of net sales) are generally affected by price changes over the life of the products and improved production efficiencies as a result of increased utilization. The former effect will generally decrease gross margins over the products' respective life cycles, whereas as the latter effect typically increases gross margins. Prices for existing products are generally expected to continue to decrease over their respective life cycles. Our lower margin customers typically operate in highly competitive markets where the price of our products is a key factor. Although we sacrifice margins to these customers, our volumes are typically greater than the volumes achieved with higher margin customers. As we seek to continue to diversify our customer base, we plan to target markets with improved margins and less competitive end-markets. In the short term, we expect margins to remain constant or decline slightly due to the integration of the acquired companies with historically lower margins. In the mid- to long-term, we expect margins to improve due to increased operating efficiencies associated with capacity utilization in Taiwan and People's Republic of China, diversification of sales to higher margin customers, and a favorable shift towards a higher margin customer base.

     Operating Costs and Expenses. Operating costs and expenses consist of selling, general and administrative, research and development costs, costs associated with acquisitions, and other operating related charges. Operating costs and expenses, increased to 83% of net sales, or $40.1 million, for the quarter ended March 31, 2001, from 31% of net sales, or $4.6 million, for the quarter ended March 31, 2000. Operating costs and expenses, before deferred stock compensation and goodwill amortization expense of $29.3 million, would have decreased to 22% of net sales, or $10.8 million, for the quarter ended March 31, 2001. Operating costs and expenses, as a percentage of net sales, are higher for the quarter ended March 31, 2001 than previous levels due to the amortization of goodwill and deferred stock compensation, the inclusion of Fiber Optic Communications, Optronics and Quantum, greater focus on selling and marketing efforts and an increase in spending on research and development. Fiber Optic Communications accounted for approximately $16.4 million of operating costs and expenses for the quarter ended March 31, 2001. Approximately $7.6 million of the increase is due to the inclusion of Optronics and approximately $1.8 million of the increase is due to the inclusion of Quantum.

     Selling, general and administrative expenses for the quarter ended March 31, 2001, increased to 32% of net sales, or $15.4 million, from 13% of net sales, or $2 million, for the quarter ended March 31, 2000. Selling, general and administrative expenses for the quarter ended March 31, 2001, before deferred stock compensation expense of $8.7 million, would have increased to 14% of net sales, or $6.7 million. Approximately $1.3 million of the increase before deferred stock compensation expense is due to the inclusion of Fiber Optic Communications. Approximately $803,000 of the increase before deferred stock compensation expense is due to the inclusion of Optronics and approximately $189,000 of the increase before deferred stock compensation expense is due to the inclusion of Quantum. The balance of the increase in expenditures was due primarily to the overall growth of our business. In response to the growth of our markets, we expanded our selling efforts and established new sales offices in Asia.

     Research and development expenses, decreased as a percentage of sales from 16% down to 11% of net sales during the quarter ended March 31, 2001 from the same quarter in 2000. However, in terms of absolute dollars, research and development expenses increased from the quarter ended March 31, 2000 to the quarter ended March 31, 2001, from $2.5 million to $5.2 million. Research and development expenses, prior to deferred stock compensation of $1.1 million, would have increased to $4.1 million, during the quarter ended March 31, 2001. Research and development expenses, as a percentage of net sales, increased primarily due to the addition of Fiber Optics Communications, Optronics and Quantum. During the year ended December 31, 2000 we began development of our next generation products for applications such as fiber-to-the-home and fiber-to-the-curb. Fiber-to-the-home and fiber-to-the-curb are industry terms referring to the deployment of fiber optic cable for residential access to communications networks. Research and development expenditures also included additional development of our duplexers, triplexers and high-speed transceivers. We continue to invest heavily in areas targeted at broadening our customer base, product lines and end-product applications. We expect absolute dollars spent on research and development to continue to increase as we invest in key technical personnel, expand our current product lines and develop new product offerings.

     During the quarter ended March 31, 2001, we incurred amortization of goodwill and deferred stock compensation of $19.5 million and $3.3 million, respectively, relating to the acquisitions of Fiber Optic Communications, Optronics and Quantum. We expect to incur additional amortization of intangibles from these acquisitions of approximately $19.5 million each quarter. Deferred stock compensation charges from these acquisitions will generate an additional $14.4 million of expense through 2004. Deferred stock compensation is amortized using the graded method over the related expected employee service period, in this case four years.

     Provision for Income Taxes. The provision for income taxes was $100,000 for the quarter ended March 31, 2001. The effective tax rate for the quarter ended March 31, 2001 was (0.5%), resulting from a tax provision computed based on a net loss position. The rate was negatively impacted by the amortization of goodwill and certain deferred stock compensation, which are not tax deductible. Our effective tax rates in future years may fluctuate due to amortization of goodwill and deferred stock compensation partially offset by favorable tax programs available in certain foreign tax jurisdictions where we currently have operating facilities.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999, AND PRO FORMA RESULTS FOR THE YEAR ENDED DECEMBER 31, 2000

     Net Sales. Net sales for the year ended December 31, 2000 increased 90%, to $124.2 million from $65.3 million for the year ended December 31, 1999. Our growth is a result of the growth of the Internet and e-commerce and the corresponding increased bandwidth requirements, and our recent acquisitions. Approximately $23.5 million of this increase was due to the contribution of Fiber Optic Communications' net sales for the period from April 25, 2000 through December 31, 2000. Approximately $7.5 million of this increase was due to the contribution of Optronics' net sales for the period from July 13, 2000 through December 31, 2000 and approximately $2.5 million of this increase was due to the contribution of Quantum's net sales for the period from July 22, 2000 through December 31, 2000. Pro forma results for the year ended December 31, 2000 as presented in Selected Financial Data, above, projects our results of operations as if we had made the acquisitions of Fiber Optic Communications, Optronics and Quantum as of January 1, 2000. Pro forma net sales for the year ended December 31, 2000 would have been $137.3 million.

     We also experienced growth and increased acceptance in our transceiver business for the data networking market. Finally, we experienced a significant improvement in customer diversification during year ended December 31, 2000. Sales during the years ended December 31, 1998, 1999 and 2000 to our customers accounting for 10% or more of our net sales during 2000 and to our other customers as a group are set forth below.

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                              1998      1999      2000
                                                              ----      ----      ----
Marconi Communications......................................   18%       40%       18%
Cisco Systems...............................................    5         6        11
Other.......................................................   77        54        71
                                                              ---       ---       ---
Net sales...................................................  100%      100%      100%
                                                              ===       ===       ===

     Gross Profit. Gross profit is equal to our net sales less our cost of sales. Our cost of sales includes materials, direct labor and overhead. Cost of inventory is determined by the first-in, first-out method. Gross profit for the year ended December 31, 2000, increased 79%, to $39.8 million from $22.2 million for the year ended December 31, 1999. Pro forma gross profit for the year ended December 31, 2000 would have been $42.6 million. Gross profit for the year ended December 31, 2000, before deferred compensation amortization expense of $2.8 million, would have increased 92%, to $42.6 million. Our gross margins (defined as gross profit as a percentage of net sales) are generally affected by price changes over the life of the products and improved production efficiencies as a result of increased utilization. The former effect will generally decrease gross margins over the products' respective life cycles, whereas as the latter effect typically increases gross margins. Prices for existing products are generally expected to continue to decrease over their respective life cycles.

     Our gross margin decreased to 32% for the year ended December 31, 2000, from 34% for the year ended December 31, 1999. Pro forma gross margin for the year ended December 31, 2000 would have been 31%. Gross margin would have been 34% for the year ended December 31, 2000, before deferred compensation amortization expense of $2.8 million. While our customer diversification improved as a percentage of net sales, absolute dollars shipped to lower margin customers increased for the year ended December 31, 2000. Our lower margin customers typically operate in highly competitive markets where the price of our products is a key factor. Although we sacrifice margins to these customers, our volumes are greater than the volumes achieved with higher margin customers. As we seek to continue to diversify our customer base, we plan to target markets with improved margins and less competitive end-markets. Gross margins for Fiber Optic Communications, which primarily supplies passive components, were 23% and 32%, for the years ended December 31, 2000 and 1999, respectively. Gross margins for our active components were 32% and 34%, for the years ended December 31, 2000 and 1999, respectively. In the short term, we expect margins to remain constant or decline slightly due to the integration of the acquired companies with historically lower margins. In the mid- to long-term, we expect margins to improve due to increased operating efficiencies associated with capacity utilization in Taiwan and People's Republic of China, diversification of sales to higher margin customers, and a favorable shift towards a higher margin customer base.

     Operating Costs and Expenses. Operating costs and expenses consist of selling, general and administrative, research and development costs, costs associated with acquisitions, and other operating related charges. Operating costs and expenses, increased to 85% of net sales, or $105.0 million, for the year ended December 31, 2000, from 23% of net sales, or $15.3 million, for the year ended December 31, 1999. Pro forma operation costs and expenses for the year ended December 31, 2000 would have been $144.1 million. Operating costs and expenses, before deferred stock compensation and amortization expense of $73.5 million, would have increased to 25% of net sales, or $31.5 million, for the year ended

December 31, 2000. Operating costs and expenses, as a percentage of net sales, are higher for the year ended December 31, 2000 than previous levels due to the amortization of goodwill and deferred stock compensation, the inclusion of Fiber Optic Communications, Optronics and Quantum, greater focus on selling and marketing efforts and an increase in spending on research and development. Fiber Optic Communications accounted for $47.2 million of operating costs and expenses for the year ended December 31, 2000. Approximately $14.2 million of the increase is due to the inclusion of Optronics and approximately $4.0 million of the increase is due to the inclusion of Quantum.

     Selling, general and administrative expenses for the year ended December 31, 2000, increased to 31% of net sales, or $38.8 million, from 9% of net sales, or $5.7 million, for the year ended December 31, 1999. Selling, general and administrative expenses for the year ended December 31, 2000, before deferred stock compensation expense of $21.7 million, would have increased to 14% of net sales, or $17.0 million. Approximately $6.5 million of the increase is due to the inclusion of Fiber Optic Communications. Approximately $3.1 million of the increase is due to the inclusion of Optronics and approximately $928,000 of the increase is due to the inclusion of Quantum. The balance of the increase in expenditures was due primarily to the overall growth of our business. In response to the growth of our markets, we expanded our selling efforts and established new sales offices in Asia.

     Research and development expenses, increased to 15% of net sales, or $18.2 million, during the year ended December 31, 2000, from 13% of net sales, or $8.7 million, for the year ended December 31, 1999. Research and development expenses, prior to deferred stock compensation of $4.3 million, would have decreased to 11% of net sales, or $13.9 million, during the year ended December 31, 2000. Research and development expenses, as a percentage of net sales, increased primarily due to the addition of Fiber Optics Communications, Optronics and Quantum in the current period. During the year ended December 31, 2000 we began development of our next generation products for applications such as fiber-to-the-home and fiber-to-the-curb. Fiber-to-the-home and fiber-to-the-curb are industry terms referring to the deployment of fiber optic cable for residential access to communications networks. Research and development expenditures also included additional development of our duplexers, triplexers and high-speed transceivers. We continue to invest heavily in areas targeted at broadening our customer base, product lines and end-product applications. We expect absolute dollars spent on research and development to continue to increase as we invest in key technical personnel, expand our current product lines and develop new product offerings.

     During the year ended December 31, 2000, we incurred amortization of goodwill and deferred stock compensation of $47.4 million and $12.5 million, respectively, relating to the acquisitions of Fiber Optic Communications, Optronics and Quantum. We expect to incur additional amortization of goodwill from these acquisitions of approximately $19.5 million each quarter through 2005. Deferred stock compensation charges from these acquisitions will generate approximately an additional $17.6 million in total expense through 2004. Deferred stock compensation is amortized over the related expected employee service period, in this case four years.

     Provision for Income Taxes. The provision for income taxes was $2.8 million in the years ended December 31, 2000 and 1999. The effective tax rate for the year ended December 31, 2000 was (4%), causing a tax provision computed off a net loss position. The rate was negatively impacted by the amortization of goodwill and certain deferred stock compensation which are not tax deductible. The effective tax rate for 1999 was 40%. Our effective tax rates in future years may fluctuate due to amortization of goodwill and deferred stock compensation partially offset by favorable tax programs available in certain foreign tax jurisdictions where we currently have operating facilities.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Net Sales. Net sales for 1999 increased 69%, to $65.3 million from $38.6 million in 1998. The growth in net sales in 1999 was primarily driven by increased shipments of our duplexer and triplexer components to Marconi Communications. In 1999, we also experienced greater acceptance and demand for our transceivers, which are designed for the data communications equipment market.

     Gross Profit. Gross profit for 1999 increased 55%, to $22.2 million from $14.3 million in 1998. The gross margins for 1999 and 1998 were 34% and 37%, respectively. The decline in gross margin was attributed to higher sales volume of lower margin products to Marconi Communications.

     Operating Costs and Expenses. Operating costs and expenses for 1999 increased 81% to $15.3 million from $8.4 million in 1998.

     Selling, general and administrative expenses grew 115% in 1999 over 1998. These increases reflect the investment we made in hiring additional sales and administrative personnel to support a larger sales volume. Selling, general and administrative expenses increased rapidly in 1999 in order to facilitate the current and future expansion in our business.

     In 1999 and 1998, we spent approximately $8.7 million, and $5.0 million, respectively, on research and development. The increase reflects an increase in the number of personnel and an increase in engineering expense related to design, development and testing of our transceiver, duplexer and triplexer product lines.

     Provision for Income Taxes. The provision for income taxes was $2.8 million in 1999 and $2.3 million in 1998. The effective tax rate for 1999 and 1998 remained constant at 40%.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth our unaudited consolidated statement of operations data for each of the nine quarters ended March 31, 2001, as well as that data expressed as a percentage of our net sales for the quarters presented. You should read this information in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. We have prepared this unaudited consolidated information on a basis consistent with our audited consolidated financial statements, and in the opinion of our management, it reflects all normal recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from the operating results for any quarter.

                                                                 FOR THE THREE MONTHS ENDED
                            -----------------------------------------------------------------------------------------------------
                            MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,
                              1999        1999       1999        1999       2000      2000(1)     2000(1)    2000(1)      2001
                            ---------   --------   ---------   --------   ---------   --------   ---------   --------   ---------
                                                            (IN THOUSANDS EXCEPT PER SHARE DATA)
                                                                         (UNAUDITED)
Net sales.................  $ 12,342    $ 16,127   $ 18,215    $ 18,580   $ 14,899    $ 28,107   $ 35,958    $ 45,228   $ 48,241
Cost of sales(1)..........     7,911      10,595     12,040      12,532      9,654      18,147     25,866      30,717     32,212
                            --------    --------   --------    --------   --------    --------   --------    --------   --------
    Gross profit..........     4,431       5,532      6,175       6,048      5,245       9,960     10,092      14,511     16,029
                            --------    --------   --------    --------   --------    --------   --------    --------   --------
Operating costs and
  expenses:
  Selling, general and
    administrative(1).....     1,111       1,262      1,440       1,862      1,985       5,711     12,826      18,246     15,372
  Research and
    development(1)........     1,889       2,121      2,363       2,320      2,449       4,175      6,128       5,452      5,196
  Parent company
    allocations...........       221         221        221         222        193         195        200          --         --
  Amortization of
    goodwill..............        --          --         --          --         --       9,580     18,353      19,488     19,488
                            --------    --------   --------    --------   --------    --------   --------    --------   --------
    Total operating
      costs...............     3,221       3,604      4,024       4,404      4,627      19,661     37,507      43,186     40,056
                            --------    --------   --------    --------   --------    --------   --------    --------   --------
  Operating income
    (loss)................     1,210       1,928      2,151       1,644        618      (9,701)   (27,415)    (28,675)   (24,027)
Other income (expense),
  net.....................         3           7          5          (9)        --         192        334       1,720      1,850
                            --------    --------   --------    --------   --------    --------   --------    --------   --------
  Income (loss) before
    provision for income
    taxes and minority
    interests.............     1,213       1,935      2,156       1,635        618      (9,509)   (27,081)    (26,955)   (22,177)
                            --------    --------   --------    --------   --------    --------   --------    --------   --------
Provision for income
  taxes...................       483         771        859         651        246       1,223      1,240          57        100
Minority interest.........        --          --         --          --        190         128         73      (1,098)        21
                            --------    --------   --------    --------   --------    --------   --------    --------   --------
    Net income (loss).....  $    730    $  1,164   $  1,297    $    984   $    182    $(10,860)  $(28,394)   $(25,914)  $(22,298)
                            ========    ========   ========    ========   ========    ========   ========    ========   ========
Basic and diluted income
  (loss) per share........  $   0.01    $   0.01   $   0.01    $   0.01   $     --    $  (0.08)  $  (0.20)   $  (0.17)  $  (0.14)
Basic and diluted income
  average shares..........   144,000     144,000    144,000     144,000    144,000     144,000    144,000     150,652    156,000

-------------------------
(1) The quarters ended June 30, September 30, December 31, 2000 and March 31, 2001, include amounts related to deferred stock compensation of: $744,000, $1.2 million, $849,000 and $683,000, respectively, in "costs of sales"; $1.1 million, $9.0 million, $11.7 million and $8.7 million, respectively, in "selling, general and administrative" expenses; and $1.2 million, $1.7 million, $1.3 million and $1.1 million, respectively, in "research and development" expenses.

                                                                 FOR THE THREE MONTHS ENDED
                            -----------------------------------------------------------------------------------------------------
                            MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,
                              1999        1999       1999        1999       2000        2000       2000        2000       2001
                            ---------   --------   ---------   --------   ---------   --------   ---------   --------   ---------
                                                                         (UNAUDITED)
AS A PERCENTAGE OF NET
  SALES
Net sales.................     100%        100%       100%        100%       100%        100%       100%        100%       100%
Cost of sales.............      64          66         66          67         65          65         72          68         67
    Gross profit..........      36          34         34          33         35          35         28          32         33
Operating costs and
  expenses:
  Selling, general and
    administrative........       9           8          8          10         13          20         36          40         32
  Research and
    development...........      15          13         13          12         16          15         17          12         11
  Parent company
    allocations...........       2           1          1           1          1           1          1          --         --
  Amortization of
    goodwill..............      --          --         --          --         --          34         51          43         40
    Total operating
      costs...............      26          22         22          24         31          70        104          95         83
  Operating income
    (loss)................      10          12         12           9          4         (35)       (76)        (63)       (50)
Other income (expense),
  net.....................      --          --         --          --         --           1          1           4          4
  Income (loss) before
    pro-vision for income
    taxes and minority
    interests.............      10          12         12           9          4         (34)       (75)        (60)       (46)
Provision for income
  taxes...................       4           5          5           4          2           4          3           0         --
Minority interest.........      --          --         --          --          1          --         --          (2)        --
    Net income (loss).....       6%          7%         7%          5%         1%        (39)%      (79)%       (57)%      (46)%

     Our net sales increased quarter over quarter in eight of the nine quarters ended March 31, 2001. We experienced delays in shipments of product to Marconi Communications in the quarter ended March 31, 2000 due to temporary delays in orders, which have since been received. The increase in net sales in the quarter ended June 30, 2000 reflects the impact of our acquisition of Fiber Optic Communications, increased shipments to Marconi Communications and Cisco Systems and more favorable market conditions in the overall fiber optic component industry. These same reasons, along with the impact of our acquisitions of Optronics and Quantum, accounted for the increase in net sales in the quarters ended September 30, 2000, December 31, 2000 and March 31, 2001.

     Gross profit as a percentage of net sales, ranged from 28% to 36% during the nine quarters ended March 31, 2001. The downward trend of our gross margin reflects the increase in business with higher volume customers, such as Marconi Communications. The increase in gross margin in the quarter ended March 31, 2000 reflects the delay of shipments to Marconi Communications, which generally produces high volumes but lower margins. In the short term, we expect margins to remain constant or decline slightly due to the integration of the acquired companies with historically lower margins. In the mid to long term, we expect margins to improve due to increased operating efficiencies associated with capacity utilization in Taiwan and People's Republic of China, diversification of sales to higher margin customers, and a favorable shift towards a higher margin customer base.

     Operating expenses increased each of the eight quarters ended December 31, 2000 primarily due to increased staffing levels and other expenditures in research and development and sales and marketing. Operating expenses decreased in the quarter ended March 31, 2001 primarily due to a $3.4 million reduction in deferred compensation charges from the quarter ended December 31, 2000 to the quarter ended March 31, 2001. During the quarters ended June 30, September 30 and December 31, 2000 and March 31, 2001, we incurred amortization of goodwill and deferred stock compensation relating to the acquisition of Fiber Optic Communications in April 2000. During the quarters ended September 30 and December 31, 2000 and March 31, 2001, we also incurred amortization of goodwill and deferred stock compensation charges relating to the acquisition of Optronics and Quantum in July 2000 and deferred stock compensation related to our employment arrangements with our President and Chief Executive Officer and Vice President of Finance and Chief Financial Officer. We expect costs in these areas to continue to increase. Prior to the amortization of goodwill and deferred stock compensation, operating costs and expenses increased in the later quarters due to increasing selling efforts and establishment of sales offices throughout Asia. Furthermore, we focused more attention to marketing of our current products. We expect to increase expenditures on selling, marketing and establishing our brand name.

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LIQUIDITY AND CAPITAL RESOURCES

     We received $132.3 million in net proceeds from the sale of 12,000,000 shares of our common stock in our initial public offering completed in November 2000. Historically, MRV has managed cash on a centralized basis. Prior to September 8, 2000 (the separation date), cash receipts associated with our business were transferred to MRV on a daily basis, and MRV provided funds to cover our disbursements. Cash and cash equivalents at December 31, 1999 represented positive cash flows generated from our subsidiary. At December 31, 2000 and March 31, 2001, we had cash and cash equivalents on hand of $131.8 million and $106.8 million. During the year ended December 31, 2000, MRV provided advances to us to cover payroll and other operating expenses. Through December 31, 2000 these advances (which do not bear interest) amounted to $6.5 million and were due on demand. As of December 31, 2000, using cash generated from operations, we repaid MRV for all amounts advanced.

     On March 31, 2001, we had working capital of $160.6 million, compared with $161.7 million at December 31, 2000 and $12.6 million at December 31, 1999. The ratio of current assets to current liabilities at March 31, 2001 was 4.0 to 1, compared to 4.4 to 1 at December 31, 2000 and 2.4 to 1 at December 31, 1999. The increase at December 31, 2000 was primarily due to proceeds received from our initial public offering and the inclusion of the operations of Fiber Optic Communications, Optronics and Quantum.

     Cash used by operating activities was $19.5 million for the quarter ended March 31, 2001. Cash flows from operating activities was adversely affected by our net loss of $22.3 million, an increase in accounts receivable, an increase of inventory, establishing short-term deposits for capital acquisitions, all offset by non-cash charges for the amortization of goodwill of $19.5 million and deferred stock compensation of $10.5 million. The increase in accounts receivable was due primarily to increased sales. Inventory levels increased in anticipation of increased sales. Capital expenditures for property and equipment represent the cash used in investing activities. Cash provided by investing activities also included proceeds from the sale of short-term investments. The capital expenditures of $9.9 million, plus another $9.0 million in short-term deposits for the acquisition of capital assets, reflect our investment in expanding production and research and development capacity.

     Cash provided by operating activities was $13.4 million for the year ended December 31, 2000, compared to $748,000 for the year ended December 31, 1999. Cash flows from operating activities was affected by our net loss of $65.0 million offset by non-cash charges for the amortization of goodwill of $47.4 million and deferred stock compensation of $28.8 million. Cash provided by operating activities was $748,000 in 1999 and $1.8 million in 1998. We experienced a decrease in operating cash flows from 1999 over 1998 despite an increase in net income year-over-year, due primarily to net accounts receivable of $10.5 million in 1999 compared to $6.4 million in 1998. The increase in accounts receivable was due primarily to increased sales. This increase in accounts receivable was partially offset by an increase in accounts payable. Inventory levels increased in anticipation of increased sales. Capital expenditures for property and equipment represent all of our cash used in investing activities in 1999 and 1998, and a significant portion of cash used in investing activities in 2000. Cash used by investing activities also included purchases of other assets and short-term investments offset by proceeds from the sale of short-term investments and property and equipment. The capital expenditures reflect our investment in expanding production and research and development capacity. Capital expenditures for property and equipment were $14.8 million for the year ended December 31, 2000. These expenditures are consistent with our future growth strategy. Furthermore, in connection with our acquisition of Fiber Optic Communications, Optronics and Quantum we received net cash of $5.5 million.

     We believe that cash on hand, along with our cash flows from operations, will be sufficient to satisfy our working capital, capital expenditure and research and development requirements for at least the next 12 months. However, we may require or choose to obtain additional debt or equity financing in order to finance acquisitions or other investments in our business. We will continue to devote resources for purchases of capital equipment as we continue to build our manufacturing capabilities and enable continued expansion of our research and development programs. Our future capital requirements will

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depend on many factors, including our rate of revenue growth, the timing and extent of spending to support development of new products and expansion of sales and marketing, the timing of new product introductions and enhancements to existing products and market acceptance of our products.

FOREIGN CURRENCY

     We operate on an international basis. A majority of our revenues and cost of sales are incurred in U.S. dollars. For the year ended December 31, 2000, approximately 31% and 29% of our revenues and cost of sales, respectively, were incurred in currencies other than the U.S. dollar. For the quarter ended March 31, 2001, approximately 36% and 39% of our revenues and cost of sales, respectively, were incurred in currencies other than the U.S. dollar. For the year ended December 31, 2000 and quarter ended March 31, 2001, approximately 63% and 65%, respectively, of our operating expenses were incurred in currencies other than the U.S. dollar, including the non-cash charges for deferred compensation expense and goodwill amortization incurred with the foreign subsidiary acquisitions. For the year ended December 31, 2000 and quarter ended March 31, 2001, the New Taiwan dollar is the most significant of such currencies.

     The New Taiwan dollar has been relatively stable in relation to the U.S. dollar in recent years, and accordingly, we have not experienced any significant fluctuations in operating results due to exchange rate fluctuations in the New Taiwan dollar in relation to the U.S. dollar.

     Fluctuations in the value of the currencies in which we conduct our business relative to the U.S. dollar will cause U.S. dollar translation of such currencies to vary from one period to another. We cannot predict the effect of exchange rate fluctuations upon future operating results. However, because we have expenses as well as revenues in each of the principal functional currencies, the exposure to our financial results to currency fluctuations is reduced. We have not historically attempted to reduce our currency risks through hedging instruments, however, we may do so in the future.

INFLATION

     We believe that our revenue and results of operations have not been significantly impacted by inflation during the last three years.

RECENT ACCOUNTING PRONOUNCEMENT

     In June 1998 and June 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Investments and Hedging Activities," and SFAS No. 137, which delayed the effective date of SFAS No. 133. In June 2000, the FASB issued SFAS No. 138 which provides additional guidance for the application of SFAS No. 133 for certain transactions. We adopted this statement on January 1, 2001 and the adoption of this statement did not have a material impact on our financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements," as amended. SAB 101 summarizes certain of the Securities and Exchange Commission's views in applying generally accepted accounting principles to revenue recognition in financial statements. We have applied the provisions of SAB 101 in the consolidated financial statements. The adoption of SAB 101 did not have a material impact on our financial condition or results of operations.

     In March 2000, the FASB issued interpretation No. 44 (FIN 44), "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB No. 25 for certain issues, including the definition of an employee, the treatment of the acceleration of stock options and the accounting treatment for options assumed in business combinations. FIN 44 became effective on July 1, 2000, but is applicable for certain transactions dating back to December 1998. The adoption of FIN 44 did not have a significant impact on our financial position or results of operations.

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     In July 2001, the FASB is expected to approve two final statements: SFAS
No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets", which provide guidance on the accounting for business combinations and defines when and how goodwill and other intangible assets are amortized and assessed for impairment. These statements will be effective on January 1, 2002. We are currently reviewing these standards to determine the impact on our results of operation and our financial position.

MARKET RISK

     We do not hold any derivative securities. The majority of our net proceeds from the initial public offering are currently maintained in money market funds which are subject to limited interest rate risk.

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                                    BUSINESS

OVERVIEW

     We design, manufacture and sell a comprehensive line of fiber optic components that enable communications equipment manufacturers to provide optical networking equipment for the rapidly growing metropolitan and access segments of communications networks. Our products are designed to meet the increasing bandwidth requirements between long-haul telecommunication networks and end users. We specialize in singlemode fiber optic components and subsystems for high-capacity data transmission for long-reach applications in the metropolitan and access markets. We provide a broad product line of high performance fiber optic components, the technical depth to offer next generation optical components, a quick response to new requirements and volume manufacturing for these components. Our direct sales customers include communications equipment manufacturers, such as Cisco Systems, General Instrument, Marconi Communications and Pandacom. In addition, we sell our products to distributors who, in turn sell to such customers as Cabletron Systems, Extreme Networks and Foundry Networks.

INDUSTRY BACKGROUND

     Increased Demand for Bandwidth

     The communications network infrastructure has experienced significant growth and change during the last decade. Exponential growth in Internet access, combined with the adoption of other data intensive applications have placed capacity constraints on communication networks originally developed for voice traffic. This increase in traffic has caused providers to invest significant resources in new network infrastructure, causing communication equipment vendors to rapidly upgrade equipment to provide greater network bandwidth and increased transmission speeds. According to Ryan, Hankin & Kent, a leading market research and consulting firm, Internet and other data traffic is expected to increase over 4000% between 1999 and 2003.

     Deployment of Optical Networks

     In order to meet the demand for high capacity or high-speed data transmission, service providers are deploying fiber optic networks. Fiber optic technology involves the transmission of data in optical fiber via pulses of light and provides higher quality and greater bandwidth over longer distances than traditional copper wire. The proliferation of fiber optic networks has generated significant demand for singlemode fiber optic components and subsystems. Singlemode fiber optic components are split into two broad categories: active components and passive components. Active components are the core technology for optical networks and require some input of power to generate, boost or transform optical signals. Passive components are used to direct, split and merge optical signals without the use of electricity and are necessary for wavelength division multiplexing, or WDM, systems.

     Despite the aggressive deployment of network infrastructure, data traffic growth continues to strain available capacity. Given the cost and time involved in laying additional fiber to support this infrastructure growth, service providers also seek component solutions that maximize utilization of the installed fiber optic networks. For example, the application of WDM in communications equipment enables service providers to greatly increase capacity of their existing optical networks in a cost-effective manner. WDM is used to separate or combine light of different wavelengths or colors, which increases capacity by enabling simultaneous transmission of data along numerous wavelengths on the same fiber optic cable.

     The Existing Network Infrastructure

     Optical fiber is currently being deployed across the three major segments of communications networks: long-haul, metropolitan and access.

     Long-haul networks. Long-haul networks connect the communications networks of metropolitan areas around the world and transport large amounts of data and voice traffic. To solve congestion problems,

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

service providers have invested significant resources in the deployment of optical infrastructure including the use of dense WDM. As a result, current long-haul networks provide very high transmission capacity and speed, or bandwidth, for transmitting data over very long distances. The build-out of long-haul networks represents an important step in improving network infrastructure to support increased demand for new services and greater traffic volumes.

     Metropolitan networks. Metropolitan networks connect long-haul networks and access networks. Due to the increase in data traffic and the demand for enhanced services, the existing metropolitan network infrastructure has become a bottleneck for the provision of communication services to businesses. Accordingly, service providers have begun to invest in infrastructure to help reduce capacity constraints in this portion of the network.

     Access networks. Access networks include business and residential networks. Business access networks connect metropolitan networks and businesses. Traditional business access networks use existing copper based solutions, which are slow compared to high-speed networks commonly used within businesses. Established and new service providers are deploying new technologies in order to provide high bandwidth connectivity to the business user.

     Residential access networks provide connectivity between the metropolitan network and the home. Currently, multiple services such as cable television, satellite, telephony and high-speed data lines are being offered to home users based on multiple copper solutions. As high data rates and new services become widely available to the home user, copper solutions will become increasingly insufficient to meet the consumer's demands. Service providers are beginning to deploy fiber to neighborhoods, to the curb and to the home enabling the residential user to obtain a wide range of current and future services.

     Need for Singlemode Optical Components

     We believe the widespread introduction of optical networks servicing the metropolitan and access markets will generate significant demand for singlemode fiber optic components. Singlemode components are coupled to singlemode optical fiber and have superior transmission characteristics in high capacity, longer distance applications as compared to multimode fiber. Singlemode fiber has physically pure pulses of light which do not overlap with each other as quickly as the pulses of light on multimode fiber. Pulses of light that overlap result in the information carried by the fiber being lost. As data transmission speeds have increased, singlemode fiber has become necessary for even relatively short transmission distances due to its superior performance. As a result, singlemode fiber has progressed from being the fiber of choice in the long-haul market to being accepted as the preferred fiber for most high-speed transmission applications. As speeds and distances continue to increase for the metropolitan and access markets, we believe the need for high performance singlemode fiber optic components will continue to grow.

     The increasing use of WDM technology in metropolitan and access markets is also driving demand for singlemode fiber optic components. WDM systems require extensive use of active and passive fiber optic components to enable communication equipment manufacturers to increase system capacity by adding additional light signals on a single optical fiber. The significant growth in the use of WDM systems, combined with the increased use of singlemode fiber in the metropolitan and access markets is driving the demand for singlemode fiber optic components.

     Market Opportunity

     In order to deliver singlemode active and passive components to communications equipment manufacturers, fiber optic component vendors must address a number of challenges, including complex manufacturing and packaging processes and improved delivery times. Component vendors must meet the following requirements in order to supply next generation technologies to the metropolitan and access portions of the network:

     High performance, cost-effective components. Communications equipment manufacturers require singlemode fiber optic components that are reliable and cost-effective and operate with minimal power

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

requirements over a wide range of temperatures. Service providers need to upgrade their networks rapidly and cost effectively. Communication equipment manufacturers need to procure fiber optic components in the quantities they require with the shortest possible time in order to satisfy this demand.

     Broad product offerings. As optical communications networks continue to expand, and systems grow in size and complexity, communications equipment manufacturers will seek to work with fewer vendors that offer more complete product lines. Vendors that provide both active and passive components are also able to custom design and introduce integrated products, i.e., products that combine active and passive technologies, more rapidly. Integrated products are typically smaller in size, consume less power and are more reliable and accurate than discrete products that are linked together.

     Innovation and flexibility. The rapidly changing communications market demands that component manufacturers continue to enhance product performance. Component manufacturers must provide innovative and flexible solutions to meet the evolving needs of next generation networks.

     Strong manufacturing capabilities. The widespread deployment of singlemode optical fiber in metropolitan and access networks, particularly in fiber-to-the-curb and fiber-to-the-home applications, requires singlemode components that can be manufactured in higher volumes at lower unit costs. The processes involved in coupling singlemode fiber to components are highly complex due to the small core size of the fiber. The design complexity and production techniques of most singlemode components have created capacity constraints.

     As a result of these challenges, a significant opportunity exists for component vendors that are able to continually innovate and deliver next generation products.

THE LUMINENT SOLUTION

     We design, manufacture and sell a comprehensive line of singlemode fiber optic components that enable communications equipment manufacturers to build advanced fiber optic communications systems for the rapidly growing metropolitan and access markets. Our approach combines our extensive research and development expertise along with design, engineering and manufacturing capabilities to deliver a wide array of high quality, cost-effective and reliable, active and passive components. We believe our ability to integrate active and passive technologies, our years of expertise in fiber-to-the-curb and fiber-to-the-home components, our ability to provide innovative customer solutions, our strong relationships with key communication equipment manufactures and our ability to scale manufacturing to meet high volume customer requirements provide us with significant competitive advantages. We believe our products provide the following key benefits to our customers:

     High performance, cost-effective components. Our active and passive products are designed to maximize both distance and bandwidth over singlemode fiber while providing efficient and reliable transmission. We offer high performance and reliable components that can be tailored to meet a wide range of customer specifications. Our fiber optic components incorporate proprietary technology that delivers high performance under demanding environmental conditions. We believe our high performance and reliable singlemode fiber optic components have enabled us to advance our position in the metro and access fiber optic markets.

     Broad product offerings. We offer a broad product line of active and passive components in a variety of packaging configurations. Our active components include custom wavelength distributed feedback lasers, high temperature lasers, vertical cavity surface emitting lasers, edge emitting light emitting diodes or LEDs, surface emitting LEDs and detectors with electrical amplifiers. Our passive components include WDM add/drop components, thin film filters, high-speed external modulators, fiber amplifiers, fused biconical couplers, fused biconical WDM couplers and WDM multiplexers, circulators, isolators and collimators. These broad product offerings allow us to satisfy a wide array of customer requirements in metropolitan and access networks. In addition, we offer a number of products integrating active and passive components and we plan to expand these offerings.

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     Innovation and flexibility. Our 12 years of experience in device fabrication, packaging and integration provides us with the knowledge and capability to meet the changing needs of our customers. Our intellectual property and technical expertise enables us to innovate next generation products for our customers. We were an early developer of singlemode fiber WDM optical component technology for fiber-to-the-curb and fiber-to-the-home applications. These components currently provide next generation high-speed services to hundreds of thousands of homes. In addition, we recently introduced coarse WDM components that enable communication equipment manufacturers to implement WDM inside their equipment at a fraction of the cost of dense WDM. Coarse WDM utilizes our expertise in laser fabrication, passive component fabrication, packaging and electronic design. As a result of our manufacturing capabilities in all these areas, we can significantly reduce our time to market for innovative product designs. We have close working relationships with many key customers, allowing us to be involved in the initial stages of new designs. This exposure provides us with a better understanding of customer demands and helps focus our development effort towards their evolving needs.

     Strong manufacturing capabilities. Our ability to manufacture a broad range of active and passive components is key to our success and enables us to respond to customers' requirements with significantly reduced lead times. In addition, our advanced packaging process enables us to manufacture high volume, cost-effective, singlemode components. We believe that our advanced laser fabrication facilities, our thin film deposition lab, our wave-guide fabrication facilities and our proprietary packaging technology provide us with a significant competitive advantage for manufacturing fiber optic components.

PRODUCTS

     We provide an extensive offering of active and passive singlemode fiber optic components that support a wide range of requirements for the metropolitan and access networks. Prior to the acquisition of Fiber Optic Communications on April 24, 2000, our business consisted entirely of active fiber optic components. The acquisitions of Fiber Optic Communications and Quantum expanded our product offerings into passive components.

     Active Components

     Active components are the core technology for fiber optic networks and require electrical power to generate, boost or transform optical signals.

     Mixed signal, single fiber components. These components are capable of transmitting bi-directional digital and analog information over a single fiber. Our products in this category are called duplexers and triplexers. A duplexer transmits and receives light simultaneously and independently. A triplexer is a component that both transmits and receives at one wavelength of light, while also receiving a second wavelength of light. These components offer high performance in many critical parameters, including laser power, linearity, receiver responsivity, receiver frequency response and cross talk between the laser and receiver. These components are used to provide cable television, satellite distribution, data services and telephony, all over a single fiber for residential access.

     Transceivers. A transceiver, the most common fiber optic data link, has both a transmitter and receiver built into one unit. A transmitter converts electrical signals into optical signals and launches them into the fiber. A receiver receives the optical signal, converts it back to an electrical signal and amplifies it.

     We offer a wide variety of transceivers designed for a number of applications. This broad product line enables us to meet a wide variety of customer requirements for singlemode fiber-based transceivers. These transceivers vary in package style, distance requirements, speed requirements and protocols, including the most widely used protocols, asynchronous transfer mode, Fiber Channel and Ethernet. We have packaged several of our transceivers to have advantages over our standard components. For example, the small form factor transceiver allows an equipment manufacturer to achieve twice the number of fibers connected from the equipment; the pluggable transceiver can be removed and inserted in an operational network, which makes it well suited for field upgrades; and the single fiber transceiver provides transceiver functionality

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over one fiber instead of two. We are also aggressively adding next generation transceivers to this product line.

     Due to high output power and high receiver sensitivity, our products achieve long reach transmissions. Additional options include a wide operating temperature range, lower operating voltages for reduced power consumption and a wide range of wavelengths. Applications for custom wavelength transceivers include optical network monitoring and management of coarse WDM.

     Coarse WDM subsystems. Coarse WDM subsystems are a combination of active and passive components that can be integrated into a communication equipment vendor's product. These subsystems enable communications equipment manufacturers to implement wavelength division multiplexing inside their equipment at a fraction of the cost of dense WDM. Coarse WDM technology is more cost-effective because it uses un-cooled transceivers that do not require costly and power consuming thermoelectric coolers. We offer coarse WDM subsystems in multiple versions for varying transmission speeds, including the highest speed Ethernet connection currently in development.

     LEDs for fiber optic communications. Our light emitting diodes, or LEDs, are used as a light source for fiber optic transmission because they require less expensive control circuitry as compared to laser diodes. We manufacture two types of LEDs: surface emitting LEDs and edge emitting LEDs. Our surface emitting LEDs are designed for use in low cost, high volume, high speed and short-reach transceivers. In some singlemode fiber low speed applications, customers prefer to use edge emitting LEDs instead of laser diodes, as they are easier to use. Our edge emitting LEDs provide high power performance for singlemode fiber.

     Laser diodes. Laser diodes convert electrical signals to optical signals and are the most widely used light sources for optical communications systems. Our cost-effective packaging technology currently supports high-speed laser modulation for networks in our target market. Both cooled and un-cooled devices can be configured with high suppression of reflection. Our extensive line of different packaging allows us to provide flexible solutions for the customer's applications.

     We provide distributed feedback and Fabry-Perot lasers that operate at standard wavelengths, as well as special wavelengths. Distributed feed back lasers use a mirror that reflects one wavelength while Fabry-Perot lasers use mirrors that reflect all wavelengths. Our high temperature lasers are stable over a wide range of temperatures and can operate above 100 degrees Centigrade. These un-cooled lasers are particularly suitable for use in transceivers where heat dissipation is a concern and in uncontrolled environments, such as those involved with fiber-to-the-curb.

     Analog fiber optic links. Analog links, unlike digital links, do not use a single, high-speed data stream. Instead, a typical analog link is made up of multiple data streams. This, in turn, requires the laser and receiver to meet more stringent performance criteria. Our analog technologies are used in cable television, cellular, satellite and wireless local area networks. In addition, our analog links are utilized throughout the cable television industry in both the downstream and upstream transmissions.

     Our analog fiber optic links avoid the high losses associated with the transport of radio frequency signals over coaxial cables. Our linear lasers and high-speed receivers enable the components to be used in very stringent analog applications. We also offer high levels of integration of our analog sub-assemblies, which we believe results in greater overall value to our customers.

     Photo detectors and receivers. Photo detectors convert optical signals into electrical signals. In addition to photo detectors we offer receivers that include photo detectors with electrical amplifiers for greater functionality. Our packaging technology allows us to improve performance and increase speeds over standard products.

     Electro-optic modulators. Lithium niobate electro-optic modulators are used to transfer information onto a light signal without the modifying wavelength of the light. These modulators enable data to travel extended transmission distances compared to a directly modulated laser. Electro-optic modulators can be used to modulate the phase or amplitude of an optical signal depending on the design of the device.

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     Vertical cavity surface emitting lasers. Vertical cavity surface emitting lasers are one of our only products targeted for multimode applications. Vertical cavity surface emitting lasers emit light perpendicular to the semiconductor surface. Our devices have stable fiber-coupled power, good high temperature characteristics and are designed for use in short reach gigabit Ethernet transceivers. Vertical cavity surface emitting lasers are ideal for applications involving short distances where they can be coupled to the fiber through passive alignment techniques allowing for very high volume, low cost manufacturing. Our vertical cavity surface emitting lasers are carefully designed and processed to avoid signal degradation that can occur when operated at high speeds.

     Passive Components

     Passive components are used to direct, split and merge optical signals without the use of electricity. These components have become critical due to the use of fiber amplifiers, passive networks and WDM technology.

     Couplers. Couplers are used to combine and/or split optical signals. We offer a wide variety of singlemode and multimode fused biconical couplers. A fused biconical coupler is made when the cores of two fibers are fused together. By precisely controlling the manufacturing process not only can different ratios of power from each fiber be controlled, but also the coupler can act as a WDM element by coupling light of one wavelength over one fiber and light of a separate wavelength over the other fiber.

     Couplers are one of the most common components of any optical network, WDM system, optical amplifier, or optical switch. Our couplers provide low reflection and low power loss and operate over a wide range of temperatures and wavelengths. Our couplers are designed for robust operation under difficult environmental conditions.

     Isolators. Isolators allow transmission of optical signals in one direction but block transmission in the other direction. Our high performance isolators are used with fiber amplifiers and lasers to prevent reflections from entering the device. Our isolators are highly reliable and feature high suppression of reflection with low power loss over wide ranges of temperatures and wavelengths.

     WDM thin film add/drop components. Thin film filters enable the transmission of specific optical wavelengths and the reflection of others. These filters consist of multiple layers of differing materials deposited in vacuum chambers. Thin film filter add/drop components allow for the removal and insertion of wavelengths in WDM systems with minimal power losses. These modules are designed for building flexible solutions and for architectures where only a few wavelengths are dropped at one location.

     We offer a family of thin film based WDM modules for band splitting, bi-directional multiplexing and demultiplexing, supervisory add/drop and band add/drop applications. Our thin film filter products have important features, including low power loss, uniform performance over a wavelength band and high suppression of reflection.

     Circulators. Optical circulators are used in wavelength management applications to direct optical signals to the appropriate sections of the system. These circulators enable new services such as adding or dropping individual channels at defined points in the network. We offer fiber-coupled circulators with wide bandwidth, high suppression of reflection, low polarization sensitivity and low power loss characteristics.

     Variable fiber optic attenuators. Attenuators reduce the amplitude of a signal without distorting the waveform. A variable fiber optical attenuator is a component used to equalize the power between different WDM channels before being amplified by a fiber amplifier. In addition, attenuators can protect receivers from excessively strong signals that might otherwise increase error rates.

     Fiber gratings. A grating is a series of reflections over a length of fiber. Several products can be made by tailoring the characteristic of the fiber grating, including dense WDM wavelength separation, dispersion compensation and wavelength locking. Our fiber grating technology allows us to support new system designs based on the flexibility of fiber grating components.

     Optical connectors and adapters. Optical connectors are used to couple light either directly from a component or from another fiber. Adapters are the components that facilitate the connection of any two connectors. The overall performance and reliability of various fiber optic network systems depends upon these components. These parts feature low power loss and low reflection over a wide range of temperatures, wavelengths and mechanical stresses. We have developed a wide range of both normal and hybrid adapters to meet most industry requirements.

TECHNOLOGY

     Our technical capabilities span several key areas. We believe our technical depth can enable rapid development and deployment of new singlemode fiber optic components and subsystems. The development and manufacturing of superior singlemode fiber optic components require expertise in the following technology areas:

     Device fabrication. Active components are necessary elements for every optical communication link as electrical signals must be converted to optical signals in an optical network. We operate two device fabrication facilities for the production of active components. Device fabrication is an extremely complex procedure that requires the use of multiple advanced processes. The key technology for optimized laser performance is the growth of material where an electrical signal is converted into an optical signal, which we perform with metal organic chemical vapor deposition. Metal organic chemical vapor deposition is the most advanced growth technology available and is capable of achieving atomic level thickness control and exact composition control allowing for the highest level of device performance. Our control of these difficult processes enables us to manufacture lasers that operate effectively at extremely high temperatures and lasers for WDM systems.

     Thin film filter fabrication. Thin film filter based add/drop components are used in WDM systems and allow for the removal and insertion of a particular wavelength while permitting other wavelengths to continue through the module. Thin film filters are comprised of multiple layers of differing materials deposited in a large vacuum chamber onto the surface of a glass like material. Band pass filters for dense WDM and coarse WDM applications require over one hundred layers of deposition with extremely tight tolerances. Manufacturing these filters to the required degree of precision is extremely difficult for tightly-spaced channels.

     Our advanced thin film capabilities include 200 GHz dense WDM filters, coarse WDM band pass filters and advanced antireflective coatings for a variety of applications. Our thin film filter products have important features, including low insertion loss, flat top band pass, high suppression of reflection and low polarization sensitivity. Our ability to manufacture filters with high levels of performance is a direct result of substantial experience in process development and equipment enhancement.

     Optics. Micro-optics design is a critical element in order to achieve a high degree of coupling between components and a singlemode fiber. Our expertise in optical design has allowed us to provide cost-effective source lasers with high output power. In addition, our passive component characteristics directly benefit from the expertise we have in optics design. We utilize optics design software, production experience and close relationships with optics suppliers to achieve new product development. Our capability to manufacture individual fundamental components allows us to maintain technological competitiveness in the design of integrated components, such as distributed feed back lasers with isolators, receivers with filters, coarse WDM transceiver modules and dense WDM add/drop switching modules.

     In addition to micro-optics, we have developed advanced fiber based technology. The most common of the products developed from this technology are couplers used to combine and split signals in an optical network. A fused biconical coupler is made when the cores of two fibers are fused together. The light coming in on one fiber is then split between the two fibers on the output side. A WDM coupler either couples or splits the light of one wavelength on one fiber with light of a separate wavelength on the other fiber. Our precise control of the manufacturing process allows us to provide a wide range of WDM and fixed ratio couplers. Our coupler manufacturing techniques allow us to meet varying customer specifications while achieving both high volume manufacturing and highly reliable components.

     We have also developed advanced optical technologies based on the wave-guide approach. The design and manufacturing of wave-guides in materials such as silicon, lithium niobate and indium phosphide all require high degrees of wave-guide modeling, layer growth/deposition and process control. Our technology in the area has enabled us to produce electro-optic modulators and lasers with high coupling efficiencies into singlemode fiber. We are currently developing arrayed wave-guide gratings, and other components necessary for dense WDM and integrated WDM technologies.

     Packaging. For over 11 years, we have continued to develop packaging techniques needed for high volume, cost-effective, singlemode fiber optic component manufacturing. Our active components employ proprietary packaging technology as well as automated laser-welding technology in order to achieve extremely accurate sub-micron alignment. Sub-micron alignment is required for coupling light out of a laser into singlemode fiber that has a diameter of 9 microns. Our passive components also employ proprietary packaging technology to achieve the same degree of precision alignments. Our packaging techniques provide coupling stability over the wide temperature range that is necessary to meet even the most demanding applications.

     The combination of our packaging technologies and our expertise in lasers, filters and electronics has enabled us to design several highly integrated modules. Examples of these products include small form factor transceivers, single fiber modules and coarse WDM subsystems.

     Electronic design. As data rates increase, circuit design becomes more critical to the performance of our products. We have a team of digital design engineers dedicated to electronic design and development for integrated components such as transmitters, receivers and transceivers. We also have a team of design engineers dedicated to analog product lines that include return path transmitters and receivers, cellular/personal communications services band transceivers and subsystems for a variety of outdoor applications.

INTELLECTUAL PROPERTY

     We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. As of June 30, 2001, we owned five issued patents in Taiwan and one issued patent in the U.S. relating to our technologies. These patents include:

     - Optical Isolator with low polarization mode dispersion" applying to our family of isolators, which is valid in Taiwan until August 2008;

     - "Reflective Parallel Fiber Optic Circulator" applying to our circulator design and which is valid in Taiwan until March 2017;

     - "Optical Circulator" applying to our circulator design and is valid in the USA until August 2017 and Taiwan until March 2017;

     - "Optical Fiber Polisher" applying to the polishing equipment we use internally for manufacturing and is valid in Taiwan until October 2010;

     - "Used on Solid State CCD Camera Optical Photometric Filter" apply to our deposition science and is used on coatings on crystals and applies in Taiwan until April 2009.

     We have six additional patents pending: two in Taiwan and four in the U.S. We also utilize unpatented proprietary know-how and trade secrets and employ various methods to protect them. Luminent has no licenses which it believes are material to its business.

RESEARCH AND DEVELOPMENT

     We believe that in order to maintain our technological competitiveness, we must enhance our existing products and continue to develop new products. Our research and development expenses were approximately $5.0 million, $8.7 million and $18.2 million for the years ended December 31, 1998, 1999 and 2000, respectively. Our research and development expenses were approximately $2.5 million and $5.2 million during the quarters ended March 31, 2000 and 2001, respectively. At June 30, 2001, we had 181 employees engaged in research and development, including 40 engineers with advanced degrees and 12 engineers who are PhDs.

     We continually recruit highly qualified scientists and engineers in the industry and have established a work environment that fosters creativity and rapid pursuit of technology. Our research and development team stays current with new technologies in order to develop products for emerging market opportunities. We also continually assess the potential needs and requirements of our customers. Our research and development team designs products based on the following principles: reliability, manufacturability and cost effectiveness.

CUSTOMERS

     Our customers include major communications equipment manufacturers in the U.S. and international markets, which incorporate our products into their equipment that they in turn sell to network service providers.

     The following table provides information concerning our customer concentration, which accounted for 10% or more of our net sales in 2000, and their respective sales percentages for 1998 and 1999 and the three months ended March 31, 2000 and 2001:

                                                                   THREE MONTHS
                                                                      ENDED
                                    YEAR ENDED DECEMBER 31,         MARCH 31,
                                    ------------------------      --------------
             CUSTOMER               1998      1999      2000      2000      2001
             --------               ----      ----      ----      ----      ----
Marconi Communications............   18%       40%       18%       11%       13%
Cisco Systems.....................    5%        6%       11%       14%       12%

     We have no long-term contracts with our customers and sales are typically made pursuant to individual purchase orders, often with extremely short lead times. A number of our current customers were acquired through the acquisitions of Fiber Optic Communications, Optronics and Quantum, and we have only a limited history with them as customers.

SALES, MARKETING AND TECHNICAL SUPPORT

     We market our products worldwide through a direct sales force as well as through distributors' and manufacturers' representatives. Our sales force maintains close relationships with decision-makers at most of our key customers. The direct sales force also manages the relationship of our distributors' and manufacturers' representatives. Our sales people have strong technical backgrounds, typically with at least a B.S. or the equivalent in engineering. Our sales offices are located in Chatsworth, San Francisco and San Jose, California; Austin, Texas; Sandown, New Hampshire; Raleigh, North Carolina, and Nagold, Germany.

     Our main distributor in North America is Unique Technologies, a subsidiary of the Veba Corporation. Unique Technologies provides extensive coverage in the United States and Canada for some of our customers. Other distributor relationships have been established in Germany, Japan, the United Kingdom, Taiwan, People's Republic of China, Korea, Benelux, Israel, South Africa, Australia, Spain, France and Denmark.

     Our highly trained staff provides technical support to our customers, distributors and representatives. All customer support engineers are trained and typically have a degree in physics or electrical engineering. We believe that customer service and support is as valuable and as important as our technology.

COMPETITION

     The fiber optic component industry is highly competitive and subject to rapid technological change. We believe that the principal competitive factors in the active fiber optic component market are support for multiple optical interfaces, output power, wavelength selection, electrical interface standards, mechanical packaging, price, lead times and reliability. We believe that the principal competitive factors in the passive component market are optical performance of components, quality and reliability, manufacturing capacity, timely delivery, customer relationships, pricing, comprehensiveness of product offerings and customization to customer specifications. We believe we compete favorably in each of these factors for both active and passive components. We also believe that our products are favorably priced compared to equivalent products currently available from our competitors. Based on our assessment of the price performance ratio of competitive products, we believe that our products currently compare favorably with similar products, although we cannot assure you that they will continue to do so.

     Our current competitors include Agilent Technologies, Corning Incorporated, Finisar Corporation, Fujitsu, Infineon AG, International Business Machines Corporation, JDS Uniphase Corp., Lucent Technologies, Inc., Sumitomo, Tyco International, Ltd. and other companies that offer or have announced similar products. Many of our competitors have substantially greater financial, marketing, technical, human and other resources than us, and greater brand recognition and market share which may give them certain competitive advantages, including the ability to negotiate lower prices on raw materials and components than those available to us. We cannot assure you that we will be able to compete successfully with existing or future competitors or that competitive pressures will not seriously harm our business, operating results and financial condition.

     Fiber optic technology competes with other technologies such as satellite transmission and wireless technologies which are less expensive and easier to deploy. If these technologies are preferred over fiber optics, the demand for our products may decline, which would result in a material adverse effect on our business.

MANUFACTURING

     We currently design and manufacture our products at our facilities in the United States, Taiwan, and People's Republic of China. Active components are manufactured in Hsinchu, Taiwan and Chatsworth, California. These manufacturing operations consist of wafer fabrication facilities for semiconductor laser diodes and LEDs; a high precision optical and mechanical assembly; electrical design; and assembly and final testing. We currently design and manufacture passive components in Hsinchu, Taiwan consisting of thin film filter manufacturing, wave-guide processing, precision optical and mechanical assembly and final testing. We also manufacture passive components in Shanghai, People's Republic of China consisting of precision optical and mechanical assembly and final testing. Many of the key processes used in the manufacture and test of our products are proprietary. Consequently, many of the key components of our products are designed and produced internally. Although we generally use standard parts and raw materials, certain parts and components are only available from a limited number of suppliers. Our policy is to maintain a reserve of necessary parts and raw materials to help minimize any disruption as a result of temporary unavailability of such parts. We outsource certain board level products to contract manufacturers and we maintain a modular and flexible manufacturing approach to facilitate rapid changes of product mix.

     We assemble substantially all our active and passive products in a clean room environment. Relevant assembly processes include die attach, wire bond, substrate attachment and fiber coupling. We also conduct tests throughout our manufacturing process using commercially available and in-house built testing systems that incorporate proprietary procedures. To maintain reliability and quality, we implement a stringent set of quality assurance programs throughout the design, assembly, integration and test processes. Our policy is to perform final product tests on 100% of our products prior to shipment.

     We are subject to a variety of federal, state and local government regulations related to the storage, use, discharge and disposal of toxic, volatile, or otherwise hazardous chemicals used in our manufacturing processes. Further, we are subject to other safety, labeling and training regulations as required by local, state and federal law. Although we believe that we are in material compliance and have complied with all applicable legal requirements, any failure by us to comply with present and future regulations could subject us to future liabilities or the suspension of production. In addition, such regulations could restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. We cannot assure you that these legal requirements will not impose on us the need for additional capital expenditures or other requirements.

     We typically purchase our components and materials through purchase orders, and we have no guaranteed supply arrangements with any of our suppliers. We currently purchase several key components and materials used in the manufacture of our products from single or limited source suppliers, including Corning Incorporated, Mitsubishi Electric, Nippon Sheet Glass, Phillips Semiconductor and Sumitomo. Current softness in demand and pricing in the communications market have necessitated a review of our inventory, facilities and headcount. As a result, we anticipate recording in the second quarter of 2001 a one-time charge for additional write-down for inventory and inventory purchase commitments, among other things.

EMPLOYEES

     At June 30, 2001, we had a total of 1,550 full-time employees. Of these, employees with science or engineering degrees engaged in research and development activities numbered 90 with Bachelor of Science degrees (or four year equivalent), 40 with Masters degrees and 12 with Ph.D. degrees. Our employees are not represented by any collective bargaining agreement and we have never suffered any work stoppage. Due to the downturn in the communications market, we are in the process of reducing employee headcount to approximately 1,200 employees. See "Recent Developments." We believe that our relations with our employees are good.

FACILITIES

     We maintain our main manufacturing, development and office facilities in the United States, Taiwan and People's Republic of China. The table below lists the locations, square footage and expiration dates of our leased facilities for our major operations at December 31, 2000.

                                                      SQUARE FOOTAGE
                      LOCATION                         LEASED/OWNED    LEASE EXPIRATION DATES
                      --------                        --------------   ----------------------
Chatsworth, California, USA.........................      22,200         December 31, 2005
Chatsworth, California, USA.........................      50,000          July 13, 2004(1)
Chatsworth, California, USA.........................       5,000         December 31, 2002
Hsinchu, Taiwan.....................................     165,910            March 14, 2016
Hsinchu, Taiwan.....................................      12,712                     Owned
Hsinchu, Taiwan.....................................      18,895             June 15, 2001
Hsinchu, Taiwan.....................................       9,437         February 15, 2001
Hsinchu, Taiwan.....................................       7,876           August 31, 2001
Miao-Li County, Taiwan..............................      24,398                     Owned
Hsinchu, Taiwan.....................................       3,907         December 31, 2001
Hsinchu, Taiwan.....................................      31,043         December 31, 2001
Hsinchu, Taiwan.....................................       5,834         December 31, 2001
Hsinchu, Taiwan.....................................       6,372         December 31, 2001
Chu-Pei, Taiwan.....................................      15,989                     Owned
Shanghai, People's Republic of China................      48,495          October 20, 2047
Shanghai, People's Republic of China................     139,008              January 2049

-------------------------
(1) We have an option to renew this lease for three more years.

     We also occupy portions of two buildings in Chatsworth, California that are leased by MRV and used for its other businesses. In accordance with the terms of the Real Estate Matters Agreement, we are negotiating subleases for those portions of MRV's building that we occupy. We believe that our facilities are adequate to meet our demands for the near future.

LEGAL PROCEEDINGS

     From time to time, we may become involved in litigation relating to claims arising from our ordinary course of business. We are currently not a party to any material legal proceedings. See "Risk Factors -- We Could Become Subject to Litigation Regarding Intellectual Property Rights, Which Could Be Costly and Subject Us to Significant Liability" for a description of certain intellectual property claims we have received alleging infringement of third-party patents.

                                   MANAGEMENT

     The following table sets forth specific information regarding our executive officers, directors and key employees as of June 30, 2001.

                NAME                   AGE                         POSITION(S)
                ----                   ---                         -----------
Noam Lotan...........................  49    Chairman of the Board
Dr. William R. Spivey................  54    President, Chief Executive Officer and a Director
Eric Blachno.........................  39    Vice President, Finance and Chief Financial Officer
Aaron Uri Levy.......................  42    President of Luminent, Inc. USA Division
Dr. Mark Heimbuch....................  32    Vice President and Chief Technology Officer
Steve Lin............................  40    President, Fiber Optic Communications
Dr. C.J. Hwang.......................  63    President, Optronics
Monika Arboles, Esq. ................  33    Vice President of Human Resources and Assistant General
                                             Counsel
Rebecca Sandidge.....................  42    Director of Finance-Controller
Dr. Shlomo Margalit..................  59    Director
Richard S. Hill......................  48    Director
Amos Wilnai..........................  61    Director

     NOAM LOTAN has served on our board of directors since our incorporation and became Chairman of the Board in July 2000. Mr. Lotan has served as the President, Chief Executive Officer and a Director of MRV since May 1990. From October 1993 to June 1995, Mr. Lotan also served as MRV's Chief Financial Officer. Mr. Lotan holds a B.S. in electrical engineering from the Technion, the Israel Institute of Technology and an MBA from INSEAD, the European Institute of Business Administration, Fontainebleau, France.

     DR. WILLIAM R. SPIVEY has served us as our President and Chief Executive Officer and as a member of our board of directors since July 2000. From October 1997 to July 2000, Dr. Spivey served as Group President of the Network Products group of Lucent Technologies. From February 1994 to September 1997, he served as vice president, systems and components group, member of the Office of the President and Co-chair of the Executive Committee of AT&T Microelectronics. Dr. Spivey holds a B.S. in physics from Duquesne University, an M.S. in physics from Indiana University in Indiana, Pennsylvania and a Ph.D. in administration/management from Walden University. Dr. Spivey also serves as a director of Cascade Microtech, Inc., Lyondell Chemical Co., Novellus Systems, Inc. and Raytheon Company.

     ERIC BLACHNO has served us as our Vice President of Finance and Chief Financial Officer and Secretary since July 2000. From February 1999 to July 2000, he served as Managing Director of Research and a Financial Analyst for Pennsylvania Merchant Group, an investment banking firm, where he headed its Technology Group and served as Senior Communications Equipment Analyst. From September 1995 to July 1998, he served as Managing Director -- Equity Research for Bear Stearns & Co., Inc. Mr. Blachno holds a B.S. in computer science from University of Florida, an M.S. in telecommunications from Pace University and an MBA from the Wharton School of the University of Pennsylvania.

     AARON URI LEVY has served as our President of Luminent, Inc. USA Division since joining the Company in April 2001. Mr. Levy has over 18 years broad-based experience in high tech corporate management as Chief Executive Officer, President, and Chief Operating Officer of publicly traded and privately held firms. From September 1998 through April 2001, Mr. Levy served as Chief Executive Officer for Etech Ventures, a management consulting and investment firm he founded, specializing in digital voice and video communications. From December 1996 to July 1998, Mr. Levy served as Chairman, Chief Executive Officer, President and Director of Dense-Pac Microsystems, a firm that specializes in patented high-density semiconductor memory for portable electronic devices, network servers and for defense electronics. From August 1994 to August 1996, Mr. Levy served as President and Chief Operating Officer for Centennial Technologies, Inc., a firm that developed PCMCIA cards for Flash Memory, GPS, and portable computing devices. His involvement with fiber optics began in 1985.

Mr. Levy designed, built and administered a fiber optics-based high-speed VLSI underwater detector using LeCroy's optical transmitters and receivers. He holds a M.S. in Aerospace Engineering from Northrop University and a B.S. in Electrical Engineering, from the University of California, Irvine.

     DR. MARK HEIMBUCH has served as our Chief Technical Officer since June 2000. From March 1997 to June 2000, he served as Director of Research and Development for the optical components division of MRV. From August 1990 to March 1997, Dr. Heimbuch attended graduate school, working for MRV part time as a scientist from May 1996 to March 1997, while finishing his education. Dr. Heimbuch holds a B.S. in engineering physics from Oregon State University and M.A. and Ph.D. degrees in electrical engineering from the University of California, Santa Barbara.

     STEVE LIN has served as our President, Fiber Optic Communications since July 2000. Mr. Lin co-founded Fiber Optic Communications in June 1995 and since then has served Fiber Optic Communications in various senior executive capacities, including its Vice President of Technology, Executive Vice President of Operations and Chief Operating Officer. Since February 2000, Mr. Lin has served as President and Chief Executive Officer of Fiber Optic Communications. Mr. Lin holds a B.S. in physics from Central University and an M.S. in optoelectronic physics from Fu-Jen Catholic University.

     DR. C.J. HWANG has served as our President, Optronics since July 2000. Dr. Hwang founded Optronics and has served as the President of Optronics since November 1996. From December 1993 to June 1996, he served as the Chief Advisor, Telecommunication Laboratories for the Ministry of Transportation and Communications of Taiwan. Mr. Hwang holds a B.S. in electrical engineering from the National Taiwan University and an M.A. and a Ph.D. in electrical engineering from University of Washington.

     MONIKA M. ARBOLES has served as our Vice President of Human Resources and Assistant General Counsel since October 2000. Prior to joining the company, Ms. Arboles founded Employer Legal Solutions and Prevention Training Service, where she advised high technology companies with labor and employment law issues, and provided training and consultation to regarding discrimination, harassment, cultural diversity, and management skills training. From November 1998 to January 2000, she was a senior employment law associate with the law firm of Freshman, Marantz, Orlanski, Cooper & Klein, which thereafter merged with the law firm Kirkpatrick & Lockhart. From June 1994 to November 1998, Ms. Arboles was an employment and intellectual property litigator with Breidenbach Buckly, et al. in Los Angeles, California. She holds a B.A. from the University of California as Los Angeles and a J.D. from the University of Southern California.

     REBECCA SANDIDGE has served as our Director of Finance-Controller since September 2000. From July 1999 to September 2000, she served as Controller of eNutrition, Inc., an on-line retailer of vitamins and supplements. From February 1997 to June 1999 she served as an experienced senior and then manager in audit and assurance at Deloitte and Touche LLP. From July 1989 to February 1997 she served in various accounting positions starting at Senior Accountant and moving up to Controller in 1994 for the franchise headquarters of Postal Instant Press, Inc., d.b.a. PIP Printing. Ms. Sandidge is a certified public accountant in the state of California. She holds an M.B.A. from California Lutheran University, and a B.B.A., with an emphasis in accounting, from the University of Texas at El Paso.

     DR. SHLOMO MARGALIT has served a member of our board of directors since our incorporation. Dr. Margalit is a co-founder of MRV and has been its Chairman of the Board of Directors and Chief Technical Officer since MRV's inception in July 1988. Dr. Margalit holds B.S., M.A. and Ph.D. in electrical engineering from the Technion.

     RICHARD S. HILL has served a member of our board of directors since July 2000. Since December 1993, Mr. Hill has been the Chief Executive Officer and Chairman of the Board of Directors of Novellus Systems, Inc., a capital equipment supplier to the semiconductor device market. In May 1996 he was appointed Chairman of the Board of Directors of Novellus. Since October 1997, Mr. Hill has been a member of the Board of Directors of Speedfam International, Inc. Mr. Hill holds a B.S. in engineering from the University of Illinois and an M.B.A. from Syracuse University.

     AMOS WILNAI has served as a member of our board of directors since July 2000. Since September 1992, Mr. Wilnai has been the Chairman of the Board for MMC Networks, Inc., a provider of network processor chipsets used to build networking and communications platforms. Mr. Wilnai holds a B.S. in electrical engineering from the Technion and an M.S. in electrical engineering from the Polytechnic Institute of Brooklyn.

BOARD OF DIRECTORS

     Our Board of Directors currently consists of six members. Our board of directors is elected annually and hold office until the next annual meeting of stockholders and until their successors shall have been elected and shall have qualified.

     Our Board of Directors appoints our executive officers on an annual basis to serve until their successors have been elected and qualified. There are no family relationships among any of our Board of Directors or officers.

DIRECTOR COMPENSATION

     Our directors do not currently receive any cash compensation from us for their services as members of the Board of Directors, although they are reimbursed for travel and lodging expenses in connection with attendance at Board and Committee meetings. On November 9, 2000 concurrently with the pricing of our initial public offering, we granted options to purchase 10,000 shares of common stock under our 2000 Stock Plan to each director who is not our employee or an employee of MRV, namely Richard S. Hill and Amos Wilnai at an exercise price of $12 per share. These options are exercisable for 10 years from the date of grant and are exercisable beginning November 9, 2000, the date of grant.

     We plan to establish a policy that outside directors will receive grants of options to purchase 10,000 shares of our common stock annually for their services as a director.

BOARD COMMITTEES

     Our Board of Directors established the Compensation Committee and the Audit Committee. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits of our employees. The Compensation Committee consists of Noam Lotan and Amos Wilnai. The Audit Committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The Audit Committee consists of Richard S. Hill and Amos Wilnai.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of these directors has ever been an officer or employee of Luminent. Prior to establishing the Compensation Committee in July 2000, the Board of Directors as a whole performed the functions delegated to the Compensation Committee. Except for Dr. Spivey, none of our executive officers has served or currently serves on a board of directors or on a compensation committee of any other entity that had officers who served on our Board of Directors or on our Compensation Committee. Dr. Spivey serves on the compensation committee of Novellus Systems, Inc. for which Mr. Hill also serves as a director, the Chief Executive Officer and a member of the compensation committee.

LIMITATION ON DIRECTORS' LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in their capacity as an officer, director, employee or other agent, regardless of whether the bylaws would permit indemnification.

     We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification for judgments fines, settlement amounts and expenses, including attorneys' fees incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person's services as a director or executive officer, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     The limitations on liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

EXECUTIVE COMPENSATION

     The following table sets forth compensation earned by our Chief Executive Officer and our other compensated executive officers whose annual salary and bonus exceeded $100,000 during the year ended December 31, 2000 ("Named Executive Officers").

                                                                                  LONG-TERM COMPENSATION
                                               ANNUAL                          -----------------------------
                                            COMPENSATION          OTHER        SECURITIES
                                          -----------------       ANNUAL       UNDERLYING
                                          SALARY     BONUS     COMPENSATION     OPTIONS/        ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR      ($)       ($)          ($)            SARS       COMPENSATION($)
  ---------------------------     ----    -------    ------    ------------    ----------    ---------------
William R. Spivey,..............  2000    138,400    90,000(4)        0        4,800,000(1)      48,662(2)
  President and Chief Executive
  Officer
Eric Blachno,...................  2000     69,120    45,000(5)        0          800,000(1)
  Vice President of Finance and
  Chief Financial Officer
Mark Heimbuch,..................  2000     84,600    17,300       1,600(3)       120,000
  Vice President and Chief
  Technology Officer

-------------------------
(1) Excludes separate options granted by MRV to Dr. Spivey and Mr. Blachno to purchase 316,315 and 22,000 shares of MRV common stock, respectively.

(2) Consists of a reimbursement of legal fees that Dr. Spivey incurred during 2000 in connection with the negotiation of his employment agreement.

(3) Consists of our matching contribution to the participant's 401K plan.

(4) Consists of the bonus accrued for Dr. Spivey during 2000, but paid to him in 2001.

(5) Consists of the bonus accrued for Mr. Blachno during 2000, but paid to him in 2001.

EMPLOYMENT AGREEMENTS

     Luminent and MRV entered into a four-year employment agreement with Dr. Spivey in July 2000. Under the agreement, we agreed to pay to Dr. Spivey an annual salary of $300,000 with a bonus targeted at $75,000 for 2000 and at $150,000 for the following years as determined at the discretion of our board of directors. MRV granted Dr. Spivey an option to purchase 316,315 shares of MRV Common Stock exercisable at $32.56 per share for five years. Luminent granted to Dr. Spivey an option to purchase 4,800,000 shares of Luminent common stock at an exercise price of $6.25 per share. The term of these options is 10 years. Dr. Spivey's option to purchase MRV common stock is fully exercisable as of the date of grant, and his option to purchase Luminent common stock vests in annual installments of 25%, beginning on July 11, 2000, provided, however, that in the event his employment is terminated by Luminent other than for cause, he is entitled to receive from the date of termination over a one year period an amount equal to two times the sum of his annual salary plus bonus and all of his unvested options will automatically vest and become exercisable. One-half of any unvested options will automatically vest and become exercisable upon a change of control of Luminent, and all of his unvested options will vest and become exercisable if such change of control of Luminent also constitutes a sale of the company. The definition of change in control and sale of the company excludes the proposed distribution by MRV of its Luminent common stock to MRV's stockholders.

     Dr. Spivey's options are exercisable for two years following termination of his employment. In the event Dr. Spivey voluntarily terminates his employment, he has agreed to return any MRV shares he obtained upon exercise of his MRV options less 2.78% of such shares for each full month of his employment against MRV's repayment of the exercise price. Further, if he no longer owns all of such MRV shares, he has agreed upon such voluntary termination to pay MRV the difference between (i) the profit obtained upon sale of such shares less 2.78% of such profit for each full month of his employment and (ii) any nonrefundable taxes he incurred, plus expenses of $300,000 and his exercise price of the options. MRV and Luminent have also agreed to use their best efforts to register the shares underlying Dr. Spivey's options under the Securities Act of 1933 at the earliest practical date.

     Luminent and MRV entered into a four-year employment agreement with Mr. Blachno in July 2000. Under the agreement, we agreed to pay to Mr. Blachno an annual salary of $150,000 with a bonus targeted at $37,500 for 2000 and at $75,000 for the following years as determined at the discretion of our board of directors. MRV granted Mr. Blachno an option to purchase 22,000 shares of MRV common stock exercisable at $33.44 per share for five years. Luminent granted to Mr. Blachno an option to purchase 800,000 shares of Luminent common stock at an exercise price of $6.25 per share. The term of these options is 10 years. Mr. Blachno's option to purchase MRV common stock is fully exercisable as of the date of grant and his option to purchase Luminent common stock vests in annual installments of 25%, beginning on July 12, 2000, provided, however, that in the event his employment is terminated by Luminent other than for cause, he is entitled to receive from the date of termination over a one year period an amount equal to two times the sum of his annual salary plus bonus and all of his unvested options will automatically vest and become exercisable. All of his unvested options will vest and become exercisable upon a sale of Luminent. The definition of sale of the company excludes the proposed distribution by MRV of its Luminent common stock to MRV's stockholders. Mr. Blachno's options are exercisable for two years following termination of his employment. In the event Mr. Blachno voluntarily terminates his employment, he has agreed to return any MRV shares he obtained upon exercise of his MRV options less 2.78% of such shares for each full month of his employment against MRV's repayment of the exercise price. Further, if he no longer owns all of such MRV shares, he has agreed upon such voluntary termination to pay MRV the difference between (i) the profit obtained upon sale of such shares less 2.78% of such profit for each full month of his employment and (ii) any nonrefundable taxes he incurred, plus expenses of $50,000 and his exercise price of the options. MRV and MRV and Luminent have also agreed to use their best efforts to register the shares underlying Mr. Blachno's options under the Securities Act of 1933 at the earliest practical date.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides certain information regarding stock option grants made to the Named Executive Officers in the year ended December 31, 2000.

                                        PERCENT OF
                             NUMBER       TOTAL
                               OF        OPTIONS                                    POTENTIAL REALIZABLE VALUE
                           SECURITIES   GRANTED TO                            AT ASSUMED ANNUAL RATE OF STOCK PRICE
                           UNDERLYING    LUMINENT    EXERCISE                      APPRECIATION FOR OPTION TERM
                            OPTIONS     EMPLOYEES     PRICE     EXPIRATION   ----------------------------------------
          NAME              GRANTED      IN 2000      ($/SH)       DATE         0%(1)         5%(2)         10%(2)
          ----             ----------   ----------   --------   ----------   -----------   -----------   ------------
William R. Spivey........  4,800,000(3)     47%        6.25     7/10/2010    $27,600,000   $63,824,331   $119,399,566
Eric Blachno.............    800,000(3)      8%        6.25     7/11/2010    $ 4,600,000   $10,637,388   $ 19,899,928
Mark Heimbuch............    120,000         1%       12.00     11/9/2010    $         0   $   793,913   $  1,955,445

-------------------------
(1) The dollar amounts under this column reflect the intrinsic value of the options on the date of grant based on the assumption that the market value of the underlying shares of Luminent common stock on the grant date was equal to the initial public offering price of $12 per share (determined on November 9, 2000).

(2) The dollar amounts under these columns are the result of calculations assuming the $12 price of Luminent's common stock on the date of the grant of the option (which price was determined based on the assumption made in footnote (1)) increases at the hypothetical 5% and 10% rates set by the SEC for the term of the option. Neither the amounts reflected nor the rates applied are intended to forecast possible future appreciation, if any, of Luminent's stock price.

(3) Excludes separate options granted by MRV to Dr. Spivey and Mr. Blachno to purchase 316,315 and 22,000 shares of MRV common stock, respectively. These options are described under the Employment Agreements section above. The intrinsic value of these options at the date of grant was $10,000,000 in the case of Dr. Spivey and $800,000, in the case of Mr. Blachno. The potential realizable value of these options at assumed annual rate of stock price appreciation of 5% and 10% for the option term calculated like the amounts in the columns accompanying footnote (2) are $16,006,758 and $22,898,476, respectively, in the case of Dr. Spivey, and $1,142,104 and $1,743,517, respectively, in the case of Mr. Blachno.

FISCAL YEAR END OPTION VALUES

     Neither Dr. Spivey, Mr. Blachno, nor Dr. Heimbuch exercised any of his Luminent options during 2000. The following table provides certain information concerning Luminent stock options held by the Named Executive Officers in the year ended December 31, 2000:

                                             NUMBER OF SHARES UNDERLYING         VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                  DECEMBER 31, 2000              DECEMBER 31, 2000(1)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
William R. Spivey(2).......................   1,200,000       3,600,000          $0              $0
Eric Blachno(3)............................     200,000         600,000          $0              $0
Mark Heimbuch(4)...........................           0         120,000          $0              $0

-------------------------
(1) Based on difference between the closing price on December 29, 2000 and the exercise price.

(2) Excludes separate options granted on July 11, 2000 by MRV to Dr. Spivey exercisable at $32.56 per share. See table immediately below. These options are described under the Employment Agreements section above. All of these options were exercisable on December 31, 2000. None of these options was in the money at December 29, 2000.

(3) Excludes separate options granted on July 12, 2000 by MRV to Mr. Blachno exercisable at $33.44 per share. See table immediately below. These options are described under the Employment Agreements section above. All of these options were exercisable on December 31, 2000. None of these options was in the money at December 29, 2000.

(4) Excludes separate options granted from 1996 to 1999 by MRV to Dr. Heimbuch exercisable at $2.63 and $6.69 per share. See table immediately below.

     The following table provides certain information concerning MRV stock options held by Dr. Spivey, Mr. Blachno, and Dr. Heimbuch during the year ended December 31, 2000:

                                             NUMBER OF SHARES UNDERLYING         VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                  DECEMBER 31, 2000              DECEMBER 31, 2000(1)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
William R. Spivey..........................    316,315              0          $     0        $      0
Eric Blachno...............................     22,000              0          $     0        $      0
Mark Heimbuch..............................      7,900         11,200          $80,014        $100,856

-------------------------
(1) Based on difference between the closing price of MRV common stock on December 29, 2000 and the exercise price.

2000 STOCK OPTION PLAN

     Our Amended and Restated 2000 Stock Option Plan, (the "2000 Stock Plan") provides for the grant of qualified incentive stock options ("ISOs") that meet the requirements of Section 422 of the Internal Revenue Code, stock options not so qualified ("NQSOs"), deferred stock and restricted stock awards

("Awards"). The Board of Directors adopted, and our stockholder approved, the 2000 Stock Plan in July 2000. We have reserved a total of 10,400,000 shares of our common stock for issuance under the 2000 Stock Plan, which is subject to anti-dilution provisions for stock splits, stock dividends, recapitalization and similar events.

     Administration. The Board of Directors may administer the 2000 Stock Plan or the Board of Directors may appoint a committee to administer the 2000 Stock Plan, each known as the "administrator." The Board of Directors currently administers the 2000 Stock Plan. The administrator of our 2000 Stock Plan has the power to select participants among eligible persons and to determine the terms of options or Awards, including the number of shares subject to an option, the nature of the option, the exercise price and the exercisability of options. Under current law, ISOs may be granted to any individual who is an officer or employee of us or any future subsidiary.

     Options. The exercise price for an ISO granted under the 2000 Stock Plan may not be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of a NQSO may not be less than 85% of the fair market value of the common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of outstanding capital stock, the exercise price of any ISO granted must be at least equal to 110% of the fair market value on the grant date and the term of any ISO must not exceed five years. The term of all other options granted under the 2000 Stock Plan may not exceed ten years.

     The exercise price of any option granted under the 2000 Stock Plan is payable in full in cash, or if approved by the administrator prior to exercise by:

     - surrender of shares of our common stock already owned by the optionee having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to a Award under the 2000 Stock Plan;

     - cancellation of indebtedness owed by us to the optionee;

     - a full recourse promissory note executed by the optionee;

     - requesting that we withhold whole shares of common stock then issuable upon exercise of an option; or

     - any combination of the foregoing.

     The terms of any promissory note may be changed by the administrator from time to time to comply with applicable Internal Revenue Service or Securities and Exchange Commission regulations or other relevant pronouncements.

     Under the 2000 Stock Plan, we may make loans available to optionees, subject the administrator's approval, in connection with the exercise of stock options granted under the 2000 Stock Plan. If shares of common stock are pledged as collateral for such indebtedness, such shares may be returned to us in satisfaction of such indebtedness. If so returned, such shares shall again be available for issuance in connection with future stock options and Awards under the 2000 Stock Plan.

     Options granted under the 2000 Stock Plan must generally be exercised within three months after the end of the optionee's status as an employee, director or consultant of ours, or within six months after the optionee's termination by death of disability, but in no event later than the expiration of the option's term.

     Adjustments upon Sale of the Company. In the event of a sale of the company, unless otherwise determined by the administrator or the Board of Directors, all unvested stock options, restricted stock and deferred stock will fully vest and any indebtedness will be forgiven. Pursuant to the 2000 Stock Plan, a "sale of the company" means the consummation of a transaction (i) that by its terms offers to all or substantially of the stockholders of Luminent an opportunity to receive cash or securities in exchange for all or a portion of their shares of common stock of Luminent, however a sale of Luminent shall not be considered to have occurred as a result of the pro rata distribution by MRV to its stockholders of capital stock of Luminent; (ii) in which the stockholders of Luminent approve a plan of complete liquidation of

Luminent; or (iii) that involves the consummation of the sale or disposition by the Luminent of all or substantially all its assets.

     Transferability of Options. Options and Awards granted under the 2000 Stock Plan are generally not transferable by the optionee, and each option and Award is exercisable during the lifetime of the optionee only by the optionee.

     Amendment and Termination. Our Board of Directors may from time to time revise or amend the 2000 Stock Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may:

     - impair the rights of any participant under any outstanding option or Award without such participant's consent;

     - without stockholder approval, increase the number of shares subject to the 2000 Stock Plan or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant, with the exception of adjustments resulting from changes in capitalization;

     - materially modify the class of participants eligible to receive options or Grants under the 2000 Stock Plan;

     - materially increase the benefits accruing to participants under the 2000 Stock Plan; or

     - extend the maximum option term under the 2000 Stock Plan.

     Unless terminated earlier, the 2000 Stock Plan will terminate automatically in July 2010.

     As of December 31, 2000, 4,685,100 options to purchase shares have been granted under the 2000 Stock Option Plan.

TREATMENT OF MRV OPTIONS

     Concurrently with MRV's distribution of shares of Luminent common stock to MRV's stockholders, certain options to acquire MRV stock will be adjusted as follows. Luminent intends to grant stock options to substantially all of the eligible employees, directors, or consultants of Luminent and MRV, who hold an option to purchase MRV common stock, which were granted by MRV prior to September 8, 2000. On the distribution date, MRV intends to simultaneously adjust the economic terms of such options to purchase MRV stock for these individuals. Luminent's stock option grant and MRV's adjustment are intended, in the aggregate, to result in the individuals holding MRV and Luminent stock options in a number and at prices necessary to maintain each option holder's pre-distribution economic position. Further, each Luminent option and MRV adjusted option will be identical, in all other material respects, to the terms and provisions of the current MRV options being adjusted.

     For purpose of the following discussion, the "intrinsic value" of an option means the difference between the exercise price of the option and the market price of the underlying MRV shares. The number of options to purchase Luminent stock to be granted by Luminent, and the exercise price thereof, will be designed to:

     - For Luminent Employees -- replace 80% of the total intrinsic value of MRV options held by Luminent employees, directors and consultants immediately prior to the distribution; and to

     - For MRV Employees -- replace 20% of the total intrinsic value of MRV options held by MRV employees, directors and consultants immediately prior to the distribution.

     None of these Luminent options will permit the purchase of fractional shares of our common stock.

     The adjustment to MRV options existing immediately prior to distribution, and the exercise price thereof will be designed to:

     - For Luminent Employees -- preserve 20% of the intrinsic value of MRV options held by Luminent employees, directors and consultants immediately prior to the distribution; and to

     - For MRV Employees -- preserve 80% of the intrinsic value of MRV options held by MRV employees, directors and consultants immediately prior to the distribution.

     The actual number of options to purchase shares of our common stock that will be issued to MRV option holders at the time of the distribution will be determined based on

     - 8,387,282 MRV options outstanding on September 8, 2000, the date MRV and Luminent have agreed to use to fix the number of MRV options eligible for the exchange with Luminent options, having a weighted average exercise price of approximately $5.00 per share;

     - the market price of our shares at the time of the distribution, and

     - the market price of MRV's common stock at the time of the distribution.

     The option exercise price of the Luminent stock options to be granted to MRV employees will determined by multiplying the market price of Luminent's common stock on the date of distribution by the fraction;

     - the numerator of which is the exercise price of the MRV stock options to be exchanged by the MRV employees and

     - the denominator of which is the market price of MRV's common stock on the date of distribution.

     The number of shares of Luminent common stock to be subject to options will be determined by dividing

     - 20% of the intrinsic value of the MRV options outstanding on September 8, 2000 which remain outstanding on the date of distribution, by

     - the difference between the market price of the Luminent common stock on the date of the distribution and the option exercise price of the Luminent stock options to be granted to MRV employees as determined above.

     The greater the difference between the market price of MRV's common stock and the market price of our common stock at the time of the distribution, the greater the number of Luminent options that will be issued to MRV option holders. Although the historical market price of a public company's common stock is not necessarily indicative of its stock's future performance, the substantial volatility of the recent market price of MRV's common stock makes efforts to predict the market price of MRV shares at the time of distribution even more difficult. To illustrate such volatility, during the 12 months ended December 31, 2000, the market price of MRV's common stock as reported on the Nasdaq National Market reached a high of $97.4375, and a low of $10.50 (as adjusted for a 2-for-1 stock split effected by MRV in May 2000).

     The Luminent options will vest, be exercisable, expire and otherwise essentially mirror the provisions of MRV options existing immediately prior to the distribution.

     In some cases, Luminent will not issue options to certain holders of MRV options. For example, this will apply to options issued by MRV as part of any acquisitions or granted by MRV to its employees after September 8, 2000. In these circumstances, the holders of MRV options will have their options adjusted at the date of distribution in a manner designed to preserve the option holder's pre-distribution economic position.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OVERVIEW

     As of date of this prospectus, MRV owned approximately 92% of our outstanding common stock. Unless and until MRV holds less than a majority of the voting power of our outstanding common stock, MRV will be able to control the vote on all matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions.

RELATED PARTY TRANSACTIONS

     Divisions and subsidiaries of MRV are our customers and purchase substantial quantities of our fiber optic components. These customers accounted for sales of $2.1 million during 1998, $2.5 million during 1999 and $4.9 million during the year ended December 31, 2000. At December 31, 2000, using cash generated from operations we had repaid approximately $6.5 million to MRV for interest-free advances it made us to cover payroll and other operating expenses. Like other customers, sales to our MRV-related customers are based on purchase orders and we have no long-term arrangements with them. We expect this vendor-customer relationship with MRV to continue. We believe that our sales to the MRV-related customers have been on terms no more favorable that those we provide to our other customers and we expect that sales to MRV and its affiliates in the future will be on terms no more favorable than those we provide to our other customers.

     Under the employment contracts which MRV and Luminent entered into with Dr. Spivey and Mr. Blachno at the time they joined Luminent, MRV and Luminent each agreed to use its best efforts to register the shares underlying the options granted to Dr. Spivey and Mr. Blachno under the Securities Act of 1933 at the earliest practical date. MRV has registered the shares the options granted by MRV to Dr. Spivey and Mr. Blachno. The shares underlying the options we granted to Dr. Spivey and Mr. Blachno will be eligible for resale under Rule 144 under the Securities Act of 1933 upon exercise of the options.

THE PLANNED DISTRIBUTION BY MRV OF OUR COMMON STOCK

     MRV has announced that it plans to distribute to its stockholders all of our common stock that it owns by November 8, 2001, although it is not obligated to do so. There are, however, various conditions to the completion of the distribution, including various conditions that must be satisfied or waived by MRV, in its sole discretion, and we cannot assure you as to whether or when the distribution will occur.

     Because there are certain conditions to effecting the distribution, MRV has advised us that it has not definitely determined whether and when it expects to complete the distribution. In May 2001 MRV received a private letter ruling from the Internal Revenue Service allowing that MRV's distribution of their shares of Luminent common stock to the holders of MRV common stock will be tax-free to its stockholders and MRV for United States federal income tax purposes. As described in MRV's public disclosures, other conditions include:

     - all required government approvals must be in effect;

     - MRV's redemption or repayment of its outstanding convertible subordinated notes;

     - no legal restraints must exist preventing this distribution; and

     - nothing must have happened in the intervening time between the time our IPO and the distribution, including changes in market or economic conditions or in our or MRV's business and financial condition or in the relative market prices of our common stock and MRV's common stock, that causes MRV's board of directors to conclude that the distribution is not in MRV's best interest or the best interest of MRV's stockholders.

     - the absence of any court orders or regulations prohibiting or restricting the completion of the distribution; and

     - other conditions affecting our business or that of MRV.

     MRV and we have engaged Credit Suisse First Boston to serve as our financial advisor in connection with the distribution. For its services, we have agreed to pay Credit Suisse First Boston, as our share, a distribution fee measured on the value of the distribution, such fee not to exceed $7,500,000.

SEPARATION AND TRANSITIONAL ARRANGEMENTS

     We previously entered into agreements with MRV that govern the separation of our business operations from MRV. These agreements generally provide for, among other things:

     - the transfer from MRV to us of assets and the assumption by us of liabilities relating to our business;

     - the allocation of intellectual property between MRV and us; and

     - various interim and ongoing relationships between MRV and us.

     All of the agreements providing for our separation from MRV were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from MRV. Luminent believes the terms of these agreements are fair; however, terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties.

ARRANGEMENTS BETWEEN LUMINENT AND MRV

     We have provided below a summary description of the master separation and distribution agreement (executed prior to our initial public offering) along with the key related agreements. This description, which summarizes the material terms of the agreements, is not complete. You should read the full text of these agreements, which have been filed with the Securities and Exchange Commission as exhibits to our November 9, 2000 registration statement.

     Conflicts may develop between MRV and us regarding the terms of our agreements with MRV. We have not established any procedures to minimize the potential for these conflicts of interest and such conflicts may not be resolved in our favor. It is our policy and the policy of MRV that transactions between MRV and us will generally be on terms and conditions comparable to those between unaffiliated third parties. However, because our agreements with MRV were negotiated in the context of a parent-subsidiary relationship, we cannot assure you that these agreements, or the transactions with MRV contemplated by such agreements, will be effected on terms as favorable to us as could have been obtained from unaffiliated third parties. We may have potential business conflicts of interest with MRV with respect to our past and ongoing relations that could harm our business operations."

MASTER SEPARATION AND DISTRIBUTION AGREEMENT

     MRV and we have entered into a master separation and distribution agreement that contains the key provisions relating to our separation from MRV and the distribution of our shares to MRV stockholders.

     The Separation. The separation occurred effective as of September 8, 2000; the separation agreement provides for the transfer to us of assets and liabilities from MRV related to our business as described in this prospectus, effective on the contribution date. The various ancillary agreements that are exhibits to the separation agreement and which detail the separation and various interim and ongoing relationships between MRV and us following the contribution date include:

     - a general assignment and assumption agreement;

     - technology, patent and trademark ownership and license agreements;

     - an employee matters agreement;

     - a tax sharing agreement;

     - a transitional services agreement;

     - a real estate matters agreement;

     - a confidential disclosure agreement; and

     - an indemnification and insurance matters agreement.

     To the extent that the terms of any of these ancillary agreements conflict with the separation agreement, the terms of these agreements will govern. These agreements are described more fully below.

     Covenants Between MRV and Luminent. In addition to signing documents that transfer control and ownership of various assets and liabilities of MRV relating to our business, we have agreed with MRV to enter into additional transitional service agreements, exchange information, engage in auditing practices and resolve disputes in particular ways.

     Information Exchange. Both MRV and we have agreed to share information relating to governmental, accounting, contractual and other similar requirements of our ongoing businesses, unless the sharing would be commercially detrimental. In furtherance of this, both MRV and we have agreed as follows:

     - Each party has agreed to maintain adequate internal accounting to allow the other party to satisfy its own reporting obligations and prepare its own financial statements.

     - Each party will retain records beneficial to the other party for a specified period of time. If the records are going to be destroyed, the destroying party will give the other party an opportunity to retrieve all relevant information from the records, unless the records are destroyed in accordance with adopted record retention policies.

     - Each party will use commercially reasonable efforts to provide the other party with directors, officers, employees, other personnel and agents who may be used as witnesses in and books, records and other documents which may reasonably be required in connection with legal, administrative or other proceedings.

     Auditing Practices. So long as MRV is required to consolidate our results of operations and financial position, we have agreed to:

     - not select a different independent accounting firm from that used by MRV without MRV's consent;

     - use reasonable commercial efforts to enable our auditors to date their opinion on our audited annual financial statements on the same date as MRV's auditors date their opinion on MRV's financial statements;

     - exchange all relevant information needed to prepare financial statements;

     - grant each other's internal auditors access to each other's records; and

     - notify each other of any change in accounting principles.

     Dispute Resolution. If problems arise between MRV and us, we have agreed to the following procedures:

     - The parties will make a good faith effort to first resolve the dispute through negotiation.

     - If negotiations fail, the parties agree to attempt to resolve the dispute through non-binding mediation.

     - If mediation fails, the parties can resort to binding arbitration. In addition, nothing prevents either party acting in good faith from initiating litigation at any time if failure to do so would cause serious and irreparable injury to one of the parties or to others.

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

     No Representations and Warranties. Neither party is making any promises to the other regarding:

     - the value of any asset that MRV is transferring;

     - whether there is a lien or encumbrance on any asset MRV is transferring;
       or

     - the legal sufficiency of any conveyance of title to any asset MRV is transferring.

     No Solicitation. Each party has agreed not to directly solicit or recruit employees of the other party without the other party's consent for two years after the distribution date. However, this prohibition does not apply to general recruitment efforts carried out through public or general solicitation or where the solicitation is employee-initiated.

     Expenses. All of the costs and expenses related to the separation and distribution will be allocated between MRV and us. It is anticipated that MRV will bear the costs and expenses associated with the distribution. We will each bear our own internal costs incurred in consummating these transactions.

     Termination of the Agreement. Both MRV and Luminent must agree to terminate the separation agreement and all ancillary agreements at any time prior to the distribution.

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

     The general assignment and assumption agreement identifies the assets MRV transferred to us and the liabilities we assumed from MRV in the separation. The agreement also describes when and how these transfers and assumptions will occur. MRV contributed and transferred to us all of the capital stock held by MRV in subsidiaries and other entities that conducted our business and all other assets and liabilities associated with our business. The capital stock transferred to us consists of:

     - all of the capital stock of Fiber Optic Communications MRV acquired (approximately 97% of the outstanding capital stock of Fiber Optic Communications);

     - all of the capital stock of Quantum;

     - all of the capital stock of Optronics MRV acquired (approximately 99% of the outstanding capital stock of Optronics); and

     - all of the capital stock of Luminent -- Korea held by MRV, which consist of 51% of the outstanding capital stock of that corporation.

     The assets transferred to us included:

     - all assets reflected on our balance sheet as of June 30, 2000, minus any assets disposed of after June 30, 2000,

     - all written off, expensed or fully depreciated assets that would have appeared on our balance sheet as of June 30, 2000 if we had not written off, expensed or fully depreciated them;

     - all assets that MRV acquired after June 30, 2000 that would have appeared in our financial statements as of the contribution date if we prepared such financial statements using the same principles we used in preparing our balance sheet dated June 30, 2000;

     - all assets that our business primarily uses as of the contribution date but are not reflected in our balance sheet as of June 30, 2000 due to mistake or omission;

     - all contingent gains related primarily to our business;

     - all supply, vendor, capital, equipment lease or other contracts that relate primarily to our business, including contracts representing obligations reflected on our balance sheet as of June 30, 2000;

     - all computers, desks, equipment and other assets used primarily by employees of MRV who will become our employees due to the contribution;

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

     - specified rights under existing insurance policies; and

     - other specified assets.

     The subsidiaries and assets listed above comprise:

     - all business operations whose financial performance is reflected in our combined financial statements for the period ended June 30, 2000; and

     - all business operations relating to our business initiated or acquired by MRV between June 30, 2000 and the separation date.

     Assumption of Liabilities. Effective on the separation date, we assumed liabilities from MRV, to the extent that these liabilities were, prior to the separation date, liabilities held by MRV related to our business and except as provided in an ancillary or other agreement.

     Excluded Liabilities. The general assignment and assumption agreement also provides that we have not assumed specified liabilities, including:

     - any liabilities that would otherwise be allocated to us but which are covered by MRV's insurance policies, unless we are a named insured under such policies; and

     - other specified liabilities.

     Delayed Transfers. If it is not practicable to transfer specified assets and liabilities on the separation date, the agreement provides that these assets and liabilities will be transferred after the separation date.

     Terms of Other Ancillary Agreements Govern. If another ancillary agreement expressly provides for the transfer of an asset or an assumption of a liability, the terms of the other ancillary agreement will determine the manner of the transfer and assumption.

     Obtaining Approvals and Consents. The parties have agreed to use all reasonable efforts to obtain any required consents, substitutions or amendments required to novate or assign all rights and obligations under any contracts that will be transferred in the contribution.

     Expenses. We agreed to pay all costs of the transfer of assets from MRV to us incurred on or after contribution date, including:

     - moving expenses;

     - transfer taxes;

     - expenses related to notices to customers, suppliers and other third parties;

     - fees related to the transfer or issuance of licenses, permits and franchises;

     - fees and expenses related to the assignment or transfer of contracts, agreements and intellectual property; and

     - costs related to the transfer of any employee.

     Nonrecurring Costs and Expenses. Any nonrecurring costs and expenses that are not allocated in the separation agreement or any other ancillary agreement shall be the responsibility of the party that incurs the costs and expenses.

MASTER TECHNOLOGY OWNERSHIP AND LICENSE AGREEMENT

     The Master Technology Ownership and License Agreement, or the Master Technology Agreement, allocates rights in technology other than patents, patent applications and invention disclosures. In the Master Technology Agreement, MRV confirmed that we own all technology developed by us and, to the extent that any such technology is registered in MRV's name or to the extent MRV otherwise has any ownership rights in that technology, MRV will assign it to us. MRV will not restrict our right to use the assigned or jointly owned technology. In the event of an acquisition of either party, the acquired party may assign the Master Technology Agreement to its acquirer. Nothing in the Master Technology Agreement or in any of the other intellectual property agreements summarized below limit or facilitate MRV's right to compete with us. However, the technology agreements do give us control over the intellectual property needed for MRV to compete with us thus requiring MRV to independently develop technology before it competes with us.

MASTER PATENT OWNERSHIP AND LICENSE AGREEMENT

     The Master Patent Ownership and License Agreement, or the Master Patent Agreement, allocates rights relating to patents, patent applications and invention disclosures. In the Master Patent Agreement, MRV will confirm that we own patents, patent applications and invention disclosures that were developed by us and, to the extent that any of these patents or patent applications is recorded in MRV's name, MRV will assign them to us. The specific patents, patent applications and invention disclosures being assigned are identified in the Master Patent Agreement. MRV will not restrict our rights to practice the assigned patents.

     In addition, each party covenants not to sue the other party or the other party's customers or suppliers for infringement of its patents that exist as of the contribution date or that are based on applications or invention disclosures that exist as of the contribution date. The products and services that are covered by the covenant are the products and services of each party's business, as it exists as of the contribution date.

     In the event of an acquisition of either party, the acquired party may assign the Master Patent Agreement except that the licenses and covenants not to sue may not be assigned.

     The Master Patent Agreement also provides that MRV and we will assist each other in specified ways for a period of five years after the contribution date in the event either party is subject to patent litigation.

MASTER TRADEMARK OWNERSHIP AND LICENSE AGREEMENT

     The Master Trademark Ownership and License Agreement, or the Master Trademark Agreement, allocates rights relating to trademarks, service marks and trade names. In the Master Trademark Agreement, MRV confirmed that we own our trademarks, service marks and trade names that we use in connection with our business. Moreover, to the extent that any of our trademarks, service marks and trade names are registered in MRV's name or to the extent that MRV otherwise has ownership rights in any of our trademarks, service marks and trade names, MRV will assign such rights to us. Similarly, it will assign any right to any cause of action and any rights of recovery for past infringement of those of trademarks, service marks and trade names. In addition, MRV will grant us a license to use certain of its trademarks, service marks and trade names in marketing our products and will agree not to license such trademarks, service marks or trade names to our competitors. In the event of an acquisition of either MRV or us, the acquired party may assign this agreement to the acquirer.

EMPLOYEE MATTERS AGREEMENT

     We have entered into an Employee Matters Agreement with MRV to allocate assets, liabilities and responsibilities relating to current and former employees of Luminent and their participation in the benefits plans, including stock plans, that MRV currently sponsors and maintains.

     All eligible Luminent employees will continue to participate in the MRV benefits plans on comparable terms and conditions to those for MRV employees until the distribution date or until we establish benefit plans for our employees, or elect not to establish comparable plans, if it is not legally or financially practical. We intend to establish our own benefit program no later than the time of the distribution.

     Once we establish our own benefits plans, we may modify or terminate each plan in accordance with the terms of that plan and our policies. No Luminent benefit plan will provide benefits that overlap benefits under the corresponding MRV benefit plan at the time of the distribution. Each Luminent benefit plan will provide that all service, compensation and other benefit determinations that, as of the distribution,
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

were recognized under the corresponding MRV benefits plan will be taken into account under that Luminent benefit plan.

     Assets relating to the employee liabilities will be transferred to Luminent or the related Luminent plans and trusts from trusts and other funding vehicles associated with MRV's benefits plans.

     Options. We will establish a replacement stock plan for eligible Luminent employees on or before the distribution. We may assume all MRV options held by Luminent employees. These options will convert at the distribution into options to purchase our common stock. The number of shares and the exercise price of MRV options that convert into Luminent options will be adjusted using a conversion formula. The conversion formula will be based on the opening per-share price of our common stock on the first trading day after the distribution relative to the closing per-share price of MRV common stock on the last trading day before the distribution. The resulting Luminent options will maintain the original vesting provisions and option period.

TAX SHARING AGREEMENT

     We have entered into a Tax Sharing and Indemnification Agreement with MRV, which allocates tax liabilities between MRV and us and address several other tax matters such as responsibility for filing tax returns, control of and cooperation in tax litigation and qualification of the distribution as a tax-free transaction. Generally, MRV will be responsible for taxes that are allocable to periods prior to the contribution date, and each of MRV and Luminent will be responsible for its own tax liabilities (including its allocable share of taxes shown on any consolidated, combined or other tax return filed by MRV) for periods after the contribution date. The Tax Sharing and Indemnification Agreement will prohibit MRV and our company from taking actions that could jeopardize the tax-free treatment of the distribution, and will require MRV and Luminent to indemnify each other for any taxes or other losses that result from these actions. In addition, other events over which we do not have control may also give rise to our indemnification obligation.

TRANSITIONAL SERVICES AGREEMENT

     The Transitional Services Agreement governs the provision of transitional services by MRV and us to each other, on an interim basis, until one year after the separation date, unless extended for specific services or otherwise indicated in the agreement. The Transitional Service Agreement provides for transitional services, systems and support to our operations, including data processing and telecommunications services (such as voice telecommunications and data transmission and information technology support services) for functions including accounting, financial management, tax, payroll, stockholder and public relations, legal, procurement and other administrative functions. Services are generally cost plus 5%, but may increase to cost plus 10% if the services extend beyond the one-year period. The Master Transitional Services Agreement also covers the provision of additional transitional services identified from time to time after the separation date that were inadvertently or unintentionally omitted from the specified services, or that are essential to effectuate an orderly transition under the separation agreement, so long as the provision of such services would not significantly disrupt MRV's operations or significantly increase the scope of its responsibility under the agreement.

REAL ESTATE MATTERS AGREEMENT

     The Real Estate Matters Agreement addresses real estate matters relating to the MRV leased properties that MRV will transfer to or share with us. The agreement describes the manner in which MRV has transferred or will transfer to or share with us various leased properties, including the following types of transactions:

     - assignments to us of MRV's leases for specified leased properties;

     - subleases to us of portions of specified properties leased by MRV; and

     - short-term licenses between MRV and us permitting short-term occupancy of selected leased sites.
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

     The Real Estate Matters Agreement includes a description of each property to be transferred to or shared with us for each type of transaction. The standard forms of the proposed transfer documents, such as lease, sublease and license, are contained in schedules.

     The Real Estate Matters Agreement also requires both parties to use reasonable efforts to obtain any landlord consents required for the proposed transfers of leased sites, including our paying commercially reasonable consent fees, if required by the landlords, and our agreeing to provide the security required under the applicable leases.

     The Real Estate Matters Agreement further provides that we will be required to accept the transfer of all sites allocated to us, even if a casualty has damaged a site before the contribution date. Transfers with respect to leased sites where the underlying lease is terminated due to casualty or action by the landlord prior to the contribution date will not be made, and neither party will have any liability related thereto.

     The Real Estate Matters Agreement also gives the parties the right to change the allocation and terms of specified sites by mutual agreement based on changes in the requirements of the parties. The real estate matters agreement provides that all reasonable costs required to effect the transfers, including landlord consent fees and landlord attorneys' fees, will be paid by MRV.

MASTER CONFIDENTIAL DISCLOSURE AGREEMENT

     The Master Confidential Disclosure Agreement provides that both parties agree not to disclose confidential information of the other party except in specific circumstances. MRV and we also agree not to use this information in violation of any use restrictions in one of the other written agreements between us.

INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

     General Release of Pre-Separation Claims. Effective as of the separation, subject to specified exceptions, we have released MRV and its affiliates, agents, successors and assigns, and MRV has released us, and our affiliates, agents, successors and assigns, from any liabilities arising from events occurring on or before the separation, including events occurring in connection with the activities to implement the separation, our initial public offering and the distribution. This provision will not impair a party from enforcing the separation agreement, any ancillary agreement or any arrangement specified in any of these agreements.

     Indemnification. The indemnification and insurance matters agreement also contains provisions governing indemnification. In general, we have agreed to indemnify MRV and its affiliates, agents, successors and assigns from all liabilities arising from:

     - our business, any of our liabilities or any of our contracts; and

     - any breach by us of the separation agreement or any ancillary agreement.

     MRV has agreed to indemnify us and our affiliates, agents, successors and assigns from all liabilities arising from:

     - MRV's business other than the Luminent business; and

     - any breach by MRV of the separation agreement or any ancillary agreement;

     - patent claims related to or stemming from notices received from Rockwell Corporation in early 1999 and Ortel Corporation in October 1999, respectively; and

     - claims related to the use of the name Luminent or Luminent, Inc., or the use of any trademarks, service marks or trade names associated with those names.

     These indemnification provisions do not apply to amounts collected from insurance. The agreement also contains provisions governing notice and indemnification procedures.

     Insurance Matters. The agreement also contains provisions governing our insurance coverage from the contribution date until the distribution date. In general, we agree to reimburse MRV for premium expenses related to insurance coverage during this period. Prior to the distribution, MRV will maintain insurance policies on our behalf. We will work with MRV to secure additional insurance if desired and cost effective.

     Environmental Matters. MRV has agreed to indemnify us and our affiliates, agents, successors and assigns from all liabilities arising from environmental conditions existing as of the contribution date at facilities transferred to us, or which arise out of operations occurring before the contribution date at these facilities. Further, MRV has agreed to indemnify us and our affiliates, agents, successors and assigns from all liabilities arising from environmental conditions caused by operations occurring at any time, whether before or after the contribution date, at any MRV facility.

     We have agreed to indemnify MRV and its affiliates, agents, successors and assigns from all liabilities arising from environmental conditions caused by operations after the contribution date at any of the facilities transferred to us, and from environmental conditions at our facilities arising from an event that occurs on or after the contribution date.

     Each party will be responsible for all liabilities associated with any environmental contamination caused by that party post-separation.

     Assignment. The indemnification and insurance matters agreement is not assignable by either party without prior written consent.

                 PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDER

     The table below sets forth certain information known to us with respect to the beneficial ownership of our common stock at July 10, 2001 by:

     - each stockholder (including MRV, the selling stockholder) beneficially owning 5% or more of our common stock;

     - each of our directors who beneficially owns common stock;

     - each of our executive officers who beneficially owns our common stock;
       and

     - all of our directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of July 10, 2001 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. To our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

     We have not given effect to the proposed distribution of our common stock by MRV.

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

     Information in the table concerning MRV, the shares it may offer from time to time under this prospectus and under "Plan of Distribution" later in this prospectus is based on information provided to us by MRV. Because MRV may offer all or some of the shares it is offering pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares held by MRV, we can give no estimate as to the amount of shares (between 80.3%, if all shares being offered by this prospectus are sold, and 92%, if none of the shares offered by this prospectus is sold) that will be held by MRV after this offering.

                                                                       NUMBER OF           PERCENT
                                                 NUMBER OF SHARES     SHARES BEING      OF OUTSTANDING
                                                BENEFICIALLY OWNED     OFFERED BY     SHARES TO BE OWNED
                                                  PRIOR TO THIS       THE SELLING      UPON COMPLETION
     NAME AND ADDRESS OF BENEFICIAL OWNER            OFFERING         STOCKHOLDER        OF OFFERING
     ------------------------------------       ------------------    ------------    ------------------
MRV Communications, Inc.(1)...................     144,000,000         18,720,000            80.3(2)
William R. Spivey(3)..........................       2,400,000(4)              --             1.5
Eric Blachno(3)...............................         400,000(4)              --               *
All directors and executive officers as a
  group (12 persons)..........................       2,800,000(4)              --             1.8

-------------------------
 *  Less than one percent.

(1) MRV's address is 20415 Nordhoff Street, Chatsworth, California 91311.

(2) Assumes all shares offered by this prospectus are sold.

(3) Dr. Spivey's and Mr. Blachno's address is Luminent, Inc., 20550 Nordhoff Street, Chatsworth, California 91311

(4) Consists of shares of our common stock issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of July 10, 2001.

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

                          DESCRIPTION OF CAPITAL STOCK

     We are authorized to issue 300,000,000 shares of common stock, $.001 par value per share, and 30,000,000 shares of undesignated preferred stock, $.001 par value per share. The following description of our capital stock does not purport to be complete and is subject to and qualified by our certificate of incorporation and bylaws, which are included as exhibits to the Registration Statement of which this prospectus forms a part.

COMMON STOCK

     As of date of this prospectus, there were 156,000,000 shares of common stock outstanding.

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up of, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock, including those offered by this prospectus, are fully paid and non-assessable.

     Our common stock is listed on the Nasdaq National Market under the symbol LMNE.

PREFERRED STOCK

     Under our Certificate of Incorporation, the Board of Directors has the authority to issue 30,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional, or other rights of such Preferred Stock, including:

     - dividend rights,

     - conversion rights,

     - voting rights,

     - redemption terms,

     - liquidation preferences and

     - the number of shares constituting any series

without any further vote or action by Luminent's stockholders. The issuance of Preferred Stock in certain circumstances may have the effect of delaying, deferring, or preventing a change of control, may discourage bids for our common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock. Luminent has no shares of Preferred Stock outstanding and has no plans to issue any such shares of market conditions.

DELAWARE ANTI-TAKEOVER LAW

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless, with exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Co., New York, New York.

                              PLAN OF DISTRIBUTION

     We are registering the common stock covered by this prospectus for MRV Communications, Inc., the selling stockholder. In addition, as used in this Section, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from MRV as a gift, pledge, or other non-sale related transfer. To the extent required, we will identify any successor-selling stockholder in a supplement to this prospectus. We will not receive any proceeds from the offering by the selling stockholder.

     The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell all or a portion of the common stock from time to time on the Nasdaq National Market, in the over-the-counter market or in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

     In addition, the selling stockholder may sell some or all of their common stock directly or through:

     - a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

     - purchases by a broker-dealer, as principal, and resale by the broker-dealers for their account pursuant to this prospectus; or

     - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     The selling stockholder may enter into hedging transactions with respect to its shares. For example, the selling stockholder may:

     - enter into transactions involving short sales of the common stock by broker-dealers;

     - sell common stock short itself and redeliver such shares to close out its short positions;

     - enter into option or other types of transactions that require the selling stockholder to deliver common stock to a broker-dealer, who will then resell or transfer the common stock under this prospectus; or

     - loan or pledge the common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

In connection with these hedging transactions, broker-dealers may engage in short sales of the offered shares in the course of hedging the positions they assume with the selling stockholder.

     From time to time, the selling stockholder may pledge, hypothecate or grant a security interest in some or all of the offered shares. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The selling stockholders may also transfer the offered shares by gift or other non-sale related transfer, in which case the donees, transferees or other successors-in-interest will be deemed to be selling stockholders. The number of MRV's shares offered under this prospectus will decrease as and when it takes any of the above actions. The plan of distribution for MRV will otherwise remain unchanged.

     The selling stockholders may also loan or pledge the offered shares to a broker-dealer, and the broker-dealer may sell the offered shares so loaned or, upon a default, the broker-dealer may effect sales of the offered shares that are pledged.

     The selling stockholder may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholder may allow other broker-dealers to participate in resales. The selling stockholder and any underwriters, dealers or agents participating in the distribution of the offered shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of the offered shares by the selling stockholder and any commissions received by broker-dealers involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act of 1933. If the selling stockholder or any broker-dealers qualify as "underwriters," they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

     In addition to selling their common stock under this prospectus, the selling stockholder may:

     - indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act of 1933;

     - transfer its common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

     - sell its common stock it owns under Rule 144 of the Securities Act of 1933 rather than under this prospectus, if the transaction meets the requirements of Rule 144.

     When a particular offering is made, if required, we will distribute to you a prospectus supplement. This supplement will set forth the name of the selling stockholder, the aggregate amount and type of shares being offered, the number of such shares owned before and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Any underwriters, brokers, dealers or agents who participate in any sale of the shares may also perform services for MRV, our other affiliates or us.

     All expenses of the registration of the shares will be paid by MRV, including, without limitation, all registration and filing fees, printing expenses, expenses of compliance with blue sky laws, fees and disbursements of counsel and expenses of our auditors incidental to this registration. The selling stockholder will also pay expenses related to any sales commissions or underwriting incurred in connection with the sale of shares through this prospectus.

     The selling stockholder is subject to the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under the Securities Exchange Act of 1934, including Regulation M. This regulation may limit the timing of purchases and sales of any of the offered shares by the selling stockholder. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of offered shares in the market and to the activities of the selling stockholder and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the offered shares and the ability of any person or entity to engage in market-making activities for the offered shares.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus has been passed upon by Kirkpatrick & Lockhart LLP, Los Angeles, California.

                                    EXPERTS

     The consolidated financial statements of Luminent, Inc. included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Fiber Optic Communications, Inc. and Optronics International Corp. included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by T N Soong & Co., a Member Firm of Andersen Worldwide, SC, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of Quantum Optech Incorporation and Subsidiary as of December 31, 1998 and 1999 and for the period from May 27, 1999 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999 have been included herein and in the registration statement in reliance upon the report of KPMG Certified Public Accountants, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

     We are subject to the informational requirements of the Exchange Act and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the SEC website is http://www.sec.gov. Copies of our reports, proxy statements and other information also may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza                 Citicorp Center                 Seven World Trade Center
Room 1024                       500 West Madison Street         13th Floor
450 Fifth Street, N.W.          Suite 1400                      New York, NY 10048
Washington, D.C. 20549          Chicago, IL 60661

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other public filings may also be inspected at:

                 The National Association of Securities Dealers
                              1735 K Street, N.W.
                             Washington, D.C. 20006

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
CONSOLIDATED FINANCIAL STATEMENTS OF LUMINENT, INC.:
Report of Independent Public Accountants....................  F-3
Consolidated Balance Sheets at December 31, 1999 and 2000...  F-4
Consolidated Statements of Operations for the years ended
  December 31, 1998, 1999 and 2000..........................  F-5
Consolidated Statements of Stockholders Equity for the years ended December 31, 1998, 1999 and 2000....................  F-6
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1999 and 2000..........................  F-7
Notes to Consolidated Financial Statements..................  F-8
UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS OF
  LUMINENT, INC.:
Unaudited Consolidated Condensed Balance Sheet at March 31,
  2001......................................................  F-24
Unaudited Consolidated Condensed Statements of Operations
  for the three months ended March 31, 2000 and 2001........  F-25
Unaudited Consolidated Condensed Statements of Cash Flows
  for the three months ended March 31, 2000 and 2001........  F-26
Notes to Unaudited Consolidated Condensed Financial
  Statements................................................  F-27
CONSOLIDATED FINANCIAL STATEMENTS OF FIBER OPTIC
  COMMUNICATIONS, INC.:
Independent Auditors' Report................................  F-33
Consolidated Balance Sheets at December 31, 1997, 1998 and
  1999......................................................  F-34
Consolidated Statements of Operations and Comprehensive
  Income for the years ended December 31, 1997, 1998 and
  1999......................................................  F-35
Consolidated Statements of Shareholders Equity for the years ended December 31, 1997, 1998 and 1999....................  F-36
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999..........................  F-37
Notes to Consolidated Financial Statements..................  F-38
FINANCIAL STATEMENTS OF OPTRONICS INTERNATIONAL CORP.:
Independent Auditors' Report................................  F-54
Balance Sheets at December 31, 1997, 1998 and 1999..........  F-55
Statements of Operations and Comprehensive Income for the
  years ended December 31, 1997, 1998 and 1999..............  F-56
Statements of Shareholders' Equity for the years ended
  December 31, 1997, 1998 and 1999..........................  F-57
Statements of Cash Flows for the years ended December 31,
  1997, 1998 and 1999.......................................  F-58
Notes to Financial Statements...............................  F-59
Balance Sheets at June 30, 1999 and 2000 (unaudited)........  F-70
Statements of Operations and Comprehensive Income for the
  six months ended June 30, 1999 and 2000 (unaudited).......  F-71
Statements of Cash Flows for the six months ended June 30,
  1999 and 2000 (unaudited).................................  F-72
Notes to Financial Statements (Unaudited)...................  F-73
CONSOLIDATED FINANCIAL STATEMENTS OF QUANTUM OPTECH
  INCORPORATION AND SUBSIDIARY:
Independent Auditors' Report................................  F-82
Consolidated Balance Sheets at December 31, 1998 and 1999...  F-83
Consolidated Statements of Operations and Comprehensive
  Income (Loss) for the period from May 27, 1997 (inception)
  to December 31, 1997 and years ended December 31, 1998 and
  1999......................................................  F-84
Consolidated Statements of Stockholders' Equity for the
  period for May 27, 1997 (inception) to December 31, 1997
  and years ended December 31, 1998 and 1999................  F-85
Consolidated Statements of Cash Flows for the period from
  May 27, 1997 (inception) to December 31, 1997 and years
  ended December 31, 1998 and 1999..........................  F-86
Notes to Consolidated Financial Statements..................  F-87
Consolidated Balance Sheet at June 30, 2000 (unaudited).....  F-97

                                                              PAGE
                                                              -----
Consolidated Statements of Operations and Comprehensive
  Income (Loss) for the six months ended June 30, 1999 and
  2000 (unaudited)..........................................  F-98
Consolidated Statements of Cash Flows for the six months
  ended June 30, 1999 and 2000 (unaudited)..................  F-99
Notes to Consolidated Financial Statements (unaudited)......  F-100
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  INFORMATION:..............................................  F-101
Unaudited Pro Forma Condensed Consolidated Statements of
  Operations for the year ended December 31, 2000...........  F-102
Notes to Unaudited Pro Forma Condensed Consolidated
  Financial Information.....................................  F-103

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Luminent, Inc.:

     We have audited the accompanying consolidated balance sheets of Luminent, Inc. (a Delaware corporation and a wholly owned subsidiary of MRV Communications, Inc.) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Luminent, Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

Los Angeles, California
January 25, 2001

                                 LUMINENT, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                               1999        2000
                                                              -------    --------
                                                                (IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $   220    $131,778
  Short-term investments....................................       --       1,082
  Accounts receivable, net of allowance of $1,724 in 1999
    and $4,455 in 2000......................................   10,544      21,613
  Inventories...............................................    8,755      39,428
  Deferred income taxes.....................................    2,190       6,220
  Prepaids and other current assets.........................        5       9,106
                                                              -------    --------
    Total current assets....................................   21,714     209,227
Property and Equipment, net:
  Land......................................................       --       3,559
  Buildings.................................................       --      18,006
  Machinery and equipment...................................    4,483      34,096
  Furniture and fixtures....................................       12       1,950
  Computer hardware and software............................      890       2,180
  Leasehold improvements....................................      180       2,694
  Construction in progress..................................       --       3,815
                                                              -------    --------
                                                                5,565      66,300
  Less -- Accumulated depreciation and amortization.........   (4,152)    (14,934)
                                                              -------    --------
                                                                1,413      51,366
Goodwill, net...............................................       --     341,540
Other assets................................................       --       3,247
                                                              -------    --------
    Total assets............................................  $23,127    $605,380
                                                              =======    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt.........................  $    --    $  2,607
  Short-term borrowings.....................................       --       7,957
  Accounts payable..........................................    4,200      20,021
  Accrued expenses..........................................    1,163      10,337
  Income taxes payable......................................    3,790       6,634
                                                              -------    --------
    Total current liabilities...............................    9,153      47,556
Long-term debt, net of current portion......................       --       9,550
Other long-term liabilities.................................       --         779
Minority interest...........................................       --         444
Commitments and contingencies
Stockholders' Equity:
  Preferred stock, $.001 par value, 30,000,000 shares
    authorized; none issued and outstanding.................       --          --
  Common stock, $.001 par value, 300,000,000 shares
    authorized; 156,000,000 shares issued and outstanding...       --         156
  Additional paid-in capital................................       --     635,066
  Equity of MRV Communications..............................   13,974          --
  Accumulated deficit.......................................       --     (29,241)
  Deferred stock compensation, net..........................       --     (55,570)
  Accumulated other comprehensive loss......................       --      (3,360)
                                                              -------    --------
    Total stockholders' equity..............................   13,974     547,051
                                                              -------    --------
    Total liabilities and stockholders' equity..............  $23,127    $605,380
                                                              =======    ========

The accompanying notes are an integral part of these consolidated balance sheets.

                                 LUMINENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEARS ENDED DECEMBER 31,
                                                             --------------------------------------
                                                                1998          1999          2000
                                                             ----------    ----------    ----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..................................................   $ 38,596      $ 65,264      $124,193
Cost of sales(1)...........................................     24,289        43,078        84,384
                                                              --------      --------      --------
     Gross profit..........................................     14,307        22,186        39,809
Operating Costs and Expenses:
  Selling, general and administrative(1)...................      2,642         5,675        38,768
  Research and development(1)..............................      4,974         8,693        18,204
  Parent company allocations...............................        808           885           588
  Amortization of goodwill.................................         --            --        47,421
                                                              --------      --------      --------
                                                                 8,424        15,253       104,981
                                                              --------      --------      --------
     Operating income (loss)...............................      5,883         6,933       (65,172)
Other income, net..........................................         --             6         2,246
                                                              --------      --------      --------
     Income (loss) before provision for income taxes and
       minority interest...................................      5,883         6,939       (62,926)
Provision for income taxes.................................      2,343         2,764         2,766
Minority interest..........................................         --            --          (707)
                                                              --------      --------      --------
     Net Income (loss).....................................   $  3,540      $  4,175      $(64,985)
                                                              ========      ========      ========
Basic and diluted earnings (loss) per share................   $   0.02      $   0.03      $  (0.45)
                                                              ========      ========      ========
Basic and diluted weighted average shares..................    144,000       144,000       145,677
                                                              ========      ========      ========

-------------------------
(1) Includes amounts relating to deferred stock compensation of $2.8 million, $21.7 million and $4.3 million presented in "cost of sales", "selling, general and administrative" and "research and development", respectively, for the year ended December 31, 2000.

The accompanying notes are an integral part of these consolidated financial statements.

                                 LUMINENT, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                           DEFERRED       ACCUMULATED
                                 COMMON STOCK     ADDITIONAL                                 STOCK           OTHER
                               ----------------    PAID-IN     ACCUMULATED   EQUITY OF   COMPENSATION,   COMPREHENSIVE
                               SHARES    AMOUNT    CAPITAL       DEFICIT        MRV           NET            LOSS         TOTAL
                               -------   ------   ----------   -----------   ---------   -------------   -------------   --------
                                                                         (IN THOUSANDS)
BALANCE AT DECEMBER 31,
  1997.......................       --    $ --     $     --     $     --     $   5,782     $     --         $    --      $  5,782
  Net income.................       --      --           --           --         3,540           --              --         3,540
  Net distributions to MRV
    Communications, Inc......       --      --           --           --        (1,232)          --              --        (1,232)
                               -------    ----     --------     --------     ---------     --------         -------      --------
BALANCE AT DECEMBER 31,
  1998.......................       --      --           --           --         8,090           --              --         8,090
  Net income.................       --      --           --           --         4,175           --              --         4,175
  Net advances from MRV
    Communications, Inc......       --      --           --           --         1,709           --              --         1,709
                               -------    ----     --------     --------     ---------     --------         -------      --------
BALANCE AT DECEMBER 31,
  1999.......................       --      --           --           --        13,974           --              --        13,974
  Comprehensive loss:
    Net loss.................       --      --           --      (29,241)      (35,744)          --              --       (64,985)
    Foreign translation
      adjustment.............       --      --           --           --            --           --          (3,360)       (3,360)
                                                                                                                         --------
  Comprehensive loss.........                                                                                             (68,345)
  Net advances from MRV
    Communications, Inc......       --      --           --           --       439,657           --              --       439,657
  Deferred stock
    compensation.............       --      --           --           --        84,350      (84,350)             --            --
  Amortization of deferred
    stock compensation.......       --      --           --           --            --       28,780              --        28,780
  Allocation of Equity of
    MRV......................  144,000     144      502,093           --      (502,237)          --              --            --
  Stock options issued in
    exchange for consulting
    services.................       --      --          683           --            --           --              --           683
  Common stock issued in
    connection with initial
    public offering..........   12,000      12      132,290           --            --           --              --       132,302
                               -------    ----     --------     --------     ---------     --------         -------      --------
BALANCE AT DECEMBER 31,
  2000.......................  156,000    $156     $635,066     $(29,241)    $      --     $(55,570)        $(3,360)     $547,051
                               =======    ====     ========     ========     =========     ========         =======      ========

The accompanying notes are an integral part of these consolidated financial statements.

                                 LUMINENT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1998       1999        2000
                                                              -------    -------    --------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).........................................  $ 3,540    $ 4,175    $(64,985)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization...........................    1,000      1,461      52,020
    Provision for doubtful accounts.........................      778        500       2,915
    Amortization of deferred stock compensation.............       --         --      28,780
    Loss on disposition of fixed assets.....................       --         --          16
    Gain on sale of short-term investments..................       --         --         (50)
    Minority interest.......................................       --         --        (707)
    Deferred income taxes...................................     (168)    (1,026)     (4,030)
  Changes in operating assets and liabilities, net of
    effects from acquisitions:
    Accounts receivable.....................................     (326)    (4,605)     (3,194)
    Inventories.............................................   (2,172)    (2,253)    (16,903)
    Prepaid and other current assets........................       --         (5)        753
    Accounts payable........................................      (72)       842      13,118
    Accrued expenses........................................      116        381       3,058
    Income taxes payable....................................     (915)     1,278       2,656
                                                              -------    -------    --------
      Net cash provided by operating activities.............    1,781        748      13,447
Cash flows from investing activities:
  Purchases of property and equipment.......................     (549)    (2,237)    (14,846)
  Proceeds from sale of property and equipment..............       --         --       1,520
  Purchases of short-term investments.......................       --         --      (3,022)
  Proceeds from sale of short-term investments..............       --         --       2,524
  Net cash received in connection with acquisitions.........       --         --       5,472
  Other assets..............................................       --         --      (5,822)
                                                              -------    -------    --------
      Net cash used in investing activities.................     (549)    (2,237)    (14,174)
Cash flows from financing activities:
  Net proceeds from issuance of common stock................       --         --     132,302
  Borrowings on long-term debt..............................       --         --       6,092
  Payments on long-term debt................................       --         --      (4,002)
  Borrowings on short-term debt.............................       --         --      19,079
  Payments on short-term debt...............................       --         --     (21,349)
  Net change in other liabilities...........................       --         --         190
  Net cash (distributions to) advances from MRV
    Communications..........................................   (1,232)     1,709       1,568
                                                              -------    -------    --------
      Net cash provided by (used in) financing activities...   (1,232)     1,709     133,880
Effect of exchange rate on cash and cash equivalents........       --         --      (1,595)
                                                              -------    -------    --------
Net increase in cash and cash equivalents...................       --        220     131,558
Cash and cash equivalents, beginning of year................       --         --         220
                                                              -------    -------    --------
Cash and cash equivalents, end of year......................  $    --    $   220    $131,778
                                                              =======    =======    ========

The accompanying notes are an integral part of these consolidated financial statements.

                                 LUMINENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND BASIS OF PRESENTATION

     Luminent, Inc. ("Luminent" or the "Company") designs, manufactures, and sells a comprehensive line of fiber optic components that enable communications equipment manufactures to provide optical networking solutions for the rapidly growing metropolitan and access segments of the communications network. Its products are designed to meet the increasing bandwidth requirements between long-haul telecommunication networks and end users. Luminent specializes in singlemode fiber optic components and subsystems for high-capacity data transmission for long-reach applications in the metropolitan and access markets.

     On April 29, 2000, MRV Communications, Inc. (MRV) announced its plan to create a separate company, Luminent, comprised of MRV's fiber optic transmission business. Luminent was incorporated in Delaware in March 2000, as a wholly owned subsidiary of MRV. Since the completion of Luminent's initial public offering in November 2000, MRV owns approximately 92% of Luminent's outstanding common stock.

     On July 25, 2000, MRV and Luminent entered into a Master Separation and Distribution Agreement (the "Separation Agreement") effective on September 8, 2000 (the "separation date"), under which MRV continued to fund working capital and other needs for the first few months of operations as a separate, stand-alone entity. Additionally, MRV transferred to Luminent, substantially all of the assets and liabilities associated with Luminent's business.

     As of the separation date, Luminent began operating independently from MRV. For periods prior to the separation date, the accompanying consolidated financial statements reflect MRV's historical bases in the assets and liabilities and the historical results of operations that were transferred to Luminent. Additionally, the consolidated financial statements include allocations of certain MRV corporate expenses, including centralized legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other MRV corporate and infrastructure costs. The expense allocations have been determined on bases that MRV and Luminent considered to be a reasonable reflection of the utilization of services provided or the benefit received by Luminent. The allocation methods are based on relative revenues, head counts or square footage. However, the financial information included herein may not reflect the consolidated financial position, operating results, changes in parent company investment and cash flows of Luminent in the future or what they would have been had Luminent been a separate, stand-alone entity during the periods presented.

     Luminent faces numerous risks related to the fact that it has no history as an independent company. In addition, Luminent faces risks commonly associated with a technology company such as operating in a sector that is new and characterized by rapid technological change, evolving industry standards, the need to generate capital to fund operations and uncertainty regarding market acceptance of its products and products under development.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

EQUITY OF MRV COMMUNICATIONS, INC.

     The MRV equity account represents the book value of net assets transferred to Luminent. No intercompany interest income or expense has been allocated to, or included in, the accompanying consolidated financial statements (see Note 7 for additional information regarding transactions with MRV). As of the separation date, the remaining balance of MRV Communications' equity was transferred to paid-in capital, and Luminent began to generate retained earnings as a stand-alone company.

                                 LUMINENT, INC.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Luminent and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

FOREIGN CURRENCY TRANSLATION

     The reporting currency for the consolidated financial statements of the Company is the U.S. dollar. The assets and liabilities of companies whose functional currency is other than the U.S. dollar are included in the consolidation by translating the assets and liabilities at the exchange rates applicable at the end of the reporting period, while capital accounts are translated at historical rates. The statements of operations and cash flows of such companies are translated at the average exchange rates during the applicable period. Translation gains or losses are accumulated as a separate component of shareholders' equity. The Company has not tax effected the cumulative translation adjustment as there is no intention to remit the earnings.

REVENUE RECOGNITION

     Luminent recognizes product revenue upon shipment of products, at which time, customer acceptance of the products have been attained and collection is considered probable. Products are shipped "FOB shipping point" with no rights of return other than normal warranty rights. Luminent generally warrants its products against defects in material and workmanship for one year. The estimated cost of warranty obligations is recognized at the time of revenue recognition.

     Sales to MRV and its affiliates are made in the ordinary course of business under terms and conditions that Luminent believes are substantially equal to terms and conditions granted to third party customers (See Note 7).

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. Luminent's short-term investments have initial maturities of greater than three months. These securities are classified as "available-for-sale" in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." These investments are carried at fair market value with any unrealized gains and losses recorded as a separate component of stockholders' equity. Fair value is based upon market prices quoted on the last day of the year. Unrealized gains or losses on securities were insignificant as of December 31, 2000.

     Luminent maintains cash balances and investments in highly qualified financial institutions. At various times, such amounts are in excess of insured limits.

INVENTORIES

     Inventories are stated at the lower of cost or market and consist of materials, labor and overhead. Cost is determined by the first-in, first-out method.

                                 LUMINENT, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

Buildings...........................  20 years
Machinery and equipment.............  3 years
Furniture and fixtures..............  5 years
Computer hardware and software......  3 years
Leasehold improvements..............  Lesser of lease term or useful lives

     Maintenance and repairs are charged to expense as incurred and the costs of additions and betterments that increase the useful lives of the assets are capitalized.

GOODWILL, NET

     Goodwill, net represents the excess cost over the fair value of net assets of the businesses acquired. Goodwill is being amortized using the straight-line method over estimated useful lives of 5 years. Amortization of goodwill of $47.4 million has been included in the accompanying consolidated statement of operations for the year ended December 31, 2000.

IMPAIRMENT OF LONG-LIVED ASSETS

     Luminent evaluates its long-lived assets, including certain intangibles, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest charges) expected to be generated by the asset. If these assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and long-term debt are carried at cost, which approximates their fair market value.

INCOME TAXES

     Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. For purposes of these financial statements, income taxes have been calculated as if Luminent had prepared a tax return on a stand-alone basis.

STOCK-BASED COMPENSATION

     Luminent accounts for its employees stock plan under the intrinsic value method prescribed by Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

     Luminent accounts for option and warrant grants to non-employees using the guidance prescribed by SFAS No. 123, Financial Accounting Standards Board (FASB) Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion

                                 LUMINENT, INC.

No. 25," and Emerging Issues Task Force (EITF) No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods, or Services," whereby the fair value of such option and warrant grants are determined using the Black-Scholes option pricing model at the earlier of the date at which the non-employee's performance is completed or a performance commitment is reached.

     Deferred stock compensation is being amortized using the graded vesting method. Using this method, approximately 57%, 26%, 13% and 4%, respectively, of each option's compensation expense is amortized in each of the 4 years following the date of grant.

EARNINGS PER SHARE

     Basic and diluted earnings per common share are computed using the weighted average number of common shares outstanding (adjusted for the effect of the stock split discussed in Note 10). The weighted average number of shares used for computation of basic and diluted earnings (loss) per share were 144,000,000 for 1998 and 1999, and 145,677,000 for 2000. The 10.3 million stock options outstanding and 75,000 warrants outstanding have been excluded from the diluted computations of earnings per share as their effect would be anti-dilutive.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998 and June 1999, the FASB issued SFAS No. 133, "Accounting for Derivative Investments and Hedging Activities," and SFAS No. 137, which delayed the effective date of SFAS No. 133. In June 2000, the FASB issued SFAS No. 138, which provides additional guidance for the application of SFAS No. 133 for certain transactions. Luminent will adopt the statement in January 2001 and does not expect the adoption of this statement to have a material impact on its financial position or results of operations.

     In December 1999, the Securities and Exchange Commissions (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," and related interpretations. SAB No. 101 summarizes certain of the Securities and Exchange Commission's views in applying generally accepted accounting principles to revenue recognition in financial statements. Luminent has adopted the provisions of SAB No. 101, which did not have a material impact on its financial position or results of operations.

     In March 2000, the FASB issued FIN 44. FIN 44 clarifies the application of APB No. 25 for certain issues, including the definition of an employee, the treatment of the acceleration of stock options and the accounting treatment for options assumed in business combinations. FIN 44 became effective on July 1, 2000, but is applicable for certain transactions dating back to December 1998. The adoption of FIN 44 did not have a significant impact on Luminent's financial position or results of operations.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 LUMINENT, INC.

3. BUSINESS ACQUISITIONS

     In December 1999, MRV acquired 51% of the outstanding stock of Luminent Korea in exchange for approximately $250,000 in cash. This investment was accounted for using the purchase method. The assets and liabilities of this acquired entity have been "pushed down" to Luminent.

     On April 24, 2000, MRV completed the acquisition of approximately 97% of the outstanding capital stock of Fiber Optic Communications, Inc., a Republic of China corporation. Fiber Optic Communications is a manufacturer of passive fiber optic components for Wavelength Division Multiplexing. Under the terms of the purchase agreement, Fiber Optic Communications shareholders received approximately $48.6 million in cash and approximately 4.7 million shares of MRV common stock and options to purchase 680,000 shares of MRV common stock for a total purchase price of approximately $310.4 million. The issuance price of the MRV common stock was approximately $53 per share, which was determined based on the average market price five days before and after the terms were agreed upon. The options to purchase MRV common stock are exercisable at $3.00 per share, have an aggregate intrinsic value of $14.1 million, and vest over a four-year period. The acquisition is being accounted for using the purchase method of accounting. The assets and liabilities of the acquired entity have been "pushed down" to Luminent. The excess purchase price paid over the fair value of the net identifiable assets acquired of $261.6 million has been recorded as goodwill and is being amortized on a straight-line basis over 5 years. The deferred compensation is being amortized using the graded vesting method over 4 years.

     On July 12, 2000, MRV completed the acquisition of all of the outstanding capital stock of Quantum Optech Inc., a Republic of China corporation. Quantum Optech is a manufacturer of optical thin film coating and filters for Dense Wavelength Division Multiplexing. Under the terms of the purchase agreement, Quantum Optech shareholders received approximately 1.0 million shares of MRV common stock and options to purchase approximately 160,000 shares of MRV common stock for a total purchase price of approximately $36.2 million. The issuance price of the MRV common stock was approximately $30 per share, which was determined based on the average market price five days before and after the terms were agreed upon. The options to purchase MRV common stock are exercisable at $3.00 per share, have an aggregate intrinsic value of $4.0 million, of which $1.3 million is vested, and the remaining vest over a four-year period. The acquisition is being accounted for using the purchase method of accounting. The assets and liabilities of the acquired entity have been "pushed down" to Luminent. The excess purchase price paid over the fair value of the net identifiable assets acquired of $27.9 million has been recorded as goodwill and is being amortized on a straight-line basis over 5 years. The deferred compensation is being amortized using the graded vesting method over 4 years.

     On July 21, 2000, MRV completed the acquisition of approximately 99% of the outstanding capital stock of Optronics International Corp., a Republic of China corporation. Optronics International is a manufacturer of high temperature semiconductor lasers, transceivers and detectors for optical networks. Under the terms of the purchase agreement, Optronics International shareholders received approximately 3.4 million shares of MRV common stock and options to purchase approximately 800,000 shares of MRV common stock for a total purchase price of approximately $124.3 million. The issuance price of the MRV common stock was approximately $30 per share, which was determined based on the average market price five days before and after the terms were agreed upon. The options to purchase MRV common stock are exercisable at $3.00 per share, have an aggregate intrinsic value of $20.0 million, of which $6.6 million is vested, and the remaining vest over a four-year period. The acquisition is being accounted for using the purchase method of accounting. The assets and liabilities of the acquired entity have been "pushed down" to Luminent. The excess purchase price paid over the fair value of the net identifiable assets acquired of $99.5 million has been recorded as goodwill and is being amortized on a straight-line basis over 5 years. The deferred compensation is being amortized using the graded vesting method over 4 years.

                                 LUMINENT, INC.

     The purchase price of Fiber Optic Communications, Quantum Optech and Optronics International were allocated as follows (in thousands, unaudited):

Purchase price............................................  $420,861
  Allocation of purchase price
     Net tangible assets..................................     1,750
     Deferred stock compensation..........................    30,150
     Goodwill.............................................   388,961

     The outstanding capital stock of Fiber Optic Communications, Quantum Optech and Optronics International, purchased by MRV, has been contributed to Luminent. The results of operations of these acquisitions have been included in Luminent's consolidated financial statements from the date of acquisition. The following unaudited pro forma financial information presents the combined results of operations of Luminent, Fiber Optic Communications, Quantum Optech and Optronics International as if the acquisitions had occurred as of January 1, 1999, giving effect to certain adjustments, including amortization of goodwill and other intangibles and deferred compensation charges.

                                                             DECEMBER 31,
                                                         --------------------
                                                           1999        2000
                                                         --------    --------
                                                             (UNAUDITED)
Pro forma net sales....................................  $ 93,262    $137,782
Pro forma net loss.....................................  $(95,557)   $(91,830)
Pro forma basic and diluted net loss per share.........  $  (0.66)   $  (0.63)

4. INVENTORIES

     Inventories consisted of the following (in thousands):

                                                              DECEMBER 31,
                                                            -----------------
                                                             1999      2000
                                                            ------    -------
Raw materials.............................................  $4,291    $22,896
Work in process...........................................   3,655     12,402
Finished goods............................................     809      4,130
                                                            ------    -------
  Total inventories.......................................  $8,755    $39,428
                                                            ======    =======

5. BUSINESS SEGMENTS AND CONCENTRATIONS OF RISK

     Luminent operates under one reportable segment: fiber optic components and modules. Fiber optic components and modules include discrete components such as laser diodes and light emitting diodes and integrated components such as transmitters, receivers and transceivers. These products are sold primarily to original-equipment manufacturers and through distributors.

     The Company depends on single or limited source suppliers for some of the key components and materials in its products, which makes Luminent susceptible to supply shortages or price fluctuations that could adversely affect operating results. Management believes this will not have a significant impact on operations.

     For the two years ended December 31, 1998 and 1999, the Company had one customer that accounted for more than 18% and 40% of net sales, respectively. As of December 31, 1999, one customer accounted for approximately 30% of total accounts receivable. For the year ended December 31, 2000, the Company had 2 customers that accounted for approximately 29% of net sales. As of December 31, 2000, the Company had one customer that accounted for approximately 13% of accounts receivable. Certain geographical area information follows.

                                 LUMINENT, INC.

     Geographical Area Net Sales (in thousands):

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                        1998       1999        2000
                                                       -------    -------    --------
North America........................................  $22,808    $52,737    $ 76,995
Asia-Pacific.........................................    7,646      3,812      25,773
Europe...............................................    3,056      4,678      18,575
Other................................................    5,086      4,037       2,850
                                                       -------    -------    --------
  Total net sales....................................  $38,596    $65,264    $124,193
                                                       =======    =======    ========

6. INCOME TAXES

     The provision for income taxes consisted of the following (in thousands):

                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1998      1999       2000
                                                         ------    -------    -------
Current
  Federal..............................................  $1,944    $ 2,968    $ 4,988
  State................................................     567        822      1,358
  Foreign..............................................      --         --        450
                                                         ------    -------    -------
                                                          2,511      3,790      6,796
Deferred
  Federal..............................................    (121)      (817)    (3,156)
  State................................................     (47)      (209)      (874)
  Foreign..............................................      --         --         --
                                                         ------    -------    -------
                                                           (168)    (1,026)    (4,030)
                                                         ------    -------    -------
Provision for income taxes.............................  $2,343    $ 2,764    $ 2,766
                                                         ======    =======    =======

     The income tax provision differs from the amount computed by applying the federal statutory income tax rate to income before provision for income taxes as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                              1998      1999      2000
                                                              ----      ----      ----
Tax computed at federal statutory rate......................   34%       34%       35%
State income taxes, net of federal effect...................    6         6        (1)
Foreign taxes at rates less than domestic rates.............   --        --         4
Permanent differences.......................................   --        --       (32)
Change in valuation allowance...............................   --        --       (10)
                                                               --        --       ---
  Provision for income taxes................................   40%       40%       (4)%
                                                               ==        ==       ===

                                 LUMINENT, INC.

     The components of the net deferred income tax assets at December 31, 1999 and 2000 are as follows (in thousands):

                                                              DECEMBER 31,
                                                            -----------------
                                                             1999      2000
                                                            ------    -------
Accrued expenses..........................................  $  320    $   209
Allowance for doubtful accounts...........................     687      1,307
Deferred stock compensation...............................      --      6,630
Inventory reserves........................................     905      3,543
State income taxes........................................     278        475
Other.....................................................      --        276
                                                            ------    -------
                                                             2,190     12,440
Valuation allowance.......................................      --     (6,220)
                                                            ------    -------
  Net deferred tax asset..................................  $2,190    $ 6,220
                                                            ======    =======

     Realization of the net deferred tax assets is dependent on its ability to carry losses back to prior periods or on generating sufficient taxable income during the periods in which temporary differences will reverse. Management reviews its deferred tax assets and has provided a valuation allowance based on its assessment of the expected future benefit to be ultimately received from each asset identified. Although realization is not assured, management believes it is more likely than not that the net deferred tax assets will be realized.

     Income (Loss) before Provision for Income Taxes (in thousands):

                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1998      1999       2000
                                                         ------    ------    --------
United States..........................................  $5,883    $6,940    $ (8,277)
Non-United States......................................      --        (1)    (53,942)
                                                         ------    ------    --------
  Income (loss) before provision for income taxes......  $5,883    $6,939    $(62,219)
                                                         ======    ======    ========

7. TRANSACTIONS WITH MRV COMMUNICATIONS, INC.

     Luminent's sales of products to MRV and its affiliates was $2.1 million in 1998, $2.5 million in 1999, and $4.9 million in 2000. Through December 31, 2000, Luminent had received a total of $6.5 million from MRV to fund payroll and other operations related matters. Luminent repaid this amount to MRV through operating cash and offsetting amounts due from MRV on or before December 31, 2000.

     For the three years in the period ended December 31, 2000, intercompany transactions between Luminent and MRV consisted of the following (in thousands):

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                        1998       1999        2000
                                                       -------    -------    --------
Sales to MRV and its affiliates......................  $ 2,104    $ 2,503    $  4,878
Operating expenses...................................    7,218      9,512      14,213
Fair value of acquisitions...........................       --        250     440,628
Deferred stock compensation..........................       --         --      40,950
Net cash advances (distributions)....................   (1,232)     1,709       1,568
                                                       -------    -------    --------
  Equity of MRV Communications, Inc..................  $ 8,090    $13,974    $502,237
                                                       =======    =======    ========

                                 LUMINENT, INC.

     Luminent's costs and expenses include allocations from MRV for centralized legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other MRV corporate and infrastructure costs. These allocations have been determined on bases that MRV and Luminent considered to be a reasonable reflection of the utilization of services provided for the benefit received by Luminent. The allocation methods are based on relative revenues, headcount or square footage. No intercompany interest income or expense has been allocated to, or included in, the accompanying consolidated financial statements.

     For purposes of governing the ongoing relationships between Luminent and MRV at and after the separation and to provide for an orderly transition, Luminent and MRV have entered into various agreements. A brief description of each of the agreements follows.

     Master Separation and Distribution Agreement

     MRV and Luminent have entered into a Master Separation Agreement, which contains key provisions relating to the separation, Luminent's initial funding, initial public offering and the distribution of Luminent's common stock to MRV's stockholders. The Master Separation and Distribution Agreement lists the documents and items that the parties must deliver in order to accomplish the transfer of assets and liabilities from MRV to Luminent, effective on the separation date. The Master Separation and Distribution Agreement also contains conditions that must occur prior to the distribution. The parties also entered into ongoing covenants that survive the transactions, including covenants to establish interim service level agreements, exchange information, engage in certain auditing practices and resolve disputes in particular ways.

     General Assignment and Assumption Agreement

     The General Assignment and Assumption Agreement identifies the assets that MRV has transferred to Luminent and the liabilities that Luminent has assumed from MRV in the separation. The Agreement General Assignment and Assumption also describes when and how these transfers and assumptions occurred. In general, these assets and liabilities were those that appeared in the consolidated balance sheet as of September 30, 2000.

     Intellectual Property Agreements

     The Master Technology Ownership and License Agreement, the Master Patent Ownership and License Agreement and the Master Trademark Ownership and License Agreement together are referred to as the Intellectual Property Agreements. Under the Intellectual Property Agreements, MRV confirmed that Luminent owns or transferred to Luminent its rights in specified patents, patent applications, invention disclosures, specified trademarks and other intellectual property related to Luminent's current business and research and development efforts.

     Employee Matters Agreement

     The Employee Matters Agreement outlines how MRV and Luminent allocated assets, liabilities and responsibilities relating to current and former employees of Luminent and their participation in the benefits plans, including stock plans, that MRV currently sponsors and maintains. The Employee Matters Agreement also contains provisions describing some of Luminent's employee benefit and employee stock plans.

     All eligible Luminent employees continue to participate in the MRV benefits plans on comparable terms and conditions to those for MRV employees until the distribution date or until Luminent establishes

                                 LUMINENT, INC.

benefit plans for its employees, or elects not to establish comparable plans if it is not legally or financially practical. Luminent intends to establish its own benefit program no later than the time of distribution.

     Once Luminent establishes it own benefits plans, it may modify or terminate each plan in accordance with the terms of that plan and its policies. No Luminent benefit plan will provide benefits that overlap benefits under the corresponding MRV benefit plan at the time of the distribution. Each Luminent benefit plan will provide that all service, compensation and other benefit determinations that, as of the distribution, were recognized under the corresponding MRV benefits plan will be taken into account under that Luminent benefit plan.

     Following the date of MRV's distribution of its Luminent common stock to its stockholders, Luminent will be under no obligation to maintain these plans in the form in which they were established or at all. The transfer to Luminent of employees at certain of MRV's international operations, and of certain employee benefit plans, may not take place until Luminent receives consents or approvals or has satisfied other applicable requirements.

     Tax Sharing Agreement

     The Tax Sharing Agreement allocates MRV's and Luminent's responsibilities for certain tax matters. The agreement requires Luminent to pay MRV for the incremental tax costs of Luminent's inclusion in consolidated, combined or unitary tax returns with affiliated corporations. In determining these incremental costs, the Tax Sharing Agreement takes into account not only the group's incremental tax payments to the Internal Revenue Service or other taxing authorities, but also the incremental use of tax losses of affiliates to offset Luminent's taxable income, and the incremental use of tax credits of affiliates to offset the tax on Luminent's income. The Tax Sharing Agreement also provides for compensation or reimbursement as appropriate to reflect redeterminations of Luminent's tax liability for periods during which Luminent joined in filing consolidated, combined or unitary tax returns.

     The Tax Sharing Agreement also requires Luminent to indemnify MRV for certain taxes and similar obligations, including (a) sales taxes on the sale of products purchased by MRV from Luminent before the distribution, (b) customs duties or harbor maintenance fees on products exported or imported by MRV on behalf of Luminent, (c) the additional taxes that would result if an acquisition of a controlling interest in Luminent's stock after the distribution causes the distribution not to qualify for tax-free treatment to MRV, and (d) any taxes resulting from transactions undertaken in preparation for the distribution.

     Luminent's indemnity obligations include any interest penalties on taxes, duties or fees for which Luminent must indemnify MRV.

     Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the group's federal income tax liability. Accordingly, Luminent could be required to pay a deficiency in the group's federal income tax liability for a period during which Luminent was a member of the group even if the Tax Sharing Agreement allocates that liability to MRV or another member.

     Master Transitional Services Agreement

     The Master Transitional Service Agreement governs the provision of information technology services by MRV and Luminent to each other, on an interim basis, for one year from the date of separation, unless extended for specific services or otherwise indicated in the agreement. The services include data processing and telecommunications services, such as voice telecommunications and data transmission, and information technology support services, for functions including accounting, financial management, tax, payroll, stockholder and public relations, legal, procurement, and other administrative functions. Specified charges for such services are generally intended to allow the providing company to recover the direct and indirect

                                 LUMINENT, INC.

costs of providing the services. The Master Transitional Services Agreement also will cover the provision of certain additional transitional services identified from time to time after the separation date that were inadvertently or unintentionally omitted from the specified services, or that are essential to effectuate an orderly transition under the Master Separation and Distribution Agreement, so long as the provision of such services would not significantly disrupt MRV's operations or significantly increase the scope of its responsibility under the agreement.

     In addition, the Master Transitional Services Agreement will provide for the replication of some computer systems, including hardware, software, data storage or maintenance and support components. Generally, the party needing the replicated system will bear the costs and expenses of replication. Generally, the party purchasing new hardware or licensing new software will bear the costs and expenses of purchasing the new hardware or obtaining the new software licenses.

     Real Estate Matters Agreement

     The Real Estate Matters Agreement addresses real estate matters relating to the MRV leased and owned properties that MRV will transfer to or share with Luminent. The Real Estate Matters Agreement describes the manner in which MRV will transfer to or share with Luminent various leased and owned properties. The Real Estate Matters Agreement provides that Luminent will be required to accept the transfer of all sites allocated to Luminent, even if a site has been damages by a casualty before the separation date. The Real Estate Matters Agreement also provides that all reasonable costs required to effect the transfers, including landlord consent fees and landlord attorney's fees will be paid by MRV.

     Indemnification and Insurance Matters Agreements

     Effective as of the separation date, subject to specified exceptions, Luminent and MRV will each release the other from any liabilities arising from events occurring on or before the separation date, including events occurring in connection with the activities to implement the separation, the initial public offering and the distribution. The Indemnification and Insurance Matters Agreement also contains provisions governing indemnification. In general, Luminent and MRV will each indemnify the other from all liabilities arising from their respective businesses or contracts, as well as liabilities arising from a breach of the Master Separation and Distribution Agreement or any ancillary agreement. In addition, MRV and Luminent will each indemnify the other against liability for specified environmental conditions. Luminent will reimburse MRV for the cost of any insurance coverage from the separation date to the distribution date.

8. SHORT-TERM BORROWINGS

     The Company's short-term borrowings consist of secured and unsecured short-term loans and notes entered into with certain financial institutions. As of December 31, 2000, these short-term borrowings totaled approximately $8.0 million and approximately $2.9 million of two Taiwanese subsidiaries' assets have been pledged as collateral on these borrowings. The weighted average interest rate on these notes is 6.2% and the notes are incurred and paid in the New Taiwan Dollar. The unused line of credit is $446,000 at December 31, 2000.

                                 LUMINENT, INC.

9. LONG-TERM DEBT

     Long-term debt consisted of the following as of December 31, 2000 (in thousands):

Notes payable to financial institutions bearing interest
  ranging from 6.5% to 8.9%, payable in monthly or
  quarterly installments of principal and interest through
  October 2012, secured by $15.0 in pledged assets of two
  Taiwanese subsidiaries...................................  $12,157
  Less -- Current Portion..................................   (2,607)
                                                             -------
                                                             $ 9,550
                                                             =======

     The following summarizes the required principal payments on long-term debt as of December 31, 2000 (in thousands):

Year ending December 31,
  2001.....................................................  $ 2,607
  2002.....................................................    1,586
  2003.....................................................    1,690
  2004.....................................................    1,649
  2005.....................................................    1,608
  Thereafter...............................................    3,017
                                                             -------
                                                             $12,157
                                                             =======

10. STOCKHOLDERS' EQUITY

     Luminent's Board of Directors authorized 30,000,000 shares of its $.001 par value of preferred stock, of which none was issued or outstanding as of December 31, 1999 and 2000. Luminent's Board of Directors also authorized 300,000,000 of its $.001 par value common stock with 144,000,000 and 156,000,000 shares issued and outstanding as of December 31, 1999 and 2000, respectively. Effective July 25, 2000, the Board of Directors declared a 144,000-for-one stock split. All references to share and per-share data for all periods presented have been restated to give effect to this stock split.

     On November 9, 2000, Luminent issued 12,000,000 shares of its common stock for $12 per share, or $144.0 million, to complete its initial public offering. Net proceeds of $132.3 million were received after deducting the underwriters' discount and other costs of the offering.

STOCK OPTIONS

     In July 2000, the Board of Directs adopted, and the stockholder approved the 2000 Stock Option Plan (the Plan). The Plan provides for grants of qualified incentive stock options, non-qualified stock options, restricted stock awards and other stock-based awards to officers, employees, directors, consultants and advisors of the Company. Stock-based awards are generally granted at not less than fair market value at the grant date, and typically vest over a four-year period and expire ten years after the grant date. 10,400,000 shares of common stock have been reserved for issuance under the Plan. As of December 31, 2000 4,685,100 options have been granted under the Plan, and 5,715,000 are available for future grant under the Plan.

     In July 2000, Luminent and MRV entered into four-year employment contracts with the Chief Executive Officer (CEO) and Chief Financial Officer (CFO) of Luminent. The agreements provide for annual salaries, performance bonuses and a combination of stock options to purchase common stock of MRV and Luminent. The CEO received approximately 316,000 options to purchase shares of MRV

                                 LUMINENT, INC.

common stock at $32.56 per share (a substantial discount) expiring in five years. The CFO received approximately 22,000 options to purchase shares of MRV common stock at $33.44 per share (a substantial discount) expiring in five years. These options are immediately exercisable, however they provide for the repurchase in the event of voluntary termination. These grants have been accounted for under APB No. 25 and the intrinsic value (fair market value less exercise price) results in additional deferred stock compensation of approximately $11.1 million that is being amortized over the four year vesting period. Furthermore, Luminent granted 4.8 million and 800,000 of its stock options to the CEO and CFO, respectively. The options are exercisable at $6.25 per share and vest over 4 years. These grants have been accounted for in accordance with APB No. 25 and the intrinsic value (original mid point of filing range, $14, less $6.25) resulted in aggregate deferred stock compensation of approximately $43.4 million. The deferred stock compensation is being amortized using the graded vesting method over four years.

     Stock option information with respect to options granted under the Plan and MRV options granted to Luminent employees is as follows (in thousands, except share prices):

     Options granted by Luminent (in thousands, except share prices):

                                                               YEAR ENDED
                                                            DECEMBER 31, 2000
                                                           -------------------
                                                                     WTD. AVG.
                                                           SHARES    EX. PRICE
                                                           ------    ---------
Outstanding, beginning of year...........................      --         --
Granted..................................................  10,285      $8.77
Exercised................................................      --         --
Forfeited................................................      --         --
                                                           ------      -----
Outstanding, end of year.................................  10,285      $8.77
                                                           ======      =====

     Information about Luminent stock options outstanding at December 31, 2000 is summarized as follows (in thousands, except share prices):

                NUMBER OUTSTANDING   WEIGHTED AVERAGE   NUMBER EXERCISABLE
  EXERCISE       AT DECEMBER 31,        REMAINING        AT DECEMBER 31,
    PRICE              2000           CONTRACT LIFE            2000
-------------   ------------------   ----------------   ------------------
$6.00 - 6.25           5,767            9.53 years            1,400
$12.00                 4,518            9.85 years               40
                      ------                                  -----
                      10,285                                  1,440
                      ======                                  =====

     Options granted by MRV (in thousands, except share prices):

                                                         YEARS ENDED DECEMBER 31,
                                     -----------------------------------------------------------------
                                            1998                   1999                   2000
                                     -------------------    -------------------    -------------------
                                               WTD. AVG.              WTD. AVG.              WTD. AVG.
                                     SHARES    EX. PRICE    SHARES    EX. PRICE    SHARES    EX. PRICE
                                     ------    ---------    ------    ---------    ------    ---------
Outstanding, beginning of year.....    140       $4.27       242        $2.62        434       $4.37
Granted............................    102        3.85       256         5.59      2,060        8.81
Exercised..........................     --          --       (64)        2.68        (85)       3.44
Forfeited..........................     --          --        --           --         --          --
Canceled in repricing..............   (193)       4.47        --           --         --          --
Granted in repricing...............    193        2.63        --           --         --          --
                                      ----       -----       ---        -----      -----       -----
Outstanding, end of year...........    242       $2.62       434        $4.37      2,409       $8.20
                                      ====       =====       ===        =====      =====       =====

                                 LUMINENT, INC.

     Information about MRV stock options outstanding at December 31, 2000 is summarized as follows (in thousands, except share prices):

                  NUMBER OUTSTANDING   WEIGHTED AVERAGE   NUMBER EXERCISABLE
   EXERCISE        AT DECEMBER 31,        REMAINING        AT DECEMBER 31,
     PRICE               2000           CONTRACT LIFE            2000
---------------   ------------------   ----------------   ------------------
$ 2.63 - $ 2.97           180             7.20 years              21
$ 6.69 - $ 6.82           169             8.50 years              11
$14.63 - $33.44           354             9.54 years             338
$42.13 - $64.88            83             9.29 years              --
$ 3.00                  1,623             9.44 years              --
                        -----                                    ---
                        2,409                                    370
                        =====                                    ===

     In July 2000, Luminent granted 75,000 warrants to purchase common stock to a non-employee in connection with the hiring of its CEO. The warrants had a fair value on the date of grant of approximately $635,000, are immediately exercisable and expire in July 2010. In November 2000, Luminent granted 10,000 options to purchase common stock to a non-employee in connection consulting services received. The options had a fair value on the date of grant of approximately $48,000, are immediately exercisable and expire in November 2010. The expense related to the issuance of these warrants and options is included the accompanying consolidated statements of operations.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     SFAS No. 123 permits companies to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. In management's opinion, the existing stock option valuation models do not necessarily provide a reliable single measure of the fair value of stock-based awards. Therefore, as permitted, the Company applies the existing accounting rules under APB No. 25 and provides pro forma net income and pro forma earnings per share disclosures for stock based awards made during the year as if the fair-value-based method defined in SFAS No. 123 had been applied. Net loss and net loss per share would have been reduced to the following pro forma amounts (in thousands, except per share amounts):

                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1998      1999       2000
                                                         ------    ------    --------
Additional compensation expense........................  $   86    $  195    $ 25,544
Pro forma net income (loss)............................  $3,454    $3,980    $(90,529)
Pro forma basic and diluted net earnings (loss) per
  share................................................  $ 0.02    $ 0.03    $  (0.62)

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Option valuation models also require the input of highly subjective assumptions such as expected option life and expected stock price volatility. The following assumptions were applied for all periods presented: (i) expected dividend yield of 0%, (ii) expected volatility rate ranging from 64% to 230%, (iii) expected lives ranging from 5 to 10 years, and
(iv) the risk-free interest rate ranging from 4.29 to 6.23%.

     Because the Company's employee stock-based compensation plan has characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, the Company believes that the existing option valuation models do not necessarily provide a reliable single measure of the fair value of awards from the plan.

                                 LUMINENT, INC.

11. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

     The Company leases facilities and certain equipment under lease arrangements expiring in various years through July 2005. The aggregate minimum annual lease payments under leases in effect on December 31, 2000 were as follows (in thousands):

                                                             OPERATING
                                                              LEASES
                                                             ---------
2001.......................................................   $1,556
2002.......................................................      972
2003.......................................................      929
2004.......................................................      603
2005.......................................................      295
Thereafter.................................................    1,012
                                                              ------
                                                              $5,367
                                                              ======

     Rental expense under lease agreements for the years ended December 31, 1998, 1999 and 2000 was $54,000, $349,000 and $882,000 million, respectively.

     Through foreign subsidiaries, Luminent has open letters of credit totaling approximately $4.0 million. The letters of credit expire through August 2001.

LITIGATION

     Luminent has received notices from third party alleging possible infringements of patents with respect to product features or manufacturing processes. Management believes such notices are common in the communications industry because of the large number of patents that have been filed on these subjects. The Company's policy is to discuss these notices with the senders in an effort to demonstrate that the Company's products and/or processes do not violate any patents. The Company is currently involved in such discussions with Ortel and Rockwell. The Company is evaluating these claims and presently does not believe that any of its products or processes violates any of the patents asserted by these parties, and the claims are without merit. Additionally the Company intends to vigorously defend its positions if any legal action is taken. Management believes the ultimate outcome of such claims will not have a material impact on the results of operations or financial position.

12. RELATED PARTY TRANSACTION

     During the year the Company reimbursed $48,000 to the Chief Executive Officer for legal fees incurred in connection with the negotiation of his employment agreement.

                                 LUMINENT, INC.

13. SUPPLEMENTAL STATEMENTS OF CASH FLOWS INFORMATION

     Supplemental information regarding the Statements of Cash Flows is as follows (in thousands):

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                              1998     1999       2000
                                                              -----    -----    --------
Supplemental disclosure of cash flow information
  Cash paid during the year for interest....................   $--      $--     $   975
  Cash paid during the year for income taxes................   $--      $--     $    88
Supplemental schedule of noncash investing activities
  Fair value of assets acquired, net of cash received.......   $--      $--     $39,263
  Less: Liabilities assumed.................................   --       --       33,791
                                                               --       --      -------
     Cash acquired in acquisitions..........................   $--      $--     $ 5,472
                                                               ==       ==      =======

                                 LUMINENT, INC.

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              DECEMBER 31,    MARCH 31,
                                                                  2000          2001
                                                              ------------    ---------
                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $131,778      $106,756
  Short-term investments....................................       1,082           293
  Accounts receivable, net of allowance of $4,455 at
     December 31, and $5,026 at March 31....................      21,613        22,381
  Inventories...............................................      39,248        57,329
  Deferred income taxes.....................................       6,220         8,425
  Prepaids and other current assets.........................       9,106        18,334
                                                                --------      --------
     Total current assets...................................     209,227       213,518
Property and equipment, net.................................      51,366        59,808
Goodwill, net...............................................     341,540       322,052
Other assets................................................       3,247         3,247
                                                                --------      --------
     Total Assets...........................................    $605,380      $598,625
                                                                ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................    $  2,607      $  2,442
  Short-term borrowings.....................................       7,957        11,973
  Accounts payable..........................................      20,021        24,752
  Accrued expenses..........................................      10,337         8,793
  Income taxes payable......................................       6,634         4,942
                                                                --------      --------
     Total current liabilities..............................      47,556        52,902
Long-term debt, net of current portion......................       9,550         9,285
Other long-term liabilities.................................         779           794
                                                                --------      --------
     Total long-term liabilities............................      10,329        10,079
Minority interest...........................................         444           465
Stockholders' equity:
  Preferred stock, $.001 par value, 30,000,000 shares
     authorized; none issued and outstanding................          --            --
  Common stock, $.001 par value, 300,000,000 shares
     authorized; 156,000,000 shares issued and
     outstanding............................................         156           156
  Additional paid-in capital................................     635,066       635,066
  Accumulated deficit.......................................     (29,241)      (51,539)
  Deferred stock compensation, net..........................     (55,570)      (45,124)
  Accumulated other comprehensive loss......................      (3,360)       (3,380)
                                                                --------      --------
     Total stockholders' equity.............................     547,051       535,179
                                                                --------      --------
     Total Liabilities and Shareholders' Equity.............    $605,380      $598,625
                                                                ========      ========

The accompanying notes are an integral part of these consolidated condensed balance sheets.

                                 LUMINENT, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                2000        2001
                                                              --------    --------
Net Sales...................................................  $ 14,899    $ 48,241
Cost of sales(1)............................................     9,654      32,212
                                                              --------    --------
     Gross Profit...........................................     5,245      16,029
Operating costs and expenses:
  Selling, general and administrative(1)....................     1,985      15,372
  Research and development(1)...............................     2,449       5,196
  Parent company allocations................................       193          --
  Amortization of goodwill..................................        --      19,488
                                                              --------    --------
                                                                 4,627      40,056
                                                              --------    --------
     Operating expenses (loss)..............................       618     (24,027)
Other income, net...........................................        --       1,850
                                                              --------    --------
Income (loss) before provision for income taxes and minority
  interest..................................................       618     (22,177)
Provision for income taxes..................................       246         100
Minority interest...........................................       190          21
                                                              --------    --------
  Net income (loss).........................................  $    182    $(22,298)
                                                              ========    ========
Net income (loss) per share, basic and diluted..............  $   0.00    $  (0.14)
                                                              ========    ========
Shares used in per-share calculation, basic and diluted.....   144,000     156,000
                                                              ========    ========

-------------------------
(1) Includes amounts relating to deferred stock compensation of $683,000, $8.7 million and $1.1 million presented in "cost of sales", "selling, general and administrative" and "research and development", respectively, for the quarter ended March 31, 2001.

The accompanying notes are an integral part of these consolidated condensed balance sheets.

                                 LUMINENT, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                               2000       2001
                                                              ------    ---------
Cash flows from operating activities:
  Net (loss) income.........................................  $ 182     $(22,298)
  Adjustments to reconcile net (loss) income to net cash
     (used in) provided by operating activities:
     Depreciation and amortization..........................    190       20,961
     Provision for doubtful accounts........................     --          571
     Amortization of deferred stock compensation............     --       10,446
     Minority interest......................................    190           21
     Deferred income taxes..................................     --       (2,205)
  Changes in operating assets and liabilities
     Accounts receivable....................................   (865)      (1,339)
     Inventories............................................   (499)     (17,901)
     Prepaid and other current assets.......................     --       (9,228)
     Accounts payable.......................................    736        4,731
     Accrued expenses.......................................    179       (1,544)
     Income taxes payable...................................    271       (1,692)
                                                              -----     --------
       Net cash provided by (used in) operating
        activities..........................................    384      (19,477)
Cash flows from investing activities:
  Purchases of property and equipment.......................   (156)      (9.915)
  Sale of short-term investments............................     --          789
                                                              -----     --------
       Net cash used in investing activities................   (156)      (9,126)
Cash flows from financing activities:
  Payments on long-term debt................................     --         (430)
  Payments on short-term debt...............................     --       (5,818)
  Borrowings on short-term debt.............................     --        9,834
  Net change in other liabilities...........................     --           15
  Net cash distributions to MRV Communications, Inc.........   (265)          --
                                                              -----     --------
       Net cash (used in) provided by financing
        activities..........................................   (265)       3,601
Effect of exchange rate on cash and cash equivalents........     17          (20)
                                                              -----     --------
Net decrease in cash and cash equivalents...................    (20)     (25,022)
Cash and cash equivalents, beginning of period..............    220      131,778
                                                              -----     --------
Cash and cash equivalents, end of period....................  $ 200     $106,756
                                                              =====     ========
Supplemental Cash Flow Information:
  Cash paid for
     Income taxes...........................................     --     $  3,751
     Interest...............................................     --     $    308

The accompanying notes are an integral part of these consolidated condensed financial statements.

                                 LUMINENT, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BUSINESS AND BASIS OF PRESENTATION

     Business

     Luminent, Inc. ("Luminent" or the "Company") designs, manufactures, and sells a comprehensive line of fiber optic components that enable communications equipment manufacturer's to provide optical networking solutions for the rapidly growing metropolitan and access segments of the communications network. The Company's products are designed to meet the increasing bandwidth requirements between long-haul telecommunication networks and end users. Luminent specializes in singlemode fiber optic components and subsystems for high-capacity data transmission for long-reach applications in the metropolitan and access markets.

     Luminent was incorporated in Delaware in March 2000, as a wholly owned subsidiary of MRV Communications, Inc. ("MRV"). Since the completion of Luminent's initial public offering in November 2000, MRV has owned approximately 92% of Luminent's outstanding common stock.

     On July 25, 2000, MRV and Luminent entered into a Master Separation and Distribution Agreement (the "Separation Agreement") which became effective as of September 8, 2000 (the "Separation Date"). MRV transferred to Luminent, substantially all of the assets and liabilities associated with Luminent's business.

     As of the Separation Date, Luminent began operating independently from MRV. For periods prior to the Separation Date, the accompanying consolidated condensed financial statements reflect MRV's historical bases in the assets and liabilities and the historical results of operations that were transferred to Luminent. Additionally, the consolidated condensed financial statements include allocations of certain MRV corporate expenses, including centralized legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other MRV corporate and infrastructure costs. The expense allocations have been determined on bases that MRV and Luminent considered to be a reasonable reflection of the utilization of services provided or the benefit received by Luminent. The allocation methods are based on relative revenues, head counts or square footage. However, the financial information included herein may not reflect the consolidated financial position, operating results, changes in parent company investment and cash flows of Luminent in the future or what they would have been had Luminent been a separate, stand-alone entity during the periods presented.

     Luminent faces numerous risks related to the fact that it has no history as an independent company. In addition, Luminent faces risks common to many technology companies including but not limited to operating in a sector that is new and characterized by rapid technological change, evolving industry standards, the need to generate capital to fund operations and uncertainty regarding market acceptance of its products and products under development.

     Basis of Presentation

     The accompanying consolidated condensed financial statements have been prepared by the Company, in accordance with accounting principles generally accepted in the United States for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                                 LUMINENT, INC.

                                  (UNAUDITED)

     In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to present a fair presentation have been included. The operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2001.

     Earnings per share

     Basic and diluted earnings (loss) per common share are computed using the weighted average number of common shares outstanding. All share and per share amounts have been retroactively restated to give effect to the Company's 144,000-for-one stock split that occurred on July 25, 2000. The weighted average number of shares used for computation of basic and diluted earnings (loss) per share were 156,000,000 for March 31, 2001, and 144,000,000 for March 31, 2000.
The 10 million stock options outstanding and 75,000 warrants outstanding have been excluded from the diluted computations of loss per share as of March 31, 2001 as their effect would be anti-dilutive. There were no options or warrants outstanding as of March 31, 2000.

2. BUSINESS ACQUISITIONS

     On April 24, 2000, MRV completed the acquisition of approximately 97% of the outstanding capital stock of Fiber Optic Communications, Inc., a Republic of China corporation. Fiber Optic Communications is a manufacturer of passive fiber optic components for Wavelength Division Multiplexing. Under the terms of the purchase agreement, Fiber Optic Communications shareholders received approximately $48.6 million in cash and approximately 4.7 million shares of MRV common stock and options to purchase 680,000 shares of MRV common stock for a total purchase price of approximately $310.4 million. The issuance price of the MRV common stock was approximately $53 per share, which was determined based on the average market price five days before and after the terms were agreed upon. The options to purchase MRV common stock are exercisable at $3.00 per share, have an aggregate intrinsic value of $14.1 million at the acquisition date, and vest over a four-year period. The acquisition is being accounted for using the purchase method of accounting. The assets and liabilities of the acquired entity have been "pushed down" to Luminent. The excess purchase price paid over the fair value of the net identifiable assets acquired of $261.6 million has been recorded as goodwill and is being amortized on a straight-line basis over 5 years. The deferred compensation is being amortized using the graded vesting method over 4 years.

     On July 12, 2000, MRV completed the acquisition of all of the outstanding capital stock of Quantum Optech Inc., a Republic of China corporation. Quantum Optech is a manufacturer of optical thin film coating and filters for Dense Wavelength Division Multiplexing. Under the terms of the purchase agreement, Quantum Optech shareholders received approximately 1.0 million shares of MRV common stock and options to purchase approximately 160,000 shares of MRV common stock for a total purchase price of approximately $36.2 million. The issuance price of the MRV common stock was approximately $30 per share, which was determined based on the average market price five days before and after the terms were agreed upon. The options to purchase MRV common stock are exercisable at $3.00 per share, have an aggregate intrinsic value of $4.0 million at the acquisition date, of which $1.3 million is vested, and the remaining vest over a four-year period. The acquisition is being accounted for using the purchase method of accounting. The assets and liabilities of the acquired entity have been "pushed down" to Luminent. The excess purchase price paid over the fair value of the net identifiable assets acquired of $27.9 million has been recorded as goodwill and is being amortized on a straight-line basis over 5 years. The deferred compensation is being amortized using the graded vesting method over 4 years.

                                 LUMINENT, INC.

                                  (UNAUDITED)

     On July 21, 2000, MRV completed the acquisition of approximately 99% of the outstanding capital stock of Optronics International Corp., a Republic of China corporation. Optronics International is a manufacturer of high temperature semiconductor lasers, transceivers and detectors for optical networks. Under the terms of the purchase agreement, Optronics International shareholders received approximately 3.4 million shares of MRV common stock and options to purchase approximately 800,000 shares of MRV common stock for a total purchase price of approximately $124.3 million. The issuance price of the MRV common stock was approximately $30 per share, which was determined based on the average market price five days before and after the terms were agreed upon. The options to purchase MRV common stock are exercisable at $3.00 per share, have an aggregate intrinsic value of $20.0 million at the acquisition date, of which $6.6 million is vested, and the remaining vest over a four-year period. The acquisition is being accounted for using the purchase method of accounting. The assets and liabilities of the acquired entity have been "pushed down" to Luminent. The excess purchase price paid over the fair value of the net identifiable assets acquired of $99.5 million has been recorded as goodwill and is being amortized on a straight-line basis over 5 years. The deferred compensation is being amortized using the graded vesting method over 4 years.

     The purchase price of Fiber Optic Communications, Quantum Optech and Optronics International were allocated as follows (in thousands, unaudited):

Purchase price............................................  $420,861
Allocation of purchase price Net tangible assets..........     1,750
  Deferred stock compensation.............................    30,150
  Goodwill................................................   388,961

     The outstanding capital stock of Fiber Optic Communications, Quantum Optech and Optronics International, purchased by MRV, has been contributed to Luminent. The results of operations of these acquisitions have been included in Luminent's consolidated financial statements from the date of acquisition. The following unaudited pro forma financial information presents the combined results of operations of Luminent, Fiber Optic Communications, Quantum Optech and Optronics International as if the acquisitions had occurred as of January 1, 2000, giving effect to certain adjustments, including amortization of goodwill and other intangibles and deferred compensation charges.

                                                              MARCH 31,
                                                         --------------------
                                                           2000        2001
                                                         --------    --------
                                                             (UNAUDITED)
Pro forma net sales....................................  $ 23,227    $ 48,241
Pro forma net loss.....................................  $(25,922)   $(21,445)
Pro forma basic and diluted net loss per share.........  $  (0.18)   $  (0.14)

3. INVENTORIES

     Inventories consisted of the following (in thousands):

                                                       DECEMBER 31,    MARCH 31,
                                                           2000          2001
                                                       ------------    ---------
Raw materials........................................    $22,896        $35,750
Work in process......................................     12,402         15,861
Finished goods.......................................      4,130          5,718
                                                         -------        -------
  Total inventories..................................    $39,428        $57,329
                                                         =======        =======

                                 LUMINENT, INC.

                                  (UNAUDITED)

4. BUSINESS SEGMENTS AND CONCENTRATIONS OF RISK

     Luminent operates under one reportable segment: fiber optic components and modules. Fiber optic components and modules include discrete components such as laser diodes and light emitting diodes and integrated components such as transmitters, receivers and transceivers. These products are sold primarily to original-equipment manufacturers and through distributors.

     The Company depends on single or limited source suppliers for some of the key components and materials in its products, which makes Luminent susceptible to supply shortages or price fluctuations that could adversely affect operating results. Management believes this will not have a significant impact on operations.

     For the three months ended March 31, 2001, the Company had 2 customers that accounted for approximately 25% of net sales. Certain geographical area information follows (in thousands).

     Geographical Area Net Sales (in thousands):

                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                           ------------------
                                                            2000       2001
                                                           -------    -------
North America............................................  $10,404    $30,696
Asia-Pacific.............................................    1,934     10,502
Europe...................................................    2,481      6,993
Other....................................................       80         50
                                                           -------    -------
  Total net sales........................................  $14,899    $48,241
                                                           =======    =======

5. SEPARATION FROM MRV COMMUNICATIONS, INC.

     For purposes of governing the ongoing relationships between Luminent and MRV at and after the separation and to provide for an orderly transition, Luminent and MRV have entered into various agreements. A brief description of each of the agreements follows.

     Master Separation and Distribution Agreement

     MRV and Luminent have entered into a Master Separation Agreement, which contains key provisions relating to the separation, Luminent's initial funding, initial public offering and the distribution of Luminent's common stock to MRV's stockholders. The Master Separation and Distribution Agreement lists the documents and items that the parties must deliver in order to accomplish the transfer of assets and liabilities from MRV to Luminent, effective on the separation date. The Master Separation and Distribution Agreement also contains conditions that must occur prior to the distribution. The parties also entered into ongoing covenants that survive the transactions, including covenants to establish interim service level agreements, exchange information, engage in certain auditing practices and resolve disputes in particular ways.

     General Assignment and Assumption Agreement

     The General Assignment and Assumption Agreement identifies the assets that MRV has transferred to Luminent and the liabilities that Luminent has assumed from MRV in the separation. The General Assignment and Assumption Agreement also describes when and how these transfers and assumptions occurred. In general, these assets and liabilities were those that appeared in the consolidated balance sheet as of September 30, 2000.

                                 LUMINENT, INC.

                                  (UNAUDITED)

     Intellectual Property Agreements

     The Master Technology Ownership and License Agreement, the Master Patent Ownership and License Agreement and the Master Trademark Ownership and License Agreement collectively are referred to as the Intellectual Property Agreements. Under the Intellectual Property Agreements, MRV confirmed that Luminent owns or MRV transferred to Luminent certain rights in specified patents, patent applications, invention disclosures, specified trademarks and other intellectual property related to Luminent's current business, research and development efforts.

     Employee Matters Agreement

     The Employee Matters Agreement outlines how MRV and Luminent allocated assets, liabilities and responsibilities relating to current and former employees of Luminent and their participation in the benefits plans, including stock plans, that MRV currently sponsors and maintains. The Employee Matters Agreement also contains provisions describing some of Luminent's employee benefit and employee stock plans.

     All eligible Luminent employees continue to participate in the MRV benefits plans on comparable terms and conditions to those for MRV employees until the distribution date or until Luminent establishes benefit plans for its employees, or elects not to establish comparable plans if it is not legally or financially practical. Luminent intends to establish its own benefit program no later than the time of distribution.

     Once Luminent establishes it own benefits plans, it may modify or terminate each plan in accordance with the terms of that plan and its policies. No Luminent benefit plan will provide benefits that overlap benefits under the corresponding MRV benefit plan at the time of the distribution. Each Luminent benefit plan will provide that all service, compensation and other benefit determinations that, as of the distribution, were recognized under the corresponding MRV benefits plan, will be taken into account under that Luminent benefit plan.

     Following the date of MRV's distribution of its Luminent common stock to its stockholders, Luminent will be under no obligation to maintain these plans in the form in which they were established or at all. The transfer to Luminent of employees at certain of MRV's international operations, and of certain employee benefit plans, may not take place until Luminent receives consents or approvals or has satisfied other applicable requirements.

     Tax Sharing and Indemnification Agreement

     The Tax Sharing and Indemnification Agreement allocates MRV's and Luminent's responsibilities and rights for certain tax matters. The agreement requires Luminent to pay MRV for the incremental tax costs of Luminent's inclusion in consolidated, combined or unitary tax returns with affiliated corporations. In determining these incremental costs, the Tax Sharing and Indemnification Agreement takes into account not only the group's incremental tax payments to the Internal Revenue Service or other taxing authorities, but also the incremental use of tax losses of affiliates to offset Luminent's taxable income, and the incremental use of tax credits of affiliates to offset the tax on Luminent's income. The Tax Sharing and Indemnification Agreement also provides for compensation or reimbursement as appropriate to reflect redeterminations of Luminent's tax liability for periods during which Luminent joined in filing consolidated, combined or unitary tax returns.

     The Tax Sharing and Indemnification Agreement also requires Luminent to indemnify MRV for certain taxes and similar obligations, including (a) sales taxes on the sale of products purchased by MRV from Luminent before the distribution, (b) customs duties or harbor maintenance fees on products exported or imported by MRV on behalf of Luminent, (c) the additional taxes that would result if an

                                 LUMINENT, INC.

                                  (UNAUDITED)

acquisition of a controlling interest in Luminent's stock after the distribution causes the distribution not to qualify for tax-free treatment to MRV, and (d) any taxes resulting from transactions undertaken in preparation for the distribution.

     Luminent's indemnity obligations include any interest penalties on taxes, duties or fees for which Luminent must indemnify MRV.

     Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the group's federal income tax liability. Accordingly, Luminent could be required to pay a deficiency in the group's federal income tax liability for a period during which Luminent was a member of the group even if the Tax Sharing and Indemnification Agreement allocates that liability to MRV or another member.

     Master Transitional Services Agreement

     The Master Transitional Service Agreement governs the individual transitional services as requested by Luminent and provided by MRV, on an interim basis, for one year from the date of separation, unless extended for specific services or otherwise indicated in the agreement. The services include data processing and telecommunications services, such as voice telecommunications and data transmission, and information technology support services, for functions including accounting, financial management, tax, payroll, stockholder and public relations, legal, procurement, and other administrative functions. Specified charges for such services are generally intended to allow the providing company to recover the direct and indirect costs of providing the services. The Master Transitional Services Agreement also will cover the provision of certain additional transitional services identified from time to time after the Separation Date that were inadvertently or unintentionally omitted from the specified services, or that are essential to effectuate an orderly transition under the Master Separation and Distribution Agreement, so long as the provision of such services would not significantly disrupt MRV's operations or significantly increase the scope of its responsibility under the agreement.

     In addition, the Master Transitional Services Agreement will provide for the replication of some computer systems, including hardware, software, data storage or maintenance and support components. Generally, the party needing the replicated system will bear the costs and expenses of replication. Generally, the party purchasing new hardware or licensing new software will bear the costs and expenses of purchasing the new hardware or obtaining the new software licenses.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of FOCI Fiber Optic Communications, Inc.

     We have audited the accompanying consolidated balance sheets of FOCI Fiber Optic Communications, Inc. as of December 31, 1997, 1998 and 1999, and the related consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for the years ended December 31, 1997, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FOCI Fiber Optic Communications, Inc. at December 31, 1997, 1998 and 1999 and the results of its operations and its cash flows for the years ended December 31, 1997, 1998 and 1999, in conformity with accounting principles generally accepted in the United States of America.

T N Soong & Co
A Member Firm of Andersen Worldwide, SC
Taipei, Taiwan, the Republic of China
June 12, 2000

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                        DECEMBER 31, 1997, 1998 AND 1999

                                                                                   DECEMBER 31,
                                                                           -----------------------------
                                                                NOTES       1997       1998       1999
                                                              ---------    -------    -------    -------
                                                                             (IN THOUSAND U.S. DOLLARS
                                                                               EXCEPT SHARE AMOUNTS)
ASSETS
Current Assets
  Cash......................................................     2C        $   532    $ 2,236    $ 3,344
  Marketable securities.....................................   2D, 15          911      1,527        174
  Notes and accounts receivable -- net......................  2C, 3, 14      8,119      9,361     10,348
  Inventories...............................................    2E, 4        2,787      8,504     11,541
  Prepaid expenses and other current assets.................     15          1,252      3,217      4,444
                                                                           -------    -------    -------
    Total Current Assets....................................                13,601     24,845     29,851
                                                                           -------    -------    -------
Long-Term Stock Investments.................................    2F, 5           --         40         31
                                                                           -------    -------    -------
Properties -- Net...........................................  2G, 6, 15      9,231     15,723     25,559
                                                                           -------    -------    -------
Intangible Assets...........................................     2I
  Patent....................................................                   149        107         66
  Land occupancy rights.....................................                    --        270        502
                                                                           -------    -------    -------
    Total Intangible Assets.................................                   149        377        568
                                                                           -------    -------    -------
Other Assets
  Deferred charges -- net...................................     2J             --        197        265
  Deferred income tax.......................................   2N, 13          490        368        331
  Refundable deposits.......................................                    28        100         85
  Others....................................................                    10      1,029        789
                                                                           -------    -------    -------
    Total Other Assets......................................                   528      1,694      1,470
                                                                           -------    -------    -------
    Total Assets............................................               $23,509    $42,679    $57,479
                                                                           =======    =======    =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Short-term bank loans.....................................      7        $ 2,099    $ 2,686    $ 8,700
  Commercial papers.........................................      8             --         --      1,659
  Notes payable.............................................                   867      1,607      1,225
  Accounts payable..........................................                   304        940      1,787
  Income tax payable........................................   2N, 13           25        185        188
  Current portion of long-term debts........................    9, 15          317        641        429
  Accrued expenses and other current liabilities............     13          1,337      1,579      2,195
                                                                           -------    -------    -------
    Total Current Liabilities...............................                 4,949      7,638     16,183
                                                                           -------    -------    -------
Long-Term Debts -- Net of Current Portion...................    9, 15        2,473      1,892      7,429
                                                                           -------    -------    -------
Other Liabilities
  Accrued pension cost......................................   2M, 12           44         66         70
  Others....................................................                   254        313        373
                                                                           -------    -------    -------
    Total Other Liabilities.................................                   298        379        443
                                                                           -------    -------    -------
    Total Liabilities.......................................                 7,720      9,909     24,055
                                                                           -------    -------    -------
Shareholders' Equity........................................     10
  Capital stock, $0.3 par value; Authorized -- 35,000
    thousand shares in 1997, 110,000 thousand shares in 1998
    and 1999; Issued -- 35,000 thousand shares in 1997,
    56,720 thousand shares in 1998 and 68,984 thousand
    shares in 1999..........................................                12,975     19,787     23,891
  Capital surplus...........................................                 5,456     13,358     11,592
  Retained earnings:
  Legal reserve.............................................                    --         62        267
  Unappropriated earnings...................................                   426      1,871       (755)
  Cumulative translation adjustment.........................                (3,068)    (2,308)    (1,571)
                                                                           -------    -------    -------
    Total Shareholders' Equity..............................                15,789     32,770     33,424
                                                                           -------    -------    -------
    Total Liabilities and Shareholders' Equity..............               $23,509    $42,679    $57,479
                                                                           =======    =======    =======

The accompanying notes are an integral part of the financial statements.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            AND COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                        YEARS ENDED DECEMBER 31,
                                                                 --------------------------------------
                                                       NOTES        1997          1998          1999
                                                       ------    ----------    ----------    ----------
                                                                  (IN THOUSAND U.S. DOLLARS EXCEPT PER
                                                                             SHARE AMOUNTS)
Sales
  Products, net......................................             $ 7,506       $16,939       $19,158
  Engineering contracts..............................                  --         3,442           600
                                                                  -------       -------       -------
Net Sales............................................               7,506        20,381        19,758
Cost of Sales
  Cost of goods sold.................................               2,688        12,274        12,739
  Cost of engineering contracts......................                  --         1,115           668
                                                                  -------       -------       -------
                                                                    2,688        13,389        13,407
                                                                  -------       -------       -------
Gross Profit.........................................               4,818         6,992         6,351
                                                                  -------       -------       -------
Operating Expenses
  Research and development...........................    2L           895           871         1,256
  General and administrative.........................               1,506         3,358         3,321
  Marketing..........................................               1,067         2,132         1,692
                                                                  -------       -------       -------
     Total Operating Expenses........................               3,468         6,361         6,269
                                                                  -------       -------       -------
Income from Operations...............................               1,350           631            82
                                                                  -------       -------       -------
Non-Operating Income (Expenses)
  Foreign exchange gain (losses) -- net..............    2P         1,003          (403)         (599)
  Interest -- net....................................                  (9)          (63)         (322)
  Loss on disposal of properties -- net..............                 (71)          (19)          (65)
  Long-term investment permanent loss................    2F            --           (57)           (9)
  Unrealized holdings gains (loss) of market
     securities......................................    2D          (437)          211           170
  Loss on sale of marketable securities..............                (421)         (106)           --
  Other -- net.......................................                  30          (132)          114
                                                                  -------       -------       -------
     Total Non-Operating Income (Expenses)...........                  95          (569)         (711)
                                                                  -------       -------       -------
Income (Loss) Before Income Tax and Minority
  Interests..........................................               1,445            62          (629)
Income Tax Benefit (Expense).........................  2N, 13         174           129           (68)
                                                                  -------       -------       -------
Net Income Before Minority Loss......................               1,619           191          (697)
Minority Loss........................................                  15         1,316            36
                                                                  -------       -------       -------
Net Income (Loss)....................................             $ 1,634       $ 1,507       $  (661)
                                                                  =======       =======       =======
Other Comprehensive Income
Translation adjustment...............................             $(3,068)      $   760       $   737
                                                                  -------       -------       -------
Comprehensive Income (Loss)..........................    2S       $(1,434)      $ 2,267       $    76
                                                                  =======       =======       =======
Earnings (Loss) Per Share --
  Retroactively adjusted outstanding common stock
     44,665 thousand shares in 1997 and 60,213
     thousand shares in 1998 and 68,447 thousand
     shares in 1999..................................             $  0.04       $  0.03       $ (0.01)
                                                                  =======       =======       =======

The accompanying notes are an integral part of the financial statements.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                               CAPITAL SURPLUS              RETAINED EARNINGS
                                    CAPITAL STOCK ISSUED               -------------------------------          (NOTE 10)
                         -------------------------------------------     GAIN ON                         ------------------------
                                                            LONG-      DISPOSAL OF                       UNAPPROPRIATED
                           SHARES               PAID-IN      TERM      PROPERTIES               LEGAL       EARNINGS
                         (THOUSAND)   AMOUNT    CAPITAL   INVESTMENT      (2G)        TOTAL    RESERVE     (DEFICIT)       TOTAL
                         ----------   -------   -------   ----------   -----------   -------   -------   --------------   -------
                                                                (IN THOUSAND U.S. DOLLARS)
BALANCE, JANUARY 1,
  1997.................    19,980     $ 7,519   $    --       $--          $--       $    --    $ --        $(1,208)      $(1,208)
Issuance of capital
  stock for cash.......    15,020       5,456     5,456       --           --          5,456      --             --            --
Net income for 1997....        --          --        --       --           --             --      --          1,634         1,634
Translation
  adjustment...........        --          --        --       --           --             --      --             --            --
                           ------     -------   -------       --           --        -------    ----        -------       -------
BALANCE, DECEMBER 31,
  1997.................    35,000      12,975     5,456       --           --          5,456      --            426           426
Issuance of capital
  stock for cash.......    16,470       4,905     9,809       --           --          9,809      --             --            --
Appropriations of 1997
  earnings:
Legal reserve..........        --          --        --       --           --             --      62            (62)           --
Capital surplus
  transferred into
  capital..............     5,250       1,907    (1,907)      --           --         (1,907)     --             --            --
Net income for 1998....        --          --        --       --           --             --      --          1,507         1,507
Translation
  adjustment...........        --          --        --       --           --             --      --             --            --
                           ------     -------   -------       --           --        -------    ----        -------       -------
BALANCE, DECEMBER 31,
  1998.................    56,720      19,787    13,358       --           --         13,358      62          1,871         1,933
Appropriations of 1998
  earnings:
Legal reserve..........        --          --        --       --           --             --     205           (205)           --
Stock
  dividends -- 10%.....     5,672       1,759        --       --           --             --      --         (1,759)       (1,759)
Capital surplus
  transferred into
  capital..............     5,672       2,060    (2,060)      --           --         (2,060)     --             --            --
Stocks issued as
  payment of bonus to
  employees............       920         285       285       --           --            285      --             --            --
Net loss for 1999......        --          --        --       --           --             --      --           (661)         (661)
Gain on disposal of
  properties...........        --          --        --       --            1              1      --             (1)           (1)
Adjustment of capital
  reserve due to change
  in equity in
  long-term
  investments..........        --          --        --        8           --              8      --             --            --
Translation
  adjustments..........        --          --        --       --           --             --      --             --            --
                           ------     -------   -------       --           --        -------    ----        -------       -------
BALANCE, DECEMBER 31,
  1999.................    68,984     $23,891   $11,583       $8           $1        $11,592    $267        $  (755)      $  (488)
                           ======     =======   =======       ==           ==        =======    ====        =======       =======


                         CUMULATIVE
                         TRANSLATION       TOTAL
                         ADJUSTMENT    SHAREHOLDERS'
                          (NOTE 2Q)       EQUITY
                         -----------   -------------
                         (IN THOUSAND U.S. DOLLARS)
BALANCE, JANUARY 1,
  1997.................    $    --        $ 6,311
Issuance of capital
  stock for cash.......         --         10,912
Net income for 1997....         --          1,634
Translation
  adjustment...........     (3,068)        (3,068)
                           -------        -------
BALANCE, DECEMBER 31,
  1997.................     (3,068)        15,789
Issuance of capital
  stock for cash.......         --         14,714
Appropriations of 1997
  earnings:
Legal reserve..........         --             --
Capital surplus
  transferred into
  capital..............         --             --
Net income for 1998....         --          1,507
Translation
  adjustment...........        760            760
                           -------        -------
BALANCE, DECEMBER 31,
  1998.................     (2,308)        32,770
Appropriations of 1998
  earnings:
Legal reserve..........         --             --
Stock
  dividends -- 10%.....         --             --
Capital surplus
  transferred into
  capital..............         --             --
Stocks issued as
  payment of bonus to
  employees............         --            570
Net loss for 1999......         --           (661)
Gain on disposal of
  properties...........         --             --
Adjustment of capital
  reserve due to change
  in equity in
  long-term
  investments..........         --              8
Translation
  adjustments..........        737            737
                           -------        -------
BALANCE, DECEMBER 31,
  1999.................    $(1,571)       $33,424
                           =======        =======

The accompanying notes are an integral part of the financial statements.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1997       1998        1999
                                                              -------    -------    --------
                                                                (IN THOUSAND U.S. DOLLARS)
Operating Activities
  Net income (loss).........................................  $ 1,634    $ 1,507    $   (661)
  Adjustments to reconcile net income (loss) to net cash
    provided used in operating activities:
    Depreciation and amortization...........................      697        972       1,475
    Loss on disposal of properties..........................       71         19          65
    Long-term investment permanent loss.....................       --         57           9
    Accrued pension costs...................................       (4)        22           4
    Unrealized holding losses (gains) on marketable
     securities.............................................      437       (211)       (170)
    Minority interest in net income of consolidated
     subsidiaries...........................................      (15)    (1,316)        (36)
    Deferred income tax.....................................     (485)       122          37
    Loss on sale of marketable securities...................      421        106          --
    Changes in operating assets and liabilities
      Notes and accounts receivable.........................   (5,483)    (1,242)       (987)
      Inventories...........................................   (1,354)    (5,717)     (3,037)
      Prepaid expenses and other current assets.............     (237)    (2,157)     (1,227)
      Notes and accounts payable............................     (189)     1,376         465
      Accrued expenses and other current liabilities........      907        402         619
                                                              -------    -------    --------
        Net Cash Used in Operating Activities...............   (3,600)    (6,060)     (3,444)
                                                              -------    -------    --------
Investing Activities
  Acquisitions of:
    Marketable securities...................................   (1,769)      (511)      1,523
    Long-term stock investments.............................       --        (40)         --
    Properties..............................................   (6,316)    (7,175)    (11,388)
  Proceeds from disposals of:
    Properties..............................................       17        190          56
    Long-term stock investment..............................       --        135          --
  Increase in deferred charges..............................       --       (459)       (541)
  Decrease (increase) in refundable deposits................      176        (72)         15
  Decrease (increase) in other assets.......................       --     (1,019)        240
                                                              -------    -------    --------
        Net Cash Used in Investing Activities...............   (7,892)    (8,951)    (10,095)
                                                              -------    -------    --------
Financing Activities
  Proceeds from (payments of):
    Short-term bank loans...................................    1,605        587       6,014
    Commercial paper........................................       --         --       1,659
    Long-term debts.........................................      971       (257)      5,325
    Issuance of capital stock...............................   10,912     14,714         570
    Increase in minority interest...........................       --      1,375          96
                                                              -------    -------    --------
        Net Cash Provided by Financing Activities...........   13,488     16,419      13,664
                                                              -------    -------    --------
Effects of Changes in Foreign Exchange Rate.................   (1,754)       296         983
                                                              -------    -------    --------
Net Increase in Cash........................................      242      1,704       1,108
Cash at Beginning of Year...................................      290        532       2,236
                                                              -------    -------    --------
Cash at End of Year.........................................  $   532    $ 2,236    $  3,344
                                                              =======    =======    ========
Supplemental Disclosures of Cash Flow Information
  Cash paid for interest....................................  $   118    $   284    $    385
                                                              =======    =======    ========
  Cash paid for income tax..................................  $    12    $    34    $     29
                                                              =======    =======    ========

The accompanying notes are an integral part of the financial statements.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

1. GENERAL

     Business

     FOCI Fiber Optic Communications, Inc. (the "Company") was incorporated under the Company Law of the Republic of China on June 14, 1995 and started its operation in September 1995. The Company designs, installs, manufactures and markets fiber optic related products such as components, testing systems, instruments, network installation, CATV engineering and sensing systems.

     The Company has the following subsidiaries:

                                           DATE, PLACE AND OTHER DETAILS
         NAME               OWNERSHIP        RELATED TO INCORPORATION       NATURE OF BUSINESS
         ----               ---------      -----------------------------    ------------------
FOCI USA, Inc..........  100%              Incorporated on March 11,      Selling of fiber optic
                                           1999 in the State of           related products
                                           California, United States of   including components,
                                           America.                       testing systems,
                                                                          instruments, network
                                                                          installation, CATV
                                                                          engineering, and
                                                                          sensing systems.
FOCI Optronic
  Components, Inc......  94%               Incorporated on February 6,    Designs, installs,
                                           1999 in the Republic of        manufactures and
                                           China.                         markets fiber optic
                                                                          related products
                                                                          including components,
                                                                          testing systems,
                                                                          instruments, network
                                                                          installation, CATV
                                                                          engineering, and
                                                                          sensing systems.
FIOPTEC Inc............  93%               Incorporated on April 9, 1993  Manufacture and markets
                                           in the Republic of China. The  fiber optic related
                                           Company's 93% investment was   products including
                                           acquired on June 29, 1998.     fiber optic components.
                                                                          Also, it has indirect
                                                                          investment in Shanghai
                                                                          FOCI Fiber Optic
                                                                          Communications
                                                                          Equipment, Inc. through
                                                                          FIOPTEC Inc. (Cayman
                                                                          Islands).
FIOPTEC Inc. (Cayman
  Islands).............  100% owned by     Incorporated on August 28,     Investment holding
                         FIOPTEC, Inc.     1998 in Cayman Islands.        company.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

                                           DATE, PLACE AND OTHER DETAILS
         NAME               OWNERSHIP        RELATED TO INCORPORATION       NATURE OF BUSINESS
         ----               ---------      -----------------------------    ------------------
Shanghai FOCI Fiber
  Optic Communications
  Equipment, Inc.......  100% owned by     Incorporated on August 1,      Designs, installs,
                         FIOPTEC (Cayman   1995 in Shanghai, People's     manufactures and
                         Islands)          Republic of China. FIOPTEC     markets fiber optic
                                           Inc.'s investment was made on  related products
                                           June 29, 1998.                 including components,
                                                                          testing systems,
                                                                          instruments, network
                                                                          installation, CATV
                                                                          engineering, and
                                                                          sensing systems.
Yuan-Tai Enterprises
  Pte, Ltd.............  100% owned by     Incorporated on October 23,    Import fiber optic
                         FIOPTEC Inc.      1993 in Singapore. FIOPTEC     products from the
                                           Inc. made its investment to    Company for export
                                           the Company on December 5,     outside Singapore.
                                           1995 and the investment was
                                           disposed by FIOPTEC Inc. on
                                           October 29, 1998.

2. ACCOUNTING POLICIES

     A. Basis of Presentation

     The consolidated financial statements included the following: (a)
1997 -- the Company, FIOPTEC Inc., Shanghai FOCI Fiber Optic Communications Equipment, Inc., and Yuan-Tai Enterprises Pte., Ltd.; (b) 1998 -- the Company, FIOPTEC Inc., FIOPTEC Inc. (Cayman Islands), and Shanghai FOCI Fiber Optic Communications Equipment, Inc.; and (c) 1999 -- the Company, FIOPTEC Inc., FIOPTEC Inc. (Cayman Islands), and Shanghai FOCI Fiber Optic Communications Equipment, Inc., FOCI Optronic Components, Inc., and FOCI USA, Inc.

     All transactions and balances with consolidated companies have been eliminated.

     B. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     C. Concentration of Credit Risk

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable. Cash is deposited with high credit quality financial institutions. As far as the accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and the Company maintains its allowance for doubtful accounts receivable based on a review of the collectibility of individual receivables taking into account the age of the receivable.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     D. Marketable Securities

     Marketable securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

     The costs of investment sold are determined by the weighted average method.

     E. Inventories

     Inventories are stated at cost using the weighted average method and are valued at the lower of cost or market value at balance sheet date. The market value of raw materials is determined based on current replacement cost, while work-in-process and finished goods are determined by net realizable value.

     F. Investments in Shares of Stock

     These investments are equity securities without readily available market value. Accordingly, they were carried at costs. The unrealized loss resulting from the decline in market value of such investment is reported as deduction from stockholders' equity in the current year's income. When it becomes evidently clear that there has been a permanent impairment in value and the chance of recovery is minimal, loss is recognized in the current year's income.

     G. Properties

     Properties are stated at cost less accumulated depreciation. Major additions, renewals and betterment and interest expense incurred during the construction period are capitalized, while maintenance and repairs are expensed currently.

     Depreciation is provided on the straight-line method over the estimated useful lives of the assets. Salvage values of fixed assets still in use after the end of their original estimated useful lives are depreciated over the remaining new estimated useful lives. The useful lives of the fixed assets are 2 - 10 years, except for buildings which are 20 - 25 years.

     Upon sale or disposal of properties, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is credited or charged to income. Any such gain, less applicable income tax, is transferred to capital surplus at the end of the year.

     H. Asset Impairment

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", ("SFAS No. 121") requires recognition of impairment of long-lived assets in the event the net book value of these assets exceeds the future undiscounted cash flows attributable in use to these assets. SFAS No. 121 has not had an impact on the consolidated financial statements of the Company.

     I. Intangible Assets

     Intangible assets are stated at cost and amortized on straight-line basis over the following years: patent -- 5 years; land occupancy rights -- 50 years.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     J. Deferred Charges

     Deferred charges consisting of computer software purchased, and payments under technology transfer agreements are stated at cost and amortized on straight basis over 2 - 5 years.

     K. Revenue Recognition

     The Company derives its revenue from the sale of fiber optic related components and contracted projects on engineering services.

     Revenue from product sales is recognized when all of following conditions are met: the product has been shipped, the Company has the right to invoice the customer at a fixed price, the collection of the receivable is probable and there are no significant obligations remaining.

     Revenue and cost on engineering contracts are accounted for under completed contract method or the percentage of completion method. The use of the percentage of completion method depends on the ability to make reasonable dependable estimates. That is, the Company can estimate the extent of progress toward completion, contract revenues, and contract costs. The completed contract method may be used as the Company's basic accounting policy in circumstances in which financial position and results of operations would not vary materially from those resulting from use of the percentage of completion method.

     Anticipated losses on engineering contracts are provided for when determined. When the balances of contract in progress excess the one of billing on contract, the billing on contract is shown in the current asset as a deduction, on the contrary, the contract in progress is shown in the current liability as a deduction.

     Provisions for sales return and allowances are recorded based on historical experience at the time revenue is recognized based on the Company's historical experience. Generally, the Company provides one-year warranty period for its product sold and engineering contracts provided. Estimated expenses for warranty obligations are based on its historical field return rates and are accrued as revenue is recognized and included in cost of goods sold.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company currently complies with SAB 101 and therefore SAB 101 will not have any effect on our financial position or results of operations.

     L. Research and Development

     Research and development costs consist of expenditures incurred during the course of planned search and investigation aimed at the discovery of new knowledge that will be useful in developing new products or processes, or at significantly enhancing existing products or production processes. And the implementation of such is through design, testing of product alternatives or construction of prototypes. The Company expenses all research and development costs as they are incurred.

     M. Pension Costs

     The Company, FOCI Optronic Components, Inc. and FIOPTEC Inc. have non-contributory and funded defined benefit retirement plans covering all their regular employees. The contribution to an independent fund is deposited with the Central Trust of China, as the custodian. Net pension cost, with

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

includes service cost, interest cost, expected return on plan assets and amortization of net asset or obligation at transition, is recognized based on an actuarial valuation.

     N. Income Tax

     The Company, FOCI Optronic Component, Inc. and FIOPTEC Inc. are subject to tax in the Republic of China (ROC), FIOPTEC Inc. (Cayman Island) is not subject to income or other taxes in Cayman Island, while FOCI USA, Inc. is subject to tax in the United States of America and Shanghai FOCI Fiber Optic Communications Equipment, Inc. is subject to tax in the People Republic of China (PRC).

     The Company adopted the provisions of SFAS No. 109 "Accounting for Income Tax"; the provision for income tax represents income tax paid and payable for the current year plus the changes in the deferred income tax assets and liabilities during the years. Deferred income taxes are recognized for the tax effects of temporary differences, unused tax credit and operating loss carryforwards. Valuation allowance is provided for deferred tax assets that are not certain to be realized. A deferred tax asset or liability should, according to the classification of its related asset or liability, be classified as current or noncurrent. However, if a deferred asset or liability cannot be related to a asset or liability in the financial statements, then it should be classified as current or noncurrent based on the expected reversal dates of temporary differences.

     O. Bonuses to Employees, Directors and Supervisors

     According to ROC regulations and the Articles of Incorporation of FOCI, a portion of distributable earnings should be set aside as bonuses to employees, directors and supervisors. Bonuses to directors and supervisors are always paid in cash. However, bonuses to employees may be granted in cash or stock or both. All of these appropriations, including stock bonuses which are valued at par value of $0.30, are charged against retained earnings under ROC GAAP, after such appropriations are formally approved by the shareholders in the following year. Under U.S. GAAP, such bonuses are charged to income currently in the year earned. Stock issued as part of these bonuses is recorded at fair market value, determined by an independent third parties. Since the amount and form of such bonuses are not finally determinable until the shareholders' meeting in the subsequent year, the total amount of the aforementioned bonuses is initially accrued based on management's estimate regarding the amount to be paid based on the Company's Articles of Incorporation. Any difference between the initially accrued amount and the fair market value of the bonuses settled by the issuance of shares is recognized in the year of approval by shareholders.

     P. Foreign-currency Transactions

     The functional currency of the Company, FOCI Optronic Components, Inc. and FIOPTEC Inc. is New Taiwan dollars, that of Shanghai FOCI Fiber Optic Communications Equipment, Inc. is Remibi, and that of FOCI USA, Inc. and FIOPTEC Inc. (Cayman Islands) is US dollars. The foreign-currency transactions of the Company and its subsidiary, except that of FOCI USA, Inc. and FIOPTEC Inc. (Cayman Islands), are recorded using their respective functional currencies at the rates of exchange in effect when the transactions occur. Gains or losses, resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars and Remibi, or when foreign-currency receivables and payables are settled, are credited or charged to income in the year of conversion or settlement. At the balance sheet dates, the balances of foreign-currency assets and liabilities are restated into the respective functional currencies based on prevailing exchange rates and any resulting gains or losses are credited or charged to income.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     Q. Translation of Foreign-currency Financial Statements

     The financial statements of the foreign subsidiary are translated into U.S. dollars at the following exchange rates: assets and liabilities -- current rate; income and expenses -- weighted average rate during the year. The resulting translation adjustment is recorded as separate component of shareholders' equity.

     R. Comprehensive Income

     The Company adopted the provisions of SFAS No. 130 "Reporting Comprehensive Income". Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. As of December 31, 1999, comprehensive income of the Company included only the translation adjustments on subsidiaries.

     S. Earnings (Loss) Per Share

     Earnings per share is calculated by dividing net income by the average number of shares outstanding in each period, adjusted retroactively for stock dividends issued subsequently.

3. NOTES AND ACCOUNTS RECEIVABLE -- NET

                                                                 DECEMBER 31,
                                                         ----------------------------
                                                          1997      1998       1999
                                                         ------    -------    -------
Receivable from related parties (Note 14)..............  $  919    $ 3,140    $ 3,619
Notes receivable.......................................     211        316        320
Accounts receivable -- third parties...................   7,154      7,303      7,332
                                                         ------    -------    -------
                                                          8,284     10,759     11,271
Allowance for doubtful accounts........................    (165)    (1,398)      (923)
                                                         ------    -------    -------
                                                         $8,119    $ 9,361    $10,348
                                                         ======    =======    =======

4. INVENTORIES

     A. The details of inventories are summarized as follows:

                                                                 DECEMBER 31,
                                                          ---------------------------
                                                           1997      1998      1999
                                                          ------    ------    -------
Finished goods..........................................  $1,177    $   41    $ 1,780
Work in process.........................................      --     1,798      1,427
Raw materials...........................................   1,658     4,134      4,236
Contract in progress -- net.............................      --     2,607      4,198
                                                          ------    ------    -------
                                                           2,835     8,580     11,641
Allowance for losses....................................     (48)      (76)      (100)
                                                          ------    ------    -------
                                                          $2,787    $8,504    $11,541
                                                          ======    ======    =======

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     B. The details of contract in progress are summarized as follows:

                                                       ESTIMATED                                     CONTRACT
                                                       CONTRACT    CONTRACT   PAID-IN   BILLING ON      IN
                               ACCOUNTING METHOD         PRICE       COST      COST      CONTRACT    PROGRESS
                               -----------------       ---------   --------   -------   ----------   --------
1999
Applied system of fiber
  optic..................  Completed contract method    $5,400      $5,348    $4,813       $722       $4,091
Others...................  Completed contract method       492         394       107         --          107
                                                        ------      ------    ------       ----       ------
                                                        $5,892      $5,742    $4,920       $722       $4,198
                                                        ======      ======    ======       ====       ======
1998
Applied system of fiber
  optic..................  Completed contract method    $5,400      $4,657    $3,312       $705       $2,607
                                                        ======      ======    ======       ====       ======

     The completion percentage of the construction -- Applied system of fiber optic was 90% as of December 31, 1999 and will be completed in 2000.

5. INVESTMENTS IN SHARES OF STOCK

     The details of the investments are as follows:

                                                             DECEMBER 31,
                                -----------------------------------------------------------------------
                                        1997                     1998                     1999
                                ---------------------    ---------------------    ---------------------
                                CARRYING      % OF       CARRYING      % OF       CARRYING      % OF
                                 VALUE      OWNERSHIP     VALUE      OWNERSHIP     VALUE      OWNERSHIP
                                --------    ---------    --------    ---------    --------    ---------
Ganso Corp. ..................     $--         --          $22          --          $13          --
Winluck Group Ltd. ...........     --          --           18          --           18          --
                                   --                      ---                      ---
                                   $--                     $40                      $31
                                   ==                      ===                      ===

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

6. PROPERTIES -- NET

                                                                DECEMBER 31,
                                                        -----------------------------
                                                         1997       1998       1999
                                                        -------    -------    -------
Cost
  Land................................................  $    --    $    --    $ 3,186
  Buildings...........................................    5,386      5,458     15,255
  Machinery and equipment.............................    3,733      5,093      6,852
  Test equipment......................................      343        340        551
  Transportation equipment............................       18        183        195
  Furniture and fixtures..............................      830      1,041      1,448
  Leasehold improvements..............................       --         76         --
  Construction in progress and prepayments............       41      5,628      1,704
                                                        -------    -------    -------
                                                         10,351     17,819     29,191
                                                        -------    -------    -------
Accumulated depreciation
  Buildings...........................................       69        280        699
  Machinery and equipment.............................      763      1,326      2,151
  Test equipment......................................       50         82        135
  Transportation equipment............................        3         17         39
  Furniture and fixtures..............................      235        386        608
  Leasehold improvements..............................       --          5         --
                                                        -------    -------    -------
                                                          1,120      2,096      3,632
                                                        -------    -------    -------
                                                        $ 9,231    $15,723    $25,559
                                                        =======    =======    =======

     Interest expense were amounting to $95 and $151 were capitalized in 1997 and 1999, respectively.

7. SHORT-TERM LOANS

                                                                 DECEMBER 31,
                                                          --------------------------
                                                           1997      1998      1999
                                                          ------    ------    ------
Secured loans from Tai-sin Bank, Far Eastern Bank, Dah
  An Commercial Bank and Land Bank of Taiwan............  $  248    $2,686    $5,426
Unsecured loans from The International Commercial Bank
  of China..............................................   1,851        --     2,479
Working capital loans from The International Commercial
  Bank of China.........................................      --        --       795
                                                          ------    ------    ------
                                                          $2,099    $2,686    $8,700
                                                          ======    ======    ======
                                                            3.00%     6.67%     1.12%
                                                           (8.15)%   (7.75)%   (7.77)%
                                                          ======    ======    ======

     As of December 31, 1999, unused credit for short-term bank borrowings is about $407.

8. COMMERCIAL PAPERS

     Commercial paper will mature between January to May 2000. It bore annual interest rates ranging from 4.85% to 5.10% and is secured by a guaranty issued by Tai-sin Bank, Far Eastern Bank and Dah An Commercial Bank.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     As of December 31, 1999, unused credit for issuance of commercial paper is about $2,451.

9. LONG-TERM DEBTS

                                                                  DECEMBER 31,
                                                           --------------------------
                                                            1997      1998      1999
                                                           ------    ------    ------
Land Bank of Taiwan:
Loan for plant expansion. Payable in 60 monthly
  installments starting from December 1998 to November
  2003. Interest at floating rate and actual annual
  interest rate was 7.5% in 1997 and 1998................  $1,904    $1,893    $   --
Loan for plant expansion. Payable in 72 monthly
  installments starting from December 2000 to November
  2006. Interest at an annual rate of 7.5%...............      --        --     6,161
Loan for the purchase machinery and equipment. Payable in
  48 monthly installments starting from July 1997 to June
  2001. Interest at floating rate and actual annual
  interest rate was 7.5%.................................     886       640       393
The International Commercial Bank of China -- loan for
  the purchase land. Payable in 16 quarterly installments
  starting from October 2000 to September 2004. Interest
  at floating rate and actual applicable rate for 1999
  was 7.5% per annum.....................................      --        --     1,304
                                                           ------    ------    ------
                                                            2,790     2,533     7,858
Current portion..........................................    (317)     (641)     (429)
                                                           ------    ------    ------
                                                           $2,473    $1,892    $7,429
                                                           ======    ======    ======

     As of December 31, 1999, long-term bank loans mature as follows:

                                                          DECEMBER 31,
                                                              1999
                                                          ------------
During the year 2000....................................     $  429
During the year 2001....................................      1,484
During the year 2002....................................      1,352
During the year 2003....................................      1,353
During the year 2004....................................      1,272
During the year 2005....................................      1,027
During the year 2006....................................        941

10. SHAREHOLDERS' EQUITY

     According to the ROC Company Law, capital surplus can only be used to offset a deficit or transferred to capital.

     The Company's Articles of Incorporation provide that the following shall be appropriated from the annual net income (less deficit, if any):

          (a) 10% thereof as legal reserve;

          (b) Not over 15% special bonus to employees;

          (c) Not over 5% compensation to directors and supervisors; and

          (d) The remaining amount shall be appropriated as common stockholders' bonus.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     The appropriations and the disposition of the remaining net income shall be resolved by the shareholders in the following year and given effect to in the financial statements of that year.

     The aforementioned appropriation for legal reserve shall be made until the reserve equals the Company's capital. Such reserve can only be used to offset a deficit; or, when it has reached 50% of the paid-in capital, up to 50% thereof can be transferred to capital.

11. LONG-TERM OPERATING LEASES

     The Company has an operating lease agreement covering certain parcels of land with an area of 4,494 square meters. The agreement will is valid until December 2015 and required payment of fixed annual rental of $58.

12. PENSION PLAN

     The Company has a defined benefit pension plan for all regular employees, which provides benefits based on length of service and average monthly salary for the last six months prior to retirement.

     The Company makes monthly contributions, equal to 2% of salaries and wages, to a pension fund which is administered by a pension fund monitoring committee and deposited in the committee's name in the Central Trust of China which acts as trustee.

     Certain pension information are summarized as follows:

     The components of net periodic benefit costs are as follows:

          a. Net periodic pension cost

                                                              1997    1998    1999
                                                              ----    ----    ----
Service cost................................................  $34     $83     $74
Interest cost...............................................    4       9      12
Projected return on plan assets.............................   (1)     (3)     (8)
Amortization of unrecognized loss...........................   --       5      --
                                                              ---     ---     ---
Net periodic benefit cost...................................  $37     $94     $78
                                                              ===     ===     ===

     The change in benefit obligation and plan assets and reconciliation of fund status are as follows:

          b. Change in benefit obligation:

                                                              1997    1998    1999
                                                              ----    ----    ----
Projected benefit obligation at beginning of year...........  $ 56    $144    $188
For the years:
  Service cost..............................................    34      83      74
  Interest cost.............................................     4       9      12
  Actuarial loss (gain).....................................    49     (57)     24
Foreign currency exchanges..................................     1       9       8
                                                              ----    ----    ----
Projected benefit obligation at end of year.................  $144    $188    $306
                                                              ====    ====    ====

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

          c. Change in plan assets:

                                                              1997    1998    1999
                                                              ----    ----    ----
Fair value of plan assets at beginning of year..............  $15     $ 45    $124
Employer contributions......................................   29       76      82
Interest income.............................................    1        3       8
                                                              ---     ----    ----
Fair value of plan assets at end of year....................  $45     $124    $214
                                                              ===     ====    ====

          d. Reconciliation of fund status

                                                              1997     1998    1999
                                                              -----    ----    ----
Funded status...............................................  $  99    $64     $ 92
Unrecognized actuarial loss.................................    (58)    (1)     (25)
                                                              -----    ---     ----
Net amount of "Prepaid pension costs" shown in the balance
  sheets....................................................  $  41    $63     $ 67
                                                              =====    ===     ====

          e. Actuarial assumptions

Discount rate used in determining present values............   6.75%   6.5%    6.0%
Rate of long-term rate of return on plan assets.............    7.0%   6.5%    6.0%
Rate of compensation increase...............................    6.5%   6.5%    6.0%

13. INCOME TAX

     A. Income tax benefit and income tax payable:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                              1997     1998     1999
                                                              -----    -----    ----
Income tax expense -- current...............................  $  42    $ 189    $44
Income tax expense (benefit) -- deferred....................   (216)    (319)    24
Translation adjustment......................................     --        1     --
                                                              -----    -----    ---
Income tax expense (benefit)................................  $(174)   $(129)   $68
                                                              =====    =====    ===

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     B. As of December 31, 1997, 1998 and 1999, deferred income tax assets and liabilities are as follows:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                              1997     1998    1999
                                                              -----    ----    ----
Current:
  Taxable temporary differences.............................  $(132)   $241    $354
  Investment tax credits....................................     66     155      69
                                                              -----    ----    ----
     Total..................................................    (66)    396     423
  Valuation allowance.......................................     --      (4)     --
                                                              -----    ----    ----
                                                                (66)    392     423
                                                              -----    ----    ----
Noncurrent:
  Taxable temporary differences.............................      7       4      (4)
  Investment tax credits....................................    483     364     335
  Operating loss carryforwards..............................     --      35      --
                                                              -----    ----    ----
     Total..................................................    490     403     331
  Valuation allowance.......................................     --     (35)     --
                                                              -----    ----    ----
                                                                490     368     331
                                                              -----    ----    ----
                                                              $ 424    $760    $754
                                                              =====    ====    ====

     C. The Company's income tax returns through taxable year ended December 31, 1997 have been examined by the tax authorities. The Company did not receive any tax assessment from the tax authorities as a result from the foregoing tax examinations.

     D. Pursuant to the "Statute for the Establishment and Administration of Science-Based Industrial Park," the Company was granted several periods of tax holidays with respect to income derived from approved investments and are eligible until December, 2002.

     E. As of December 31, 1999, the Company's unused investment tax credits amounted to $405. Such tax credits can be utilized until December 2003.

14. RELATED PARTY TRANSACTIONS

     A. Name and Relationship of Related Parties

                                                           RELATIONSHIP WITH THE COMPANY
      NAME AND RELATIONSHIP OF RELATED PARTIES             -----------------------------
Pacriminvesting & Developing Co., Ltd. ..............  A shareholder.
Winluck Group Ltd. ..................................  The supervisor is the board chairman of the Company
Yuan-Tai Enterprises Pte., Ltd. .....................  A consolidated entity until October
                                                       29, 1998 (see Note 1)

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     B. Significant Related Party Transactions

          (1) Sales

                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                 -----------------------------------------------
                                                     1997             1998             1999
                                                 -------------    -------------    -------------
                                                 AMOUNT     %     AMOUNT     %     AMOUNT     %
                                                 ------    ---    ------    ---    ------    ---
Winluck Group Ltd. ............................  $1,033    14     $1,755     9     $  878     4
Yuan-Tai Enterprises Pte., Ltd. ...............      --    --      2,058    10        387     2
Pacriminvesting & Developing Co., Ltd. ........       6    --         --    --         --    --
                                                 ------    --     ------    --     ------    --
                                                 $1,039    14     $3,813    19     $1,265     6
                                                 ======    ==     ======    ==     ======    ==

     The above sales are dealt with in the ordinary course of business similar to that with other companies, and the collection period is at sight in the average 60 days.

          (2) Engineering revenues

                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                 -----------------------------------------------
                                                     1997             1998             1999
                                                 -------------    -------------    -------------
                                                 AMOUNT     %     AMOUNT     %     AMOUNT     %
                                                 ------    ---    ------    ---    ------    ---
Winluck Group Ltd. ............................   $--      --     $3,050    89      $--      --
                                                  ===      ==     ======    ==      ===      ==

          (3) Accounts Receivable

                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                 -----------------------------------------------
                                                     1997             1998             1999
                                                 -------------    -------------    -------------
                                                 AMOUNT     %     AMOUNT     %     AMOUNT     %
                                                 ------    ---    ------    ---    ------    ---
Winluck Group Ltd. ............................   $919     11     $3,140    29     $3,137    28
Yuan-Tai Enterprises Pte, Ltd. ................     --     --         --    --        482     4
                                                  ----     --     ------    --     ------    --
                                                   919     11      3,140    29      3,619    32
                                                  ====     ==     ======    ==     ======    ==
Allowance for doubtful accounts................    (75)             (543)              --
                                                  ----            ------           ------
                                                  $844            $2,597           $3,619
                                                  ====            ======           ======

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

15. FINANCIAL INSTRUMENTS

     The Company's financial instruments are carried at cost, which approximates their fair value and listed as follows:

                                          DECEMBER 31, 1997   DECEMBER 31, 1998   DECEMBER 31, 1999
                                          -----------------   -----------------   ------------------
                                          CARRYING    FAIR    CARRYING    FAIR    CARRYING    FAIR
                                           VALUE     VALUE     VALUE     VALUE     VALUE      VALUE
                                          --------   ------   --------   ------   --------   -------
ASSETS
Cash....................................   $  532    $  532    $2,236    $2,236   $ 3,344    $ 3,344
Marketable securities...................      911       911     1,527     1,527       174        174
Notes and accounts receivable -- net....    8,119     8,119     9,361     9,361    10,348     10,348
Long-term investment....................       --        --        40        40        31         31
Refundable deposits.....................       28        28       100       100        85         85
LIABILITIES
Short-term bank loans...................    2,099     2,099     2,686     2,686     8,700      8,700
Commercial papers payable...............       --        --        --        --     1,659      1,659
Notes payable...........................      867       867     1,607     1,607     1,225      1,225
Accounts payable........................      304       304       940       940     1,787      1,787
Long-term bank borrowing (including
  current portion)......................    2,790     2,790     2,533     2,533     7,858      7,868

16. ASSETS PLEDGED AS COLLATERAL

                                              DECEMBER 31,
                                       ---------------------------
               ASSETS                   1997      1998      1999           SUBJECT OF COLLATERAL
               ------                  ------    ------    -------         ---------------------
Land.................................  $   --    $   --    $ 3,186    Long-term loans
Marketable securities................     361        --         --    Financed stock
Time deposit (shown in other current      154     1,466      3,022    Short-term guarantee and
  assets)............................                                 endorse for the bank loan of
                                                                      subsidiary
Machinery and equipment..............   1,307     1,088        905    Long-term loans
Buildings............................   5,354     5,317     12,741    Long-term loans
                                       ------    ------    -------
                                       $7,176    $7,871    $19,854
                                       ======    ======    =======

17. COMMITMENTS AND CONTINGENT LIABILITIES

     A. On July 27, 1995, the Company has acquired from Industrial Technology Research Institute specific product technology know-how related to light source driver, FBT Fiber Couplers, WIC and WBC, WDM attenuators and FBT attenuators. In consideration for the foregoing, the Company shall pay royalty, until 2001, equivalent to 1% of the sales value of the products covered by the agreement. ITRI, however, have agreed to waive the royalty payments in 1997 and 1998, and, in 1999, the Company paid royalties of US$5.

     B. FIOPTEC Inc. and FOCI Optronic Components Inc. signed several contracts with third parties for the construction of its new plant amounting to $1,639. As of December 31, 1999, the two subsidiaries has outstanding obligations of $608 related to these contracts.

18. SEGMENT INFORMATION

     The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with "management" approach. The management

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas and major customers.

     A. Industry:

     The Company is engaged in a single industry, which is manufacturing, selling, designing and installation of fiber optic related products.

     B. Foreign markets

                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                         AREA                             1997      1998       1999
                         ----                            ------    -------    -------
Asia...................................................  $6,671    $ 8,731    $ 7,834
United States..........................................   1,869      2,003      5,196
Europe.................................................   1,303      2,695      4,165
Other..................................................     114        217        303
                                                         ------    -------    -------
                                                         $9,957    $13,646    $17,498
                                                         ======    =======    =======

     C. Major customers

                                                    YEARS ENDED DECEMBER 31,
                                         -----------------------------------------------
                                             1997             1998             1999
                                         -------------    -------------    -------------
               CUSTOMERS                 AMOUNT     %     AMOUNT     %     AMOUNT     %
               ---------                 ------    ---    ------    ---    ------    ---
A......................................   $ --      --    $3,050     15    $2,285     12
                                          ====     ===    ======    ===    ======    ===

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     D. Geographic information

                                                                 ADJUSTMENTS
                                                                     AND
                                                                 ELIMINATING
                                          OVERSEAS    TAIWAN       ENTRIES      CONSOLIDATED
                                          --------    -------    -----------    ------------
1997
Sales to customers other than the parent
  and its subsidiaries..................   $   --     $ 7,506      $    --        $ 7,506
Intercompany revenue....................       --       4,914       (4,914)            --
                                           ------     -------      -------        -------
  Total sales...........................   $   --     $12,420      $(4,914)       $ 7,506
                                           ======     =======      =======        =======
Gross profit............................   $   --     $ 9,732      $(4,914)       $ 4,818
                                           ======     =======      =======        =======
Operating expenses......................                                           (3,468)
Non-operating income (expenses).........                                               95
                                                                                  -------
Income before income tax................                                            1,445
Income tax benefit......................                                              174
Minority loss...........................                                               15
                                                                                  -------
Net income..............................                                          $ 1,634
                                                                                  =======
Identifiable assets.....................   $5,743     $23,317      $(5,551)       $23,509
                                           ======     =======      =======        =======
1998
Sales to customers other than the parent
  and its subsidiaries..................   $   --     $20,381      $    --        $20,381
Intercompany revenue....................       --         108         (108)            --
                                           ------     -------      -------        -------
  Total sales...........................   $   --     $20,489      $  (108)       $20,381
                                           ======     =======      =======        =======
Gross profit............................   $   --     $ 7,100      $  (108)       $ 6,992
                                           ======     =======      =======        =======
Operating expenses......................                                           (6,361)
Non-operating income (expenses).........                                             (569)
                                                                                  -------
Income before income tax................                                               62
Income tax benefit......................                                              129
Minority loss...........................                                            1,316
                                                                                  -------
Net income..............................                                          $ 1,507
                                                                                  =======
Identifiable assets.....................   $   --     $42,730      $   (91)       $42,639
                                           ======     =======      =======        =======
1999
Sales to customers other than the parent
  and its subsidiaries..................   $3,480     $16,278      $    --        $19,758
Intercompany revenue....................       --       1,082       (1,082)            --
                                           ------     -------      -------        -------
  Total sales...........................   $3,480     $17,360      $(1,082)       $19,758
                                           ======     =======      =======        =======
Gross profit............................   $  793     $ 6,640      $(1,082)       $ 6,351
                                           ======     =======      =======        =======
Operating expenses......................                                           (6,269)
Non-operating income (expenses).........                                             (711)
                                                                                  -------
Loss before income tax..................                                             (629)
Income tax expense......................                                              (68)
Minority loss...........................                                               36
                                                                                  -------
Net loss................................                                          $  (661)
                                                                                  -------
Identifiable assets.....................   $1,188     $56,510      $  (250)       $57,448
                                           ======     =======      =======        =======

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Optronics International Corp.

     We have audited the accompanying balance sheets of Optronics International Corp. as of December 31, 1997, 1998 and 1999, and the related statements of operations and comprehensive income, changes in shareholders' equity, and cash flows for the years ended December 31, 1997, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Optronics International Corp. at December 31, 1997, 1998 and 1999 and the results of its operations and its cash flows for the years ended December 31, 1997, 1998 and 1999, in conformity with accounting principles generally accepted in the United States of America.

T N Soong & Co
A Member Firm of Andersen Worldwide, SC
Taipei, Taiwan, the Republic of China
June 23, 2000

                         OPTRONICS INTERNATIONAL CORP.

                                 BALANCE SHEETS
                        DECEMBER 31, 1997, 1998 AND 1999

                                                                         DECEMBER 31,
                                                                 -----------------------------
                                                    NOTES         1997       1998       1999
                                                -------------    -------    -------    -------
                                                                   (IN THOUSAND U.S. DOLLARS
                                                                     EXCEPT SHARE AMOUNTS)
ASSETS
Current Assets
  Cash........................................       2B          $ 4,734    $ 6,510    $ 1,841
  Restricted cash.............................       2D              742         64        967
  Marketable securities.......................     2B, 2E          1,607         --      2,307
  Notes and accounts receivable -- net........    2B, 3, 10          486      2,076        476
  Inventories.................................      2F, 4            248        694      1,046
  Prepaid expenses and other current assets...                        53         39        102
                                                                 -------    -------    -------
     Total Current Assets.....................                     7,870      9,383      6,739
                                                                 -------    -------    -------
Properties -- Net.............................  2G, 2H, 5, 10      2,741      4,920      5,197
Other Assets
  Prepaid long-term investment................                        --          1         --
  Deferred pension cost.......................      2L, 8             33         13         --
  Deferred charges -- net of accumulated
     amortization cost of $2 in 1999..........       2I               --         --         32
  Refundable deposits.........................                        38         62         41
                                                                 -------    -------    -------
     Total Other Assets.......................                        71         76         73
                                                                 -------    -------    -------
     Total Assets.............................                   $10,682    $14,379    $12,009
                                                                 =======    =======    =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Notes and accounts payable..................       10          $    97    $   701    $   537
  Income tax payable..........................      2N, 9             --         14         62
  Current portion of long-term debts..........      6, 12             --         --        253
  Accrued expenses and other current
     liabilities..............................                       520      1,809        841
                                                                 -------    -------    -------
     Total Current Liabilities................                       617      2,524      1,693
Long-Term Debts -- Net of Current Portion.....      6, 12             --        495        253
Accrued Pension Cost..........................      2L, 8             34         39         86
                                                                 -------    -------    -------
     Total Liabilities........................                       651      3,058      2,032
                                                                 -------    -------    -------
Shareholders' Equity..........................        7
  Capital stock, $0.3 par value;
     Authorized -- 25,000 thousand shares in
     1997 and 45,000 thousand shares in 1998
     and 1999; Issued -- 20,000 thousand
     shares in 1997 and 35,000 thousand shares
     in 1998 and 1999.........................                     7,266     11,833     11,833
  Advanced capital............................                     4,324         --
  Retained earnings:
     Legal reserve............................                        --         --         50
     Unappropriated earnings (Deficit)........                      (499)       365     (1,261)
Cumulative translation adjustment.............       2Q           (1,060)      (877)      (645)
                                                                 -------    -------    -------
     Total Shareholders' Equity...............                    10,031     11,321      9,977
                                                                 -------    -------    -------
     Total Liabilities and Shareholders'
       Equity.................................                   $10,682    $14,379    $12,009
                                                                 =======    =======    =======

The accompanying notes are an integral part of the financial statements.

                         OPTRONICS INTERNATIONAL CORP.

               STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                    YEARS ENDED DECEMBER 31,
                                                                  ----------------------------
                                                        NOTES      1997       1998      1999
                                                        ------    -------    ------    -------
                                                                   (IN THOUSAND U.S. DOLLARS
                                                                   EXCEPT PER SHARE AMOUNTS)
Sales.................................................            $ 1,280    $7,940    $ 4,998
Sales Returns and Allowances..........................                 (2)     (318)      (191)
                                                                  -------    ------    -------
Net Sales.............................................  2J, 10      1,278     7,622      4,807
Cost of Sales.........................................  2J, 10      1,164     4,336      4,684
                                                                  -------    ------    -------
Gross Profit..........................................                114     3,286        123
                                                                  -------    ------    -------
Operating Expenses
  Research and development............................    2K          888     2,086      1,453
  General and administrative..........................                187       646        453
  Marketing...........................................                169       638        318
                                                                  -------    ------    -------
     Total Operating Expenses.........................              1,244     3,370      2,224
                                                                  -------    ------    -------
Loss From Operations..................................             (1,130)      (84)    (2,101)
                                                                  -------    ------    -------
Non-Operating Income
  Interest revenue....................................                 67       236        206
  Subsidy.............................................    2M          492       704        339
  Gain on sale of marketable securities...............    2E          177       132         48
  Unrealized holding gains on marketable securities...                 13        --         --
  Foreign exchange gain...............................    2O           10        --         --
  Gain on disposal of properties......................    10           --        --          4
  Other...............................................                 --         1         39
                                                                  -------    ------    -------
     Total Non-Operating Income.......................                759     1,073        636
                                                                  -------    ------    -------
Non-Operating Expense
  Foreign exchange loss...............................    2O           --        15         49
  Loss on disposal of properties......................                 --        27         --
                                                                  -------    ------    -------
     Total Non-Operating Expense......................                 --        88         49
                                                                  -------    ------    -------
Income (Loss) Before Income Tax.......................               (371)      901     (1,514)
Income Tax Expense....................................  2N, 9          --       (37)       (62)
                                                                  -------    ------    -------
Net Income (Loss).....................................            $  (371)   $  864    $(1,576)
                                                                  =======    ======    =======
Other Comprehensive Income
  Translation adjustments.............................    2Q       (1,060)      183        232
                                                                  -------    ------    -------
Comprehensive Income (Loss)...........................            $(1,431)   $1,047    $(1,344)
                                                                  =======    ======    =======
Earnings (Loss) Per Share --                              2R
  Based on weighted average outstanding common stock
     18,085 thousand shares in 1997, 33,125 thousand
     shares in 1998 and 35,000 thousand shares 1999...            $ (0.02)   $ 0.03    $ (0.05)
                                                                  =======    ======    =======

The accompanying notes are an integral part of the financial statements.

                         OPTRONICS INTERNATIONAL CORP.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                  RETAINED EARNINGS (NOTE 7)
                                                              ----------------------------------   CUMULATIVE
                            CAPITAL STOCK ISSUED                        UNAPPROPRIATED             TRANSLATION       TOTAL
                            --------------------   ADVANCED    LEGAL       EARNINGS                ADJUSTMENT    SHAREHOLDERS'
                              SHARES     AMOUNT    CAPITAL    RESERVE     (DEFICIT)       TOTAL     (NOTE 20)       EQUITY
                            ----------   -------   --------   -------   --------------   -------   -----------   -------------
                            (THOUSAND)                                (IN THOUSAND U.S. DOLLARS)
BALANCE, JANUARY 1,
  1997....................    14,000     $5,093    $    --      $--        $  (128)      $  (128)    $    --        $ 4,965
Issuance of capital stock
  for cash................     6,000      2,173         --       --             --            --          --          2,173
Advanced capital..........        --         --      4,324       --             --            --          --          4,324
Net loss for 1997.........        --         --         --       --           (371)         (371)         --           (371)
Translation adjustments...        --         --         --       --             --            --      (1,060)        (1,060)
                              ------     -------   -------      ---        -------       -------     -------        -------
BALANCE, DECEMBER 31,
  1997....................    20,000      7,266      4,324       --           (499)         (499)     (1,060)        10,031
Issuance of capital stock
  for cash................    15,000      4,567     (4,324)      --             --            --          --            243
Net income for 1998.......        --         --         --       --            864           864          --            864
Translation adjustments...        --         --         --       --             --            --         183            183
                              ------     -------   -------      ---        -------       -------     -------        -------
BALANCE, DECEMBER 31,
  1998....................    35,000     11,833         --       --            365           365        (877)        11,321
Appropriations of 1998
  earnings:
Legal reserve.............        --         --         --       50            (50)           --          --             --
Net loss for 1999.........        --         --         --       --         (1,576)       (1,576)         --         (1,576)
Translation adjustments...        --         --         --       --             --            --         232            232
                              ------     -------   -------      ---        -------       -------     -------        -------
BALANCE, DECEMBER 31,
  1999....................    35,000     $11,833   $    --      $50        $(1,261)      $(1,211)    $  (645)       $ 9,977
                              ======     =======   =======      ===        =======       =======     =======        =======

The accompanying notes are an integral part of the financial statements.

                         OPTRONICS INTERNATIONAL CORP.

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997       1998       1999
                                                              -------    -------    -------
                                                               (IN THOUSAND U.S. DOLLARS)
Operating Activities
  Net income (loss).........................................  $  (371)   $   864    $(1,576)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........................      190        480        647
     Loss (gain) on disposal of properties..................       --         27         (4)
     Accrued pension cost...................................        1         25         60
     Unrealized holding gains on marketable securities......      (13)        --         --
     Gain on sale of marketable securities..................     (177)      (132)       (48)
     Transfer of properties to expense......................       10         --         --
     Changes in operating assets and liabilities
       Notes and accounts receivable........................     (486)    (1,590)     1,600
       Inventories..........................................     (248)      (446)      (352)
       Prepaid expenses and other current assets............      (39)        14        (63)
       Notes and accounts payable...........................       97        604       (164)
       Income tax payable...................................       --         14         48
       Accrued expenses and other current liabilities.......      179      1,289       (968)
                                                              -------    -------    -------
          Net Cash Provided by (Used in) Operating
            Activities......................................     (857)     1,149       (820)
                                                              -------    -------    -------
Investing Activities
  Acquisitions of properties................................   (2,550)    (2,575)      (834)
  Decrease (increase) in restricted cash....................     (742)       678       (903)
  Proceeds from disposals of properties.....................        2         --         39
  Decrease (increase) in marketable securities..............    2,680      1,739     (2,259)
  Decrease (increase) in prepaid long-term investments......       --         (1)         1
  Increase in deferred charges..............................       --         --        (33)
  Decrease (increase) in refundable deposits................       (9)       (24)        21
                                                              -------    -------    -------
          Net Cash Used in Investing Activities.............     (619)      (183)    (3,968)
                                                              -------    -------    -------
Financing Activities
  Proceeds from issuance of capital stock...................    6,497        243         --
  Long-term debts...........................................       --        495         --
                                                              -------    -------    -------
          Net Cash Provided by Financing Activities.........    6,497        738         --
                                                              -------    -------    -------
Effects of Changes in Foreign Exchange Rate.................     (658)        72        119
                                                              -------    -------    -------
Net Increase (Decrease) in Cash.............................    4,363      1,776     (4,669)
Cash at Beginning of Year...................................      371      4,734      6,510
                                                              -------    -------    -------
Cash at End of Year.........................................  $ 4,734    $ 6,510    $ 1,841
                                                              =======    =======    =======
Supplemental Disclosures of Cash Flow Information
  Cash paid for income tax..................................  $    --    $    24    $    15
                                                              =======    =======    =======

The accompanying notes are an integral part of the financial statements.

                         OPTRONICS INTERNATIONAL CORP.

                         NOTES TO FINANCIAL STATEMENTS
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

1. GENERAL

     Business

     Optronics International Corp. (the "Company") was incorporated under the Company Law of the Republic of China on November 21, 1996 and started its operations in February 1997. The Company is primarily engaged in research, development, production, manufacture and sale of visible laser diode and module, communication laser diode and module and high power laser diode and module.

2. ACCOUNTING POLICIES

     A. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     B. Concentration of Credit Risk

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, marketable securities and accounts receivable. Cash and marketable securities are deposited or placed with high credit quality financial institutions. The Company is exposed to credit risk in the event of default by these institutions to the extent of the amount recorded on the balance sheet. As far as the accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and the Company maintains an allowance for doubtful accounts receivable based upon review of the expected collectibility of individual accounts receivable.

     C. Fair Value of Financial Instruments

     The Company's financial instruments, including cash, restricted cash, marketable securities, notes and accounts receivable, refundable deposits, and notes and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

     Fair value of long-term debts is estimated based on current interest rates available to the Company with similar terms, degrees of risks and remaining maturities. The carrying values of long-term debts approximate their respective fair value.

     D. Restricted Cash

     Restricted cash is composed of time deposits that the Company maintains as collateral for obtaining letters of credits.

     E. Marketable Securities

     Marketable securities are open-end bond funds that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

     The costs of investment sold are determined by the weighted average method.

                         OPTRONICS INTERNATIONAL CORP.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     F. Inventories

     Inventories are stated at cost using the weighted average method and are valued at the lower of cost or market value at balance sheet date. The market value of raw materials is determined based on current replacement cost, while work-in-process and finished goods are determined by net realizable value.

     G. Properties

     Properties are stated at cost less accumulated depreciation. Major additions, renewals and betterment are capitalized, while maintenance and repairs are expensed currently.

     Depreciation is provided on the straight-line method over the estimated useful lives that range as follows: machinery and equipment -- 3 to 8 years; computer equipment -- 3 years; office equipment -- 5 years; leasehold improvements -- 5 years; transportation equipment -- 5 years; other equipment -- 5 to 20 years.

     Upon sale or disposal of properties, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is credited or charged to income.

     H. Asset Impairment

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", ("SFAS No. 121") requires recognition of impairment of long-lived assets in the event the net book value of these assets exceeds the future undiscounted cash flows attributable in use to these assets. SFAS No. 121 has not had an impact on the financial statements of the Company.

     I. Deferred Charges

     Deferred charges are stated at cost and amortized on straight-line basis over the following years: tools -- 3 years.

     J. Recognition of Revenue, Cost and Expenses

     Revenue is mainly from product sales to customers and is recognized at the time of shipment, indicating that revenue has been realized and earned. The four criteria for revenue being realized and earned are the existence of evidence of sale, actual shipment, fixed or determinable selling price, and reasonable assurance of collectibility.

     Allowances for sales return and discounts are provided at the time of the recognition of the related revenues based on experience and these provisions are deducted from sales.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company currently complies with SAB 101 and therefore SAB 101 will not have any effect on our financial position or results of operations.

     K. Research and Development

     Research and development costs consist of expenditures incurred during the course of planned search and investigation aimed at the discovery of new knowledge that will be useful in developing new products or processes, or at significantly enhancing existing products or production processes. And the

                         OPTRONICS INTERNATIONAL CORP.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

implementation of such is through design, testing of product alternatives or construction of prototypes. The Company expenses all research and development costs as they are incurred.

     L. Pension Costs

     The Company has non-contributory and funded defined benefit retirement plans covering all its regular employees. The contribution to an independent fund is deposited with the Central Trust of China, as the custodian. Net pension cost, with includes service cost, interest cost, expected return on plan assets and amortization of net asset or obligation at transition, is recognized based on an actuarial valuation.

     M. Subsidy Income

     The company recognized subsidy income on a straight-line basis over the term of the agreements entered into with two Bureaus of ROC Government, Industrial Development Bureau (IDB) and Administration of Hsin-chu Science-based Industrial Park (SBIP), for new product developments.

     N. Income Tax

     The Company adopted the provisions of SFAS No. 109 "Accounting for Income Tax"; the provision for income tax represents income tax paid and payable for the current year plus the changes in the deferred income tax assets and liabilities during the years. Deferred income taxes are recognized for the tax effects of temporary differences, unused tax credit and operating loss carryforwards. Valuation allowance is provided for deferred tax assets that are not certain to be realized. A deferred tax asset or liability should, according to the classification of its related asset or liability, be classified as current or noncurrent. However, if a deferred asset or liability cannot be identified to an asset or a liability in the financial statements, then it should be classified as current or noncurrent based on the expected reversal date of temporary difference.

     O. Foreign-currency Transactions

     The functional currency of the Company is New Taiwan dollars. The foreign-currency transactions of the Company are recorded using their respective functional currencies at the rates of exchange in effect when the transactions occur. Gains or losses, resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables and payables are settled, are credited or charged to income in the year of conversion or settlement. At the balance sheet dates, the balances of foreign-currency assets and liabilities are restated into the respective functional currencies based on prevailing exchange rates and any resulting gains or losses are credited or charged to income.

     P. Translation of Foreign-currency Financial Statements

     The financial statements are translated into U.S. dollars at the following exchange rates: assets and liabilities -- current rate; income and expenses -- weighted average rate during the year. The resulting translation adjustment is recorded as separate component of shareholders' equity.

     Q. Comprehensive Income

     The Company adopted the provisions of SFAS No. 130 "Reporting Comprehensive Income"; SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-

                         OPTRONICS INTERNATIONAL CORP.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

owner sources. To date, the Company has only translation adjustments that are required to be reported in comprehensive income.

     R. Earnings (Loss) Per Share

     SFAS No. 128 "Earnings Per Share", establishes standards for computing and presenting earnings per share. Basic earnings per share is calculated using the average shares of common share outstanding. Diluted earnings per share is calculated using the weighted average number of common and dilutive common equivalent shares outstanding during the period, using either as if converted method for convertible preferred share or the treasury stock method for options and warrants. Since the Company's capital structure is simple, therefore, its basic earnings per share is the same as diluted earnings per share.

3. NOTES AND ACCOUNTS RECEIVABLE -- NET

                                                                  DECEMBER 31,
                                                            ------------------------
                                                            1997      1998     1999
                                                            -----    ------    -----
Receivable from related parties (Note 10).................  $  --    $   13    $  46
Notes receivable..........................................    207     1,676       46
Accounts receivable -- third parties......................    397       915      861
                                                            -----    ------    -----
                                                              604     2,604      953
Allowance for doubtful accounts...........................   (118)     (528)    (477)
                                                            -----    ------    -----
                                                            $ 486    $2,076    $ 476
                                                            =====    ======    =====

4. INVENTORIES

                                                                   DECEMBER 31,
                                                              ----------------------
                                                              1997    1998     1999
                                                              ----    ----    ------
Finished goods..............................................  $ 34    $246    $  233
Work in process.............................................   152     297       320
Raw materials...............................................    62     151       493
                                                              ----    ----    ------
                                                              $248    $694    $1,046
                                                              ====    ====    ======

                         OPTRONICS INTERNATIONAL CORP.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

5. PROPERTIES -- NET

                                                                  DECEMBER 31,
                                                           --------------------------
                                                            1997      1998      1999
                                                           ------    ------    ------
Cost
  Machinery and equipment................................  $2,042    $4,090    $5,018
  Computer equipment.....................................      41        47        60
  Office equipment.......................................      27        33        36
  Leasehold improvements.................................     100        71        81
  Transportation equipment...............................      41        56        58
  Other equipment........................................      24     1,167     1,230
  Prepayments............................................     632       106        33
                                                           ------    ------    ------
                                                            2,907     5,570     6,516
                                                           ------    ------    ------
Accumulated depreciation
  Machinery and equipment................................     137       558     1,076
  Computer equipment.....................................       7        19        32
  Office equipment.......................................       2         8        13
  Leasehold improvements.................................      15        16        29
  Transportation equipment...............................       4        12        21
  Other equipment........................................       1        37       148
                                                           ------    ------    ------
                                                              166       650     1,319
                                                           ------    ------    ------
                                                           $2,741    $4,920    $5,197
                                                           ======    ======    ======

6. LONG-TERM DEBTS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                              1997    1998    1999
                                                              ----    ----    -----
Industrial Bureau -- Innovation Products Matching Fund to be
  repaid in installment with final payment due in October
  2001 (Note 12)............................................  $--     $495    $ 506
Current portion.............................................   --       --     (253)
                                                              ----    ----    -----
                                                              $--     $495    $ 253
                                                              ====    ====    =====

     As of December 31, 1999, long-term debts mature as follows:

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
During the year 2000........................................      $253
During the year 2001........................................       253

7. SHAREHOLDERS' EQUITY

     The Company's Articles of Incorporation provide that the following shall be appropriated from the annual net income after deducting any previously accumulated deficit and 10% legal reserve:

          (a) 5% - 10% special bonus to employees;

          (b) 1% - 3% compensation to directors and supervisors; and

                         OPTRONICS INTERNATIONAL CORP.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

          (c) Special retained earnings reserve and unappropriated earnings can be set aside when necessary, and the remaining amount shall be appropriated as common shareholders' bonus.

          The appropriations and the disposition of the remaining net income shall be resolved by the shareholders in the following year and given effect to in the financial statements of that year.

     The aforementioned appropriation for legal reserve shall be made until the reserve equals the Company's capital. Such reserve can only be used to offset a deficit; or, when it has reached 50% of the paid-in capital, up to 50% thereof can be transferred to capital.

8. PENSION PLAN

     The Company has a defined benefit pension plan for all regular employees, which provides benefits based on length of service and average monthly salary for the last six months prior to retirement.

     The Company makes monthly contributions, equal to 2% of salaries and wages, to a pension fund which is administered by a pension fund monitoring committee and deposited in the committee's name in the Central Trust of China which acts as trustee.

     Certain pension information are summarized as follows:

     The components of net periodic benefit costs are as follows:

          a. Net periodic pension cost

                                                              1997    1998    1999
                                                              ----    ----    ----
Service cost................................................  $51     $47     $ 87
Interest cost...............................................   --       4       10
Projected return on plan assets.............................   --      (1)      (3)
Amortization of transition obligation.......................   --       4        4
Amortization of unrecognized loss...........................   --      --        1
                                                              ----    ----    ----
Net periodic benefit cost...................................  $51     $54     $ 99
                                                              ====    ====    ====

     The change in benefit obligation and plan assets and reconciliation of fund status are as follows:

          b. Change in benefit obligation:

                                                              1997    1998    1999
                                                              ----    ----    ----
Projected benefit obligation at beginning of year...........  $--     $ 68    $148
For the years:
  Service cost..............................................   51       47      87
  Interest cost.............................................   --        4      10
  Actuarial loss (gain).....................................   26       26      (6)
  Amortization..............................................   --       --       1
Foreign currency exchanges..................................   (9)       3       6
                                                              ----    ----    ----
Projected benefit obligation at end of year.................  $68     $148    $246
                                                              ====    ====    ====

                         OPTRONICS INTERNATIONAL CORP.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

          c. Change in plan assets:

                                                              1997    1998    1999
                                                              ----    ----    ----
Fair value of plan assets at beginning of year..............  $--     $12     $ 43
Contributions...............................................   12      30       41
Interest income.............................................   --       1        3
                                                              ----    ----    ----
Fair value of plan assets at end of year....................  $12     $43     $ 87
                                                              ====    ====    ====

          d. Reconciliation of fund status

                                                              1997    1998    1999
                                                              ----    ----    ----
Funded status...............................................  $ 57    $105    $156
Unrecognized transition obligation..........................   (56)    (53)    (50)
Unrecognized actuarial loss.................................    --     (26)    (20)
Additional liability........................................    33      13      --
                                                              ----    ----    ----
Net amount of accrued pension cost shown in the balance
  sheets....................................................  $ 34    $ 39    $ 86
                                                              ====    ====    ====

          e. Actuarial assumptions

                                                             1997     1998     1999
                                                             -----    -----    -----
Discount rate used in determining present values...........  6.75%    6.50%    6.00%
Rate of long-term rate of return on plan assets............  6.50%    6.25%    6.00%
Rate of compensation increase..............................  6.00%    6.00%    6.00%

9. INCOME TAX

     A. Income tax benefit and income tax payable:

                                                                  DECEMBER 31,
                                                              --------------------
                                                              1997    1998    1999
                                                              ----    ----    ----
Income tax expense -- current...............................  $--     $126    $ --
Income tax benefit -- deferred..............................   --      (82)     --
Estimated permanent differences.............................   --       (7)     --
Additional 10% income tax on undistributed earnings.........   --       --      60
Adjustment of prior year's income tax.......................   --       --       2
                                                              ----    ----    ----
Income tax expense..........................................  $--     $ 37    $ 62
                                                              ====    ====    ====

                         OPTRONICS INTERNATIONAL CORP.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     B. As of December 31, 1997, 1998 and 1999, deferred income tax assets and liabilities are as follows:

                                                                 DECEMBER 31,
                                                           -------------------------
                                                           1997     1998      1999
                                                           -----    -----    -------
Current:
  Taxable temporary differences..........................  $  33    $ 112    $   119
  Investment tax credits.................................     21      156          5
  Operating loss carryforward............................    109       --        338
                                                           -----    -----    -------
     Total...............................................    163      268        462
  Valuation allowance....................................   (163)    (268)      (462)
                                                           -----    -----    -------
Noncurrent:
  Taxable temporary differences..........................     33       23         31
  Investment tax credits.................................    329       --      1,279
  Operating loss carryforwards...........................     --      670         51
                                                           -----    -----    -------
     Total...............................................    362      693      1,361
  Valuation allowance....................................   (362)    (693)    (1,361)
                                                           -----    -----    -------
                                                           $  --    $  --    $    --
                                                           =====    =====    =======

     C. The Company's income tax returns through taxable year ended December 31, 1996 have been examined by the tax authorities.

     D. As of December 31 1999, the Company's unused investment tax credits and the tax effect of loss carryforward amounted to approximately $1,284 and $389, respectively, and are available for future use through 2003 and 2004, respectively.

10. RELATED PARTY TRANSACTIONS

     A. Name and Relationship of Related Parties

     NAME AND RELATIONSHIP OF RELATED PARTIES              RELATIONSHIP WITH THE COMPANY
     ----------------------------------------              -----------------------------
Wah Lee Industrial Corp. (WAH LEE).................  Its chairman is the supervisor of the
                                                     Company
Delta Electronics Int. Ltd. (DELTA LTD.)...........  Same chairman
Delta Electronics Inc. (DELTA INC.)................  Same chairman
Cyntec Co., Ltd. (CYNTEC)..........................  Same chairman

                         OPTRONICS INTERNATIONAL CORP.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     B. Significant Related Party Transactions

     For the period:

                                                FOR THE YEARS ENDED DECEMBER 31,
                                         -----------------------------------------------
                                             1997             1998             1999
                                         -------------    -------------    -------------
                                         AMOUNT     %     AMOUNT     %     AMOUNT     %
                                         ------    ---    ------    ---    ------    ---
Sales
  DELTA INC. ..........................    $--      --     $ 22      --     $148       3
  WAH LEE..............................    --       --      274       4       95       2
                                           --      ---     ----     ---     ----     ---
                                           $--      --     $296       4     $243       5
                                           ==      ===     ====     ===     ====     ===
Purchases
  CYNTEC...............................    $--      --     $  1      --     $ --      --
  DELTA LTD. ..........................    --       --      121       4      265      12
                                           --      ---     ----     ---     ----     ---
                                           $--      --     $122       4     $265      12
                                           ==      ===     ====     ===     ====     ===

     At end of period:

                                                FOR THE YEARS ENDED DECEMBER 31,
                                         -----------------------------------------------
                                             1997             1998             1999
                                         -------------    -------------    -------------
                                         AMOUNT     %     AMOUNT     %     AMOUNT     %
                                         ------    ---    ------    ---    ------    ---
Receivable
  DELTA INC. ..........................    $--      --     $  2      --     $ 25       5
  WAH LEE..............................    --       --       11       1       21       4
                                           --      ---     ----     ---     ----     ---
                                           $--      --     $ 13       1     $ 46       9
                                           ==      ===     ====     ===     ====     ===
Accounts payable -- DELTA LTD. ........    $--      --     $ 65       9     $ 52      10
                                           ==      ===     ====     ===     ====     ===

          a. Sales to related parties are based on normal selling prices. The collection period is 30 - 75 days after shipment for related parties and 15 - 60 days for other companies.

          b. The payment terms for purchases from related parties are the same as those from other suppliers.

          c. As of December 1999, the Company sold certain machinery and equipment to DELTA INC. for $38 and generated a gain of $4.

                         OPTRONICS INTERNATIONAL CORP.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

11. FINANCIAL INSTRUMENTS

     The Company's financial instruments are carried at cost, which approximates their fair value and are listed as follows:

                                     DECEMBER 31, 1997     DECEMBER 31, 1998     DECEMBER 31, 1999
                                     ------------------    ------------------    ------------------
                                     CARRYING     FAIR     CARRYING     FAIR     CARRYING     FAIR
                                      VALUE      VALUE      VALUE      VALUE      VALUE      VALUE
                                     --------    ------    --------    ------    --------    ------
ASSETS
Cash...............................   $4,734     $4,734     $6,510     $6,510     $1,841     $1,841
Restricted cash....................      742        742         64         64        967        967
Marketable securities..............    1,607      1,607         --         --      2,307      2,307
Notes and accounts
  receivable -- net................      486        486      2,076      2,076        476        476
Prepaid long-term investment.......       --         --          1          1         --         --
Refundable deposits................       38         38         62         62         41         41
LIABILITIES
Notes and accounts payable.........       97         97        701        701        537        537
Long-term debts (including current
  portion).........................       --         --        495        495        506        506

12. COMMITMENTS AND CONTINGENT LIABILITIES

     In 1997 and 1999, the Company entered into loan agreements with Industrial Development Bureau, Ministry of Economic Affairs and Administration of Hsin-chu Science-based Industrial Park, respectively, for developing new products. Under the agreements, the Company starts to repay the loan by installment after the prototypes are completed for one year. In addition, when the new products begin to sell, the Company shall pay 2% of net sales as feedback fund each quarter for three years, but the total feedback fund should not be more than 30% of the loan.

     The major subsidy income contracts are summarized as follows:

                BUREAU                         CONTRACT TERM        SUBSIDY INCOME
                ------                     ---------------------    --------------
Industry Development Bureau, Ministry
  of Economic Affairs (IDB)............    1997.7.1 - 1998.12.31         $508
Administration of Hsin-chu
  Science-based Industrial Park
  (SBIP)...............................    1997.7.1 - 1998.12.31          711
Administration of Hsin-chu
  Science-based Industrial Park
  (SBIP)...............................    1999.10.1 - 2000.9.30          319

     Generally, if the company can follow the contract policy, the bureaus will not terminate the contract no matter new products can be produced or not.

13. SEGMENT INFORMATION

     The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise", replacing the "industry segment" approach with "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas and major customers.

                         OPTRONICS INTERNATIONAL CORP.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     A. Industry:

     The Company is engaged in a single industry, which is research, development, production, manufacture and sale of visible laser diode and module, communication laser diode and module and high power laser diode and module.

     B. Foreign markets:

     Export sales were under 10% of total revenues for 1997 and 1998. Sales to Asia and other area in 1999 were $1,865 and $683, respectively.

     C. Major customers

                                                  YEARS ENDED DECEMBER 31,
                                       -----------------------------------------------
                                           1997             1998             1999
                                       -------------    -------------    -------------
              CUSTOMERS                AMOUNT     %     AMOUNT     %     AMOUNT     %
              ---------                ------    ---    ------    ---    ------    ---
A....................................   $484      27    $   --     --     $ --      --
B....................................    276      16        --     --       --      --
C....................................     --      --     1,212     15       --      --

     D. Geographic information.

     The Company's operations are entirely in the Republic of China.

                         OPTRONICS INTERNATIONAL CORP.

                                 BALANCE SHEETS
           DECEMBER 31, 1999 (AUDITED) AND JUNE 30, 2000 (UNAUDITED)

                                                                         DECEMBER 31,     JUNE 30,
                                                            NOTES            1999           2000
                                                        -------------    -------------    ---------
                                                                         (IN THOUSAND U.S. DOLLARS
                                                                           EXCEPT SHARE AMOUNTS)
ASSETS
Current Assets
  Cash................................................       2B             $ 1,841        $ 2,058
  Restricted cash.....................................       2D                 967          1,163
  Marketable securities...............................     2B, 2E             2,307             --
  Notes and accounts receivable -- net................    2B, 3, 9              476          1,330
  Inventories.........................................      2F, 4             1,046          1,740
  Prepaid expenses and other current assets...........                          102            126
                                                                            -------        -------
     Total Current Assets.............................                        6,739          6,417
                                                                            -------        -------
Properties -- Net.....................................  2G, 2H, 5, 9          5,197          5,618
                                                                            -------        -------
Other Assets
  Prepaid long-term investment........................                           --             --
  Deferred pension cost...............................       2L                  --             --
  Deferred charges -- net of accumulated amortization
     cost of $2 as of December 31, 1999 and $13 as of
     June 30, 2000....................................       2I                  32            108
  Refundable deposits.................................                           41             51
                                                                            -------        -------
     Total Other Assets...............................                           73            159
                                                                            -------        -------
     Total Assets.....................................                      $12,009        $12,194
                                                                            =======        =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Notes and accounts payable..........................        9             $   537        $ 1,306
  Income tax payable..................................      2M, 8                62             --
  Current portion of long-term debts..................      6, 11               253            259
  Accrued expenses and other current liabilities......                          841            753
                                                                            -------        -------
     Total Current Liabilities........................                        1,693          2,318
Long-Term Debts -- Net of Current Portion.............      6, 11               253            129
Accrued Pension Cost..................................       2L                  86            141
                                                                            -------        -------
     Total Liabilities................................                        2,032          2,588
                                                                            -------        -------
Shareholders' Equity..................................        7
  Capital stock -- $0.3 par value;
     Authorized -- 45,000 thousand shares
     Issued -- 35,000 thousand shares.................                       11,833         11,833
  Retained earnings:
  Legal reserve.......................................                           50             50
  Unappropriated earnings (deficit)...................                       (1,261)        (1,843)
  Cumulative translation adjustment...................     2O, 2P              (645)          (434)
                                                                            -------        -------
     Total Shareholders' Equity.......................                        9,977          9,606
                                                                            -------        -------
     Total Liabilities and Shareholders' Equity.......                      $12,009        $12,194
                                                                            =======        =======

The accompanying notes are an integral part of the financial statements.

                         OPTRONICS INTERNATIONAL CORP.

               STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000

                                                                        SIX MONTHS ENDED
                                                                            JUNE 30,
                                                                       -------------------
                                                              NOTES      1999       2000
                                                              -----    --------    -------
                                                                           (UNAUDITED)
                                                                        (IN THOUSAND U.S.
                                                                         DOLLARS EXCEPT
                                                                       PER SHARE AMOUNTS)
Net Sales...................................................  2J, 9    $ 2,968     $3,207
Cost of Sales...............................................    9        2,117      2,917
                                                                       -------     ------
Gross Profit................................................               851        290
                                                                       -------     ------
Operating Expenses
  Research and development..................................   2K          901        599
  General and administrative................................               217        354
  Marketing.................................................               261        143
                                                                       -------     ------
     Total Operating Expenses...............................             1,379      1,096
                                                                       -------     ------
Loss from Operations........................................              (528)      (806)
                                                                       -------     ------
Non-Operating Income (Expense)
  Interest revenue..........................................               130         38
  Subsidy...................................................               235        174
  Gain on sale of marketable securities.....................   2E           --         22
  Unrealized holding gains on marketable securities.........                --         --
  Foreign exchange gain loss................................   2N           10        (10)
  Gain on disposal of properties............................    9            4         --
                                                                       -------     ------
     Total Non-Operating Income.............................               379        224
                                                                       -------     ------
Loss Before Income Tax......................................              (149)      (582)
Income Tax Expense..........................................  2M, 8          2         --
                                                                       -------     ------
Net Loss....................................................           $  (151)    $ (582)
                                                                       =======     ======
Other Comprehensive Income
  Translation adjustments...................................   2O          (97)       211
                                                                       -------     ------
Comprehensive Loss..........................................           $  (248)    $ (371)
                                                                       =======     ======
Loss Per Share --
  Based on weighted average outstanding common stock 35,000
     thousand shares........................................   2Q      $(0.004)    $(0.02)
                                                                       =======     ======

The accompanying notes are an integral part of the financial statements.

                         OPTRONICS INTERNATIONAL CORP.

                            STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000

                                                              FOR THE SIX MONTHS
                                                                ENDED JUNE 30,
                                                              ------------------
                                                               1999       2000
                                                              -------    -------
                                                                 (UNAUDITED)
                                                              (IN THOUSAND U.S.
                                                                   DOLLARS)
Operating Activities
  Net loss..................................................  $  (151)   $  (582)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................      314        405
     Gain on disposal of properties.........................       (4)        --
     Accrued pension cost...................................       44         55
     Gain on sale of marketable securities..................       --        (22)
     Changes in operating assets and liabilities
     Notes and accounts receivable..........................    1,564       (854)
       Inventories..........................................     (463)      (694)
       Prepaid expenses and other current assets............     (281)       (24)
       Notes and accounts payable...........................       99        769
       Income tax payable...................................      (14)       (62)
       Accrued expenses and other current liabilities.......   (1,021)       (88)
                                                              -------    -------
          Net Cash Provided by (Used in) Operating
           Activities.......................................       87     (1,097)
                                                              -------    -------
Investing Activities
  Acquisitions of properties................................     (450)      (709)
  Increase in restricted cash...............................     (887)      (196)
  Proceeds from disposal of properties......................       38         --
  Decrease (increase) in marketable securities..............     (400)     2,329
  Increase in deferred charges..............................       (2)       (86)
  Decrease (increase) in refundable deposits................       23        (10)
                                                              -------    -------
          Net Cash Provided by (Used in) Investing
           Activities.......................................   (1,678)     1,328
                                                              -------    -------
Financing Activity
  Payment of long-term debts................................       --       (124)
                                                              -------    -------
Effects of Changes in Foreign Exchange Rate.................      (60)       110
                                                              -------    -------
Net Increase (Decrease) in Cash.............................   (1,651)       217
Cash At Beginning of Period.................................    6,510      1,841
                                                              -------    -------
Cash at End of Period.......................................  $ 4,859    $ 2,058
                                                              =======    =======
Supplemental Disclosures of Cash Flow Information
  Cash paid for income tax..................................  $    15    $    62
                                                              =======    =======

The accompanying notes are an integral part of the financial statements.

                         OPTRONICS INTERNATIONAL CORP.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

1. GENERAL

     Business

     Optronics International Corp. (the "Company") was incorporated under the Company Law of the Republic of China on November 21, 1996 and started its operations in February 1997. The Company is primarily engaged in research, development, production, manufacture and sale of visible laser diode and module, communication laser diode and module and high power laser diode and module.

2. ACCOUNTING POLICIES

     A. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     B. Concentration of Credit Risk

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, marketable securities and accounts receivable. Cash and marketable securities are deposited or placed with high credit quality financial institutions to the extent of the amount recorded on the balance sheet. As far as the accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and the Company maintains an allowance for doubtful accounts receivable based upon review of the expected collectibility of individual accounts receivable.

     C. Fair Value of Financial Instruments

     The Company's financial instruments, including cash, restricted cash, marketable securities, notes and accounts receivable, refundable deposits, and notes and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

     Fair value of long-term debts is estimated based on current interest rates available to the Company with similar terms, degrees of risks and remaining maturities. The carrying values of long-term debts approximate their respective fair value.

     D. Restricted Cash

     Restricted cash is composed of time deposits that the Company maintains as collateral for obtaining letters of credits.

     E. Marketable Securities

     Marketable securities are open-end bond funds that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

     The costs of investment sold are determined by the weighted average method.

                         OPTRONICS INTERNATIONAL CORP.

                                  (UNAUDITED)
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     F. Inventories

     Inventories are stated at cost using the weighted average method and are valued at the lower of cost or market value at balance sheet date. The market value of raw materials is determined based on current replacement cost, while work-in-process and finished goods are determined by net realizable value.

     G. Properties

     Properties are stated at cost less accumulated depreciation. Major additions, renewals and betterment are capitalized, while maintenance and repairs are expensed currently.

     Depreciation is provided on the straight-line method over the estimated useful lives that range as follows: machinery and equipment -- 3 to 8 years; computer equipment -- 3 years; office equipment -- 5 years; leasehold improvements -- 5 years; transportation equipment -- 5 years; other equipment -- 5 to 20 years.

     Upon sale or disposal of properties, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is credited or charged to income.

     H. Asset Impairment

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", ("SFAS No. 121") requires recognition of impairment of long-lived assets in the event the net book value of these assets exceeds the future undiscounted cash flows attributable in use to these assets. SFAS No. 121 has not had an impact on the financial statements of the Company.

     I. Deferred Charges

     Deferred charges are stated at cost and amortized on straight-line basis over the following years: tools -- 3 years.

     J. Recognition of Revenue, Cost and Expenses

     Product sales are recognized upon the transfer of title and risk of ownership to customers, which occurs upon shipment of the product. Cost charged against revenue and expenses are recognized as incurred.

     K. Research and Development

     Research and development costs consist of expenditures incurred during the course of planned search and investigation aimed at the discovery of new knowledge that will be useful in developing new products or processes, or at significantly enhancing existing products or production processes. And the implementation of such is through design, testing of product alternatives or construction of prototypes. The Company expenses all research and development costs as they are incurred.

     L. Pension Costs

     The Company has non-contributory and funded defined benefit retirement plans covering all its regular employees. The contribution to an independent fund is deposited with the Central Trust of China, as the custodian. Net pension cost, with includes service cost, interest cost, expected return on plan assets and amortization of net asset or obligation at transition, is recognized based on an actuarial valuation.

                         OPTRONICS INTERNATIONAL CORP.

                                  (UNAUDITED)
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     The Company has a defined benefit pension plan for all regular employees, which provides benefits base on length of service and average monthly salary for the last six month prior to retirement.

     The Company makes monthly contributions, equal to 2% of salaries and wages, to a pension fund which is administered by a pension fund monitoring committee and deposited as the committee's name in the Central Trust of China which acts as trustee.

     M. Income Tax

     The Company adopted the provisions of SFAS No. 109 "Accounting for Income Tax"; the provision for income tax represents income tax paid and payable for the current year plus the changes in the deferred income tax assets and liabilities during the years. Deferred income taxes are recognized for the tax effects of temporary differences, unused tax credit and operating loss carryforwards. Valuation allowance is provided for deferred tax assets that are not certain to be realized. A deferred tax asset or liability should, according to the classification of its related asset or liability, be classified as current or noncurrent. However, if a deferred asset or liability cannot be identified to an asset or a liability in the financial statements, then it should be classified as current or noncurrent based on the expected reversal date of temporary difference.

     N. Foreign-currency Transactions

     The functional currency of the Company is New Taiwan dollars. The foreign-currency transactions of the Company are recorded using their respective functional currencies at the rates of exchange in effect when the transactions occur. Gains or losses, resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables and payables are settled, are credited or charged to income in the year of conversion or settlement. At the balance sheet dates, the balances of foreign-currency assets and liabilities are restated into the respective functional currencies based on prevailing exchange rates and any resulting gains or losses are credited or charged to income.

     O. Translation of Foreign-Currency Financial Statements

     The financial statements are translated into U.S. dollars at the following exchange rates: assets and liabilities -- current rate; income and expenses -- weighted average rate during the year. The resulting translation adjustment is recorded as separate component of shareholders' equity.

     Q. Comprehensive Income

     The Company adopted the provisions of SFAS No. 130 "Reporting Comprehensive Income"; SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. To date, the Company has only translation adjustment that are required to be reported in comprehensive income.

     R. Earnings (Loss) Per Share

     SFAS No. 128 "Earnings Per Share", establishes standards for computing and presenting earnings per share. Basic earnings per share is calculated using the average shares of common share outstanding. Diluted earnings per share is calculated using the weighted average number of common and dilutive common equivalent shares outstanding during the period, using either as if converted method for

                         OPTRONICS INTERNATIONAL CORP.

                                  (UNAUDITED)
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

convertible preferred share or the treasury stock method for options and warrants. Since the Company's capital structure is simple, therefore, its basic earnings per share is the same as diluted earnings per share.

     S. Unaudited Interim Financial Statements

     The interim financial information contained herein is unaudited but, in the opinion of management, reflects all adjustments which are necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. All adjustments are of a normal, recurring nature. Results of operations for interim periods presented herein are not necessarily indicative of results of operations for the entire year.

3. NOTES AND ACCOUNTS RECEIVABLE -- NET

                                                         DECEMBER 31,    JUNE 30,
                                                             1999          2000
                                                         ------------    --------
Receivable from related parties (Note 9)...............     $  46         $  331
Notes receivable.......................................        46             12
Accounts receivable -- third parties...................       861          1,474
                                                            -----         ------
                                                              953          1,817
Allowance for doubtful accounts........................      (477)          (487)
                                                            -----         ------
                                                            $ 476         $1,330
                                                            =====         ======

4. INVENTORIES

                                                         DECEMBER 31,    JUNE 30,
                                                             1999          2000
                                                         ------------    --------
Finished goods.........................................     $  233        $  323
Work in process........................................        320           626
Raw materials..........................................        493           791
                                                            ------        ------
                                                            $1,046        $1,740
                                                            ======        ======

                         OPTRONICS INTERNATIONAL CORP.

                                  (UNAUDITED)
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

5. PROPERTIES -- NET

                                                         DECEMBER 31,    JUNE 30,
                                                             1999          2000
                                                         ------------    --------
Cost
  Machinery and equipment..............................     $5,018        $5,381
  Computer equipment...................................         60            85
  Office equipment.....................................         36            69
  Leasehold improvements...............................         81           176
  Transportation equipment.............................         58            59
  Other equipment......................................      1,230         1,291
  Prepayments..........................................         33           292
                                                            ------        ------
                                                             6,516         7,353
                                                            ------        ------
Accumulated depreciation
  Machinery and equipment..............................     $1,076        $1,407
  Computer equipment...................................         32            42
  Office equipment.....................................         13            18
  Leasehold improvements...............................         29            32
  Transportation equipment.............................         21            27
  Other equipment......................................        148           209
                                                            ------        ------
                                                             1,319         1,735
                                                            ------        ------
                                                            $5,197        $5,618
                                                            ======        ======

6. LONG-TERM DEBTS

                                                         DECEMBER 31,    JUNE 30,
                                                             1999          2000
                                                         ------------    --------
Industrial Bureau -- Innovation Products Matching Fund
  to be repaid in installment with final payment due in
  October 2001 (Note 12)...............................     $ 506         $ 388
Current portion........................................      (253)         (259)
                                                            -----         -----
                                                            $ 253         $ 129
                                                            =====         =====

     As of June 30, 2000, long-term debts mature as follows:

                                                              JUNE 30,
                                                                2000
                                                              --------
During the year 2000........................................    $259
During the year 2001........................................     129

7. SHAREHOLDERS' EQUITY

     The Company's Articles of Incorporation provide that the following shall be appropriated from the annual net income after deducting any previously accumulated deficit and 10% legal reserve:

          (d) 5% - 10% special bonus to employees;

          (e) 1% - 3% compensation to directors and supervisors; and

                         OPTRONICS INTERNATIONAL CORP.

                                  (UNAUDITED)
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

          (f) Special retained earnings reserve and unappropriated earnings can be set aside when necessary, and the remaining amount shall be appropriated as common shareholders' bonus.

          The appropriations and the disposition of the remaining net income shall be resolved by the shareholders in the following year and given effect to in the financial statements of that year.

     The aforementioned appropriation for legal reserve shall be made until the reserve equals the Company's capital. Such reserve can only be used to offset a deficit; or, when it has reached 50% of the paid-in capital, up to 50% thereof can be transferred to capital.

8. INCOME TAX

     A. Income tax benefit: The Company expects no income tax benefits and income tax payable for the six months ended June 30, 2000. Income tax expense of $2 for the six months ended June 30, 1999 represents the prior year's income tax adjustment.

     B. As of December 31, 1999 and June 30, 2000, deferred income tax assets and liabilities are as follows:

                                                        DECEMBER 31,    JUNE 30,
                                                            1999          2000
                                                        ------------    --------
Current:
  Taxable temporary differences.......................    $   119       $   105
  Investment tax credits..............................          5            --
  Operating loss carryforwards........................        338           284
                                                          -------       -------
     Total............................................        462           389
Valuation allowance...................................       (462)         (389)
                                                          -------       -------
Noncurrent:
  Taxable temporary differences.......................         31             5
  Investment tax credits..............................      1,279         1,214
  Operating loss carryforwards........................         51            59
                                                          -------       -------
     Total............................................      1,361         1,278
Valuation allowance...................................     (1,361)       (1,278)
                                                          -------       -------
                                                          $    --       $    --
                                                          =======       =======

     C. The Company's income tax returns through taxable year ended December 31, 1996 have been examined by the tax authorities.

     D. As of June 30, 2000, the Company's unused investment tax credits and the tax effect of loss carryforwards amounted to approximately $1,214 and $343, respectively, and are available for future use through 2003 and 2004, respectively.

                         OPTRONICS INTERNATIONAL CORP.

                                  (UNAUDITED)
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

9. RELATED PARTY TRANSACTIONS

     A. Name and Relationship of Related Parties

 NAME AND RELATIONSHIP OF RELATED PARTIES        RELATIONSHIP WITH THE COMPANY
 ----------------------------------------        -----------------------------
Wah Lee Industrial Corp. (WAH LEE)........  Its chairman is the supervisor of the
                                            Company
Delta Electronics Int. Ltd. (DELTA          Same chairman
  LTD.)...................................
Delta Electronics Inc. (DELTA INC.).......  Same chairman

     B. Significant Related Party Transactions

     For the period:

                                                               FOR THE SIX MONTHS ENDED JUNE 30,
                                                              ------------------------------------
                                                                    1999                2000
                                                              ----------------    ----------------
                                                              AMOUNT       %      AMOUNT       %
                                                              -------    -----    -------    -----
Sales
  DELTA INC. ...............................................   $ 86         3      $314         5
  WAH LEE...................................................     86         3       176        10
                                                               ----      ----      ----      ----
                                                               $172         6      $490        15
                                                               ====      ====      ====      ====
Purchases...................................................   $160         8      $  8        --
  DELTA LTD. ...............................................      2        --        --        --
                                                               ----      ----      ----      ----
  DELTA INC. ...............................................   $162         8      $  8        --
                                                               ====      ====      ====      ====

     At end of period:

                                                               DECEMBER 31,        JUNE 30,
                                                                   1999              2000
                                                              --------------    --------------
                                                              AMOUNT     %      AMOUNT     %
                                                              ------    ----    ------    ----
Receivable
  DELTA INC. ...............................................   $ 25        5     $272       20
  WAH LEE...................................................     21        4       59        5
                                                               ----     ----     ----     ----
                                                               $ 46        9     $331       25
                                                               ====     ====     ====     ====
Accounts payable -- DELTA LTD. .............................   $ 52       10     $  1       --
                                                               ====     ====     ====     ====

          d. Sales to related parties are based on normal selling prices. The collection period is 30 - 75 days after shipment for related parties and 15 - 60 days for other companies.

          e. The payment terms for purchases from related parties are the same as those from other suppliers.

          c. As of June 30, 1999, the Company sold certain machinery and equipment to DELTA INC. for $38 and generated a gain of $4.

                         OPTRONICS INTERNATIONAL CORP.

                                  (UNAUDITED)
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

10. FINANCIAL INSTRUMENTS

     The Company's financial instruments are carried at cost, which approximates their fair value and are listed as follows:

                                                         DECEMBER 31, 1999       JUNE 30, 2000
                                                         ------------------    ------------------
                                                         CARRYING     FAIR     CARRYING     FAIR
                                                          VALUE      VALUE      VALUE      VALUE
                                                         --------    ------    --------    ------
ASSETS
Cash...................................................   $1,841     $1,841     $2,058     $2,058
Restricted cash........................................      967        967      1,163      1,163
Marketable securities..................................    2,307      2,307         --         --
Notes and accounts receivable -- net...................      476        476      1,330      1,330
Prepaid long-term investment...........................       --         --         --         --
Refundable deposits....................................       41         41         51         51
LIABILITIES
Notes and accounts payable.............................      537        537      1,306      1,306
Long-term debts (including current portion)............      506        506        388        388

11. COMMITMENTS AND CONTINGENT LIABILITIES

     A. In 1997 and 1999, the Company entered into loan agreements with Industrial Development Bureau, Ministry of Economic Affairs and Administration of Hsin-chu Science-based Industrial Park, respectively, for developing new products. Under the agreements, the loans are paid in installments starting one year after the prototypes are completed. In addition, the Company shall make quarterly payment for a period of three years equivalent to 2% of net sales as feedback fund starting when sales are generated from the new products begin. However, the total feedback fund should not be more than 30% of the loan.

     B. As of June 30, 2000, unused letters of credit aggregate about US$129 thousand and JPY 32,683 thousand.

12. SEGMENT INFORMATION

     The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 requires companies to disclose certain information about operating segments. Based on the criteria within SFAS 131, the Company has determined that it has one reportable segment, laser diode products.

     A. Foreign markets:

                                                             FOR THE SIX MONTHS
                                                               ENDED JUNE 30,
                                                             ------------------
                           AREA                               1999       2000
                           ----                              -------    -------
Asia.......................................................  $1,234     $  907
America....................................................      94        762
Europe.....................................................      16        234
Other......................................................      --          7
                                                             ------     ------
                                                             $1,344     $1,910
                                                             ======     ======

                         OPTRONICS INTERNATIONAL CORP.

                                  (UNAUDITED)
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     B. Major customers

                                                         FOR THE SIX MONTHS ENDED JUNE 30,
                                                         ----------------------------------
                                                              1999               2000
                                                         ---------------    ---------------
                       CUSTOMERS                         AMOUNT      %      AMOUNT      %
                       ---------                         -------    ----    -------    ----
A......................................................   $410       14      $ --       --
B......................................................    400       13        --       --
C......................................................     --       --       380       12
D......................................................     --       --       314       10

     C. Geographic information.

     The Company's operations are entirely in the Republic of China.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Quantum Optech Incorporation

     We have audited the accompanying consolidated balance sheets of Quantum Optech Incorporation and subsidiary as of December 31, 1998 and 1999 and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for the period from May 27, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Quantum Optech Incorporation and subsidiary as of December 31, 1998 and 1999 and the results of their operations and their cash flows for the period from May 27, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States of America.

                                          KPMG Certified Public Accountants

Hsin Chu, Taiwan
May 25, 2000

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999

                                                                 1998          1999
                                                              ----------    -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $1,978,930    $ 1,521,481
  Marketable securities.....................................          --        581,423
  Accounts receivable, net of allowance for doubtful
     accounts of $6,713 and $6,878 as of December 31, 1998
     and 1999, respectively.................................     705,854      1,070,429
  Inventories...............................................   1,094,718      1,506,436
  Prepaid expenses..........................................      26,190         16,616
  Other current assets......................................      37,860        121,683
                                                              ----------    -----------
     Total current assets...................................   3,843,552      4,818,068
  Property, plant and equipment, net........................   2,766,572      4,316,607
                                                              ----------    -----------
     Total assets...........................................  $6,610,124    $ 9,134,675
                                                              ==========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings.....................................  $  178,581    $   428,634
  Current portion of long-term debt.........................     155,231        353,546
  Due to related parties....................................     129,143         13,898
  Accounts payable..........................................     417,037      1,075,277
  Advance from customers....................................         263        795,877
  Accrued expenses and other current liabilities............     185,196        321,170
                                                              ----------    -----------
     Total current liabilities..............................   1,065,451      2,988,402
  Long-term debt............................................     956,225      1,094,609
  Accrued pension...........................................      39,863         95,070
                                                              ----------    -----------
     Total liabilities......................................   2,061,539      4,178,081
                                                              ----------    -----------
Stockholders' equity:
  Common stock, par value of 10 New Taiwan dollars,
     authorized shares of 15,000,000 and 30,000,000; issued
     and outstanding shares of 15,000,000 and 19,000,000, as
     of December 31, 1998 and 1999, respectively............   4,815,382      6,076,019
  Additional paid-in capital................................     565,789        943,980
  Accumulated deficit.......................................    (677,173)    (1,983,792)
  Accumulated other comprehensive loss......................    (155,413)       (79,613)
                                                              ----------    -----------
     Total stockholders' equity.............................   4,548,585      4,956,594
  Commitments
     Total liabilities and stockholders' equity.............  $6,610,124    $ 9,134,675
                                                              ==========    ===========

See accompanying notes to consolidated financial statements.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        AND COMPREHENSIVE INCOME (LOSS)
           PERIOD FROM MAY 27, 1997 (INCEPTION) TO DECEMBER 31, 1997
                   AND YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                          1997          1998          1999
                                                        ---------    ----------    -----------
Net sales.............................................  $      --    $2,116,317    $ 3,433,449
Cost of goods sold....................................         --     2,016,479      3,555,303
                                                        ---------    ----------    -----------
Gross profit (loss)...................................         --        99,838       (121,854)
Selling, general and administrative expense...........     43,075       508,384        853,904
Research and development expense......................         --        73,519        281,076
                                                        ---------    ----------    -----------
Operating loss........................................    (43,075)     (482,065)    (1,256,834)
Interest expense......................................     (5,416)     (165,125)      (100,451)
Interest income.......................................      1,333         7,086         15,095
Foreign exchange gain (loss), net.....................         --         8,876         (8,259)
Other gain (loss), net................................       (993)        2,206         43,830
                                                        ---------    ----------    -----------
Net loss..............................................  $ (48,151)   $ (629,022)   $(1,306,619)
                                                        =========    ==========    ===========
Other comprehensive income (loss):
  Foreign currency translation adjustment.............  $(136,108)   $  (19,305)   $    86,292
  Unrealized holding loss on marketable securities....         --            --        (10,492)
                                                        ---------    ----------    -----------
  Comprehensive loss..................................  $(184,259)   $ (648,327)   $(1,230,819)
                                                        =========    ==========    ===========

See accompanying notes to consolidated financial statements.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
            PERIOD FOR MAY 27, 1997 (INCEPTION) TO DECEMBER 31, 1997
                   AND YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                                                           ACCUMULATED OTHER
                                                                                             COMPREHENSIVE
                                                                                             INCOME (LOSS)
                                                                                      ---------------------------
                                                                                        FOREIGN      UNREALIZED
                                      COMMON SHARES        ADDITIONAL                  CURRENCY     HOLDING LOSS        TOTAL
                                 -----------------------    PAID-IN     ACCUMULATED   TRANSLATION   ON MARKETABLE   STOCKHOLDERS'
                                   SHARES       AMOUNT      CAPITAL       DEFICIT     ADJUSTMENT     SECURITIES        EQUITY
                                 ----------   ----------   ----------   -----------   -----------   -------------   -------------
Issuance of common stock upon
  inception on May 27, 1997....   1,500,000   $  538,406    $     --    $        --    $      --      $     --       $   538,406
Net loss.......................          --           --          --        (48,151)          --            --           (48,151)
Foreign currency translation
  adjustment...................          --           --          --             --     (136,108)           --          (136,108)
                                 ----------   ----------    --------    -----------    ---------      --------       -----------
BALANCE AT DECEMBER 31, 1997...   1,500,000      538,406          --        (48,151)    (136,108)           --           354,147
Issuance of common stock.......  13,500,000    4,276,976     565,789             --           --            --         4,842,765
Net loss.......................          --           --          --       (629,022)          --            --          (629,022)
Foreign currency translation
  adjustment...................          --           --          --             --      (19,305)           --           (19,305)
                                 ----------   ----------    --------    -----------    ---------      --------       -----------
BALANCE AT DECEMBER 31, 1998...  15,000,000    4,815,382     565,789       (677,173)    (155,413)           --         4,548,585
Issuance of common stock.......   4,000,000    1,260,637     378,191             --           --            --         1,638,828
Net loss.......................          --           --          --     (1,306,619)          --            --        (1,306,619)
Foreign currency translation
  adjustment...................          --           --          --             --       86,292            --            86,292
Unrealized holding loss on
  marketable securities........          --           --          --             --           --       (10,492)          (10,492)
                                 ----------   ----------    --------    -----------    ---------      --------       -----------
BALANCE AT DECEMBER 31, 1999...  19,000,000   $6,076,019    $943,980    $(1,983,792)   $ (69,121)     $(10,492)      $ 4,956,594
                                 ==========   ==========    ========    ===========    =========      ========       ===========

See accompanying notes to consolidated financial statements.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           PERIOD FROM MAY 27, 1997 (INCEPTION) TO DECEMBER 31, 1997
                   AND YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                         1997           1998           1999
                                                      -----------    -----------    -----------
Cash Flows from Operating Activities:
  Net loss..........................................  $   (48,151)   $  (629,022)   $(1,306,619)
  Adjustments to reconcile net loss to cash used in
     operating activities:
     Bad debt expense...............................           --          6,472             --
     Provision for inventory obsolescence...........           --         13,891        140,256
     Depreciation and amortization..................        2,233        206,551        375,748
     Gain on disposal of marketable securities......           --             --        (27,674)
     Changes in operating assets and liabilities:
       Accounts receivable..........................           --       (686,974)      (337,622)
       Inventories..................................     (109,052)      (974,763)      (514,451)
       Prepaid expenses and other current assets....      (14,351)       (49,312)       (70,659)
       Accounts payable.............................       70,540        340,914        629,992
       Due to related parties.......................        4,104        120,947       (115,113)
       Accrued expenses and other current
          liabilities...............................        7,183        172,573        901,289
       Accrued pension..............................           --         38,432         52,721
                                                      -----------    -----------    -----------
          Cash used in operating activities.........      (87,494)    (1,440,291)      (272,132)
                                                      -----------    -----------    -----------
Cash Flows from Investing Activities:
  Purchase of marketable securities.................           --             --     (1,303,750)
  Purchase of property, plant and equipment.........   (1,078,411)    (1,940,915)    (1,816,066)
  Proceeds from the sale of marketable securities...           --             --        755,982
                                                      -----------    -----------    -----------
          Cash used in investing activities.........   (1,078,411)    (1,940,915)    (2,363,834)
                                                      -----------    -----------    -----------
Cash Flows from Financing Activities:
  Net increase in short-term borrowings.............           --        172,167        238,842
  Net increase in long-term debt....................      310,773        802,155        300,866
  Issuance of common stock..........................      538,406      4,403,067      1,638,828
  Advance payments from stockholders................      439,698             --             --
                                                      -----------    -----------    -----------
          Cash provided by financing activities.....    1,288,877      5,377,389      2,178,536
                                                      -----------    -----------    -----------
Effect of exchange rate changes on cash.............      (37,152)      (103,073)           (19)
                                                      -----------    -----------    -----------
Net increase (decrease) in cash and cash
  equivalents.......................................       85,820      1,893,110       (457,449)
Cash and cash equivalents at beginning of period....           --         85,820      1,978,930
                                                      -----------    -----------    -----------
Cash and cash equivalents at end of period..........  $    85,820    $ 1,978,930    $ 1,521,481
                                                      ===========    ===========    ===========
Supplemental Disclosure of Cash Flow Information:
  Cash paid for:
     Interest.......................................  $     3,965    $   160,695    $   106,290
                                                      ===========    ===========    ===========

See accompanying notes to consolidated financial statements.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (ALL AMOUNTS EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE STATED.)

(1) ORGANIZATION AND PRINCIPAL ACTIVITIES

     Quantum Optech Incorporation (the "Company") was incorporated on May 27, 1997 under the Company Law of the Republic of China ("Taiwan"). Prior to January 31, 1998, the Company was in a developmental stage.

     During the developmental stage, the Company's activities primarily consisted of financial planning, raising capital, recruiting and training employees, research and development and preparing its facility for production.

     Subsequent to the developmental stage, the Company's business activities primarily consists of the manufacture, sales and development of quartz crystal, optical equipment components, electro-optical materials, optical crystal products, telecommunication products, optical and opto-electronic instruments, crystal cutting machines, lapping machines, and super-hard thin film coating machines.

     In 1998, the Company incorporated Quantum Optech (Singapore) Pte Ltd. as a wholly owned subsidiary of the Company. Quantum Optech (Singapore) Pte Ltd., acts as a intermediary for the Company's operations in the Peoples' Republic of China.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Accounting Principles

     The accompanying consolidated financial statements have been prepared on a historical cost basis to reflect the financial position and results of operations of the Company in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). The consolidated financial statements are stated in US dollars, the reporting currency of the Company.

     Use of Estimates

     The preparation of the consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Principles of Consolidation

     The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, Quantum Optech (Singapore) Pte Ltd. All significant intercompany balances and transactions are eliminated in consolidation.

     Foreign Currency Transactions and Translation

     The functional currency of the Company's operations in Singapore and the People's Republic of China is the US dollar. The functional currency of the Company's operations in Taiwan is the New Taiwan dollar. The translation of the Company's operations in Taiwan from New Taiwan dollars to US dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date, and for revenue and expense accounts using a weighted average exchange rate during the period. Gains and losses, net of applicable income taxes, resulting from such translation are reported as a separate component of other comprehensive income (loss). Foreign currency transaction gains or losses are included in results of operations.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

        (ALL AMOUNTS EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE STATED.)

     Revenue Recognition

     Revenues are recognized upon shipment of product. The Company does not have any obligations beyond the shipment of the product nor does the Company offer its customers a product warranty. Management establishes an allowance for doubtful accounts against the related accounts receivable balance when factors indicate that collectibility is not reasonably assured.

     Research and Development Expenses

     Research and development costs are expensed as incurred.

     Cash and Cash Equivalents

     The Company considers time deposits with an original maturity of less than three months to be cash equivalents.

     Start-Up Activities

     The Company adopted SOP 98-5, "Reporting on the Costs of Start-Up Activities" for all periods presented. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. These costs are included in "selling, general and administrative" expenses in the accompanying consolidated statements of operations and comprehensive income (loss).

     Comprehensive Income (Loss)

     Comprehensive income (loss) consists of the Company's net loss, foreign currency translation adjustments and unrealized holding gains (losses) on marketable securities and is presented in the consolidated statements of operations and comprehensive income (loss).

     Concentration of Credit Risk

     Financial instruments, which subject the Company to concentrations of credit risk, primarily consist of cash, cash equivalents, and accounts receivable. The Company maintains its cash and cash equivalents deposits in financial institutions of high-credit standing.

     Less than ten customers represented a majority of total accounts receivable as of December 31, 1998 and 1999. The Company does not require collateral from its customers related to their accounts receivable balance. Management performs ongoing credit evaluations of its customers and believes that the Company has adequately provided for any exposure to potential credit losses.

     Marketable Securities

     The Company accounts for its investment in marketable securities in accordance Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Marketable securities held by the Company include common stock and mutual funds publicly listed in Taiwan. The Company has classified the securities as available for sale. Management intends to sell the securities in fiscal year 2000 and has classified the asset as a current asset in the accompanying consolidated balance sheet as of December 31, 1999. The unrealized holding loss related to the securities as of December 31, 1999 amounted to $10,492. Realized gains from the sales of marketable securities amounted to $32,000 for the year ended December 31, 1999. There were no sales of marketable securities for the period from May 27, 1997 (inception) to December 31, 1997 or for the year ended December 31, 1998.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

        (ALL AMOUNTS EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE STATED.)

     Inventories

     Inventories are stated at the lower of cost or market on a weighted average basis.

     Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation is provided for financial reporting purposes using the straight-line method, less salvage value, over the following estimated useful lives:

Building................................................      25 years
Machinery and equipment.................................       5 years
Furniture and fixtures..................................  3 to 5 years
Leasehold improvements..................................       3 years
Computer software.......................................       3 years

     Impairment of Long-Lived Assets

     The Company reviews long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

     Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in the financial statements and their respective tax bases, and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred income tax assets where it is more likely than not that such assets will not be realized.

     Retirement Benefits

     Pursuant to the ROC Labor Standards Law (the "Law"), the Company has established a defined benefit retirement plan for all full-time employees in Taiwan. This plan provides for lump-sum retirement benefits to retiring employees based on length of service, age and certain other factors. In addition, the Law requires that the Company fund the plan annually at a rate of 2% to 15% of total employee salaries. The plan is funded through deposits with the Central Trust of China, a governmental institution that administrates pension investments for all entities in Taiwan. The Company records and discloses pension expense and the related liability in accordance with SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 132, "Employers' Disclosure About Pensions and Other Postretirement Benefits" in the accompanying consolidated financial statements.

     Recent Accounting Pronouncements

     SFAS No. 133, "Accounting for Derivatives and Hedging Activities," was issued in June 1998. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

        (ALL AMOUNTS EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE STATED.)

activities. SFAS No. 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. As the Company does not currently engage in derivatives or hedging transactions, there will be no current impact on the Company's results of operations or financial position upon adoption of SFAS No. 133. In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition." SAB No. 101 provides additional guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company has reviewed this bulletin and believes that its current revenue recognition policy is consistent with the guidance of SAB No. 101.

(3) TRANSACTION WITH RELATED PARTIES

     The Company entered into transactions with the following related parties in 1998 and 1999:

                NAME OF RELATED PARTY                          RELATIONSHIP WITH THE COMPANY
                ---------------------                          -----------------------------
Chu, Chen-Chung ("CC Chiu")..........................  Director and general manager of the Company and owns 3.25% of the Company's shares as of
                                                         December 31, 1999
Liou, Keh-Shium ("KS Liou")..........................  Director of the Company, and owns 2.41% of the
                                                         Company's shares
Chiu, Shuan-Sou ("SS Chiu")..........................  CC Chiu's father
Q-Lin Technology Co., Ltd. ("Q-Lin").................  CC Chiu is the general manager and stockholder of this company
Quantum Crystal Inc. ("Crystal").....................  SS Chiu is the president of this company
TAI Mow Machinery Co., Ltd. ("TAI Mow")..............  Its president is CC Chiu's brother
ADI Corporation. ("ADI").............................  Director of the Company, and owns 26.45% of the Company's shares
Peace light Investments Ltd. ("Peace light").........  A wholly owned subsidiary of ADI

     The Company had sales of $108,671 to Crystal in 1998 and sales of $5,489 to ADI in 1999. These amounts were fully paid to the Company as of December 31, 1998 and 1999.

     The Company purchased inventory from Q-Lin, TAI Mow and Crystal for $848,418, $13,261 and $141,440, respectively in 1998. In 1999, the Company purchased $12,284 of inventory from TAI Mow. Amounts due to these related parties totaled $129,143 and $7,351 as of December 31, 1998 and 1999, respectively.

     The Company purchased equipment aggregating $78,300 from Q-Lin, TAI Mow and Crystal in 1998.

     The Company entered into lease agreements for office and packing lot space with Q-Lin and SS Chiu. Total rental expense related to those leases amounted to $13,828 and $18,429 for the years ended December 31, 1998 and 1999, respectively. The amount due to SS Chiu was $945 as of December 31, 1999. The lease agreements expire in fiscal year 2000.

     The Company paid Crystal $42,579 in 1998 and Peace light $9,078 in 1999 for miscellaneous expenditures. The amount due to Peace light was $5,602 at December 31, 1999.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

        (ALL AMOUNTS EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE STATED.)

     The Company borrowed funds for working capital purposes from the following related parties in 1998:

                                                                   WEIGHTED
                                                    MAXIMUM         AVERAGE       INTEREST
                                                    BALANCE      INTEREST RATE    EXPENSE
                                                   ----------    -------------    --------
Q-Lin............................................  $1,131,089        9.75%        $85,242
Crystal..........................................      68,503        9.75%          5,777
KS Liou..........................................     485,334         8.9%            850
CC Chiu..........................................      85,304         8.9%          3,052
                                                                                  -------
                                                                                  $94,921
                                                                                  =======

     These balances were fully paid as of December 31, 1998. There were no transactions with related parties during the period from May 27, 1997 (inception) to December 31, 1997.

(4) INVENTORIES

     Inventories at December 31, 1998 and 1999 consisted of the following:

                                                                 1998          1999
                                                              ----------    ----------
Finished goods..............................................  $  352,213    $  428,850
Work in process.............................................     606,445       811,356
Raw material................................................     150,469       401,928
Merchandise.................................................          --        23,335
                                                              ----------    ----------
                                                               1,109,127     1,665,469
Less: provision for inventory obsolescence..................     (14,409)     (159,033)
                                                              ----------    ----------
                                                              $1,094,718    $1,506,436
                                                              ==========    ==========

(5) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following as of December 31, 1998 and 1999:

                                                                 1998          1999
                                                              ----------    ----------
Land........................................................  $  541,358    $  554,616
Building....................................................     878,432     1,182,220
Machinery and equipment.....................................   1,330,302     1,906,044
Miscellaneous equipment.....................................     156,810       480,748
Furniture and fixtures......................................      58,172        76,408
Computer software...........................................      17,100        39,758
Construction in progress, including advance payments for
  equipment.................................................          --       683,602
                                                              ----------    ----------
                                                               2,982,174     4,923,396
Less: accumulated depreciation and amortization.............    (215,602)     (606,789)
                                                              ----------    ----------
                                                              $2,766,572    $4,316,607
                                                              ==========    ==========

     The unamortized computer software amounted to $15,027 and $23,192, as of December 31, 1998 and 1999, respectively. The amortization expense of computer software amounted to $1,999 and $14,761, for the years ended December 31, 1998 and 1999, respectively.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

        (ALL AMOUNTS EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE STATED.)

(6) SHORT-TERM BORROWINGS

     Short-term borrowings consisted of the following as of December 31, 1998 and 1999:

                                                           1998        1999
                                                         --------    --------
Unsecured loan.........................................  $     --    $159,033
Letter of credit.......................................   178,581     147,941
Notes payable..........................................        --     121,660
                                                         --------    --------
                                                         $178,581    $428,634
                                                         ========    ========

     The Company has several lines of credit with banks which provide for maximum borrowings of approximately $1,611,456 and $4,505,089 as of December 31, 1998 and 1999, respectively. The unsecured loan and letter of credit balances stated above were outstanding against these lines of credit at December 31, 1998 and 1999. There are no commitment fees associated with these lines of credit. The lines of credit bear various interest rates. The weighted interest rates of the borrowings were 8.45% and 8.75% as of December 31, 1998 and 1999, respectively. The weighted average interest rate of the notes payable was 6.18% at December 31, 1999.

     These short-term borrowings are guaranteed by the Company's four major stockholders.

(7) LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1998 and 1999:

                BANK                              REPAYMENT TERMS                1998          1999
                ----                              ---------------             ----------    ----------
Taiwan Medium Bank...................  Payable in 49 quarterly installments
                                         beginning in October 2000            $  279,416    $  286,260
Taiwan Medium Bank...................  Payable in 16 quarterly installments
                                         beginning in March 1999                 620,925       477,099
Taiwan Medium Bank...................  Payable in 32 quarterly installments
                                         beginning in June 2000                  211,115       216,285
Taiwan Medium Bank...................  Payable in 36 monthly installments
                                         beginning in July 1999                       --       396,946
Taiwan Medium Bank...................  Payable in 17 quarterly installments
                                         beginning in September 2000                  --        37,214
Taiwan Medium Bank...................  Payable in 17 monthly installments
                                         beginning in September 2000                  --        34,351
                                                                              ----------    ----------
                                                                               1,111,456     1,448,155
Less: current portion.......................................................    (155,231)     (353,546)
                                                                              ----------    ----------
  Total long-term debt excluding current position...........................  $  956,225    $1,094,609
                                                                              ==========    ==========

     All of the above debt bears interest at variable rates. The weighted average interest rate of the above debt was 6.76% and 6.93% as of December 31, 1998 and 1999, respectively.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

        (ALL AMOUNTS EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE STATED.)

     Maturities of long-term debt were as follows as of December 31, 1999:

Year ending December 31,
  2000...................................................  $  353,546
  2001...................................................     384,924
  2002...................................................     305,534
  2003...................................................      67,112
  2004...................................................      62,914
  Thereafter.............................................     274,125
                                                           ----------
                                                           $1,448,155
                                                           ==========

     The agreements for the above debt require the Company to pledge property, plant and equipment with the following book values as of December 31, 1998 and 1999:

                                                         1998          1999
                                                      ----------    ----------
ASSETS
Land................................................  $  541,358    $  554,616
Building............................................     822,282       737,128
Machinery and equipment.............................     724,773       711,157
                                                      ----------    ----------
                                                      $2,088,413    $2,002,901
                                                      ==========    ==========

(8) INCOME TAXES

     The Company's operations in Taiwan are subject to income tax at a rate of 25%. The Company's operations outside Taiwan are subject to income tax rates applicable to the related foreign jurisdiction.

     For the period from May 27, 1997 (inception) to December 31,1997 and the years ended December 31, 1998 and 1999, pre-tax losses were recorded in the following tax jurisdictions:

                                            1997        1998          1999
                                          --------    ---------    -----------
Taiwan..................................  $(48,151)   $(629,022)   $  (886,494)
Singapore...............................        --           --       (420,125)
                                          --------    ---------    -----------
                                          $(48,151)   $(629,022)   $(1,306,619)
                                          ========    =========    ===========

     A reconciliation of the expected income tax benefit at the Taiwan statutory rate of 25% to the actual income tax benefit for the period from May 27, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999 is as follows:

                                                     1997        1998         1999
                                                   --------    ---------    ---------
Income taxes benefit computed at the Taiwan
  statutory rate of 25%..........................  $(12,038)   $(157,256)   $(326,655)
Expenses disallowed for tax purposes.............     1,409            3        2,915
Income not recognized for tax purposes...........                   (195)      (8,574)
Investment tax credits earned....................        --      (94,861)     (18,907)
Change in valuation allowance....................     9,451      259,133      367,458
Foreign currency translation adjustment..........     1,178       (6,002)     (16,274)
Other............................................        --         (822)          37
                                                   --------    ---------    ---------
Actual income tax benefit........................  $     --    $      --    $      --
                                                   ========    =========    =========

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

        (ALL AMOUNTS EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE STATED.)

     The components of deferred income tax assets and liabilities consisted of the following as of December 31, 1998 and 1999:

                                                         1998         1999
                                                       ---------    ---------
Deferred income tax assets:
  Provision for inventory obsolescence...............  $  68,899    $  39,758
  Unrealized investment loss.........................         --      108,027
  Net operating loss carryforwards...................     94,365      336,800
  Investment tax credits.............................     94,861      113,768
  Property, plant and equipment......................      7,019       23,159
  Other..............................................      3,440       14,530
                                                       ---------    ---------
                                                         268,584      636,042
Less: valuation allowance............................   (268,584)    (636,042)
                                                       ---------    ---------
Net deferred income tax assets.......................  $      --    $      --
                                                       =========    =========

     A full valuation allowance was recorded against the deferred income tax asset balance primarily due to the Company's history of losses.

     The Company earns investment tax credits in Taiwan related to certain research and development expenditures. Credits are based on a percentage of the total cost of research and development expenditures and can be used to offset either current income taxes or be carried forward for four years. The expiration dates of the Company's investment tax credits as of December 31, 1999 are shown below:

                     EXPIRATION YEAR                         AMOUNT
                     ---------------                        --------
2002......................................................  $ 97,184
2003......................................................    16,584
                                                            --------
                                                            $113,768
                                                            ========

     As of December 31, 1999, the Company had net operating losses available for carryforward in Taiwan of approximately $1.3 million which will expire from fiscal year 2002 to 2004.

(9) RETIREMENT BENEFITS

     The following table sets forth a reconciliation of the benefit obligation and accrued pension balance related to the Company's defined benefit retirement plan for the years ended December 31, 1998 and 1999:

                                                           1998        1999
                                                          -------    --------
Projected benefit obligation at beginning of period.....  $    --    $ 39,863
Service cost............................................   39,863      62,771
Interest cost...........................................       --       2,566
Foreign currency translation adjustment.................       --       2,847
                                                          -------    --------
Benefit obligation at end of period.....................   39,863     108,047
Fair value of plan assets...............................       --     (12,977)
                                                          -------    --------
Accrued pension at end of period........................  $39,863    $ 95,070
                                                          =======    ========

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

        (ALL AMOUNTS EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE STATED.)

     There is no pension cost for the period from May 27 (inception) to December 31, 1997. The components of net pension cost for the years ended December 31, 1998 and 1999 are summarized as follows:

                                                            1998       1999
                                                           -------    -------
Service cost.............................................  $39,863    $62,771
Interest cost............................................       --      2,566
Expected return on plan assets...........................       --       (216)
                                                           -------    -------
Net pension cost.........................................  $39,863    $65,553
                                                           =======    =======

     The discount rate and rate of compensation increase used by the Company to calculate its net pension expense for the years ended December 31, 1998 and 1999 were as follows:

                                                              1998    1999
                                                              ----    ----
Discount rate...............................................  6.5%    6.5%
Rate of compensation increase...............................  5.0%    5.0%

     The Company's contribution to the fund deposited in the Central Trust of China amounted to $12,413 for the year ended December 31, 1999.

(10) ADVANCE PAYMENT FROM CUSTOMER

     The Company has entered into an agreement with a customer for the future sale of DWDM filters. In accordance with the agreement, the customer has made an advance payment of $795,165 for the filters. This payment will be applied against the future shipment of the product. Consistent with the Company's revenue recognition policy, the advance payment will be recognized as revenue upon shipment. As of December 31, 1999, the Company was in the process of developing the filters and the related manufacturing process. Management expects to begin the manufacturing and shipment of the filters in the second half of fiscal year 2000. As of December 31, 1999, the advance payment has been included in current liabilities in the accompanying consolidated balance sheet.

(11) STOCKHOLDERS' EQUITY

     On September 1, 1997, the Company's stockholders approved the issuance of 4,040,000 new shares through cash subscription at 10 New Taiwan dollars per share. As of December 31, 1997, the stockholders made advance payments aggregating to $439,698 to the Company. The common stock was issued in 1998 upon completion of the final stock agreement between the Company and stockholders.

(12) COMMITMENTS

     As of December 31, 1999, the Company had commitments to purchase equipment with a total estimated cost of $1,234,097.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

        (ALL AMOUNTS EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE STATED.)

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

                                               DECEMBER 31, 1998           DECEMBER 31, 1999
                                            ------------------------    ------------------------
                                             CARRYING     ESTIMATED      CARRYING     ESTIMATED
                                              AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                            ----------    ----------    ----------    ----------
ASSETS:
Marketable securities.....................  $       --    $       --    $  581,423    $  581,423
Accounts receivable.......................     705,854       705,854     1,070,429     1,070,429
LIABILITIES:
Short-term borrowings.....................     178,581       178,581       428,634       428,634
Due to related parties....................     129,143       129,143        13,898        13,898
Accounts payable..........................     417,037       417,037     1,075,277     1,075,277
Long-term debt (including current
  portion)................................  $1,111,456    $1,111,456    $1,448,155    $1,448,155

     The carrying amount of accounts receivable, short-term borrowings, due to related parties and accounts payable approximate fair value due to the short-term nature of these instruments.

     The carrying amount of the Company's marketable securities is stated at the fair value based on the publicly quoted market prices of the securities.

     The carrying amount of long-term debt approximates fair value since the variable interest rates on the debt approximate market interest rates.

(14) SEGMENT INFORMATION AND MAJOR CUSTOMERS

     The Company principally operated in one segment, optical crystal products.

     The following table presents net sales based on the customer's country of domicile for the years ended December 31, 1998 and 1999:

                                                         1998          1999
                                                      ----------    ----------
Taiwan..............................................  $1,691,440    $2,667,761
Peoples' Republic of China..........................     239,206       703,217
Other countries in Asia.............................     185,671        58,982
United States.......................................          --         3,489
                                                      ----------    ----------
                                                      $2,116,317    $3,433,449
                                                      ==========    ==========

     Net sales to one customer exceeded 10% of total net sales for the year ended December 31, 1998. Total net sales to this customer amounted to $268,567 and $223,265 for the years ended December 31, 1998 and 1999, respectively.

     Property, plant and equipment were located in the following countries as of December 31, 1998 and 1999:

                                                         1998          1999
                                                      ----------    ----------
Taiwan..............................................  $2,741,141    $3,361,467
Peoples' Republic of China..........................          --     1,000,096
                                                      ----------    ----------
                                                      $2,741,141    $4,361,563
                                                      ==========    ==========

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 2000
                                  (UNAUDITED)

                                                                     2000
                                                                  -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................      $ 1,014,183
  Marketable securities.....................................          437,880
  Accounts receivable, net of allowance for doubtful
     accounts of $5,767 as of June 30, 2000.................        1,519,313
  Inventories...............................................        2,516,904
  Prepaid expenses and other current assets.................          107,061
                                                                  -----------
     Total current assets...................................        5,595,341
Property, plant and equipment, net..........................        5,322,200
                                                                  -----------
     Total assets...........................................      $10,917,541
                                                                  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings.....................................      $ 1,356,118
  Current portion of long-term debt.........................          575,755
  Accounts payable..........................................        1,077,525
  Advance from customers....................................          817,577
  Accrued expenses and other current liabilities............          497,208
                                                                  -----------
     Total current liabilities..............................        4,324,183
                                                                  -----------
Long-term debt..............................................        1,835,925
Accrued pension.............................................          139,092
                                                                  -----------
     Total liabilities......................................        6,299,200
                                                                  -----------
Stockholders' equity:
  Common stock, par value of 10 New Taiwan dollars,
     authorized shares of 30,000,000; issued and outstanding
     shares of 19,000,000, as of June 30, 2000..............        6,076,019
  Additional paid-in capital................................          943,980
  Accumulated deficit.......................................       (2,353,871)
  Accumulated other comprehensive loss......................          (47,787)
                                                                  -----------
     Total stockholders' equity.............................        4,618,341
Commitments
     Total liabilities and stockholders' equity.............      $10,917,541
                                                                  ===========

See accompanying notes to consolidated financial statements.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
                 SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000
                                  (UNAUDITED)

                                                                 1999          2000
                                                              ----------    ----------
Net sales...................................................  $1,532,760    $2,858,881
Cost of goods sold..........................................   1,443,155     2,335,930
                                                              ----------    ----------
Gross profit................................................      89,605       522,951
Selling, general and administrative expense.................     263,833       261,912
Research and development expense............................     120,715       455,060
                                                              ----------    ----------
Operating loss..............................................    (294,943)     (194,021)
Interest expense............................................     (44,201)      (99,825)
Interest income.............................................       6,899         4,092
Foreign exchange gain (loss), net...........................      76,555      (108,391)
Other gain, net.............................................      36,074        28,066
                                                              ----------    ----------
Net loss....................................................  $ (219,616)   $ (370,079)
                                                              ==========    ==========
Other comprehensive income (loss):
  Foreign currency translation adjustment...................  $  (30,565)      101,098
  Unrealized holding loss on marketable securities..........          --       (69,272)
                                                              ----------    ----------
  Comprehensive loss........................................  $ (250,181)   $ (338,253)
                                                              ==========    ==========

See accompanying notes to consolidated financial statements.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000
                                  (UNAUDITED)

                                                                 1999           2000
                                                              -----------    -----------
Cash flows from operating activities:
  Net loss..................................................  $  (219,616)   $  (370,079)
  Adjustments to reconcile net loss to cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................      175,357        324,619
     Gain on disposal of marketable securities..............       (6,069)       (58,345)
     Changes in operating assets and liabilities:
       Accounts receivable..................................     (486,730)      (429,086)
       Inventories..........................................     (431,484)      (984,458)
       Prepaid expenses and other current assets............     (113,224)        75,704
       Accounts payable.....................................      770,131        (34,086)
       Due to related parties...............................     (127,247)            --
       Accrued expenses and other current liabilities.......      463,816        173,026
       Accrued pension......................................       11,001         42,284
                                                              -----------    -----------
          Cash provided by (used in) operating activities...       35,935     (1,260,421)
                                                              -----------    -----------
Cash flows from investing activities:
  Purchase of marketable securities.........................     (782,097)      (815,395)
  Purchase of property, plant and equipment.................   (1,251,111)    (1,190,187)
  Proceeds from the sale of marketable securities...........      115,940        913,242
                                                              -----------    -----------
          Cash used in investing activities.................   (1,917,268)    (1,092,340)
                                                              -----------    -----------
Cash flows from financing activities:
  Net increase in short-term borrowings.....................      495,289        923,215
  Net increase (decrease) in long-term debt.................      (76,476)       938,482
                                                              -----------    -----------
          Cash provided by financing activities.............      418,813      1,861,697
                                                              -----------    -----------
Effect of exchange rate changes on cash.....................      (25,154)       (16,234)
                                                              -----------    -----------
Net decrease in cash and cash equivalents...................   (1,487,674)      (507,298)
Cash and cash equivalents at beginning of period............    1,978,930      1,521,481
                                                              -----------    -----------
Cash and cash equivalents at end of period..................  $   491,256    $ 1,014,183
                                                              ===========    ===========
Supplemental disclosure of cash flow information:
  Cash paid for:
     Interest...............................................  $    57,660    $   102,523
                                                              ===========    ===========

See accompanying notes to financial statements.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     The accompanying unaudited interim consolidated financial statements have been prepared in applicable to interim financial information and do not include all the notes required by accounting principles generally accepted in the United States of America. In the opinion of management, the unaudited interim consolidated financial statements include all adjustment, consisting primarily of recurring accruals, considered necessary for a fair presentation of the financial position and the results of operations.

(2) INVENTORIES

     Inventories at June 30, 2000 consisted of the following:

                                                              2000
                                                           ----------
Finished goods...........................................  $  722,051
Work in process..........................................   1,485,391
Raw material.............................................     416,888
Merchandise..............................................      23,422
                                                           ----------
                                                            2,647,752
Less: provision for inventory obsolescence...............    (130,848)
                                                           ----------
                                                           $2,516,904
                                                           ==========

(3) SIGNIFICANT EVENT

     Quantum Optech Incorporation (the "Company"), shareholders of the Company and MRV communications, Inc. ("MRV") entered into a stock purchase agreement relating to the sale and purchase of up to 100% of the Company's shares and the sale and purchase of certain number of ordinary shares of MRV on April 26, 2000. The Company's special shareholders meeting dated May 24, 2000, approved the above agreement. In accordance with the agreement, MRV shall issue and sell to the Company's shareholders, and the shareholders of the Company shall purchase the MRV shares from MRV pro rata in accordance with their percentage shareholdings in the Company at and for an aggregate purchase price of US$36,000,000. The closing date of the transaction was July 12, 2000.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     On April 24, 2000, MRV completed the acquisition of approximately 97% of the outstanding capital stock of Fiber Optic Communications, Inc., a Republic of China corporation, in exchange for approximately 4.7 million shares of MRV's common stock, options to purchase 300,000 shares of common stock and approximately $48.6 million in cash. On July 12, 2000, MRV acquired all of the outstanding capital stock of Quantum Optech Inc., a Republic of China corporation, in exchange for approximately 1.1 million shares of MRV's common stock and options to purchase common stock. On July 21, 2000, MRV acquired approximately 99.9% of the outstanding capital stock of Optronics International Corp., a Republic of China corporation, in exchange for approximately 4.2 million shares of MRV's common stock and options to purchase common stock. The outstanding capital stock of Fiber Optic Communications, Quantum and Optronics, purchased by MRV, has been contributed to Luminent as of the date of each acquisition as part of the Master Separation and Distribution Agreements. As such, Luminent's management has prepared the following unaudited pro forma condensed consolidated financial information to give effect to these acquisitions. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2000 give effect to the Fiber Optic Communications, Quantum and Optronics acquisitions as if they had taken place on January 1, 2000.

     The pro forma adjustments, which are based upon available information and certain assumptions that the Company believes are reasonable in the circumstances, are applied to the historical financial statements of Luminent, Fiber Optic Communications, Quantum and Optronics. The acquisition of Fiber Optic Communications was accounted for using the purchase method. The acquisitions of Quantum and Optronics will be accounted for using the purchase method. Luminent's allocation of purchase price for each acquisition is based upon management's current estimates of the fair value of assets acquired and liabilities assumed in accordance with Accounting Principles Board No. 16. The purchase price allocations reflected in the accompanying Unaudited Pro Forma Condensed Consolidated Financial Statements may be different from the final allocations of the purchase prices, however, management does not believe any material differences will result. The Company expects to complete a final valuation during the third quarter of 2001.

     The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and the notes thereto for Luminent, Fiber Optic Communications, Quantum and Optronics. The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and does not purport to represent what Luminent's financial position or results of operations would actually have been had the these acquisitions occurred on such dates or to project Luminent's results of operation or financial position for any future period.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                            FIBER OPTIC                            PRO FORMA
                          LUMINENT, INC.   COMMUNICATIONS   OPTRONICS   QUANTUM   ADJUSTMENTS        TOTAL
                          --------------   --------------   ---------   -------   -----------      ---------
                                            (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...............     $124,193          $7,058        $3,207     $2,859     $     --        $ 137,317
Cost of sales...........       84,384           4,229         2,917      2,336          888(2)        94,754
                             --------          ------        ------     ------     --------        ---------
     Gross profit.......       39,809           2,829           290        523         (888)          42,563
                             --------          ------        ------     ------     --------        ---------
Operating costs and
  expenses:
  Selling, general and
     administrative.....       38,768           1,520           497        262        3,606(2),(3)    44,653
  Research and
     development........       18,204             527           599        455        1,400(2)        21,185
  Parent company
     allocation.........          588              --            --         --           --              588
  Amortization of
     goodwill and other
     intangibles........       47,421              --            --         --       30,323(1)        77,744
                             --------          ------        ------     ------     --------        ---------
                              104,981           2,047         1,096        717       35,329          144,170
                             --------          ------        ------     ------     --------        ---------
     Operating income
       (loss)...........      (65,172)            782          (806)      (194)     (36,217)        (101,607)
                             --------          ------        ------     ------     --------        ---------
Other income (expense),
  net...................        2,246            (286)          224       (176)          --            2,008
                             --------          ------        ------     ------     --------        ---------
Income (loss) before
  provision for income
  taxes.................      (62,926)            496          (582)      (370)     (36,217)         (99,599)
                             --------          ------        ------     ------     --------        ---------
Provision (credit) for
  income taxes..........        2,766              --            --         --           --            2,766
Minority interest.......         (707)            (31)           --         --           --             (738)
                             --------          ------        ------     ------     --------        ---------
Net income (loss).......     $(64,985)         $  527        $ (582)    $ (370)    $(36,217)       $(101,627)
                             ========          ======        ======     ======     ========        =========
Basic and diluted net
  loss per share........     $  (0.45)                                                             $   (0.70)
                             ========                                                              =========
Basic and diluted
  weighted average
  shares................      145,677                                                      (5)       145,677
                             ========                                                              =========

See notes to unaudited pro forma condensed consolidated financial information.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

     The following adjustments were applied to Luminent's historical financial statements and those of Fiber Optic Communications, Optronics and Quantum to arrive at the pro forma financial information:

     (1) The pro forma adjustment is to record the amortization of goodwill and other intangible assets related to the acquisitions of Fiber Optic Communications, Optronics and Quantum as if the transactions occurred on January 1, 2000. Goodwill recorded in relation to these acquisitions was approximately $389.0 million and is being amortized on a straight-line basis over 5 years or approximately $77.7 million on a pro forma basis for the year ended December 31, 2000.

     (2) The pro forma adjustment is to record deferred stock compensation related to the acquisitions of Fiber Optic Communications, Optronics and Quantum as if the transactions occurred on January 1, 2000. Deferred stock compensation recorded in relation to theses acquisitions was approximately $30.2 million and is being amortized using the graded method over 4 years or approximately $17.3 million on a pro forma basis for the year ended December 31, 2000.

     (3) The pro forma adjustment is to record additional depreciation expense on the step-up of net assets related to the acquisitions of Fiber Optic Communications, Optronics, and Quantum as if the transactions occurred on January 1, 2000. Additional depreciation expense recorded in relation to theses acquisitions is being amortized over 5 years or approximately $1.1 million on a pro forma basis for the year ended December 31, 2000.

     (4) Weighted average shares used to calculate pro forma basic and diluted net loss per share for the year presented is computed using the weighted average number of common stock outstanding for the year presented. In connection with the "push down" of the assets and liabilities of Fiber Optic Communications, Optronics and Quantum, no additional shares were exchanged with MRV. Therefore, no dilutive effect has been provided for these acquisitions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, in connection with in connection with the registration of the sale of common stock being registered. All amounts are estimates except the SEC registration fee. All fees and expenses are being borne by the selling stockholder.

SEC registration fee........................................  $15,327
                                                              -------
Printing and engraving costs................................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Miscellaneous expenses......................................        *
                                                              -------
  Total.....................................................  $     *
                                                              =======

-------------------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article IX of our amended and restated certificate of incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

     Article VII of our bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Luminent, Inc. if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future. The indemnification agreements may require us, among other things, to indemnify our directors and officers against certain liability that may arise by reason of their status or service as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors and officers' insurance, if available on reasonable terms.

     Reference is also made to Section 7 of the form of Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of Luminent, Inc. against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In connection with its incorporation and organization, in March 2000, the Registrant issued 1,000 shares of common stock to MRV Communications, Inc. for an aggregate of $1,000. In July 2000, Registrant effected a 144,000 for one stock split of its outstanding common stock. The Registrant believes that initial issuances was exempt under Section 4(2) of the Securities Act as a transaction not involving any public offering. Registrant believes that the stock split was either not a "sale" of securities pursuant to the Securities or exempt under Section 3(a)(9) of the Securities Act.

     No underwriters were involved in connection with the sale of securities referred to in this Item 15. MRV represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued. MRV had adequate access, through its relationships with registrant, to information about registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

      3.1  Amended and Restated Certificate of Incorporation
           (incorporated by reference to Exhibit 3.1 filed with our 10-K, File No. 000-31393, on April 2, 2001).
      3.2 Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 filed with our Registration
           Statement on Form S-1, File No. 333-42238, on July 26,
           2000).
      4.1 Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 filed with our Registration Statement on Form
           S-1, File No. 333-42238, on September 13, 2000).
      5.1  Opinion of Kirkpatrick & Lockhart LLP.*
     10.1  Amended and Restated Luminent 2000 Stock Option Plan
           (incorporated by reference to Exhibit 10.1 filed with our Registration Statement on Form S-1, File No. 333-42238, on
           September 13, 2000).
     10.2  Employment Agreement dated as of July 11, 2000 between
           William R. Spivey and the Registrant (incorporated by reference to Exhibit 10.2 filed with our Registration
           Statement on Form S-1, File No. 333-42238, on July 26,
           2000).
     10.3  Stock Option Agreement dated July 11, 2000 between William
           R. Spivey and the Registrant (incorporated by reference to Exhibit 10.3 filed with our Registration Statement on Form
           S-1, File No. 333-42238, on September 13, 2000).
     10.4  Stock Option Agreement dated July 11, 2000 between William
           R. Spivey and MRV Communications, Inc. ("MRV") (incorporated by reference to Exhibit 10.4 filed with our Registration
           Statement on Form S-1, File No. 333-42238, on July 26,
           2000).
     10.5  Employment Agreement dated as of July 12, 2000 between Eric
           Blachno and the Registrant (incorporated by reference to Exhibit 10.5 filed with our Registration Statement on Form
           S-1, File No. 333-42238, on July 26, 2000).
     10.6  Stock Option Agreement dated July 12, 2000 between Eric
           Blachno and the Registrant (incorporated by reference to Exhibit 10.6 filed with our Registration Statement on Form
           S-1, File No. 333-42238, on October 5, 2000).
     10.7  Stock Option Agreement dated July 12, 2000 between Eric
           Blachno and MRV (incorporated by reference to Exhibit 10.7 filed with our Registration Statement on Form S-1, File No.
           333-42238, on October 5, 2000).
     10.8  Real Property Lease for Registrant's headquarters at 20550
           Nordhoff in Chatsworth, CA dated July 13, 1999 and expiring
           July 13, 2004 (incorporated by reference to Exhibit 10.8 filed with our Registration Statement on Form S-1, File No.
           333-42238, on July 26, 2000).
     10.9  Real Property Lease for Registrant's foundry at 8917
           Fullbright in Chatsworth, CA dated November 14, 1997 and expiring December 31, 2002 (incorporated by reference to Exhibit 10.9 filed with our Registration Statement on Form
           S-1, File No. 333-42238, on July 26, 2000).
    10.10  First Amendment to Employment Agreement dated as of July 11,
           2000 between William R. Spivey and the Registrant
           (incorporated by reference to Exhibit 10.10 filed with our Registration Statement on Form S-1, File No. 333-42238, on
           September 13, 2000).
    10.11 Form of Indemnification Agreement (incorporated by reference to Exhibit 10.11 filed with our Registration Statement on Form S-1, File No. 333-42238, on September 13, 2000).
    10.12 Stock Purchase Agreement by and between MRV and the shareholders of Fiber Optic Communications, Inc. ("FOCI"), dated February 21, 2000 (incorporated by reference to Exhibit 10.33 of MRV's Annual Report filed on the Form 10-K filed with the SEC, File No. 001-11174, on May 9, 2000).
    10.13 Escrow Agreement dated as of the 21st day of February 2000, by and among MRV, the Selling Shareholders of FOCI and the law firm of Baker & McKenzie, Taipei Office (incorporated by reference to Exhibit 2.1(b) of the Form 8-K of MRV filed with the SEC, File No. 001-11174, on May 9, 2000).

    10.14  Addendum to Stock Purchase Agreement dated as of April 14,
           2000 by and among FOCI, Registrant and the selling shareholders of FOCI (incorporated by reference to Exhibit
           2.1(c) of the Form 8-K of MRV filed with the SEC, File No.
           001-11174, on May 9, 2000).
    10.15 Addendum to Escrow Agreement dated as of April 14, 2000 by and among FOCI, Registrant and the selling shareholders of FOCI (incorporated by reference to Exhibit 2.1(d) of the Form 8-K/A of MRV filed with the SEC on July 7, 2000).
    10.16 Addendum No. 2 to Escrow Agreement dated as of June 26, 2000 by and among FOCI, MRV and the selling shareholders of FOCI
           (incorporated by reference to Exhibit 2.1(e) of the Form
           8-K/A of MRV filed with the SEC on July 7, 2000).
    10.17  Addendum No. 2 to Stock Purchase Agreement dated as of June
           26, 2000 by and among FOCI, MRV and the selling shareholders of FOCI (incorporated by reference to Exhibit 2.1(f) of the Form 8-K/A of MRV filed with the SEC on July 7, 2000).
    10.18 Memorandum of Understanding dated as of June 26, 2000 between MRV and the remaining shareholders of FOCI
           (incorporated by reference to Exhibit 2.1(g) of the Form
           8-K/A of MRV filed with the SEC on July 7, 2000).
    10.19 Stock Purchase Agreement by and between MRV and the shareholders of Optronics International Corp. ("OIC") dated
           April 23, 2000 (incorporated by reference to Exhibit 10.19 filed with our Registration Statement on Form S-1, File No.
           333-42238, on July 26, 2000).
    10.20 Escrow Agreement, dated as of the 23rd day of April 2000, by and among MRV, the selling shareholders of OIC and the law firm of Baker & McKenzie, Taipei Office (incorporated by reference to Exhibit 10.20 filed with our Registration
           Statement on Form S-1, File No. 333-42238, on July 26,
           2000).
    10.21 Stock Purchase Agreement by and between MRV and the shareholders of Quantum Optech Inc. ("QOI") dated April 26,
           2000 (incorporated by reference to Exhibit 10.21 filed with our Registration Statement on Form S-1, File No. 333-42238, on July 26, 2000).
    10.22 Escrow and Stock Pledge Agreement dated as of April 26, 2000 by and between MRV and certain shareholders of QOI
           (incorporated by reference to Exhibit 10.22 filed with our Registration Statement on Form S-1, File No. 333-42238, on
           July 26, 2000).
    10.23  Addendum to Stock Purchase Agreement made as of June 16,
           2000 by and among MRV, QOI and shareholders of QOI
           (incorporated by reference to Exhibit 10.23 filed with our Registration Statement on Form S-1, File No. 333-42238, on
           July 26, 2000).
    10.24  Addendum to Escrow and Stock Pledge Agreement dated as of
           June 16, 2000 by and between MRV and certain shareholders of QOI (incorporated by reference to Exhibit 10.20 filed with our Registration Statement on Form S-1, File No. 333-42238, on July 26, 2000).
    10.25 Underwriting Agreement entered dated as of November 9, 2000 by and between Credit Suisse First Boston, as representative of the Underwriters, and the Registrant (incorporated by reference to Exhibit 10.25 filed with our 10-K, File No.
           000-31393, on April 2, 2001).
    10.26  Master Separation and Distribution Agreement dated as of
           July 25, 2000 between MRV and the Registrant (incorporated by reference to Exhibit 2.1 filed with our Registration
           Statement on Form S-1, File No. 333-42238, on July 26,
           2000).
    10.27  Amendment to the Master Separation and Distribution
           Agreement dated September 8, 2000 between MRV and the
           Registrant (incorporated by reference to Exhibit 10.27 filed with our 10-K, File No. 000-31393, on April 2, 2001).
    10.28  General Assignment and Assumption Agreement dated as of
           September 8, 2000 between MRV and the Registrant
           (incorporated by reference to Exhibit 10.28 filed with our 10-K, File No. 000-31393, on April 2, 2001).
    10.29 Master Technology Ownership and License Agreement effective as of September 8, 2000 between MRV and the Registrant
           (incorporated by reference to Exhibit 10.29 filed with our 10-K, File No. 000-31393, on April 2, 2001).
    10.30 Employee Matters Agreement dated as of September 8, 2000 between MRV and the Registrant (incorporated by reference to Exhibit 10.30 filed with our 10-K, File No. 000-31393, on
           April 2, 2001).
    10.31 Real Estate Matters Agreement dated as of September 8, 2000 between MRV and the Registrant (incorporated by reference to Exhibit 10.31 filed with our 10-K, File No. 000-31393, on
           April 2, 2001).

    10.32  Master Transitional Services Agreement dated as of September
           8, 2000 between MRV and the Registrant (incorporated by reference to Exhibit 10.32 filed with our 10-K, File No.
           000-31393, on April 2, 2001).
    10.33  Master Trademark Ownership and License Agreement dated as of
           September 8, 2000 between MRV and the Registrant
           (incorporated by reference to Exhibit 10.33 filed with our 10-K, File No. 000-31393, on April 2, 2001).
    10.34  Master Patent Ownership and License Agreement dated as of
           September 8, 2000 between MRV and the Registrant
           (incorporated by reference to Exhibit 10.34 filed with our 10-K, File No. 000-31393, on April 2, 2001).
    10.35  Indemnification and Insurance Matters Agreement dated as of
           September 8, 2000 between MRV and the Registrant
           (incorporated by reference to Exhibit 10.35 filed with our 10-K, File No. 000-31393, on April 2, 2001).
    10.36  Master Confidential Disclosure Agreement dated September 8,
           2000 between MRV and the Registrant (incorporated by reference to Exhibit 10.36 filed with our 10-K, File No.
           000-31393, on April 2, 2001).
    10.37  Tax Sharing and Indemnification Agreement dated September 8,
           2000 between MRV and the Registrant (incorporated by reference to Exhibit 10.29 filed with our 10-K, File No.
           000-31393, on April 2, 2001).
    10.38  Employment Agreement dated September 25, 2000 between James
           S. Locke and the Registrant (incorporated by reference to Exhibit 10.38 filed with our 10-K, File No. 000-313393, on
           April 2, 2001).
    10.39  Employment Agreement dated October 16, 2000 between Monika
           Arboles, Esq. And the Registrant (incorporated by reference to Exhibit 10.39 filed with our 10-K, File No. 000-31393, on
           April 2, 2001).
    10.40  Employment Agreement dated November 9, 2000 between Glenn A.
           Weinman, Esq. And the Registrant (incorporated by reference to Exhibit 10.40 filed with our 10-K, File No. 000-31393, on
           April 2, 2001).
    10.41  Employee Agreement dated April 23, 2001 by and between Aaron
           Uri Levy and the Registrant (incorporated by reference to Exhibit 10.41 filed with our 10-Q, File No. 000-31393, on
           May 15, 2001).
    10.42 Lease dated as of January 30, 2001 by and between Abronson, Cole and Eisele, a California General Partnership and the
           Registrant (incorporated by reference to Exhibit 10.41 filed with our 10-Q, File No. 000-31393, on May 15, 2001).
     21.1 List of Registrant's Subsidiaries (incorporated by reference to Exhibit 21.1 filed with our Registration Statement on Form S-1, File No. 333-42238, on September 13, 2000).
     23.1  Consent of Arthur Andersen LLP.
     23.2  Consent of T N Soong & Co.
     23.3  Consent of KPMG Certified Public Accountants.
     23.4  Consent of Kirkpatrick & Lockhart LLP (contained in Exhibit
           5).
     24.1 Power of attorney (included on signature page of Registration Statement).

-------------------------
* To be filed by amendment

     (b) FINANCIAL STATEMENT SCHEDULES

     The following Financial Statement Schedules are included as part of this registration statement:

          Report of Independent Public Accountants

          Schedule II -- Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (b) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (c) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chatsworth, State of California, on the 20th day of July, 2001.

                                          LUMINENT, INC.

                                          By:     /s/ WILLIAM R. SPIVEY
                                            ------------------------------------
                                                     William R. Spivey
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William R. Spivey and Eric Blachno, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign (1) any and all amendments (including post-effective amendments) to this Registration Statement and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----
                /s/ WILLIAM R. SPIVEY                    President and Chief Executive    July 20, 2001
-----------------------------------------------------  Officer and a Director (Principal
                  William R. Spivey                           Executive Officer)

                  /s/ ERIC BLACHNO                          Chief Financial Officer       July 20, 2001
-----------------------------------------------------      (Principal Financial and
                    Eric Blachno                              Accounting Officer)

                   /s/ NOAM LOTAN                          Chairman of the Board of       July 20, 2001
-----------------------------------------------------              Directors
                     Noam Lotan

                 /s/ SHLOMO MARGALIT                               Director               July 20, 2001
-----------------------------------------------------
                   Shlomo Margalit

                 /s/ RICHARD S. HILL                               Director               July 12, 2001
-----------------------------------------------------
                   Richard S. Hill

                   /s/ AMOS WILNAI                                 Director               July 20, 2001
-----------------------------------------------------
                     Amos Wilnai

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Luminent, Inc.:

     We have audited in accordance with auditing standards generally acceptable in the United States, the consolidated financial statements of Luminent, Inc. and subsidiaries included in this Form 10-K, and have issued our report thereon dated January 25, 2001. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule of valuation and qualifying accounts is the responsibility of the Company's management and is presented for the purpose of complying with the Securities and Exchange Commission's rules and it is not part of the basic consolidated financial. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements, and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Los Angeles, California
January 25, 2001

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                      BALANCE                                  BALANCE
                                                    AT BEGINNING                               AT END
                                                     OF PERIOD      PROVISION    WRITE-OFF    OF PERIOD
                                                    ------------    ---------    ---------    ---------
Allowance for doubtful accounts
  Year ended December 31, 1998....................     $  569        $  778        $  --       $1,347
  Year ended December 31, 1999....................     $1,347        $  500        $(123)      $1,724
  Year ended December 31, 2000....................     $1,724        $2,915        $(184)      $4,455

                                 EXHIBIT INDEX

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
       3.1   Amended and Restated Certificate of Incorporation
             (incorporated by reference to Exhibit 3.1 filed with our
             10-K, File No. 000-31393, on April 2, 2001).
       3.2   Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 filed with our Registration
             Statement on Form S-1, File No. 333-42238, on July 26,
             2000).
       4.1   Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 filed with our Registration Statement on Form
             S-1, File No. 333-42238, on September 13, 2000).
       5.1   Opinion of Kirkpatrick & Lockhart LLP.*
      10.1   Amended and Restated Luminent 2000 Stock Option Plan
             (incorporated by reference to Exhibit 10.1 filed with our
             Registration Statement on Form S-1, File No. 333-42238, on
             September 13, 2000).
      10.2   Employment Agreement dated as of July 11, 2000 between
             William R. Spivey and the Registrant (incorporated by
             reference to Exhibit 10.2 filed with our Registration
             Statement on Form S-1, File No. 333-42238, on July 26,
             2000).
      10.3   Stock Option Agreement dated July 11, 2000 between William
             R. Spivey and the Registrant (incorporated by reference to
             Exhibit 10.3 filed with our Registration Statement on Form
             S-1, File No. 333-42238, on September 13, 2000).
      10.4   Stock Option Agreement dated July 11, 2000 between William
             R. Spivey and MRV Communications, Inc. ("MRV") (incorporated by reference to Exhibit 10.4 filed with our Registration
             Statement on Form S-1, File No. 333-42238, on July 26,
             2000).
      10.5   Employment Agreement dated as of July 12, 2000 between Eric
             Blachno and the Registrant (incorporated by reference to
             Exhibit 10.5 filed with our Registration Statement on Form
             S-1, File No. 333-42238, on July 26, 2000).
      10.6   Stock Option Agreement dated July 12, 2000 between Eric
             Blachno and the Registrant (incorporated by reference to
             Exhibit 10.6 filed with our Registration Statement on Form
             S-1, File No. 333-42238, on October 5, 2000).
      10.7   Stock Option Agreement dated July 12, 2000 between Eric
             Blachno and MRV (incorporated by reference to Exhibit 10.7 filed with our Registration Statement on Form S-1, File No.
             333-42238, on October 5, 2000).
      10.8   Real Property Lease for Registrant's headquarters at 20550
             Nordhoff in Chatsworth, CA dated July 13, 1999 and expiring
             July 13, 2004 (incorporated by reference to Exhibit 10.8
             filed with our Registration Statement on Form S-1, File No.
             333-42238, on July 26, 2000).
      10.9   Real Property Lease for Registrant's foundry at 8917
             Fullbright in Chatsworth, CA dated November 14, 1997 and
             expiring December 31, 2002 (incorporated by reference to
             Exhibit 10.9 filed with our Registration Statement on Form
             S-1, File No. 333-42238, on July 26, 2000).
     10.10   First Amendment to Employment Agreement dated as of July 11,
             2000 between William R. Spivey and the Registrant
             (incorporated by reference to Exhibit 10.10 filed with our
             Registration Statement on Form S-1, File No. 333-42238, on
             September 13, 2000).
     10.11   Form of Indemnification Agreement (incorporated by reference to Exhibit 10.11 filed with our Registration Statement on
             Form S-1, File No. 333-42238, on September 13, 2000).
     10.12   Stock Purchase Agreement by and between MRV and the
             shareholders of Fiber Optic Communications, Inc. ("FOCI"), dated February 21, 2000 (incorporated by reference to
             Exhibit 10.33 of MRV's Annual Report filed on the Form 10-K filed with the SEC, File No. 001-11174, on May 9, 2000).
     10.13   Escrow Agreement dated as of the 21st day of February 2000, by and among MRV, the Selling Shareholders of FOCI and the law firm of Baker & McKenzie, Taipei Office (incorporated by reference to Exhibit 2.1(b) of the Form 8-K of MRV filed
             with the SEC, File No. 001-11174, on May 9, 2000).
     10.14   Addendum to Stock Purchase Agreement dated as of April 14,
             2000 by and among FOCI, Registrant and the selling
             shareholders of FOCI (incorporated by reference to Exhibit
             2.1(c) of the Form 8-K of MRV filed with the SEC, File No.
             001-11174, on May 9, 2000).

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
     10.15   Addendum to Escrow Agreement dated as of April 14, 2000 by and among FOCI, Registrant and the selling shareholders of
             FOCI (incorporated by reference to Exhibit 2.1(d) of the
             Form 8-K/A of MRV filed with the SEC on July 7, 2000).
     10.16   Addendum No. 2 to Escrow Agreement dated as of June 26, 2000 by and among FOCI, MRV and the selling shareholders of FOCI
             (incorporated by reference to Exhibit 2.1(e) of the Form
             8-K/A of MRV filed with the SEC on July 7, 2000).
     10.17   Addendum No. 2 to Stock Purchase Agreement dated as of June
             26, 2000 by and among FOCI, MRV and the selling shareholders of FOCI (incorporated by reference to Exhibit 2.1(f) of the
             Form 8-K/A of MRV filed with the SEC on July 7, 2000).
     10.18   Memorandum of Understanding dated as of June 26, 2000
             between MRV and the remaining shareholders of FOCI
             (incorporated by reference to Exhibit 2.1(g) of the Form
             8-K/A of MRV filed with the SEC on July 7, 2000).
     10.19   Stock Purchase Agreement by and between MRV and the
             shareholders of Optronics International Corp. ("OIC") dated
             April 23, 2000 (incorporated by reference to Exhibit 10.19 filed with our Registration Statement on Form S-1, File No.
             333-42238, on July 26, 2000).
     10.20   Escrow Agreement, dated as of the 23rd day of April 2000, by and among MRV, the selling shareholders of OIC and the law firm of Baker & McKenzie, Taipei Office (incorporated by
             reference to Exhibit 10.20 filed with our Registration
             Statement on Form S-1, File No. 333-42238, on July 26,
             2000).
     10.21   Stock Purchase Agreement by and between MRV and the
             shareholders of Quantum Optech Inc. ("QOI") dated April 26,
             2000 (incorporated by reference to Exhibit 10.21 filed with our Registration Statement on Form S-1, File No. 333-42238,
             on July 26, 2000).
     10.22   Escrow and Stock Pledge Agreement dated as of April 26, 2000 by and between MRV and certain shareholders of QOI
             (incorporated by reference to Exhibit 10.22 filed with our
             Registration Statement on Form S-1, File No. 333-42238, on
             July 26, 2000).
     10.23   Addendum to Stock Purchase Agreement made as of June 16,
             2000 by and among MRV, QOI and shareholders of QOI
             (incorporated by reference to Exhibit 10.23 filed with our
             Registration Statement on Form S-1, File No. 333-42238, on
             July 26, 2000).
     10.24   Addendum to Escrow and Stock Pledge Agreement dated as of
             June 16, 2000 by and between MRV and certain shareholders of
             QOI (incorporated by reference to Exhibit 10.20 filed with our Registration Statement on Form S-1, File No. 333-42238,
             on July 26, 2000).
     10.25   Underwriting Agreement entered dated as of November 9, 2000 by and between Credit Suisse First Boston, as representative of the Underwriters, and the Registrant (incorporated by
             reference to Exhibit 10.25 filed with our 10-K, File No.
             000-31393, on April 2, 2001).
     10.26   Master Separation and Distribution Agreement dated as of
             July 25, 2000 between MRV and the Registrant (incorporated by reference to Exhibit 2.1 filed with our Registration
             Statement on Form S-1, File No. 333-42238, on July 26,
             2000).
     10.27   Amendment to the Master Separation and Distribution
             Agreement dated September 8, 2000 between MRV and the
             Registrant (incorporated by reference to Exhibit 10.27 filed with our 10-K, File No. 000-31393, on April 2, 2001).
     10.28   General Assignment and Assumption Agreement dated as of
             September 8, 2000 between MRV and the Registrant
             (incorporated by reference to Exhibit 10.28 filed with our
             10-K, File No. 000-31393, on April 2, 2001).
     10.29   Master Technology Ownership and License Agreement effective as of September 8, 2000 between MRV and the Registrant
             (incorporated by reference to Exhibit 10.29 filed with our
             10-K, File No. 000-31393, on April 2, 2001).
     10.30   Employee Matters Agreement dated as of September 8, 2000
             between MRV and the Registrant (incorporated by reference to
             Exhibit 10.30 filed with our 10-K, File No. 000-31393, on
             April 2, 2001).
     10.31   Real Estate Matters Agreement dated as of September 8, 2000 between MRV and the Registrant (incorporated by reference to
             Exhibit 10.31 filed with our 10-K, File No. 000-31393, on
             April 2, 2001).

    10.32  Master Transitional Services Agreement dated as of September 8, 2000 between MRV and the Registrant (incorporated by reference to Exhibit 10.32 filed with our 10-K, File
           No. 000-31393, on April 2, 2001).
    10.33  Master Trademark Ownership and License Agreement dated as of September 8, 2000 between MRV and the Registrant (incorporated by reference to Exhibit 10.33 filed with our 10-K, File No. 000-31393, on April 2, 2001).
    10.34  Master Patent Ownership and License Agreement dated as of September 8, 2000 between
           MRV and the Registrant (incorporated by reference to Exhibit 10.34 filed with our
           10-K, File No. 000-31393, on April 2, 2001).
    10.35  Indemnification and Insurance Matters Agreement dated as of September 8, 2000 between MRV and the Registrant (incorporated by reference to Exhibit 10.35 filed with our 10-K, File No. 000-31393, on April 2, 2001).
    10.36  Master Confidential Disclosure Agreement dated September 8, 2000 between MRV and the
           Registrant (incorporated by reference to Exhibit 10.36 filed with our 10-K, File No.
           000-31393, on April 2, 2001).
    10.37  Tax Sharing and Indemnification Agreement dated September 8, 2000 between MRV and the Registrant (incorporated by reference to Exhibit 10.29 filed with our 10-K, File
           No. 000-31393, on April 2, 2001).
    10.38  Employment Agreement dated September 25, 2000 between James S. Locke and the
           Registrant (incorporated by reference to Exhibit 10.38 filed with our 10-K, File No.
           000-313393, on April 2, 2001).
    10.39  Employment Agreement dated October 16, 2000 between Monika Arboles, Esq. And the
           Registrant (incorporated by reference to Exhibit 10.39 filed with our 10-K, File No.
           000-31393, on April 2, 2001).
    10.40  Employment Agreement dated November 9, 2000 between Glenn A. Weinman, Esq. And the
           Registrant (incorporated by reference to Exhibit 10.40 filed with our 10-K, File No.
           000-31393, on April 2, 2001).
    10.41  Employee Agreement dated April 23, 2001 by and between Aaron Uri Levy and the
           Registrant (incorporated by reference to Exhibit 10.41 filed with our 10-Q, File No.
           000-31393, on May 15, 2001).
    10.42  Lease dated as of January 30, 2001 by and between Abronson, Cole and Eisele, a
           California General Partnership and the Registrant (incorporated by reference to
           Exhibit 10.41 filed with our 10-Q, File No. 000-31393, on May 15, 2001).
     21.1  List of Registrant's Subsidiaries (incorporated by reference to Exhibit 21.1 filed with our Registration Statement on Form S-1, File No. 333-42238, on September 13,
           2000).
     23.1  Consent of Arthur Andersen LLP.
     23.2  Consent of T N Soong & Co.
     23.3  Consent of KPMG Certified Public Accountants.
     23.4  Consent of Kirkpatrick & Lockhart LLP (contained in Exhibit 5.1).
     24.1  Power of attorney (included on signature page of Registration Statement).

-------------------------
* To be filed by amendment